Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262478

PROSPECTUS

Dave Inc.

Up to 319,960,376 Shares of Class A Common Stock

Up to 11,444,364 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 5,100,214 Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to (A) 331,404,740 shares of our Class A common stock, par value $0.0001 per share (the “Dave Class A Common Stock”), which consists of up to (i) 21,000,000 shares of Dave Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021, (ii) 48,450,639 shares of Dave Class A Common Stock that are issuable by us upon conversion of our Class V common stock, par value $0.0001 per share (the “Dave Class V Common Stock”) held by our Chief Executive Officer; (iii) 5,392,528 shares of Dave Class A Common Stock (the “Founder Shares”) originally issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of our predecessor, VPC Impact Acquisition Holdings III, Inc. (“VPCC”), 51,000 of which were subsequently distributed to certain equityholders of VPCC; (iv) 5,100,214 shares of Dave Class A Common Stock that are issuable by us upon the exercise of 5,100,214 warrants (the “Private Warrants”) originally issued in a private placement to the Sponsor in connection with the IPO at an exercise price of $11.50 per share of Dave Class A Common Stock; (v) 6,344,150 shares of Dave Class A Common Stock that are issuable by us upon the exercise of 6,344,150 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Stock that were previously registered (the “Public Warrants” and, together with the Private Warrants, the “Dave Warrants”); (vi) 244,949,074 shares of Dave Class A Common Stock issued upon consummation of our business combination pursuant to the Merger Agreement (as defined below) and held by certain of our directors and officers and other holders of registration rights and (vii) 168,135 shares of Dave Class A Common Stock underlying Legacy Dave Options held by certain former employees of Legacy Dave (“Option Shares”); and (B) up to 5,100,214 Private Warrants.

On January 5, 2022 (the “Closing Date”), we consummated the previously announced mergers contemplated by the Merger Agreement, dated as of June 7, 2021 (the “Merger Agreement”), by and among VPCC, Dave Inc., a Delaware corporation (“Legacy Dave”), Bear Merger Company I Inc., a Delaware corporation and a direct, wholly owned subsidiary of VPCC (“First Merger Sub”), and Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of VPCC (“Second Merger Sub” and together with the First Merger Sub, the “Merger Subs”). Pursuant to the Merger Agreement, First Merger Sub merged with and into Legacy Dave (the “First Merger”), with Legacy Dave being the surviving corporation of the First Merger (the “Surviving Corporation”), and immediately following the First Merger, the Surviving Corporation merged with and into Second Merger Sub (the “Second Merger,” together with the First Merger, the “Mergers” and the Mergers together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Second Merger Sub being the surviving company of the Second Merger as a wholly owned subsidiary of VPCC. In connection with the closing of the Business Combination, we changed our name from “VPC Impact Acquisition Holdings III, Inc.” to “Dave Inc.,” and the Surviving Entity operates under the name “Dave Operating LLC”.

Our Dave Class A Common Stock and Public Warrants are listed on The Nasdaq Global Market under the symbols “DAVE” and “DAVEW,” respectively. On February 10, 2022, the last reported sales price of the Dave Class A Common Stock was $10.21 per share and the last reported sales price of our Public Warrants was $1.04 per warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 14 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2022.

TABLE OF CONTENTS

Prospectus

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Dave Class A Common Stock issuable upon the exercise of any Dave Warrants. We will receive proceeds from any exercise of the Dave Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

We are registering the securities described above for resale pursuant to, among other things, the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Dave Class A Common Stock or Dave Warrants, except with respect to amounts received by us upon the exercise of the Dave Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Dave Class A Common Stock or Dave Warrants. See “Plan of Distribution” beginning on page 144 of this prospectus.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Dave,” “we,” “us,” “our” and similar terms refer to Dave Inc. (f/k/a VPC Impact Acquisition Holdings III, Inc.) and its consolidated subsidiaries. References to “VPCC” refer to our predecessor company prior to the consummation of the Business Combination.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

•	“Business Combination” are to the Merger Agreement and the transactions contemplated by the Merger Agreement, which include the Mergers and the other transactions contemplated thereby;

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“Business Combination Shares” are to the shares of Dave Class A Common Stock issued upon consummation of the Business Combination pursuant to the Merger Agreement and held by certain of Dave’s officers, directors and greater than 5% stockholders and their affiliated entities;

•	“Closing” are to January 5, 2022, the date of the consummation of the Business Combination;

•	“Closing Date” are to the date the Closing takes place;

•	“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

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“Conversion” are to the conversion of each share of Legacy Dave Class A Common Stock held by Jason Wilk into the same number of shares of Legacy Dave Class V Common Stock immediately prior to the Effective Time at the then-effective conversion rate;

•	“Common Stock” are to the Dave Class A Common Stock and Dave Class V Common Stock;

•	“Dave” are to Dave Inc., a Delaware corporation, which prior to the Business Combination was known as VPC Impact Acquisition Holdings III, Inc., a Delaware corporation;

•	“Board” are to the board of directors of Dave;

•	“Dave Bylaws” are to the Amended and Restated Bylaws of Dave dated January 5, 2022, as the same may be amended, supplemented or modified from time to time;

•	“Dave Charter” are to the Second Amended and Restated Certificate of Incorporation of Dave dated January 5, 2022, as the same may be amended, supplemented or modified from time to time;

•	“Dave Class A Common Stock” are to the shares of Class A common stock, par value $0.0001 per share, of Dave;

•	“Dave Class V Common Stock” are to the shares of Class V common stock, par value $0.0001 per share, of Dave;

•	“Dave Warrants” are to Public Warrants and Private Warrants;

•	“DGCL” are to the Delaware General Corporation Law;

•	“Legacy Dave Stockholders” are the holders of Legacy Dave Capital Stock as of immediately prior to the Closing;

•	“Effective Time” are to the date and time at which the First Merger became effective;

•	“First Merger” are to the merger of First Merger Sub with and into Legacy Dave, with Legacy Dave surviving the merger as a wholly owned subsidiary of VPCC;

•	“First Merger Sub” are to Bear Merger Company I Inc., a Delaware corporation and direct, wholly owned subsidiary of VPCC;

•	“Founder Holder Agreement” are to that certain Founder Holder Agreement, dated as of June 7, 2021, by and among VPCC, the Founder Holders, the other directors and officers of VPCC and Legacy Dave;

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“Founder Holders” are to the Sponsor and the Prior Independent Directors, in each case solely in their capacity as holders of VPCC Class B Common Stock as of immediately prior to the Closing and the Founder Holder Class B Conversion;

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“Founder Shares” are, if prior to the Effective Time, to the 6,344,150 shares of VPCC Class B Common Stock initially purchased by the Sponsor in a private placement prior to the IPO, and if after the Effective Time, to the shares of VPCC Class A Common Stock after giving effect to the Founder Holder Class B Conversion, originally issued in a private placement to the Sponsor in connection with the IPO;

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“Founder Holder Class B Conversion” are to the conversion in connection with the Closing of the outstanding shares of VPCC Class B Common Stock on a one-for-one basis into shares of VPCC Class A Common Stock;

•	“Initial Public Offering” or “IPO” are to VPCC’s initial public offering of Units, the base offering of which closed on March 4, 2021;

•	“initial shareholders” are to the holders of the Founder Shares, which includes the Sponsor and the Independent Directors;

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“Investor Rights Agreement” are to that certain Investor Rights Agreement dated January 5, 2022, by and among Dave, the Founder Holders and certain holders of Legacy Dave Capital Stock in respect of the shares of Common Stock held by such holders following the Closing;

•	“IRS” are to the Internal Revenue Service;

•	“Legacy Dave” are to Dave Inc., a Delaware corporation, prior to the Mergers;

•	“Legacy Dave Capital Stock” are to shares of Legacy Dave Common Stock and Legacy Dave Restricted Stock;

•	“Legacy Dave Class A Common Stock” are to the shares of Legacy Dave’s Class A common stock, par value $0.00001 per share;

•	“Legacy Dave Class V Common Stock” are to the shares of Legacy Dave’s Class V common stock, par value $0.00001 per share;

•	“Legacy Dave Common Stock” are to shares of Legacy Dave Class A Common Stock and Legacy Dave Class V Common Stock;

•	“Legacy Dave Preferred Stock” are to the Legacy Dave Series A Preferred Stock, Legacy Dave Series B-1 Preferred Stock and Legacy Dave Series B-2 Preferred Stock;

•	“Legacy Dave Series A Preferred Stock” are to the shares of Legacy Dave Series A convertible preferred stock, par value per share $0.000001;

•	“Legacy Dave Series B-1 Preferred Stock” are to the shares of Legacy Dave Series B-1 convertible preferred stock, par value per share $0.000001;

•	“Legacy Dave Series B-2 Preferred Stock” are to the shares of Legacy Dave Series B-2 convertible preferred stock, par value per share $0.000001;

•	“Legacy Dave Restricted Stock” are to the restricted shares of Legacy Dave granted pursuant to the Legacy Dave Stock Plan;

•	“Legacy Dave Stock Plan” are to the 2017 Stock Plan of Legacy Dave;

•	“Legacy Dave Warrants” are to the warrants to purchase Legacy Dave Capital Stock outstanding immediately prior to the Effective Time;

•	“management” or our “management team” are to our officers and directors;

•	“Merger Agreement” are to that certain Agreement and Plan of Merger, dated June 7, 2021, by and among Legacy Dave, VPCC, First Merger Sub and Second Merger Sub;

•	“Mergers” are to the First Merger and Second Merger;

•	“Nasdaq” are to The Nasdaq Stock Market LLC;

•	“Organizational Documents” are to the Dave Charter and Dave Bylaws;

•	“PIPE Investment” are to the transactions contemplated by the Subscription Agreements, entered into in connection with the execution of the Merger Agreement;

•	“PIPE Investors” are to the qualified institutional buyers and accredited investors that purchased shares of Dave Class A Common Stock in the PIPE Investment;

•	“Prior Independent Directors” are to Janet Kloppenburg, Peter Offenhauser and Kurt Summers;

•	“Private Warrants” are to warrants to purchase one share of VPCC Class A Common Stock originally issued to the Sponsor in a private placement simultaneously with the closing of the IPO;

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“Proxy Statement/Prospectus” means the final prospectus and definitive proxy statement, dated December 9, 2021 and filed with the SEC on December 13, 2021, together with the supplements subsequently filed with the SEC;

•	“Public Shares” are to shares of VPCC Class A Common Stock sold as part of the Units in the IPO (whether purchased in the IPO or thereafter in the open market);

•	“Public Warrants” are to the warrants originally sold as part of the Units in the IPO (whether purchased in the IPO or thereafter in the open market);

•	“SEC” are to the U.S. Securities and Exchange Commission;

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“Second Merger” are to the merger of Legacy Dave (as the surviving entity of the First Merger) with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of VPCC;

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“Second Merger Sub” are to Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of VPCC, which changed its name to Dave Operating LLC subsequent to the Second Merger;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Selling Securityholders” are to the selling securityholders named in this prospectus;

“Sponsor” are to VPC Impact Acquisition Holdings Sponsor III, LLC, a Delaware limited liability company, which was the sponsor of VPCC and an affiliate of certain of VPCC’s officers and directors prior to the Business Combination;

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“Subscription Agreements” are to those certain Subscription Agreements, dated as of June 7, 2021, by and among VPCC and the PIPE Investors, pursuant to which the PIPE investors agreed to purchase an aggregate of 21,000,000 shares of Dave Class A Common Stock in a private placement for an aggregate purchase price of $210,000,000;

•	“VPCC” are to VPC Impact Acquisition Holdings III, Inc., a Delaware corporation;

•	“VPCC Class A Common Stock” are to VPCC’s Class A common stock, par value $0.0001 per share, which following the Closing, is Dave Class A Common Stock;

•	“VPCC Class B Common Stock” are to VPCC’s Class B common stock, par value $0.0001 per share;

•	“Transactions” are to the Mergers together with the other transactions contemplated by the Merger Agreement;

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“Trust Account” are to the trust account established at the consummation of VPCC’s initial public offering that held the proceeds of the initial public offering and was maintained by Continental Stock Transfer & Trust Company, acting as trustee;

•	“Units” are to VPCC’s units sold in the IPO, each of which consisted of one Public Share and one-fourth of one Public Warrant;

•	“U.S. GAAP” are to the generally accepted accounting principles in the United States;

•	“Legacy Dave Options” are to options to purchase shares of Legacy Dave Capital Stock pursuant to the Legacy Dave Stock Plan;

•	“Warrant Agreement” are to the Warrant Agreement, dated March 4, 2021, between VPCC and Continental Stock Transfer & Trust Company, as warrant agent;

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“Written Consent Party” are to the Legacy Dave Stockholders (including Jason Wilk, the Chief Executive Officer and Co-Founder of Dave) who collectively held holding sufficient number, type and classes of Dave equity interests to obtain the Requisite Legacy Dave Stockholder Approval; and

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“Requisite Legacy Dave Stockholder Approval” are to the Legacy Dave Stockholders collectively holding sufficient number, type and classes of Legacy Dave Capital Stock, adopting and approving the Merger Agreement and the transactions contemplated thereby and constituting the requisite approval under the DGCL and Dave’s governance documents with respect to the Merger Agreement and the transactions contemplated thereby.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding the benefits of the Business Combination, future financial performance, business strategies, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and any accompanying prospectus supplement, words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects” or the negative version of these words or other comparable words or phrases, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the ability to maintain the listing of Dave Class A Common Stock on Nasdaq;

•	the risk that the Business Combination disrupts current plans and operations of Legacy Dave;

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the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Dave to manage its growth following the Business Combination;

•	the ability of Dave to protect intellectual property and trade secrets;

•	changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business;

•	the ability to attract or maintain a qualified workforce;

•	level of product service failures that could lead Dave members (“Members”) to use competitors’ services;

•	investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings;

•	the effects of the COVID-19 pandemic on Dave’s business;

•	the possibility that Dave may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described under the section titled “Risk Factors” of this prospectus.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and the accompanying prospectus supplement. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

In the story of David vs. Goliath, the small underdog is able to outsmart and defeat his larger adversary. This is the spirit behind the name “Dave.” We have built an integrated financial services online platform that provides millions of Americans with seamless access to a variety of intuitive financial products at a fraction of the cost and with much higher speed to value than that of the legacy financial services incumbents, such as traditional banks and other financial institutions. Our mission is to create financial opportunity that advances America’s collective potential.

Based on the Company’s observation and analysis of data gathered from its Members, legacy financial institutions charge high fees for financial banking products, which disproportionately burdens tens of millions of Americans who need it most. We see this dynamic playing out with our Members who we believe are on average paying between $300-$400 in overdraft, maintenance and other fees to their existing bank for basic checking services.

According to a report by the Center for Financial Services Innovation (“CFSI”), legacy financial institutions charge approximately $30 billion in fees annually. The Consumer Financial Protection Bureau (“CFPB”) reports that more than 50 million Americans overdraft multiple times per year. According to the Financial Health Network, by 2023 approximately 45 million Americans will be “financially vulnerable,” 65 million Americans will be unbanked or underbanked and 185 million Americans will fall into the low or volatile income and credit-challenged category. Given these dynamics, our potential Member opportunity is significant. We estimate that our total addressable market consists of between 150 million to 180 million Americans who are in need of financial stability and are either not served or underserved by legacy financial institutions.

Dave offers a suite of innovative financial products aimed at helping our Members improve their financial health. Our budgeting tool helps Members manage their upcoming bills to avoid overspending. To help Members avoid punitive overdraft fees, Dave offers cash advances through its flagship 0% interest ExtraCash product. We also help Members generate extra income for spending or emergencies through our Side Hustle product, where we present Members with supplemental work opportunities. Through Dave Banking, we provide a modern checking account experience with valuable tools for building long-term financial health.

Market research conducted by Dave found that legacy financial institutions commonly require a more extensive banking relationship and days or even weeks of wait times to access their features and services, which can potentially be more onerous in order to obtain premium features (e.g., access to increased interest rates requires direct deposit or higher minimum daily balances). Even new challenger banks often take multiple days or even weeks before allowing members to access certain premium features, according to the same research. In contrast, Members are able to utilize all of Dave’s products individually and instantly, whether or not their banking relationship is with us. As an example, our ExtraCash product allows new Members to access up to $250 to cover an overdraft at their existing bank. We are able to do this by leveraging our proprietary machine learning engine that analyzes a Member’s prior transaction history at their existing bank. This flexible approach to Member choice and speed to value has been a key driver of our growth and best-in-Class brand favorability. According to market research conducted by Dave in June 2021 through a third-party using a quantitative online survey of 2,021 respondents across the United States 73% of respondents rated Dave in the two highest favorable categories (42% very favorable and 30% somewhat favorable) compared to other bank innovators.

We have only begun to address the many inequities in financial services, but our progress to date demonstrates the demand for Dave to rewire the financial system for the everyday person. Since inception and through the date of this prospectus, approximately 10 million Members have registered on the Dave app and over five million of them have used at least one of our current products. We have added more than one million new banking relationships over the last 12 months, and we believe that we have a substantial opportunity to grow our Member base going forward. We believe the value proposition of our platform approach will continue to accelerate as a result of our data-driven perspective of our Members, allowing us to introduce products and services that address their changing life circumstances.

Corporate Information

We were incorporated on January 14, 2021 as a Delaware corporation under the name VPC Impact Acquisition Holdings III, Inc. (“VPCC”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On March 4, 2021, VPCC completed its initial public offering. On January 5, 2022, VPCC consummated the Business Combination with Dave pursuant to the Merger Agreement and changed its name to Dave Inc.

Our principal executive offices are located at 1265 South Cochran Avenue, Los Angeles, California 90019. Our telephone number is (844) 857-3283. Our website address is www.dave.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Dave, the Dave logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Dave. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.

The Offering

Issuer	Dave Inc. (f/k/a VPC Impact Acquisition Holdings III, Inc).

Issuance of Dave Class A Common Stock

Shares of Dave Class A Common Stock offered by us	59,895,003 shares of Dave Class A Common Stock, consisting of

•	48,450,639 shares of Dave Class A Common Stock that are issuable upon conversion of 48,450,639 outstanding shares of Dave Class V Common Stock;

•	5,100,214 shares of Dave Class A Common Stock that are issuable upon the exercise of 5,100,214 Private Warrants; and

•	6,344,150 shares of Dave Class A Common Stock that are issuable upon the exercise of 6,344,150 Public Warrants.

Shares of Dave Class A Common Stock outstanding prior to exercise of all Dave Warrants and conversion of all Dave Class V Common Stock	323,549,861 shares of Dave Class A Common Stock (as of January 5, 2022).

Shares of Dave Class A Common Stock outstanding assuming exercise of all Dave Warrants and conversion of all Dave Class V Common Stock	383,444,864 shares of Dave Class A Common Stock (as of January 5, 2022).

Exercise Price of Private Warrants and Public Warrants	$11.50 per share, subject to adjustments as described herein.

Use of proceeds	We will receive up to an aggregate of approximately $131.61 million from the exercise of the Dave Warrants, assuming the exercise in full of all of the Dave Warrants for cash. We will receive up to an aggregate of approximately $0.21 million from the exercise of Option Shares, assuming the exercise in full of all of the Option Shares for cash. We expect to use the net proceeds from the exercise of the Dave Warrants and Option Shares, if any, for general corporate purposes. See “Use of Proceeds.”

Resale of Dave Class A Common Stock and Dave Warrants

Securities offered by the Selling Securityholders	331,404,740 shares of Dave Class A Common Stock, consisting of:

•	21,000,000 shares of Dave Class A Common Stock issued in the PIPE Financing;

•	5,392,528 Founder Shares;

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244,949,074 shares of Dave Class A Common Stock issued upon consummation of our business combination pursuant to the Merger Agreement and held by certain of our directors and officers and other holders of registration rights;

•	48,450,639 shares of Dave Class A Common Stock that are issuable upon conversion of 48,450,639 outstanding shares of Dave Class V Common Stock held by Jason Wilk, our Chief Executive Officer;

•	6,344,150 shares of Dave Class A Common Stock that are issuable upon the exercise of 6,344,150 Public Warrants;

•	168,135 shares of Dave Class A Common Stock underlying Legacy Dave Options held by certain former employees of Legacy Dave; and

•	5,100,214 shares of Dave Class A Common Stock that are issuable upon the exercise of 5,100,214 Private Warrants.

Dave Warrants offered by the Selling Securityholders	5,100,214 Private Warrants.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Dave Class A Common Stock and Private Warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Dave Class A Common Stock or Private Warrants (assuming the cashless exercise provision is used) by the Selling Securityholders.

Lock-Up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships and Related Transactions—Lock-Up Arrangements” for further discussion.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Nasdaq Stock Market Symbols	Our Dave Class A Common Stock and Public Warrants are listed on the Nasdaq Global Market under the symbols “DAVE” and “DAVEW,” respectively.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability realize the anticipated benefits of the Business Combination, and may have an adverse effect on our business, financial condition, results of operations, and prospects. Such risks include, but are not limited to:

•	The industries in which we compete are highly competitive, which could adversely affect our results of operations.

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If we are unable to keep pace with the rapid technological developments in our industry and the larger financial services industry necessary to continue providing our Members with new and innovative products and services, the use of our platform and other products and services could decline. In addition, if the prices we charge for our products and services are unacceptable to our Members, our operating results will be harmed.

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Our non-recourse cash advances expose us to credit risk of our Members and if our underwriting criteria for making advances is not sufficient to mitigate against this risk, our financial condition and operating results could be adversely affected if a substantial number of our Members fail to repay the cash advance they receive.

•	We may not be able to scale our business quickly enough to meet our Members’ growing needs, and if we are not able to grow efficiently, our operating results could be harmed.

•	If we are unable to acquire new Members and retain our current members or sell additional functionality and services to them, our revenue growth will be adversely affected.

•	We have historically incurred losses in the operation of our business. We may never achieve or sustain profitability.

•	We operate in an uncertain regulatory environment and may from time to time be subject to governmental investigations or other inquiries by state, federal and local governmental authorities.

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The financial services industry continues to be targeted by new laws or regulations in many jurisdictions, including the U.S. states in which we operate, that could restrict the products and services we offer, impose additional compliance costs on us, render our current operations unprofitable or even prohibit our current operations.

•	Our business is subject to extensive regulation and oversight in a variety of areas, including registration and licensing requirements under federal, state and local laws and regulations.

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Stringent and changing laws and regulations relating to privacy and data protection could result in claims, harm our results of operations, financial condition, and future prospects, or otherwise harm our business.

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Legacy Dave identified material weaknesses in its internal control over financial reporting, which for the years ended December 31, 2020 and 2019 resulted in a restatement of its financial statements, and if Dave is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Dave’s business and share price.

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Dave’s forecasted operating results and projections rely in large part upon assumptions, analyses and internal estimates developed by Dave’s management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Dave’s actual operating results may differ materially and adversely from those forecasted or projected.

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Fraudulent and other illegal activity involving our products and services could lead to reputational damage to us, reduce the use of our platform and services and may adversely affect our financial position and results of operations.

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In the normal course of business, we collect, process, use and retain sensitive and confidential information regarding our Members and prospective Members, including data provided by and related to Members and their transactions, as well as other data of the counterparties to their payments. A data security breach could expose us to liability and protracted and costly litigation, and could adversely affect our reputation and operating revenues.

•	Dave’s management has limited experience in operating a public company.

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We transfer funds to our Members daily, which in the aggregate comprise substantial sums, and are subject to the risk of errors, which could result in financial losses, damage to our reputation, or loss of trust in our brand, which would harm our business and financial results.

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Dave, Inc. has guaranteed up to $50,000,000 of one of its subsidiary’s obligations under a credit facility, and currently that limited guaranty is secured by a first-priority lien against substantially all of Dave, Inc.’s assets. The credit facility contains financial covenants and other restrictions on our actions, which could limit our operational flexibility and otherwise adversely affect our financial condition.

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If our present or any future key banking relationships are terminated and we are not able to secure or successfully migrate client portfolios to a new bank partner or partners, our business would be adversely affected.

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We depend upon several third-party service providers for processing our transactions and provide other important services for our business. If any of our agreements with our processing providers are terminated or if we experience any interruption or delay in the services provided by our third-party service providers, delivery of our products and services could be impaired or suspended and our business could suffer.

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Our recent rapid growth, including growth in our volume of payments, may not be indicative of future growth, and if we continue to grow rapidly, we may not be able to manage our growth effectively. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

RISK FACTORS

Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Dave’s Business

The industries in which we compete are highly competitive, which could adversely affect our results of operations.

The industries in which we compete are highly competitive and subject to rapid and significant changes. We compete against companies and financial institutions across the retail banking, financial services, consumer technology and financial technology services industries, as well as other nonbank lenders serving credit-challenged consumers, including online marketplace lenders, check cashers, point-of-sale lenders and payday lenders. We may compete with others in the market who may in the future provide offerings similar to ours, particularly companies who may provide money management, lending and other services though a platform similar to our platform. These and other competitors in the banking and financial technology industries are introducing innovative products and services that may compete with ours. We expect that this competition will continue as banking and financial technology industries continue to evolve, particularly if non-traditional non-recourse advance providers and other parties gain greater market share in these industries. If we are unable to differentiate our products and platform from and successfully compete with those of our competitors, our business, results of operations and financial condition will be materially and adversely affected.

Many existing and potential competitors are entities substantially larger in size, have more resources, are more highly diversified in revenue and substantially more established with significantly more brand awareness than ours. As such, many of our competitors can leverage their size, robust networks, financial wherewithal, brand awareness, pricing power and technological assets to compete with us. To the extent new entrants gain market share, the purchase and use of our products and services would decline. If price competition materially intensifies, we may have to decrease the prices of our products and services, which would likely adversely affect the results of operations.

Our long-term success depends on our ability to compete effectively against existing and potential competitors that seek to provide banking and financial technology products and services. If we fail to compete effectively against these competitors, our revenues, results of operations, prospects for future growth and overall business will be materially and adversely affected.

If we are unable to keep pace with the rapid technological developments in our industry and the larger financial services industry necessary to continue providing our Members with new and innovative products and services, the use of our platform and other products and services could decline.

The financial services industry is subject to rapid and significant technological changes. We cannot predict the effect of technological changes on our business. We expect that new services and technologies applicable to our industry will continue to emerge, and these new services and technologies may be superior to, or render obsolete, the technologies we currently utilize in our products and services. Our future success will depend, in part, on our ability to develop new technologies and adapt to technological changes and evolving industry standards. These initiatives are inherently risky, and they may not be successful or may have an adverse effect on our business, financial condition and results of operations. Additionally, we may make future investments in, or enter into strategic partnerships to develop new technologies and services or to implement infrastructure to further our strategic objectives, strengthen our existing businesses and remain competitive. However, our ability to transition to new services and technologies that we develop may be inhibited by a lack of industry-wide standards, changes to the regulatory landscape, resistance by consumers to these changes, or by the intellectual property rights of third parties.

If the prices we charge for our products and services are unacceptable to our Members, our operating results will be harmed.

We generate revenue by charging Members a fixed monthly rate for membership to our platform as well as additional fees related to optional expedited delivery of advances. Members who obtain a non-recourse advance through our platform also have the option to tip us. We also generate revenue from our Dave banking product through interchange and out-of-network ATM fees, as well as from our job portal service through referral fees from partner companies. As the market for our platform matures, or as new or existing competitors introduce new products or services that compete with ours, we may experience pricing pressure and be unable to retain current Members and attract new Members at prices that are consistent with our pricing model and operating budget. Our pricing strategy for new products and services we introduce may prove to be unappealing to our Members, and our competitors could choose to bundle certain products and services competitive with ours. If this were to occur, it is possible that we would have to change our pricing strategies or reduce our prices, which could harm our revenue, gross profits, and operating results.

Our non-recourse cash advances expose us to credit risk of our Members and if our underwriting criteria for making advances is not sufficient to mitigate against this risk, our financial condition and operating results could be adversely affected if a substantial number of our Members fail to repay the cash advance they receive.

Our non-recourse advance product exposes us to financial losses if Members do not repay the advance we provide to them. The timing and volume of advance repayments have a significant impact on our financial results and cash flows. If a large number of Members do not repay advances, our financial condition and operating results would be adversely affected.

Our underwriting standards may not offer adequate protection against the risk of non-payment, especially in periods of economic uncertainty such as has existed with the onset of the COVID-19 pandemic. As our cash advances are non-recourse, we have no remedy if a Member fails to repay an advance.

Our ability to accurately forecast performance and determine an appropriate provision and allowance for credit losses, is critical to our business and financial results. The allowance for credit losses is established through a provision for credit losses based on management’s evaluation of the risk inherent in the cash advance portfolio, the composition of the portfolio, specific impaired advances, and current economic conditions. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in this prospectus.

There can be no assurance that our performance forecasts will be accurate. In periods with changing economic conditions, accurately forecasting repayment of advances is more difficult. Our allowance for losses is an estimate, and if actual repayment defaults are materially greater than our allowance for losses, or more generally, if our forecasts are not accurate, our financial position, liquidity and results of operations could be materially adversely affected. For example, uncertainty surrounding the continuing economic impact of COVID-19 on our Members has made historical information on credit losses slightly less reliable in the current environment, and there can be no assurances that we have accurately estimated repayment rates.

We may not be able to scale our business quickly enough to meet our Members’ growing needs, and if we are not able to grow efficiently, our operating results could be harmed.

As usage of our platform grows and we sign additional strategic partners, we will need to devote additional resources to improving and maintaining our infrastructure and computer network and integrating with third-party applications to maintain the performance of our platform. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support, risk and compliance operations, and professional services, to serve our growing Members base.

Any failure of or delay in these efforts could result in service interruptions, impaired system performance, and reduced Member satisfaction, which could hurt our revenue growth. If sustained or repeated, performance issues could reduce the attractiveness of our platform to Members and could result in lost Member opportunities, which could hurt our revenue growth, Member loyalty, and our reputation. Even if we are successful in these efforts to scale our business, they will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could adversely affect our business, operating results, and financial condition.

If we are unable to acquire new Members and retain our current members or sell additional functionality and services to them, our revenue growth will be adversely affected.

To increase our revenue, in addition to acquiring new Members, we must continue to retain existing members and convince them to expand their use of our platform by increasing the number of members and incentivizing them to pay for additional functionality. Our ability to retain our Members and increase their usage could be impaired for a variety of reasons, including member reaction to changes in the pricing of our products or the other risks described in this prospectus. As a result, we may be unable to retain existing Members or increase the usage of our platform by them, which would have an adverse effect on our business, revenue, gross margins, and other operating results, and accordingly, on the trading price of our common stock.

Our ability to sell additional functionality to our existing Members may require more sophisticated and costly sales efforts. Similarly, the rate at which our Members purchase additional products from us depends on several factors, including general economic conditions and the pricing of additional product functionality. If our efforts to sell additional functionality to our Members are not successful, our business and growth prospects would suffer.

Our member subscriptions are open-ended arrangements that can be terminated by the Member without penalty at any time. For us to maintain or improve our operating results, it is important that our members continue to maintain their subscriptions on the same or more favorable terms. We cannot accurately predict renewal or expansion rates given the diversity of our member base in terms of size, industry, and geography. Our renewal and expansion rates may decline or fluctuate as a result of several factors, including member spending levels, member satisfaction with our platform, decreases in the number of members, pricing changes, competitive conditions, the acquisition of our members by other companies, and general economic conditions. If our members do not renew their subscriptions, or if they reduce their usage of our platform, our revenue and other operating results will decline and our business will be adversely affected. If our renewal or expansion rates fall significantly below the expectations of the public market, securities analysts, or investors, the trading price of our common stock would likely decline.

We have limited operating history and face significant challenges as a new entrant in our industry.

We were incorporated in October 2015 and we have a relatively short operating history in the financial services industry, which is continuously evolving. We have limited experience to date in building consumer financial services technology. We cannot assure you that we will be able to develop products and services on our platform that will enable us to meet quality, price and engineering standards, as well as comply with any regulatory standards we may be subject to. You should consider our business and prospects in light of the risks and significant challenges we face as a new entrant in our industry, including, among other things, with respect to our ability to:

•	build a well-recognized, trusted and respected brand;

•	establish and expand our Member base;

•	successfully market our products and services;

•	properly price our services and successfully anticipate the usage of such services by our Members;

•	improve and maintain our operational efficiency;

•	maintain a reliable, secure, high-performance and scalable technology infrastructure;

•	predict our future revenues and appropriately budget our expenses;

•	attract, retain and motivate talented employees;

•	anticipate trends that may emerge and affect our business;

•	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

•	navigate an evolving and complex regulatory environment.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.

Changes in debit interchange rates could adversely affect our business, financial position and results of operations.

We expect interchange revenues from fees charged to merchants by card networks for processing a debit or credit payment to represent a significant percentage of our total operating revenues as adoption of our Dave banking product increases. The amount of interchange revenues that we earn is highly dependent on the interchange rates that the payment networks set and adjust from time to time.

The enactment of the Dodd-Frank Act required the Federal Reserve Board to implement regulations that have substantially limited interchange fees for many debit card issuers. While the interchange rates that may be earned by us are exempt from the limitations imposed by the Dodd-Frank Act, there can be no assurance that future regulation or changes by the payment networks will not impact our interchange revenues substantially. If interchange rates decline, whether due to actions by the payment networks or future regulation, we would likely need to change our fee structure to offset the loss of interchange revenues. To the extent we change the pricing of our Dave banking product, we might find it more difficult to acquire new Members, to maintain or grow Dave banking debit card usage and to retain existing Members. As a result, our total operating revenues, operating results, prospects for future growth and overall business could be materially and adversely affected.

If we lose key personnel, if their reputations are damaged, or if we are unable to attract and retain executives and employees we need to support our operations and growth, our business may be harmed.

Our success and future growth depend upon the continued services of our management team and other key employees who are critical to our overall management, as well as the continued development of our products, strategic partnerships, our culture and our strategic direction. Our business may also be adversely affected by the departure of members of our senior management team who have, over the years, developed long standing and favorable relationships with our bank sponsor and key payment processing and technology service providers. We currently do not have “key person” insurance on any of our employees. The loss of one or more of our senior management team members or other key employees could disrupt or harm our business, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees or that we would be able to timely replace members of our senior management or other key employees should any of them depart.

If we fail to offer high-quality customer support, or if our support is more expensive than anticipated, our business and reputation could suffer.

Our Members rely on our customer support services to resolve issues and realize the full benefits provided by our platform. High-quality support is also important for the renewal and expansion of our subscriptions with existing Members. We primarily provide customer support over chat and email. If we do not help our Members quickly resolve issues and provide effective ongoing support, or if our support personnel or methods of providing support are insufficient to meet the needs of our Members, our ability to retain Members, increase adoption by our existing Members and acquire new Members could suffer, and our reputation with existing or potential Members could be harmed. If we are not able to meet the customer support needs of our Members by chat and email during the hours that we currently provide support, we may need to increase our support coverage and provide additional phone-based support, which may reduce our profitability.

We offer a number of free products and services to drive awareness, usage and adoption of all our products and services. If these marketing strategies are unsuccessful, our ability to grow our revenue will be adversely affected.

To encourage awareness, usage, familiarity and adoption of our platform, products and services, we offer a number of free products and services. These strategies may not be successful in leading users to become paid Members, use our revenue generating products or services, or contribute voluntary tips. To the extent that we are unable to generate revenue from new memberships or the use of our products and services, we will not realize the intended benefits of these marketing strategies and our ability to grow our revenue will be adversely affected.

If our present or any future key banking relationships are terminated and we are not able to secure or successfully migrate client portfolios to a new bank partner or partners, our business would be adversely affected.

We rely on agreements with Evolve Bank & Trust (“Evolve Bank”) to provide deposit accounts, debit card services and other transaction services to us and our Members. These agreements and corresponding regulations governing banks and financial institutions may give Evolve Bank substantial discretion in approving certain aspects of our business practices, including our application and qualification procedures for Members and require us to comply with certain legal requirements. Evolve Bank’s discretionary actions under these agreements could impose material limitations to, or have a material adverse effect on, our business, financial condition and results of operations. If our relationship with Evolve Bank is terminated, we would need to find another financial institution to provide those services, which could be difficult and expensive. If we are unable to find a replacement financial institution to provide the services we receive from Evolve Bank, we would not be able to service our deposit accounts, debit cards and other services, which would have a material adverse effect on our business, financial condition and results of operations. Furthermore, our financial results could be adversely affected if our costs associated with using Evolve Bank materially change or if any penalty or claim for damages is imposed as a result of our breach of our agreements with them or their other requirements.

Our recent rapid growth, including growth in our volume of payments, may not be indicative of our future growth, and if we continue to grow rapidly, we may not be able to manage our growth effectively. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Our operating revenues increased from $76.2 million in 2019 to $121.8 million in 2020. Although we have recently experienced significant growth in our revenue and transaction volume, even if our revenue continues to increase, we expect our growth rate will decline in the future as a result of a variety of factors, including the increasing scale of our business. Overall growth of our revenue depends on a number of factors, including our ability to:

•	price our products and services effectively to attract new Members;

•	Create new products and expand the functionality and scope of the products we offer on our platform;

•	maintain the rates at which Members subscribe to and continue to use our platform;

•	provide our members with high-quality support that meets their needs;

•	introduce our products to new markets;

•	successfully identify and acquire or invest in businesses, products or technologies that we believe could complement or expand our platform;

•	increase awareness of our brand and successfully compete with other companies; and

•	manage the risks related to the effects of the COVID-19 pandemic on our business and operations.

We may not successfully accomplish any of these objectives, which makes it difficult for us to forecast our future operating results. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, it may be difficult to achieve and maintain profitability. You should not rely on our revenue from any prior quarterly or annual periods as any indication of our future revenue or revenue or payment growth.

In addition, we expect to continue to expand substantial financial and other resources on:

•	product development, including investments in our product development team and the development of new products and new functionality for our platform;

•	sales, marketing and customer success;

•	technology infrastructure, including systems architecture, scalability, availability, performance and security;

•	acquisitions and/or strategic investments;

•	regulatory compliance and risk management; and

•	general administration, including increased legal and accounting expenses associated with being a public company.

These investments may not result in increased revenue growth in our business. If we are unable to increase our revenue at a rate sufficient to offset the expected increase in our costs, or if we encounter difficulties in managing a growing volume of payments, our business, financial position and operating results will be adversely affected, and we may not be able to achieve or maintain profitability over the long term.

We have historically incurred losses in the operation of our business. We may never achieve or sustain profitability.

Since incorporation in October 2015, we have been engaged in growth activities related to building our business, which requires substantial capital and other expenditures. We incurred net loss in fiscal year 2020, and we may incur losses again in the future. We expect our cash needs to increase significantly for the next several years as we:

•	market our products and services;

•	hire additional marketing, client support, engineering, product development and administrative personnel; and

•	expand our client support and service operations; and

•	implement new and upgraded operational and financial systems, procedures and controls.

As a result of these continuing costs and expenses, we need to generate significant revenues to attain and maintain profitability and positive cash flow. To date, our operations have been supported by equity and debt financings. If we do not continue to increase our revenues, our business, results of operations and financial condition could be materially and adversely affected.

We may require additional capital to support the growth of our business, and this capital may not be available on acceptable terms, if at all.

We have funded our operations since inception primarily through equity financings, sales of memberships to our platform, optional expedited processing fees and Member tips. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds.

We expect to have sufficient capital to fund our planned operations for the next 18 months. We may need to raise additional funds through the issuance of equity, equity related or debt securities, or through obtaining credit from government, financial institutions or other lenders. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects could be materially adversely affected.

Our operating results may fluctuate in the future.

Our quarterly and annual results of operations may fluctuate in the future, which may adversely affect our stock price. Fluctuations in our quarterly or annual results of operations might result from a number of factors, many of which are outside of our control, including, but not limited to:

•	the election by our Members of expedited processing of our non-recourse cash advance product;

•	the timing and volume of tips our Members send to us;

•	the timing and volume of advance repayments;

•	the timing and volume of subscriptions and use of our products and services;

•	the timing and success of new product or service introductions by us or our competitors;

•	fluctuations in Member retention rates;

•	changes in the mix of products and services that we provide to our Members;

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the timing of commencement of new product development and initiatives, the timing of costs of existing product roll-outs and the length of time we must invest in those new products before they generate material operating revenues;

•	our ability to effectively sell our products through direct-to-consumer initiatives;

•	changes in our or our competitors’ pricing policies or sales terms;

•	costs associated with significant changes in our risk policies and controls;

•	the amount and timing of costs related to fraud losses;

•	the amount and timing of commencement and termination of major advertising campaigns, including partnerships and sponsorships;

•	disruptions in the performance of our products and services, and the associated financial impact thereof;

•	the amount and timing of costs of any major litigation to which we are a party;

•	the amount and timing of costs related to the acquisition of complementary businesses;

•	the amount and timing of capital expenditures and operating costs related to the maintenance and expansion of our business;

•	changes in our executive leadership team;

•	our ability to control costs, including third-party service provider costs and sales and marketing expenses in an increasingly competitive market; and

•	changes in the political or regulatory environment affecting the banking or financial technology service industries.

Fraudulent and other illegal activity involving our products and services could lead to reputational damage to us, reduce the use of our platform and services and may adversely affect our financial position and results of operations.

Criminals are using increasingly sophisticated methods to engage in illegal activities using deposit account products or Member information. Illegal activities involving products and services like ours often include malicious social engineering schemes. Illegal activities may also include fraudulent payment or refund schemes and identity theft. We rely upon third parties for transaction processing services, which subjects us and our Members to risks related to the vulnerabilities of those third parties. A single significant incident of fraud, or increases in the overall level of fraud, involving our products and services, have in the past and could in the future, result in reputational damage to us. Such damage could reduce the use and acceptance of our products and services, cause our banking and strategic partners to cease doing business with us, or lead to greater regulation that would increase our compliance costs. Fraudulent activity could also result in the imposition of regulatory sanctions, including significant monetary fines, which could adversely affect our business, results of operations and financial condition.

For example, in February 2021, we observed anomalous “chargeback” transaction volume in connection with the funding of Dave Banking accounts via debit card networks. After investigating, we discovered that these were fraudulent transactions exposing us to losses under the debit card network rules. Following this incident, we instituted new controls in an effort to prevent similar incidents in the future. To address the challenges we face with respect to fraudulent activity of the nature outlined above and other activity as well, we have implemented risk control mechanisms that have made it more difficult for all Members, including legitimate Members, to obtain and use our Dave banking product. We believe it is likely that our risk control mechanisms may continue to adversely affect the growth of our Dave banking product for the foreseeable future and as a result, negatively impact our operating revenues.

We are exposed to losses from Dave banking Member accounts.

Fraudulent activity involving our Dave banking account may lead to Member disputed transactions, for which we may be liable under banking regulations and payment network rules. Our fraud detection and risk control mechanisms may not prevent all fraudulent or illegal activity. To the extent we incur losses from disputed transactions, our business, results of operations and financial condition could be materially and adversely affected. Additionally, our Members can incur charges in excess of the funds available in their accounts, and we may become liable for these overdrafts. While we decline authorization attempts for amounts that exceed the available balance in a Member’s account, the application of payment network rules and the timing of the settlement of transactions, among other things, can result in overdrawn accounts.

Our remaining overdraft exposure arises primarily from late-posting. A late-post occurs when a merchant posts a transaction within a payment network-permitted timeframe, but subsequent to our release of the authorization for that transaction, as permitted by payment network rules. Under payment network rules, we may be liable for the transaction amount even if the Member has made additional purchases in the intervening period and funds are no longer available in the Member’s account at the time the transaction is posted.

We transfer funds to our Members daily, which in the aggregate comprise substantial sums, and are subject to the risk of errors, which could result in financial losses, damage to our reputation, or loss of trust in our brand, which would harm our business and financial results.

We have grown rapidly and seek to continue to grow, and although we maintain a robust and multi-faceted risk management process, our business is always subject to the risk of financial losses as a result of operational errors, software defects, service disruption, employee misconduct, security breaches, or other similar actions or errors on our platform. Software errors in our platform and operational errors by our employees may also expose us to losses.

Moreover, our trustworthiness and reputation are fundamental to our business. The occurrence of any operational errors, software defects, service disruption, employee misconduct, security breaches, or other similar actions or errors on our platform could result in financial losses to our business and our Members, loss of trust, damage to our reputation, or termination of our agreements with strategic partners and accountants, each of which could result in:

•	loss of Members;

•	lost or delayed market acceptance and sales of our products and services;

•	legal claims against us;

•	regulatory enforcement action; or

•	diversion of our resources, including through increased service expenses or financial concessions, and increased insurance costs.

Although we maintain insurance to cover losses resulting from our errors and omissions, there can be no assurance that our insurance will cover all losses or our coverage will be sufficient to cover our losses. If we suffer significant losses or reputational harm as a result, our business, operating results, and financial condition could be adversely affected.

Cyberattacks and other security breaches or disruptions suffered by us or third parties upon which we rely could have a materially adverse effect on our business, harm our reputation and expose us to public scrutiny and liability.

In the normal course of business, we collect, process, use and retain sensitive and confidential information regarding our Members and prospective Members, including data provided by and related to Members and their transactions, as well as other data of the counterparties to their payments. We also have arrangements in place with certain third-party service providers that require us to share consumer information. Information security risks in the financial services industry continue to increase generally, in part because of new technologies, the use of the Internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized criminals, perpetrators of fraud, hackers, terrorists and other malicious third parties. In addition to cyberattacks and other security breaches involving the theft of sensitive and confidential information, hackers, terrorists, sophisticated nation-state and nation-state supported actors and other malicious third parties recently have engaged in attacks that are designed to disrupt key business services, such as consumer-facing websites.

These cybersecurity challenges, including threats to our own IT infrastructure or those of our Members or third-party providers, may take a variety of forms ranging from stolen bank accounts, business email compromise, user fraud, account takeover, check fraud or cybersecurity attacks, such as ransomware, unauthorized encryption, denial-of-service attacks, social engineering, unauthorized access, spam or other attacks, to “mega breaches” targeted against cloud-based services and other hosted software, which could be initiated by individual or groups of hackers or sophisticated cyber criminals. A cybersecurity incident or breach could result in disclosure of confidential information and intellectual property, or cause service interruptions and compromised data. We may be unable to anticipate or prevent techniques used in the future to obtain unauthorized access or to sabotage systems because they change frequently and often are not detected until after an incident has occurred. We have administrative, technical, and physical security measures in place, and we have policies and procedures in place to contractually require service providers to whom we disclose data to implement and maintain reasonable privacy and security measures. Despite our security measures, and those of our third-party vendors, our information technology and infrastructure has experienced breaches and may be subject or vulnerable in the future to breaches or attacks. If our own confidential business information were improperly disclosed, our business could be materially and adversely affected. A core aspect of our business is the reliability and security of our platform. Any perceived or actual breach of security, regardless of how it occurs or the extent of the breach, could have a significant impact on our reputation as a trusted brand, cause us to lose existing partners or members, prevent us from obtaining new partners and members, require us to expend significant funds to remedy problems caused by breaches and implement measures to prevent further breaches, and expose us to legal risk and potential liability including from governmental or regulatory investigations, class action litigation and other lawsuits. If sensitive information is lost or improperly disclosed through a data breach or otherwise or threatened to be disclosed, we could experience a loss of confidence by our partners and members in the security of our systems, products and services and prevent us from obtaining new partners and members, and we could incur significant costs to remedy problems caused by breaches and implement measures to prevent further breaches, and expose us to legal risk and potential liability and penalties, including from governmental or regulatory investigations, class action litigation and other lawsuits, all of which could adversely affect our reputation and our operating results. Any actual or perceived security breach at a company providing services to us or our Members could have similar effects.

Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain partners and service providers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause our Members to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach. A security breach of any of our vendors that processes personally identifiable information of our Members may pose similar risks.

In May 2020, an unauthorized third party attempted to gain access to Dave Member accounts and was able to access Member profiles and Members’ partial or incomplete bank account information. We did not uncover any evidence that the attacker was able to take any actions with respect to the data, other than gaining read access to it, nor do we believe any unauthorized transactions were made or advances requested on the Dave system. We provided notice to relevant parties as required under applicable law and agreements and took steps to set up alerts to detect abnormal request volumes and introduced rate limiting at the IP address level. In addition, in June 2020, we were notified of an unauthorized third party breach of our Dave database. The third party was able to access to Dave’s system by breaching the system of one of Dave’s third party service providers. The attacker was able to download a large data set, including encrypted social security numbers for some Members; however, there was no evidence that unauthorized transactions were made or advances requested on the Dave system, nor do we believe that the third party gained access to decryption keys or was otherwise able to decrypt encrypted information. We took remedial measures, including the engagement of an outside security consultant to monitor for ongoing dark web activity and to conduct a security audit and incident investigation, and notified relevant parties as required under applicable law and agreements. As a result of these breaches, Dave did not experience any material adverse impact to its business or operation and any costs and expenses relating to such security breaches were not material to Dave. As we have increased our Member base and our brand has become more widely known and recognized, third parties may continue to seek to compromise our security controls or gain unauthorized access to our sensitive corporate information or our Members’ data.

If our banking partner or other strategic partners were to conclude that our systems and procedures are insufficiently rigorous, they could terminate their relationships with us, and our financial results and business could be adversely affected. Under our terms of service and our contracts with strategic partners, if there is a breach of nonpublic personal information of our Members that we store, we could be liable to the partner for their losses and related expenses.

While we maintain cybersecurity insurance, our insurance may be insufficient or may not cover all liabilities incurred by such attacks. We also cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

We guarantee certain obligations of one of our wholly-owned subsidiaries, which guaranty is secured by a first-priority lien against substantially all of our assets, and contains financial covenants and other restrictions on our actions, which could limit our operational flexibility and otherwise adversely affect our financial condition.

One of our wholly-owned subsidiaries, Dave OD Funding I, LLC (“Dave OD Funding”), has a senior secured credit facility with Victory Park Capital Advisors, LLC and the VPCC Funds (the “Credit Facility”). We have guaranteed up to $25,000,000 of Dave OD Funding’s obligations under the Credit Facility, and currently that limited guaranty is secured by a first-priority lien against substantially all of our assets. The Credit Facility contains financial covenants and other restrictions on our actions, which could limit our operational flexibility and otherwise adversely affect our financial condition.

We depend upon several third-party service providers for processing our transactions and provide other important services for our business. If any of our agreements with our processing providers are terminated or if we experience any interruption or delay in the services provided by our third-party service providers, delivery of our products and services could be impaired or suspended and our business could suffer.

Our business involves processing of large numbers of transactions and management of the data necessary to do so. Our success depends upon the efficient and error-free handling of the money that is collected, remitted or deposited in connection with the provision of our products and services. We rely on the ability of our vendors and third-parties to process and facilitate these transactions, including ACH processing (as we are not a bank), and debit card payment processing, in an efficient, uninterrupted and error-free manner. We also rely on third-party service providers to perform various functions relating to our business, including software development, marketing, operational functions, fraud detection, cloud infrastructure services, information technology, data analysis, and, because we are not a bank and cannot belong or directly access the ACH payment network, ACH processing, and debit card payment processing.

While we oversee these service providers to ensure they provide services in accordance with our agreements and regulatory requirements, we do not have control over the operations of any of the third-party service providers that we utilize. In the event that a third-party service provider for any reason fails to perform such functions, including negligence, willful misconduct or fraud, fire, natural disaster, power loss, telecommunication failures, software and hardware defects, terrorist attacks and similar events, our ability to process payments and perform other operational functions for which we currently rely on such third-party service providers will suffer and our business, cash flows and future prospects may be negatively impacted.

We use both internally developed and third-party systems, including cloud computing and storage systems, for our services and certain aspects of transaction processing. Any damage to, or failure of, third party computer network systems or data centers generally, or those of our vendors (including as a result of disruptions at our third-party data center hosting facilities and cloud providers), or an improper action by our employees, agents or third-party vendors, could result in interruptions in our services, causing Members and other partners to become dissatisfied with our products and services or obligate us to issue refunds or pay fines or other penalties to them. Sustained or repeated system failures could reduce the attractiveness of our products and services, and result in Member attrition, thereby reducing operating revenue and harming our results of operations. Further, negative publicity arising from these types of disruptions could be damaging to our reputation and may adversely impact use of our products and services, including our platform, and adversely affect our ability to attract new Members and business partners.

If we fail to adequately protect our proprietary rights, our competitive position could be impaired and we may lose valuable assets, generate less revenue and incur costly litigation to protect our rights.

Our success is dependent, in part, upon protecting our proprietary technology and rights. We rely on a combination of copyrights, trademarks, trade secret laws, and contractual provisions to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. Any of our trademarks or other intellectual property rights may be challenged or circumvented by others or invalidated through administrative process or litigation. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our products and use information that we regard as proprietary to create products and services that compete with ours.

No assurance can be given that the contractual agreements we enter into to establish and protect our proprietary rights will be effective in controlling access to and distribution of our products and proprietary information. Further, these agreements do not prevent our competitors or partners from independently developing technologies that are substantially equivalent or superior to our platform.

Real or perceived software errors, failures, bugs, defects, or outages could adversely affect our business, results of operations, financial condition, and future prospects.

Our platform and our internal systems rely on software that is highly technical and complex. In addition, our platform and our internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. As a result, undetected errors, failures, bugs, or defects may be present in such software or occur in the future in such software, including open source software and other software we license in from third parties, especially when updates or new products or services are released.

Any real or perceived errors, failures, bugs, or defects in the software may not be found until our consumers use our platform and could result in outages or degraded quality of service on our platform that could adversely impact our business, as well as negative publicity, loss of or delay in market acceptance of our products and services, and harm to our brand or weakening of our competitive position. In such an event, we may be required, or may choose, to expend significant additional resources in order to correct the problem. Any real or perceived errors, failures, bugs, or defects in the software we rely on could also subject us to liability claims, impair our ability to attract new consumers, retain existing consumers, or expand their use of our products and services, which would adversely affect our business, results of operations, financial condition, and future prospects.

Dave’s management has limited experience in operating a public company.

Many of Dave’s senior management team have limited experience in the management of a publicly-traded company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company’s operations. Dave may not have adequate personnel with the appropriate level of knowledge, experience and training in accounting policies, compliance practices or internal controls required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require expenditures greater than expected, and a delay could impact Dave’s ability or prevent it from accurately and timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). It is possible that Dave will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

Legacy Dave identified material weaknesses in its internal control over financial reporting, which for the years ended December 31, 2020 and 2019 resulted in a restatement of its financial statements. If Dave is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Dave’s business and share price.

In connection with the preparation and audits of Dave’s consolidated financial statements for the years ended December 31, 2020 and 2019, material weaknesses were identified in Dave’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:

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Dave did not design and maintain certain formal accounting policies, procedures, and internal controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including internal controls over the period-end financial reporting process addressing financial statement and footnote presentation and disclosures, account reconciliations, and journal entries. Additionally, the lack of a sufficient number of accounting and finance professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of Dave’s financial reporting objectives, as demonstrated by, amongst other things, insufficient segregation of duties within the finance and accounting functions.

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Dave did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements, specifically, with respect to: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel: and (iii) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored.

Additionally, in connection with the preparation of the Company’s June 30, 2021 unaudited condensed consolidated financial statements, management became aware of errors related to Member advances and the allowance for unrecoverable advances and concluded that (i) an error originated in the design of the journal entries related to the recoveries of Member advances and (ii) an error arose from the improper reconciliation of timing differences between the Member advances accounting records and the subledger, which resulted in the overstatement of Member advances, net of allowance for unrecoverable advances, and the understatement of the provision for unrecoverable advances. Management determined the effect of these corrections was material to the consolidated financial statements as of and for the years ended December 31, 2020 and 2019. Accordingly, the Company has restated the consolidated financial statements as of and for the year ended December 31, 2020 and 2019 in accordance with ASC 250, Accounting Changes and Error Corrections. In addition to the adjustments to correct the overstatement of Member advances, net of allowance for unrecoverable advances, and the understatement of the provision for unrecoverable advances in the consolidated financial statements as of and for the years ended December 31, 2020 and 2019, the Company also made the related adjustments to Prepaid income taxes, Income taxes payable, Other non-current liabilities and Provision for incomes taxes. These adjustments did not affect operating revenues, total cash flows from operating activities, financing activities or investing activities for any period presented.

Dave has begun implementation of a plan to remediate the material weaknesses described above. Those remediation measures are ongoing and include (i) hiring additional accounting and IT personnel to bolster its technical reporting, transactional accounting and IT capabilities; (ii) designing and implementing controls to formalize roles and review responsibilities and designing and implementing formal controls over segregation of duties; (iii) designing and implementing formal processes, accounting policies, procedures, and controls supporting Dave’s financial close process, including creating standard balance sheet reconciliation templates and journal entry controls; (iv) designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges and computer operations controls; and (v) redesigning its internal controls around the allowance for unrecoverable advances to detect and prevent future errors.

While Dave believes these efforts will remediate the material weaknesses, Dave may not be able to complete its evaluation, testing or any required remediation in a timely fashion, or at all. Dave cannot assure you that the measures it has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to its material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of Dave’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If Dave is unable to remediate the material weaknesses or identifies additional material weakness in the future, Dave’s ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, to may adversely affect Dave’s reputation and business and the market price of the combined company. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of Dave’s securities and harm to Dave’s reputation and financial condition, or diversion of financial and management resources from the operation of Dave’s business.

We strive to deliver simple, transparent, and fair financial products, which may conflict with the short term interests of our stockholders.

Our core principle, and the foundation on which we have built our company, is to deliver simple, transparent, and fair financial products. Therefore, we have made in the past, and may make in the future, decisions that we believe will benefit our Members and therefore provide long-term benefits for our business, even if our decision negatively impacts our short-term results of operations. For example, the advances facilitated through our platform are non-recourse and currently have no mandatory fees. Our decisions may negatively impact our short-term financial results or not provide the long-term benefits that we expect, in which case the success of our business and results of operations could be harmed.

Negative publicity about us or our industry could adversely affect our business, results of operations, financial condition, and future prospects.

Negative publicity about us or our industry, including the transparency, fairness, Member experience, quality, and reliability of our platform or consumer fintech platforms in general, effectiveness of our risk models, our ability to effectively manage and resolve complaints, our privacy and security practices, litigation, regulatory activity, misconduct by our employees, funding sources, bank partners, service providers, or others in our industry, the experience of consumers with our platform or services, even if inaccurate, could adversely affect our reputation and the confidence in, and the use of, our platform, which could harm our reputation and cause disruptions to our platform. Any such reputational harm could further affect the behavior of consumers, including their willingness to obtain advances, deposit accounts, and other products and services facilitated through our platform. As a result, our business, results of operations, financial condition, and future prospects would be materially and adversely affected.

Our business, financial condition and results of operations have and may continue to be adversely affected by the COVID-19 pandemic or other similar epidemics or adverse public health developments, including government responses to such events.

There are many uncertainties regarding the current global pandemic involving a novel strain of coronavirus (“COVID-19”), and the Company continues to closely monitor the impact of the pandemic on all aspects of its business, including how it has and may in the future impact its Members, employees, suppliers, vendors, and business partners. The duration and magnitude of the continuing effects of COVID-19 on the Company’s Members remain uncertain and dependent on various factors, including the continued severity and transmission rate of the virus, new variants of the virus, the nature of and duration for which preventative measures remain in place, the extent and effectiveness of containment and mitigation efforts, including vaccination programs, and the type of stimulus measures and other policy responses that the U.S. government may further adopt.

Beginning in March 2020, the Company’s business and operations were disrupted by the conditions caused by COVID-19, which adversely affected Members’ spending levels and disposable income. Governmental actions such as the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) helped mitigate the effects of COVID-19 on the Company’s Members. In particular, stimulus funds and incremental unemployment benefits provided under the CARES Act created additional financial support for the Company’s Members; however, the overall economic conditions potentially increases Members’ credit risk. Economic conditions that affect personal finances of members could also impact repayment of non-recourse advances that we make to our members. The Company is concurrently evaluating its policies around the level and extent of Members’ cash advances and corresponding credit risk. The Company expects to continue to assess the evolving impact of the COVID-19 pandemic and intends to make adjustments to its responses accordingly.

Additionally, concerns over the economic impact of the COVID-19 pandemic have caused volatility in financial and other capital markets, which may adversely affect our stock price and our ability to access capital markets in the future.

If we cannot maintain our company culture as we grow, our success and our business may be harmed.

We believe our culture has been a key contributor to our success to date and that the nature of the platform that we provide promotes a sense of greater purpose and fulfilment in our employees. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain these important aspects of our culture. If we fail to maintain our company culture, our business and competitive position may be adversely affected.

We use open source software in our products, which could subject us to litigation or other actions.

We use open source software in our products. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate it into their products. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition, or require us to devote additional research and development resources to change our products. In addition, if we were to combine our proprietary software products with open source software in a certain manner under certain open source licenses, we could be required to release the source code of our proprietary software products. If we inappropriately use or incorporate open source software subject to certain types of open source licenses that challenge the proprietary nature of our products, we may be required to re-engineer such products, discontinue the sale of such products, or take other remedial actions.

Natural catastrophic events, pandemics and man-made problems such as power-disruptions, computer viruses, data security breaches, and terrorism may disrupt our business.

Natural disasters, pandemics such as COVID-19, or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could harm our business. We have a large employee presence in Los Angeles, California, and our data centers are located in Iowa. The west coast of the United States contains active earthquake zones and the greater Los Angeles area has experienced major fire danger in the past five years and may experience major fires in the future. In the event of a major earthquake, hurricane or catastrophic event such as fire, power loss, telecommunications failure, vandalism, cyber-attack, war, or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our application development, lengthy interruptions in the availability of our products and services, breaches of data security, and loss of critical data, all of which could harm our business, operating results, and financial condition.

Additionally, as computer malware, viruses, and computer hacking, fraudulent use attempts, and phishing attacks have become more prevalent, we, and third parties upon which we rely, face increased risk in maintaining the performance, reliability, security, and availability of our solutions and related services and technical infrastructure to the satisfaction of our Members. Any computer malware, viruses, computer hacking, fraudulent use attempts, phishing attacks, or other data security breaches related to our network infrastructure or information technology systems or to computer hardware we lease from third parties, could, among other things, harm our reputation and our ability to retain existing Members and attract new Members.

In addition, the insurance we maintain may be insufficient to cover our losses resulting from disasters, cyber-attacks, or other business interruptions, and any incidents may result in loss of, or increased costs of, such insurance.

Risks Related to Regulatory and Legal Matters

We operate in an uncertain regulatory environment and may from time to time be subject to governmental investigations or other inquiries by state, federal and local governmental authorities.

Determinations of compliance with applicable legal and regulatory requirements can be highly technical and subject to varying interpretations. From time to time we become aware of instances where our products and services have not fully complied with requirements under applicable laws and regulations. When we become aware of such an instance, whether as a result of our compliance reviews, regulatory inquiry, Member complaint or otherwise, we generally conduct a review of the activity in question and determine how to address it, such as modifying the product, making Member refunds or taking other remedial actions

Failure to comply with applicable laws, regulations, rules and guidance, or any finding that our past forms, practices, processes, procedures, controls or infrastructure were insufficient or not in compliance, could subject us to regulatory enforcement actions, result in the assessment against us of civil, monetary, criminal or other penalties (some of which could be significant in the case of knowing or reckless violations), result in the issuance of cease and desist orders (which can include orders for restitution, as well as other kinds of affirmative relief), require us to refund payments, interest or fees, result in a determination that certain financial products are not collectible, result in a suspension or revocation of licenses or authorization to transact business, result in a finding that we have engaged in unfair and deceptive acts or practices, limit our access to services provided by third-party financial institutions or cause damage to our reputation, brands and valued Member relationships. We may also incur additional, substantial expenses to bring those products and services into compliance with the laws of various jurisdictions or as a result choose to stop offering certain products and services in certain jurisdictions.

Our failure to comply with any regulations, rules, or guidance applicable to our business could have a material adverse effect on our business. In addition, changes to, or the discontinuation of, certain products and services necessary to maintain compliance with regulatory and legal requirements or to adequately manage compliance-related risks may result in corresponding changes to or limitations on the fees we can charge and other sources of revenue we currently rely upon. Such failures or changes to our products, services or business may have substantial adverse effects on our prospects, results of operations, financial condition and cash flows and could prohibit or directly or indirectly impair our ability to continue current operations.

The financial services industry continues to be targeted by new laws or regulations in many jurisdictions, including the U.S. states in which we operate, that could restrict the products and services we offer, impose additional compliance costs on us, render our current operations unprofitable or even prohibit our current operations.

We are required to comply with frequently changing federal, state, and local laws and regulations that regulate, among other things, the terms of the financial products and services we offer. New laws or regulations may require us to incur significant expenses to ensure compliance. Federal and state regulators of consumer financial products and services are also enforcing existing laws, regulations, and rules more aggressively, and enhancing their supervisory expectations regarding the management of legal and regulatory compliance risks. For example, State attorneys general have indicated that they will take a more active role in enforcing consumer protection laws, including through the establishment of state consumer protection agencies as well as the use of Dodd-Frank Act provisions that authorize state attorneys general to enforce certain provisions of federal consumer financial laws and obtain civil money penalties and other relief available to the CFPB.

In addition, regulators are interpreting existing laws, regulations and rules in new and different ways as they attempt to apply them to novel products and business models such as ours. Changes in the laws, regulations and enforcement priorities applicable to our business, or changes in the way existing laws and regulations are interpreted and applied to us, could have a material impact on our business model, operations and financial position. In some cases, these measures could even directly prohibit some or all of our current business activities in certain jurisdictions or render them unprofitable and/or impractical to continue.

The application of traditional federal and state consumer protection statutes and related regulations to innovative products offered by financial technology companies such as us is often uncertain, evolving and unsettled. To the extent that our products are deemed to be subject to any such laws, we could be subject to additional compliance obligations, including state licensing requirements, disclosure requirements and usury or fee limitations, among other things. Application of such requirements and restrictions to our products and services could require us to make significant changes to our business practices (which may increase our operating expenses and/or decrease revenue) and, in the event of retroactive application of such laws, subject us to litigation or enforcement actions that could result in the payment of damages, restitution, monetary penalties, injunctive restrictions, or other sanctions, any of which could have a material adverse effect on our business, financial position, and results of operations.

Further, we may not be able to respond quickly or effectively to regulatory, legislative, and other developments, and these changes may in turn impair our ability to offer our existing or planned features, products, and services and/or increase our cost of doing business. In addition, we expect to continue to launch new products and services in the coming years, which may subject us to additional legal and regulatory requirements under federal, state and local laws and regulations. To the extent the application of these laws or regulations to our new offerings is unclear or evolving, including changing interpretations and the implementation of new or varying regulatory requirements by federal or state governments and regulators, this may significantly affect or change our proposed business model, increase our operating expenses and hinder or delay our anticipated launch timelines for new products and services.

If we were to become directly subject to banking regulations or be subjected to additional third-party risk management obligations, our business model may need to be substantially altered and we may not be able to continue to operate our business as it is currently operated.

We are not currently subject to laws and regulations applicable to traditional banks. However, banking products made available through us by our bank partner remain subject to regulation and supervision by our bank partner’s regulators and we, as a service provider to our bank partner, undertake certain compliance obligations. If we were to become directly subject to banking regulations or if the third-party risk management requirements applicable to us were to change, our business model may need to be substantially altered and we may not be able to continue to operate our business as it is currently operated. Failure by us, or any of our business partners, to comply with applicable laws and regulations could have a material adverse effect on our business, financial position and results of operations.

Our business is subject to extensive regulation and oversight in a variety of areas, including registration and licensing requirements under federal, state and local laws and regulations.

We are subject to extensive regulation under United States federal and state laws and regulations. Regulators have broad discretion with respect to the interpretation, implementation, and enforcement of these laws and regulations, including through enforcement actions that could subject us to civil money penalties, Member remediations, increased compliance costs, and limits or prohibitions on our ability to offer certain products or services or to engage in certain activities. Any failure or perceived failure to comply with any of these laws or regulations could subject us to lawsuits or governmental actions and/or damage our reputation, which could materially and adversely affect our business. Moreover, any competitors subject to different, or in some cases less restrictive, legislative or regulatory regimes may have or obtain a competitive advantage over us.

We are subject to the regulatory and enforcement authority of the Consumer Financial Protection Bureau (“CFPB”), which oversees compliance with federal consumer financial protection laws. In addition, our partnership with Evolve Bank is subject to the supervisory authority of the Federal Reserve, which is Evolve Bank’s primary federal bank regulator. The CFPB has broad enforcement powers, and upon determining a violation of applicable law has occurred can order, among other things, rescission or reformation of contracts, the refund of moneys, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, limits on activities or functions, remediation of practices, external compliance monitoring and civil money penalties. At this time, we are unable to predict the outcome of this CFPB investigation, including whether the investigation will result in any action, proceeding, fines or penalties against us. The cost of responding to investigations can be substantial and an adverse resolution to an investigation, including a consent order or other settlement, may have a material adverse effect on our business, financial position, results of operations and future prospects.

In June 2020, we received a Civil Investigative Demand (“CID”) notifying us that the CFPB had opened a non-public investigation into various aspects of our non-recourse cash paycheck advance business in compliance with the prohibition against UDAAPs, the EFTA, and, to the extent it applies, the Truth in Lending Act. We provided the CFPB with all information and documents required by the CID, and on September 27, 2021, the CFPB staff notified us that it currently did not intend to recommend that the CFPB take any enforcement action.

We have been and may in the future also be subject to investigations and potential enforcement actions that may be brought by state regulatory authorities, state attorneys general or other state enforcement authorities and other governmental agencies. Any such actions could subject us to civil money penalties and fines, Member remediations, and increased compliance costs, damage our reputation and brand and limit or prohibit our ability to offer certain products and services or engage in certain business practices. Further, in some cases, regardless of fault, it may be less time-consuming or costly to settle these matters, which may require us to implement certain changes to our business practices, provide remediation to certain individuals or make a settlement payment to a given party or regulatory body.

If we were found to be operating without having obtained necessary state or local licenses, it could adversely affect our business, results of operations, financial condition, and future prospects.

Certain states have adopted laws regulating and requiring licensing, registration, notice filing, or other approval by parties that engage in certain activities regarding consumer finance transactions. We have also received inquiries from state regulatory agencies regarding requirements to obtain licenses from or register with those states, including in states where we have determined that we are not required to obtain such a license or be registered with the state, and we expect to continue to receive such inquiries. The application of some consumer financial licensing laws to our platform and the related activities it performs is unclear. In addition, state licensing requirements may evolve over time, including, in particular, recent trends in legislation seeking to impose licensing requirements and regulation of parties engaged in non-recourse advance activities.

If we were found to be in violation of applicable state licensing requirements by a court or a state, federal, or local enforcement agency, or agree to resolve such concerns by voluntary agreement, we could be subject to or agree to pay fines, damages, injunctive relief (including required modification or discontinuation of our business in certain areas), criminal penalties, and other penalties or consequences, and the non-recourse advances facilitated through our platform could be rendered void in whole or in part, any of which could have an adverse effect on our business, results of operations, and financial condition. For example, we have received and responded to inquiries from the New York Department of Financial Services in connection with a multi-state investigation of nonrecourse advance and early wage access companies, as well as the Washington State Department of Financial Institutions, the Kentucky Department of Financial Institutions, in each case regarding whether the non-recourse advance products we offer in those states should subject us to state licensing and related requirements. In December 2021, we entered into a Memorandum of Understanding (“MOU”) with the California Department of Financial Protection and Innovation (“CA DFPI”). The MOU requires us to provide the CA DFPI with certain information as requested by the CA DFPI and adhere to certain best practices in connection with our non-recourse cash advance product (including certain disclosures related to us not being licensed by the CA DFPI).

Stringent and changing laws and regulations relating to privacy and data protection could result in claims, harm our results of operations, financial condition, and future prospects, or otherwise harm our business.

We are subject to a variety of laws, rules, directives, and regulations, as well as contractual obligations, relating to the processing of personal information, including personally identifiable information. The regulatory framework for privacy and data protection worldwide is rapidly evolving and, as a result, implementation standards and enforcement practices are likely to continue to evolve for the foreseeable future. Legislators and regulators are increasingly adopting or revising privacy and data protection laws, rules, directives, and regulations that could have a significant impact on our current and planned privacy and data protection-related practices; our processing of consumer or employee information; and our current or planned business activities.

Compliance with current or future privacy and data protection laws (including those regarding security breach notification) affecting consumer and/or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services (such as products or services that involve us sharing information with third parties or storing sensitive information), which could materially and adversely affect our profitability and could reduce income from certain business initiatives.

Our failure, or the failure of any third party with whom we work, to comply with privacy and data protection laws could result in potentially significant regulatory investigations and government actions, litigations, fines, or sanctions, consumer, funding source, or bank partner actions, and damage to our reputation and brand, all of which could have a material adverse effect on our business. Complying with privacy and data protection laws and regulations may cause us to incur substantial operational costs or require us to change our business practices. We may not be successful in our efforts to achieve compliance either due to internal or external factors, such as resource allocation limitations or a lack of vendor cooperation. We have in the past, and may in the future, receive complaints or notifications from third parties alleging that we have violated applicable privacy and data protection laws and regulations. Non-compliance could result in proceedings against us by governmental entities, consumers, data subjects, or others. We may also experience difficulty retaining or obtaining new consumers in these jurisdictions due to the legal requirements, compliance cost, potential risk exposure, and uncertainty for these entities, and we may experience significantly increased liability with respect to these consumers.

In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that may apply to us. Because the interpretation and application of privacy and data protection laws, regulations, rules, and other standards are still uncertain, it is possible that these laws, rules, regulations, and other actual or alleged legal obligations, such as contractual or self-regulatory obligations, may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the functionality of our platform. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our software, which could have an adverse effect on our business.

Any failure or perceived failure by us to comply with laws, regulations, policies, legal, or contractual obligations, industry standards, or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions, litigation, fines and penalties, or adverse publicity, and could cause our Members and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations, and industry standards relating to privacy, data protection, marketing, consumer communications, and information security, and we cannot determine the impact such future laws, regulations, and standards may have on our business. Future laws, regulations, standards, and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new functionality and maintain and grow our Member base and increase revenue. Future restrictions on the collection, use, sharing, or disclosure of data, or additional requirements for express or implied consent of our Members, partners, or end users for the use and disclosure of such information could require us to incur additional costs or modify our platform, possibly in a material manner, and could limit our ability to develop new functionality.

If we are not able to comply with these laws or regulations, or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain products, which would negatively affect our business, financial condition, and operating results. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise adversely affect the growth of our business. Furthermore, any costs incurred as a result of this potential liability could harm our operating results.

Any future litigation against us could be costly and time-consuming to defend.

We have in the past and may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our Members in connection with commercial disputes, employment claims made by our current or former employees, or claims for reimbursement following misappropriation of Member data. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, overall financial condition, and operating results. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our operating results and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the trading price of our stock.

Risks Relating to Ownership of our Securities

The dual class structure of our Common Stock has the effect of concentrating voting control with Jason Wilk, Dave’s founder, members of the Board and its Chief Executive Officer and President, respectively. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.

Shares of our Dave Class V Common Stock will have 10 votes per share, while shares of our Dave Class A Common Stock will have one vote per share. Jason Wilk, Dave’s co-founder and its Chief Executive Officer and President, respectively, holds all of the issued and outstanding shares of our Dave Class V Common Stock. Accordingly, as of January 5, 2022, Mr. Wilk holds approximately 60.0% of the voting power of our capital stock on an outstanding basis and will be able to control matters submitted to its stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of Dave’s assets or other major corporate transactions. Mr. Wilk may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests This concentrated control may have the effect of delaying, preventing or deterring a change in control of Dave, could deprive its stockholders of an opportunity to receive a premium for their capital stock as part of a sale of Dave and might ultimately affect the market price of shares of our Dave Class A Common Stock. For information about Dave’s dual class structure, see the section titled “Description of Securities.”

Dave’s dual class structure may depress the trading price of our Dave Class A Common Stock.

Dave cannot predict whether its dual class structure will result in a lower or more volatile market price of the Dave Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of Dave’s Common Stock may cause stockholder advisory firms to publish negative commentary about Dave’s corporate governance practices or otherwise seek to cause Dave to change its capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of Dave’s corporate governance practices or capital structure could adversely affect the value and trading market of the Dave Class A Common Stock.

Our stock price is volatile.

The trading price of the Dave Class A Common Stock and Public Warrants is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond Dave’s control. These factors include:

•	actual or anticipated fluctuations in operating results;

•	failure to meet or exceed financial estimates and projections of the investment community or that Dave provides to the public;

•	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	operating and share price performance of other companies in the industry or related markets;

•	the timing and magnitude of investments in the growth of the business;

•	actual or anticipated changes in laws and regulations;

•	additions or departures of key management or other personnel;

•	increased labor costs;

•	disputes or other developments related to intellectual property or other proprietary rights, including litigation;

•	the ability to market new and enhanced solutions on a timely basis;

•	sales of substantial amounts of the Dave Class A Common Stock by Dave’s directors, executive officers or significant stockholders or the perception that such sales could occur;

•	changes in capital structure, including future issuances of securities or the incurrence of debt; and

•	general economic, political and market conditions.

In addition, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of Dave Class A Common Stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

Dave has never paid cash dividends on our capital stock and does not anticipate paying dividends in the foreseeable future.

Dave has never paid cash dividends on our capital stock and currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on Dave’s financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. As a result, capital appreciation, if any, of our Dave Class A Common Stock will be the sole source of gain for the foreseeable future.

Anti-takeover provisions contained in the Organizational Documents and applicable laws could impair a takeover attempt.

The Organizational Documents afford certain rights and powers to the Board that could contribute to the delay or prevention of an acquisition that it deems undesirable. Dave is also subject to Section 203 of the DGCL and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that have the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of Dave Class A Common Stock, and could also affect the price that some investors are willing to pay for the Dave Class A Common Stock. See also “Description of the Securities.”

Dave is subject to risks related to taxation in the United States.

Significant judgments based on interpretations of existing tax laws or regulations are required in determining Dave’s provision for income taxes. Dave’s effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of Dave’s operations, changes in Dave’s future levels of research and development spending, mergers and acquisitions or the results of examinations by various tax authorities. Although Dave believes its tax estimates are reasonable, if the IRS or any other taxing authority disagrees with the positions taken on its tax returns, Dave could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect Dave’s business and future profitability.

Dave is a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide income. Further, since Dave’s operations and customers are located throughout the United States, Dave will be subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Dave and may have an adverse effect on its business and future profitability.

For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Dave) from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect Dave’s business and future profitability.

As a result of plans to expand Dave’s business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect Dave’s after-tax profitability and financial results.

In the event that Dave’s business expands domestically or internationally, its effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect Dave’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of Dave’s business.

Additionally, Dave may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Dave’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on Dave’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Dave’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Dave does not prevail in any such disagreements, Dave’s profitability may be affected.

Dave’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Dave’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards (“NOLs”) to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If Dave has experienced an ownership change at any time since its incorporation, Dave may be subject to limitations on its ability to utilize its existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, future changes in Dave’s stock ownership, which may be outside of Dave’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit Dave’s use of accumulated state tax attributes. As a result, even if Dave earns net taxable income in the future, its ability to use its pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to Dave.

The unaudited pro forma condensed combined financial information included in this prospectus may not be indicative of what the actual financial position or results of operations of Dave would have been for the periods presented.

The unaudited pro forma condensed combined financial information for Dave in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what Dave’s actual financial position or results of operations would have been for the periods presented had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There is no guarantee that the Public Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of Dave Class A Common Stock. There is no guarantee that the Public Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, they may expire worthless.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of the Public Warrants could be increased, the exercise period could be shortened and the number of shares of Dave Class A Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without a holder’s approval.

The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The” Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Dave Class A Common Stock purchasable upon exercise of a Public Warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Dave Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (a) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (c) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Warrants will be redeemable by us for cash so long as they are held by the initial purchasers or their permitted transferees.

In addition, we may redeem your warrants after they become exercisable for a number of shares of Dave Class A Common Stock determined based on the redemption date and the fair market value of the Dave Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Dave Class A Common Stock had your warrants remained outstanding.

We may issue a substantial number of additional shares of Dave Class A Common Stock under an employee incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue additional shares of Dave Class A Common Stock under an employee incentive plan. The issuance of additional Dave Class A Common Stock:

•	may significantly dilute the equity interests of our investors;

•

could cause a change in control if a substantial number of shares of Dave Class A Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for the Dave Class A Common Stock and/or the Public Warrants.

There can be no assurance that Dave Class A Common Stock will be able to comply with the listing standards of Nasdaq.

Prior to the consummation of the Business Combination, VPCC’s Units, VPCC Class A Common Stock and Public Warrants were listed on the NYSE. On December 20, 2021, we provided NYSE with our intention to delist VPCC’s securities from NYSE and on January 5, 2022, as a result of the Business Combination, VPCC’s securities were delisted from the NYSE. Upon the Closing, the Dave Class A Common Stock and Warrants began trading on the Nasdaq Capital Market under the symbols “DAVE” and “DAVEW,” respectively. There can be no assurance that Dave will be able to comply with the listing standards of Nasdaq. If Nasdaq delists the Dave Class A Common Stock from trading on its exchange for failure to meet the listing standards, our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that the Dave Class A Common Stock is a “penny stock” which will require brokers trading in the Dave Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Sales of a substantial number of shares of Dave Class A Common Stock in the public market could occur at any time and although a significant portion of Dave’s total outstanding shares are restricted from immediate resale following the consummation of the Business Combination, they may be sold into the market in the near future. This could cause the market price of the Dave Class A Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of the Dave Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Dave Class A Common Stock. The Sponsor, the Prior Independent Directors and our current officers and directors hold approximately 19.9% of the outstanding shares Common Stock, including the 5,392,528 shares of Dave Class A Common Stock into which the Founder Shares converted and the 48,450,639 shares of Dave Class V Common Stock convertible into shares of Dave Class A Common Stock, which represents approximately 60.0% of the voting power of the outstanding shares of Common Stock. Pursuant to the terms of the Founder Holder Agreement and the Investor Rights Agreement, the Founder Shares (which converted into shares of Dave Class A Common Stock in connection with the Business Combination), as well as shares of Dave Class A Common Stock held by Dave’s co-founders, may not be transferred until the earlier to occur of (a) one year after the Closing or (b) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our stockholders having the right to exchange their Dave Class A Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the Dave Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, the shares of Dave Class A Common Stock into which the Founder Shares convert, and any Dave securities held by Dave’s co-founders, will be released from these transfer restrictions.

Pursuant to the Investor Rights Agreement, the certain holders are entitled to, among other things, certain registration rights, including the demand of up to three underwritten offerings and customary piggyback registration rights. Further, pursuant to the Subscription Agreements, we are also required to register additional shares of Dave Class A Common Stock. To satisfy these obligations, we are registering up to 331,404,740 shares of Dave Class A Common Stock, which also covers shares issuable upon exercise of the Public Warrants, pursuant to the registration statement of which this prospectus forms a part. The sale of these shares is likely to have an adverse effect on the trading price of the Dave Class A Common Stock.

For more information about the Investor Rights Agreement and Subscription Agreements, see the subsections entitled “Certain Relationships and Related Transactions—Investor Rights Agreement.”

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

In addition, fluctuations in the price of Dave securities could contribute to the loss of all or part of your investment. If an active market for our securities develops and continues, the trading price of Dave securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors that may affect the trading price of Dave securities include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to Dave;

•	changes in the market’s expectations about Dave’s operating results;

•	success of competitors;

•	Dave’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning Dave or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to Dave;

•	Dave’s ability to market new and enhanced products and technologies on a timely basis;

•	changes in laws and regulations affecting Dave’s business;

•	Dave’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving Dave;

•	changes in Dave’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Dave Class A Common Stock available for public sale;

•	any major change in the Board or management;

•	sales of substantial amounts of Dave Class A Common Stock by Dave’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Dave could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of Dave’s securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If securities or industry analysts do not publish or cease publishing research or reports about Dave, its business or its market, or if they change their recommendations regarding the Dave Class A Common Stock adversely, the price and trading volume of the Dave Class A Common Stock could decline.

The trading market for the Dave Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about Dave, its business, its market or its competitors. If any of the analysts who may cover Dave change their recommendation regarding the Dave Class A Common Stock adversely, or provide more favorable relative recommendations about its competitors, the price of the Dave Class A Common Stock would likely decline. If any analyst who may cover Dave were to cease their coverage or fail to regularly publish reports on Dave, we could lose visibility in the financial markets, which could cause the stock price or trading volume of Dave securities to decline.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following March 4, 2025, the fifth anniversary of our IPO, (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of the shares of Dave Class A Common Stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find the Dave Class A Common Stock less attractive because we will rely on these exemptions. If some investors find the Dave Class A Common Stock less attractive as a result, there may be a less active trading market for the Dave Class A Common Stock and our share price may be more volatile.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the cash exercise of all outstanding Dave Warrants, we will receive an aggregate of approximately $131.61 million. We will receive up to an aggregate of approximately $0.21 million from the exercise of Option Shares, assuming the exercise in full of all of the Option Shares for cash. We expect to use the net proceeds from the exercise of the Dave Warrants or Option Shares, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Dave Warrants or Option Shares. There is no assurance that the holders of the Dave Warrants or Option Shares will elect to exercise any or all of their Dave Warrants or Option Shares, as applicable. To the extent that any Dave Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Dave Warrants will decrease.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Dave Class A Common Stock underlying the Private Warrants offered hereby is determined by reference to the exercise price of the Dave Warrants of $11.50 per share. The Public Warrants are listed on the Nasdaq Global Market under the symbol “DAVEW.”

We cannot currently determine the price or prices at which shares of our Dave Class A Common Stock or Dave Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A STOCK AND DIVIDEND POLICY

Market Information

Our Dave Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “DAVE” and “DAVEW,” respectively. Prior to the consummation of the Business Combination, VPCC’s Class A Common Stock and Public Warrants were listed on The New York Stock Exchange under the symbols “VPCC” and “VPCC WS,” respectively. As of January 5, 2022, following the completion of the Business Combination, there were 17 holders of record of our Dave Class A Common Stock, one holder of record of our Dave Class V Common Stock, and two holders of record of our Dave Warrants. We currently do not intend to list the Private Warrants offered hereby on any stock exchange or stock market. Our Class V Common Stock is not registered and we do not currently intend to list the Class V Common Stock on any exchange or stock market.

Dividend Policy

We have not paid any cash dividends on our Dave Class A Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. We do not anticipate declaring any cash dividends to holders of our Dave Class A Common Stock in the foreseeable future.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF LEGACY DAVE

The following tables set forth summary historical consolidated financial information of Legacy Dave for the periods presented. The consolidated statement of operations information for the years ended December 31, 2020 and 2019 and the other financial information as of December 31, 2020 have been derived from Legacy Dave’s audited consolidated financial statements included elsewhere in this prospectus. The condensed consolidated statements of operations information for the nine months ended September 30, 2021 and 2020 and the other financial information as of September 30, 2021 have been derived from Legacy Dave’s unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The unaudited condensed consolidated financial statements of Legacy Dave have been prepared on the same basis as the audited consolidated financial statements of Legacy Dave. In the opinion of Dave’s management, the unaudited condensed consolidated interim financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following summary information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Legacy Dave’s historical consolidated financial statements and the related notes related thereto, included elsewhere in this prospectus.

	(unaudited) For the Nine Months Ended September 30,		For the Year Ended December 31,
	2021	2020	2020	2019
	(in thousands, except per share data)		(in thousands, except per share data)
Consolidated Statement of Operations Data:
Operating revenues:
Service based revenue, net	$104,142	$85,614	$120,595	$76,194
Transaction based revenue, net	7,711	730	1,201	33

Total operating revenues, net	111,853	86,344	121,796	76,227

Operating expenses:
Provision for unrecoverable advances	21,693	14,311	25,539	19,688
Processing and servicing fees	16,920	15,696	21,646	15,216
Advertising and marketing	38,844	22,642	38,019	22,934
Compensation and benefits	34,685	14,898	22,210	9,242
Other operating expenses	31,987	10,032	15,763	7,370

Total operating expenses	144,129	77,579	123,177	74,450

Other (income) expense:
Interest income	(610)	(339)	(409)	(429)
Interest expense	1,494	3	17	852
Gain on conversion of 2018 convertible notes	—	—	—	(841)
Derivative liability	—	—	—	536
Legal settlement and litigation expenses	952	948	4,467	327
Other strategic financing and transactional expenses	253	1,305	1,356	—
Derivative asset on loans to stockholders	(33,043)	—	—	—
Changes in fair value of warrant liability	3,480	—	—	—

Total other (income) expenses, net	(27,474)	1,917	5,431	445

	(unaudited) For the Nine Months Ended September 30,		For the Year Ended December 31,
	2021	2020	2020	2019
	(in thousands, except per share data)		(in thousands, except per share data)
Net (loss) income before income tax (benefit) expense	(4,802)	6,848	(6,812)	1,332
Income tax (benefit) expense	(1)	(20,805)	145	545

Net (loss) income	$(4,801)	$27,653	$(6,957)	$787

Net (loss) income per share:
Basic	$(0.05)	$0.08	$(0.08)	$0.00
Diluted	$(0.05)	$0.08	$(0.08)	$0.00
Weighted-average shares used to compute net (loss) income per share
Basic	100,176,295	88,943,115	90,986,048	76,918,167
Diluted	100,176,295	99,364,554	90,986,048	247,773,818

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Company is providing the following unaudited pro forma condensed combined financial information following the consummation of the Business Combination to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of VPCC and Legacy Dave adjusted to give effect to the Business Combination and related Transactions.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Dave has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information. Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

The historical financial information of VPCC was derived from the unaudited condensed financial statements of VPCC as of September 30, 2021 and the period from January 14, 2021 (Inception) through September 30, 2021, included elsewhere in this prospectus. The historical financial information of Legacy Dave was derived from the unaudited condensed consolidated financial statements of Legacy Dave as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020, and from the audited consolidated financial statements of Legacy Dave as of December 31, 2020 and for the years ended December 31, 2020 and 2019, included elsewhere in this prospectus. This information should be read together with VPCC’s and Legacy Dave’s unaudited condensed financial statements and audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of VPCC,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dave” and other financial information included elsewhere in this prospectus, as well as the risk factors set forth under the section titled “Risk Factors” beginning on page 14 of this prospectus.

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, VPCC will be treated as the “accounting acquiree” and Legacy Dave as the “accounting acquirer” for financial reporting purposes. Legacy Dave was determined to be the accounting acquirer primarily based on evaluation of the following facts and circumstances that were in place when the Business Combination became effective:

•

Existing Legacy Dave Stockholders collectively own a majority of the outstanding shares of the Company immediately following the Closing (92.1% after redemptions of the public stockholders of VPCC) and hold a majority of the voting power immediately following the Closing (96.4% after redemptions of the public stockholders of VPCC);

•

by virtue of such voting interest upon the Closing, existing Legacy Dave Stockholders have the ability to control decisions regarding the election and removal of directors and officers of the Company following the Closing;

•	Dave’s senior management will be the senior management of the Company.

Additionally, Legacy Dave’s business comprise the ongoing operations of the Company immediately following the consummation of the Business Combination. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Legacy Dave issuing shares for the net assets of VPCC, followed by a recapitalization. Accordingly, the consolidated assets, liabilities, and results of operations of Legacy Dave will become the historical financial statements of the Company, and VPCC’s assets and liabilities will be consolidated with Legacy Dave beginning on the Closing Date.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Business Combination and related Transactions occurred on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 gives pro forma effect to the Business Combination and related Transactions as if they had occurred on January 1, 2020. Legacy Dave and VPCC have not had any historical relationship prior to the Business Combination. Affiliates of VPCC are lenders to Legacy Dave, however, there is no effect on the pro forma adjustments. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related Transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The Company will incur additional costs after the Business Combination in order to satisfy its obligations as an SEC-reporting public company.

The Business Combination and Related Transactions

The aggregate merger consideration for the Business Combination was $3.5 billion, payable in the form of shares of Dave Common Stock valued at $10.00 per share. As part of the recapitalization, the Founder Holders forfeited an aggregate of 951,622 shares of VPCC’s Class B common stock and subjected 1,586,037 shares of Dave Class A Common Stock (the “Founder Holder Earnout Shares”) received upon conversion of an equal number of shares of VPCC’s Class B common stock to forfeiture subject to certain market vesting conditions in two tranches. The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Founder Holder Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.

The Founder Holder Earnout Shares are triggered by the below events beginning on the Closing Date and ending on and including the date of the five (5) year anniversary of the Closing:

•

Sixty percent (60%) of the Founder Holder Earnout Shares (951,622 Founder Holder Earnout Shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event I, which is defined as the first date on which the Common Share Price is equal to or greater than twelve dollars and fifty cents ($12.50) after the Closing Date, but within the Earnout Period (as defined in the Merger Agreement); provided, that

(i)

in the event of a change of control pursuant to which Dave Stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least twelve dollars and fifty cents ($12.50) to each share of Class A Common Stock (as agreed in good faith by the Sponsor and the Board), then Triggering Event I shall be deemed to have occurred and;

(ii)

in the event that, and as often as, the number of outstanding shares of Class A Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price (as defined in the Merger Agreement) threshold (i.e., twelve dollars and fifty cents ($12.50)) will, for all purposes of the Merger Agreement (and the Founder Holder Agreement), in each case be equitably adjusted to reflect such change; and

•	The remaining Founder Holder Earnout Shares (634,415 Founder Holder Earnout Shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering

Event II, which is defined as the first date on which the Common Share Price is equal to or greater than fifteen dollars ($15.00) after the Closing Date, but within the Earnout Period; provided, that

(i)

in the event of a change of control pursuant to which Dave Stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least fifteen dollars ($15.00) to each share of Class A Common Stock (as agreed in good faith by Sponsor and the Board), then Triggering Event II shall be deemed to have occurred and;

(ii)

in the event that, and as often as, the number of outstanding shares of Class A Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., fifteen dollars ($15.00)) will, for all purposes of the Merger Agreement (and the Founder Holder Agreement), in each case be equitably adjusted to reflect such change.

The Founder Holder Earnout Shares will be recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Founder Holder Earnout Shares will be treated as a deemed dividend and since Legacy Dave does not have retained earnings, the issuance will be recorded within additional-paid-in-capital (“APIC”) and have a net nil impact on APIC. Dave determined the fair value of the Founder Holder Earnout Shares to be approximately $12.1 million based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility. The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Founder Holder Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.

Concurrently with the execution of the Merger Agreement, VPCC, Legacy Dave and the Selling Holders entered into the Repurchase Agreement, pursuant to which, among other things, the Company agreed to repurchase a certain number of shares of Common Stock from the Selling Holders (including shares of Class V Common Stock issued to Mr. Wilk in connection with the Transactions), at a purchase price of $10.00 per share, on the business day immediately following the effective time of the Second Merger. The Repurchase was contingent on the amount of Available Cash being in excess of $300 million. If Available Cash exceeded $300 million, the number of shares of Common Stock subject to the Repurchase would be equal to the Aggregate Repurchase Price, divided by $10.00 (provided that in no event would the Aggregate Repurchase Price exceed $60 million). 80% of the number of shares of Common Stock subject to the Repurchase were to be allocated to Mr. Wilk, with Mr. Beilman allocated the remaining 20%. Mr. Wilk is one of Dave’s current directors and is the Chief Executive Officer of Dave, and, as mentioned above, Mr. Beilman is the Chief Financial Officer of Dave. The Transactions contemplated by the Merger Agreement, including the Mergers, constituted a Merger as contemplated by VPCC’s First Amended and Restated Certificate of Incorporation. The Mergers were consummated in accordance with the Merger Agreement and Delaware law. Since Available Cash did not exceed $300 million, there were no repurchases.

On March 3, 2021, Legacy Dave issued 8,458,481 stock options to Mr. Wilk. The stock options vest in seven tranches, each of which are vested by satisfying all three vesting conditions: (i) the occurrence of a Liquidity Event, which is defined as the first of (a) the shares of Legacy Dave becoming publicly traded on an internationally recognized stock exchange, which includes a merger resulting in the common stock of the surviving company registered under the Exchange Act or publicly traded on an internationally-recognized stock exchange or (b) a Corporate Transaction which is defined as a change in control, reorganization, merger or transfer of all Legacy Dave’s assets, (ii) the achievement of a specific stock price milestone and (iii) subject to the continuous employment by Mr. Wilk. The first tranche is one-third and the remaining six tranches are one-twelfth of the 8,458,481 shares. The stock options fair value on the grant date was approximately $10.5 million. Upon the Closing of the Business Combination, the Company recognized a cumulative charge to compensation expense and recognized the remaining compensation cost over the derived service period.

On August 17, 2021 Alameda Research, a PIPE Investor agreed to pre-fund its obligation under the original Subscription Agreement to subscribe for 1,500,000 shares of Class A Common Stock for $15.0 million of the aggregate PIPE subscription amount. On August 17, 2021, Legacy Dave issued a Promissory Note with a principal amount of $15.0 million to Alameda Research and amended the Subscription Agreement to satisfy Alameda Research’s obligation to pay the $15.0 million purchase price under the Alameda Subscription Agreement by way of a full discharge of Legacy Dave’s obligations to pay the principal under the Promissory Note. Upon the Closing of the Business Combination, the Promissory Note was automatically discharged upon the Company’s issuance of 1,500,000 shares of Class A Common Stock to Alameda Research.

On January 27, 2021, Legacy Dave issued warrants contemporaneously with a debt facility. The warrants vest and become exercisable based on Legacy Dave’s aggregated draw on the debt facility in incremental $10.0 million tranches and terminate upon the earliest to occur of (i) the fifth anniversary of the occurrence of a qualified financing event and (ii) the consummation of a liquidity event. Immediately prior to the close of the Business Combination, 1,664,394 of the vested warrants were exercised and net settled for 450,843 shares of Class A Common Stock of the Company after applying an exchange ratio of 1.354387513 upon closing. Legacy Dave and the warrant holders determined Dave would repurchase the exercised shares contingent on the amount of Available Cash being in excess of $300.0 million. Since Available Cash did not exceed $300.0 million, there were no repurchases.

The pro forma adjustments giving effect to the Business Combination and related Transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:

•	the First Merger;

•	immediately following the consummation of the First Merger, the Second Merger;

•	the consummation of the Business Combination and reclassification of cash held in the Trust Account to cash and cash equivalents, net of redemptions (see below);

•	the consummation of the PIPE Investment;

•	the conversion of certain Legacy Dave liabilities to equity;

•	the conversion of the Series A, Series B-1 and Series B-2 Convertible Preferred Shares (“Legacy Dave Preferred Stock”) to permanent equity;

•	the exercise and net settlement of the Legacy Dave warrants issued in connection with the senior secured debt facility;

•	the accounting for transaction costs incurred by both VPCC and Legacy Dave;

•	the exercise of the Legacy Dave call options and derecognition of the related loans, related accrued interest receivable and derivative asset to stockholders;

•	the accounting for Mr. Wilk’s stock options which include vesting terms satisfied by the Business Combination; and

•	the discharge of Legacy Dave’s obligation to pay the Promissory Note in exchange for shares of the Company.

The unaudited pro forma condensed combined financial information also reflects the redemption into cash of VPCC’s common stock by public stockholders of VPCC who elected to exercise their redemption rights for a total of 22,417,767 shares and an aggregate payment of $224.2 million:

Legacy Dave stockholders held 342,649,141 of the Company Common Stock immediately after the Business Combination, which approximates a 92.1% ownership level. The following summarizes the pro forma common shares outstanding (excluding the potential dilutive effect of Dave Options, Dave Warrants and the Founder Holder Earnout Shares as further described in Note 4):

	Class A Shares	Class V Shares	%
Stockholders
Former Dave stockholders and preferred shareholders	294,198,502	48,450,639	92.1%
VPCC sponsor shares(1)	3,806,491	—	1.0%
Founder Holder Earnout Shares(2)	1,586,037	—	0.4%
VPCC public stockholders	2,958,831	—	0.8%
PIPE Investment	21,000,000	—	5.7%

Total shares of Dave common stock outstanding at closing of the Transaction	323,549,861	48,450,639	100.0%

(1)	Gives effect to the Founder Holders’ forfeiture of an aggregate of 951,622 shares of VPCC’s Class B common stock as the net redemption percentage exceeded 35% per the Business Combination Agreement.
(2)

Founder Holder Earnout Shares subject to market vesting conditions: (i) 951,622 Founder Holder Earnout Shares are vested upon Triggering Event I and (ii) 634,415 Founder Holder Earnout Shares are vested upon Triggering Event II.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of VPCC and Legacy Dave. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands, except share data)

	As of September 30, 2021				As of September 30, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$21,307	$120	253,782	3A	$216,973
			195,000	3D
			(29,041)	3H
			(224,195)	3B
Marketable securities	13,755	—			13,755
Member advances, net of allowance for unrecoverable advances	44,868	—			44,868
Prepaid income taxes	2,701	—			2,701
Deferred issuance costs	3,469		(3,469)	3H	—
Prepaid expenses and other current assets	3,478	—			3,478
Prepaid expenses	—	918			918

Total current assets	89,578	1,038	192,077		282,693
Property and equipment, net	636	—			636
Lease right-of-use assets	3,169	—			3,169
Intangible assets, net	6,504	—			6,504
Derivative asset on loans to stockholders	33,505	—	(33,505)	3K	—
Debt facility commitment fee, long-term	145				145
Restricted cash, net of current portion	319	—			319
Investments held in Trust Account	—	253,782	(253,782)	3A	—

Total assets	$133,856	$254,820	(95,210)		$293,466

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$14,577	$—			$14,577
Accrued expenses	9,836	2,269			12,105
Lease liabilities, short-term	1,898				1,898
Legal settlement accrual	3,201				3,201
Note payable	14,608		(14,608)	3I	—
Other current liabilities	777	—			777

Total current liabilities	44,897	2,269	(14,608)		32,558
Lease liabilities, long-term	1,484	—			1,484
Long-term debt facility	30,000				30,000
Convertible debt, long-term	695	—	(695)	3E	—
Interest payable, convertible notes	22	—	(22)	3E	—
Warrant liability	3,586	21,811	(3,586)	3L	21,811
Other non-current liabilities	545	—			545
Deferred underwriting fee payable	—	8,882			8,882

Total liabilities	81,229	32,962	(18,911)		95,280

	As of September 30, 2021				As of September 30, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Commitments and contingencies (Note 11)
Convertible preferred stock
Series A convertible preferred stock, par value per share $0.000001	9,881	—	(9,881)	3F	$—
Series B-1 convertible preferred stock, par value per share $0.000001	49,675	—	(49,675)	3F	—
Series B-2 convertible preferred stock, par value per share $0.000001	12,617	—	(12,617)	3F	—
Class A common stock subject to possible redemption	—	253,766	(253,766)	3C	—

Total Convertible preferred stock	72,173	253,766	(325,939)		—
Stockholders’ deficit:
Common stock, par value per share $0.000001	0.1	—	—	3E	0.1
			—	3F
			—	3G
			—	3K
Preferred stock, $0.0001 par value	—	—			—
Class A common stock, $0.0001 par value	—	—	2	3C	2
			(2)	3B	(2)
Class B common stock, $0.0001 par value	—	1	(1)	3G	—
Class V common stock, $0.0001 par value			1	3G	1
Treasury stock	(5)	—			(5)
Additional paid-in capital	13,285	—	253,764	3C	228,672
			195,000	3D
			717	3E
			72,173	3F
			(31,909)	3G
			(21,678)	3H
			1,945	3J
			(15,121)	3K
			(33,505)	3K
			3,586	3L
			14,608	3I
			(224,193)	3B
Loans to stockholders	(15,121)	—	15,121	3K	—
Accumulated deficit	(17,705)	(31,909)	31,909	3G	(30,482)
			(10,832)	3H
			(1,945)	3J

Total stockholders’ deficit	(19,546)	(31,908)	249,640		198,186

Total liabilities, convertible preferred stock, and stockholders’ deficit	$133,856	$254,820	(95,210)		$293,466

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	Nine Months Ended September 30, 2021	Period From January 14, 2021 (Inception) Through September 30, 2021			Nine Months Ended September 30, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Operating revenues:
Service based revenue, net	$104,142	$—			$104,142
Transaction based revenue, net	7,711	—			7,711

Total operating revenues, net	111,853	—	—		111,853

Operating expenses:
Provision for unrecoverable advances	21,693	—			21,693
Processing and servicing fees	16,920	—			16,920
Advertising and marketing	38,844	—			38,844
Compensation and benefits	34,685	—	1,725	3EE	36,410
Other operating expenses	31,987	—			31,987
Formation and operational costs	—	3,402			3,402

Total operating expenses	144,129	3,402	1,725		149,256

Other (income) expense:
Interest income	(610)	—	212	3GG	(4)
			394	3II
Interest expense	1,494	—	(9)	3BB	1,485
Legal settlement and litigation expenses	952	—			952
Other strategic financing and transactional expenses	253	—			253
Derivative asset on loans to stockholders	(33,043)	—	33,043	3FF	—
Changes in fair value of warrant liability	3,480	3,820	(3,480)	3HH	3,820
Transaction costs allocated to warrant liabilities	—	600			600
Interest earned on marketable securities held in Trust Account	—	(16)	16	3AA	—

Total other (income) expenses, net	(27,474)	4,404	30,176		7,106

Net (loss) income before provision for income taxes	(4,802)	(7,806)	(31,901)		(44,509)
Income tax benefit	(1)	—	—	3DD	$(1)

Net (loss) income	$(4,801)	$(7,806)	$(31,901)		$(44,508)
Net loss per share of common stock - basic and diluted	$(0.05)
Weighted average shares of common stock outstanding - basic	100,176,295
Weighted average shares of common stock outstanding - diluted	100,176,295
Net loss per share - Class A common stock redeemable shares - basic and diluted		$(0.29)			$(0.12)
Weighted average shares outstanding - Class A common stock redeemable shares - basic and diluted		20,481,452		4	321,964,058
Net loss per share - Class B - basic and diluted		$(0.29)
Weighted average shares outstanding - Class B - basic and diluted		6,207,710
Net loss per share - Class V - basic and diluted					$(0.12)
Weighted average shares outstanding - Class V - basic and diluted				4	48,450,639

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS—(Continued)

(in thousands, except share and per share data)

	Year Ended December 31, 2020				Year Ended December 31, 2020
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)(1)	Transaction Accounting Adjustments		Pro Forma Combined
	As Restated
Operating Revenues:
Service based revenue, net	$120,595	$—			$120,595
Transaction based revenue, net	1,201	—			1,201

Total operating revenue, net	121,796	—	—		121,796

Operating expenses:
Provision for unrecoverable advances	25,539	—			25,539
Processing and servicing fees	21,646	—			21,646
Advertising and marketing	38,019	—			38,019
Compensation and benefits	22,210	—	4,235	3EE	26,445
Other operating expenses	15,763	—	10,832	3CC	26,595

Total operating expenses	123,177	—	15,067		138,244

Other (income) expense:
Interest income	(409)	—	272	3GG	(137)
Interest expense	17	—	(17)	3BB	—
Legal settlement and litigation expenses	4,467	—			4,467
Other strategic financing and transactional expenses	1,356	—			1,356

Total other expense, net	5,431	—	255		5,686

Loss before provision for income taxes	(6,812)	—	(15,322)		(22,134)
Provision for income taxes	145	—	—	3DD	145

Net loss	$(6,957)	$—	$(15,322)		$(22,279)
Net loss per share of common stock - basic and diluted	$(0.08)
Weighted average shares of common stock outstanding - basic and diluted	90,986,048
Net loss per share - Class A common stock redeemable shares - basic and diluted		$—			$(0.06)
redeemable shares - basic and diluted		—		4	321,964,058
Net loss per share - Class B - basic and diluted		$—
Weighted average shares outstanding - Class B - basic and diluted		—
Net loss per share - Class V - basic and diluted		$—			$(0.06)
Weighted average shares outstanding - Class V - basic and diluted		—		4	48,450,639

(1)	As VPCC’s date of inception is January 14, 2021, no statement of operations data exists for the year ended December 31, 2020.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

NOTE 1—BASIS OF PRESENTATION

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, VPCC will be treated as the “accounting acquiree” and Legacy Dave as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Legacy Dave issuing shares for the net assets of VPCC, followed by a recapitalization. The net assets of VPCC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Legacy Dave.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021, assumes that the Business Combination and related Transactions occurred on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021, and for the year ended December 31, 2020, gives pro forma effect to the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis that Legacy Dave is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related Transactions are based on certain currently available information and certain assumptions and methodologies that Dave believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Dave believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company. They should be read in conjunction with the historical financial statements and notes thereto of VPCC and Legacy Dave.

NOTE 2—ACCOUNTING POLICIES AND RECLASSIFICATIONS

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align VPCC’s financial statement presentation with that of Legacy Dave.

NOTE 3—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related Transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Dave has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Legacy Dave and VPCC have not had any historical relationship prior to the Business Combination. Affiliates of VPCC are lenders to Legacy Dave, however, there is no effect on the pro forma adjustments. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company filed consolidated income tax returns during the periods presented. Dave has not reflected the income tax benefit in the pro forma statement of operations, as Dave does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.

The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Founder Holder Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Legacy Dave’s shares outstanding, assuming the Business Combination and related Transactions occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

(A)	Reflects the reclassification of $253.8 million held in the Trust Account to cash and cash equivalents.

(B)	Reflects the reduction in cash and VPCC’s APIC in the amount of $224.2 million related to the redemptions.

(C)	Reflects the reclassification of VPCC’s Common Stock subject to possible redemption into permanent equity.

(D)

Reflects cash proceeds from the concurrent PIPE Investment in the amount of $195.0 million and corresponding offset to APIC, excluding the $15.0 million PIPE prefunding with Alameda Research. The total PIPE Investment including the prefunding is $210.0 million.

(E)

Reflects the conversion of approximately $0.7 million of Legacy Dave convertible notes and approximately $0.02 million of accrued interest into fully vested shares of Company Common Stock. Using an exchange ratio of 1.354387513, the $0.72 million of Legacy Dave liabilities converted into approximately 225,331 shares of Company Common Stock upon the consummation of the Business Combination.

(F)	Reflects the conversion of the Legacy Dave Preferred Stock into Company Common Stock in accordance with the Merger Agreement.

(G)	Reflects the elimination of VPCC’s retained earnings and Legacy Dave’s par value of common shares upon consummation of the Business Combination.

(H)

Reflects an adjustment of approximately $29.0 million to reduce cash and approximately $3.5 million to reduce deferred offering costs for transaction costs incurred by VPCC and Legacy Dave in relation to the Business Combination and PIPE Investment, including advisory, banking, printing, legal and accounting services. As part of the Business Combination, approximately $10.8 million was expensed and recorded in accumulated deficit, and the remaining approximately $21.7 million was determined to be equity issuance costs and offset to APIC.

(I)

Reflects the conversion of approximately $14.6 million of Legacy Dave notes payable held at fair value related to the amended PIPE subscription agreement in August 2021 with Alameda Research into fully vested shares of Company Common Stock.

(J)

Reflects compensation expense of approximately $1.7 million recorded in additional-paid-in-capital and offset to accumulated deficit, related to Mr. Wilk’s stock options expected to vest upon closing of the Business Combination. The value of the stock options was estimated using a Monte Carlo simulation. This model requires the input of certain assumptions, including the risk-free interest rate, volatility, dividend yield and expected life. The options were granted in nine tranches each of which contain service, market and performance conditions. Vesting commences on the grant date, however, no compensation charges are recognized until the performance condition is probable upon the completion of the Business Combination. On the date of the Business Combination, there is a cumulative expense for the amount vested between the grant date and the date of the Business Combination. The cumulative stock-based compensation expense as of the date of the Business Combination was $1.9 million. See Note (EE) for further details.

(K)

Reflects the exercise of Legacy Dave call options in exchange for the forgiveness of the related loans to stockholders of approximately $14.5 million and related accrued interest receivable of $0.6 million. Dave reclassified the loan and derivative asset of approximately $33.5 million to APIC. See Note (FF) for further details.

(L)

Reflects the net share settlement of 1,664,394 Legacy Dave warrants issued in connection with the senior secured debt facility into 332,876 shares immediately prior to the Business Combination. Using an exchange ratio of 1.354387513, the shares converted into approximately 450,843 Company Common Stock on a post combination basis. The cashless exercise is treated as a reclassification of the warrant liability of $3.6 million to APIC, with no repurchase of common stock.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 are as follows:

(AA)	Elimination of interest income and unrealized gain on the Trust Account.

(BB)

Elimination of interest expense of $0.009 million for the nine months ended September 30, 2021 and $0.02 million for the year ended December 31, 2020 related to Legacy Dave convertible debt that converted to Company Common Stock upon the closing of the Business Combination.

(CC)

Reflects the transaction costs of $10.8 million as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(DD)

The net effect of all adjustments impacting the pro forma statement of operations results in a reduction of the income tax benefit of approximately $6.7 million for the nine months ended September 30, 2021 and approximately $3.2 million for the year ended December 31, 2020 based on the application of the blended statutory tax rate of 21%. However, Dave has not reflected the income tax benefit in the pro forma statement of operations, as Dave does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.

(EE)

Reflects estimated compensation expense related to Mr. Wilk’s stock options. The value of the stock options was estimated using a Monte Carlo simulation. This model requires the input of certain assumptions, including the risk-free interest rate, volatility, dividend yield and expected life. The options were granted in nine tranches each of which contain service, market and performance conditions. Vesting commences on the grant date, however, no compensation charges are recognized until the performance condition is probable upon the completion of the Business Combination. On the date of the Business Combination, there is a cumulative expense for the amount vested between the grant date and the date of the Business Combination. Stock-based compensation expense for the nine months ended September 30, 2021 was approximately $1.7 million and approximately $4.2 million for the year ended December 31, 2020, inclusive of a cumulative expense of approximately $1.9 million. The cumulative expense recognized is a non-recurring item. See NOTE (J) for further details. This is a non-recurring item.

(FF)

Reflects the elimination of historical changes in fair value of the call option of approximately $33.0 million for the nine months ended September 30, 2021 and nil for the year ended December 31, 2020. This is a non-recurring item.

(GG)

Elimination of interest income from the loans to stockholders related to the call option of approximately $0.2 million for the nine months ended September 30, 2021 and approximately $0.3 million for the year ended December 31, 2020.

(HH)

Reflects the elimination of historical changes in fair value of the Legacy Dave warrant of approximately $3.5 million for the nine months ended September 30, 2021 and nil for the year ended December 31, 2020 upon exercise of the warrant immediately prior to the closing of the Business Combination. This is a non-recurring item.

(II)

Reflects the elimination of historical changes in fair value of the Legacy Dave Note Payable of approximately $0.4 million for the nine months ended September 30, 2021 and nil for the year ended December 31, 2020.

NOTE 4—EARNINGS PER SHARE

Represents the net earnings per share calculated under the two-class method using the historical weighted average outstanding shares and the issuance of additional shares in connection with the Business Combination and PIPE Investment, assuming the shares were outstanding since January 1, 2020. VPCC used the two-class method to compute net income per common share, because it had issued multiple classes of common stock. The two-class method requires earnings for the period to be allocated between multiple classes of common stock based upon their respective rights to receive distributed and undistributed earnings. As the Business Combination and PIPE Investment are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Investment have been outstanding for the entire period presented. Additionally, this calculation has been retroactively adjusted to eliminate the number of redeemed shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared for the nine months ended September 30, 2021:

	(in thousands, except share data)
	Redemptions
Stockholders	Class A Shares	Class V Shares
Numerator
Net loss (in thousands)	$(38,686)	$(5,822)
Denominator(1)
Former Dave stockholders and preferred stockholders	294,198,502	48,450,639
VPCC sponsor shares(2)	3,806,491	—
VPCC public stockholders	2,958,831	—
PIPE Investment	21,000,000	—

Total shares of Dave common stock outstanding at closing of the Transaction	321,963,824	48,450,639
Net loss per share
Basic and diluted	$(0.12)	$(0.12)

(1)	The denominator excludes the effect of the Founder Holder Earnout Shares due to the uncertainty related to the market vesting conditions.
(2)	Gives effect to the Founder Holders’ forfeiture of an aggregate of 951,622 shares of VPCC’s Class B common stock as the net redemption percentage exceeded 35% per the Merger Agreement.

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2020:

	(in thousands, except share data)
Stockholders	Class A Shares	Class V Shares
Numerator
Net loss (in thousands)	$(19,365)	$(2,914)
Denominator(1)
Former Dave stockholders and preferred stockholders	294,198,502	48,450,639
VPCC sponsor shares(2)	3,806,491	—
VPCC public stockholders	2,958,831	—
PIPE Investment	21,000,000	—

Total shares of Dave common stock outstanding at closing of the Transaction	321,963,824	48,450,639
Net loss per share
Basic and diluted	$(0.06)	$(0.06)

(1)	The denominator excludes the effect of the Founder Holder Earnout Shares due to the uncertainty related to the market vesting conditions.
(2)	Gives effect to the Founder Holders’ forfeiture of an aggregate of 951,622 shares of VPCC’s Class B common stock as the net redemption percentage exceeded 35% per the Merger Agreement.

VPCC had 6,344,150 Public Warrants and 5,100,214 Private Warrants outstanding as of September 30, 2021 which were converted into 6,344,150 Dave Public Warrants and 5,100,214 Dave Private Warrants

(collectively, the “Warrants”). Each Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per one share. These Warrants are not exercisable until March 4, 2022. As the Company is in a loss position in 2021, any shares issued upon exercise of these Warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.

Legacy Dave had Legacy Dave Warrants outstanding as of September 30, 2021. The Legacy Dave Warrants were exercisable for a variable number of shares determined by a fixed percentage of the outstanding equity upon achievement of specified thresholds of the aggregate amount of delayed draw term loans funded by the lenders. The 1,664,394 Legacy Dave Warrants were share settled immediately prior to Closing and are reflected in the table above. See Note (L) above for further details.

There were 33,057,116 Dave Options outstanding immediately after the Business Combination. As the Company is in a loss position in 2021, any shares issued upon exercise of these Dave Options would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Dave’s management believes is relevant to an assessment and understanding of Dave’s results of operations and financial condition. This discussion and analysis should be read together with the section of this prospectus entitled “Summary Historical Consolidated Financial Information of Legacy Dave” and the audited and unaudited condensed consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion and analysis should also be read together with the section of this prospectus entitled “Business,” Dave’s unaudited condensed consolidated financial statements and related notes as of and for the nine months ended September 30, 2021 and Dave’s audited consolidated financial statements for the two years ended December 31, 2020, and December 31, 2019, included elsewhere in this prospectus.

Overview

Dave offers a suite of innovative financial products aimed at helping our Members improve their financial health. Our budgeting tool helps Members manage their upcoming bills to avoid overspending. To help Members avoid punitive overdraft fees, Dave offers cash advances through its flagship 0% interest ExtraCash product. We also help Members generate extra income for spending or emergencies through our Side Hustle product, where we present Members with supplemental work opportunities. Through Dave Banking, we provide a modern checking account experience with valuable tools for building long-term financial health.

Market research conducted by Dave found that legacy financial institutions commonly require a more extensive banking relationship and days or even weeks of wait times to access their features and services, which can potentially be more onerous in order to obtain premium features (e.g., access to increased interest rates requires direct deposit or higher minimum daily balances). Even new challenger banks often take multiple days or even weeks before allowing members to access certain premium features, according to the same research. In contrast, Members are able to utilize all of Dave’s products individually and instantly, whether or not their banking relationship is with us. As an example, our ExtraCash product allows new Members to access up to $250 to cover an overdraft at their existing bank. We are able to do this by leveraging our proprietary machine learning engine that analyzes a Member’s prior transaction history at their existing bank. This flexible approach to Member choice and speed to value has been a key driver of our growth engine and best-in-class brand favorability.

We have only begun to address the many inequities in financial services, but our progress to date demonstrates the demand for Dave to rewire the financial system for the everyday person. Since inception and through the date of this prospectus, approximately 10 million Members have registered on the Dave app and over five million of them have used at least one of our current products. We have added more than one million new banking relationships over the last 12 months, and we believe that we have a substantial opportunity to grow our Member base going forward. We believe the value proposition of our platform approach will continue to accelerate as a result of our data-driven perspective of our Members, allowing us to introduce products and services that address their changing life circumstances.

Business Combination and Public Company Costs

On June 7, 2021, Dave entered into the Merger Agreement with VPCC, First Merger Sub and Second Merger Sub, pursuant to which (a) First Merger Sub merged with and into Dave, with Dave surviving the First Merger as a wholly owned subsidiary of the combined company, and (b) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Dave (as the surviving entity of the First Merger) merged with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of the combined company. The Merger was consummated on January 5, 2022. Dave is deemed the accounting predecessor and the combined entity is the successor registrant with the SEC, meaning that Dave’s consolidated financial statements for previous periods are to be disclosed in the registrant’s future periodic reports filed with the SEC.

While the legal acquirer in the Merger Agreement is VPCC, for financial accounting and reporting purposes under accounting principles generally accepted in the United States (“GAAP”), Legacy Dave is the accounting acquirer and the Business Combination is accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Legacy Dave in many respects. Under this method of accounting VPCC is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Legacy Dave is deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Legacy Dave (i.e., a capital transaction involving the issuance of stock by VPCC for Dave Capital Stock). Accordingly, the consolidated assets, liabilities and results of operations of Legacy Dave will become the historical consolidated financial statements of the combined company, and VPCC’s assets, liabilities and results of operations have been consolidated with Dave beginning on the Closing Date. Operations prior to the Business Combination will be presented as those of Legacy Dave in future reports. The net assets of VPCC are recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

As a consequence of the consummation of the Business Combination, Dave became the successor to an SEC-registered and NASDAQ-listed company which required and will require Dave to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Dave expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, and legal and administrative resources, including increased audit, compliance and legal fees.

Recent Developments

In January 2021, Dave OD Funding I, LLC, a Delaware LLC and subsidiary of Dave Inc. (“Dave OD Funding”), entered into a $100.0 million delayed draw credit facility (the “Existing Financing Agreement”) with Victory Park Management, LLC, an affiliate of VPCC. The facility has an interest rate of 6.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. The facility, which contains multiple tranches, allows Dave OD Funding to draw on the facility based upon eligible receivables outstanding and qualified cash. We have guaranteed up to $50 million of Dave OD Funding’s obligations under the Existing Financing Agreement. This limited guaranty is secured by a first-priority lien against substantially all of our assets. Warrants were also issued by Dave in connection with the facility. At September 30, 2021, $30.0 million of term loans under the facility were outstanding. In November 2021, Dave OD Funding entered into an amendment of the Existing Financing Agreement which added a $20 million credit line (as amended, the “Credit Facility”) which has an interest rate of 8.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%.

In August 2021, VPCC announced that it entered into an amendment to the PIPE subscription agreement it previously entered into with Alameda Research Ventures LLC (“Alameda Research”), in connection with the proposed Business Combination with Dave. The amendment called for a $15 million pre-funding of Alameda Research’s PIPE Investment, which was facilitated through the issuance of a promissory note by Dave to Alameda Research. Legacy Dave’s obligations to repay the principal amount of such promissory note were discharged through the issuance to Alameda Research of 1.5 million shares of Dave at the Closing of the Business Combination.

Restatement of Consolidated Financial Statements

We have restated our previously issued consolidated financial statements as of and for the years ended December 31, 2020 and 2019. The determination to restate these consolidated financial statements was made by our management after its review of records related to Member advances, net of allowance for unrecoverable advances, in connection with its preparation of the Company’s consolidated financial statements for the six months ended June 30, 2021. See Note 2—Restatement of Previously Issued Financial Statements to our consolidated financial statements included elsewhere in this prospectus.

COVID-19 Impact

There are many uncertainties regarding the current global pandemic involving a novel strain of coronavirus (“COVID-19”), and Dave continues to closely monitor the impact of the pandemic on all aspects of its business, including how it has and may in the future impact its Members, employees, suppliers, vendors, and business partners. The duration and magnitude of the continuing effects of COVID-19 on Dave’s Members remain uncertain and dependent on various factors, including the continued severity and transmission rate of the virus, new variants of the virus, the nature of and duration for which preventive measures remain in place, the extent and effectiveness of containment and mitigation efforts, including vaccination programs, and the type of stimulus measures and other policy responses that the U.S. government may further adopt.

Beginning in March 2020, Dave’s business and operations were disrupted by the conditions caused by COVID-19, which adversely affected Members’ spending levels and disposable income. Governmental actions such as the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) helped mitigate the effects of COVID-19 on Dave’s Members. In particular, stimulus funds and enhanced unemployment benefits provided under the CARES Act created additional financial support for Dave’s Members; however, the overall economic conditions and increased levels of unemployment may negatively impact the creditworthiness of our Members and could impact the default rate on our Advance business. Dave actively monitors the performance of its Advance portfolio and will continue to assess the impact of the COVID-19 pandemic. At the onset of the pandemic, Dave made some underwriting modifications in response and intends to make additional adjustments to its risk management policies as necessary.

For more information concerning COVID-19, see the section titled “Risk Factors—Our business, financial condition and results of operations have and may continue to be adversely affected by the COVID-19 pandemic or other similar epidemics or adverse public health developments, including government responses to such events” and “—Our non-recourse cash advances expose us to credit risk of our Members and if our underwriting criteria for making advances is not sufficient to mitigate against this risk, our financial condition and operating results could be adversely affected if a substantial number of our Members fail to repay the cash advance they receive.”

Comparability of Financial Information

Dave’s future results of operations and financial position may not be comparable to historical results as a result of the consummation of the Business Combination.

Key Factors Affecting Operating Results

Dave’s future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including Member growth and activity, product expansion, competition, industry trends and general economic conditions.

Member Growth and Activity

Dave has made significant investments in its platform and is dependent on continued Member growth, as well as our ability to offer new products and services and generate additional revenues from our existing members using such additional products and services. Member growth and activity is critical to our ability to increase our scale, capture market share and earn an attractive return on our technology, product and marketing investments. Growth in Members and Member activity will depend heavily on our ability to continue to offer attractive products and services and the success of our marketing and Member acquisition efforts.

Product Expansion

Dave aims to develop and offer a best-in-class financial services platform with integrated products and services that improve the financial wellbeing of our Members. Dave has invested, and continues to make significant investments heavily in the development, improvement and marketing of its financial products and is dependent on the continued growth in the number of products Dave offers that are utilized by our Members.

Competition

Dave faces competition from several financial services-oriented institutions. In its reportable segment, as well as in potential new lines of business, Dave may compete with more established institutions, some of which have more financial resources. Dave competes at multiple levels, including competition among other financial institutions and lenders in its Advances business, competition for deposits in its Checking Product from traditional banks and digital banking products, competition for subscribers to its financial management tools, and competition with other technology platforms for the enterprise services that Dave provides. Some of Dave’s competitors may at times seek to increase their market share by undercutting pricing terms prevalent in that market, which could adversely affect our market share for any of our products and services or require us to incur higher member acquisition costs.

Key Components of Statements of Operations

Basis of presentation

Currently, Dave conducts business through one operating segment which constitutes a single reportable segment. For more information about Dave’s basis of presentation, refer to Note 1 in the accompanying audited consolidated financial statements of Dave beginning on Page F-41 in this prospectus.

Service based revenue, net

Service based revenue, net primarily consists of optional tips, optional express processing fees and subscriptions charged to Members, net of processor-related costs associated with advance disbursements. Service based revenue, net also consists of lead generation fees from Dave’s Side Hustle advertising partners as well as fees earned related to the Rewards Product for Members who make debit card spending transactions at participating merchants.

Transaction based revenue, net

Transaction based revenue, net consists of interchange and ATM revenues from Dave’s Checking Product, net of ATM-related fees, and are recognized at the point in time the transactions occur, as the performance obligation is satisfied.

Operating expenses

Dave classifies its operating expenses into the following five categories:

Provision for Unrecoverable Advances

The provision for unrecoverable advances primarily consists of an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in the outstanding advances receivable. Dave currently estimates the allowance balance required using historical loss and collections experience, and, if relevant, the nature and volume of the portfolio, economic conditions, and other factors. Changes to the allowance have a direct impact on the provision for unrecoverable advances in the consolidated statement of operations. Dave considers advances more than 120 days past due or which become uncollectible based on information available to us as impaired. All impaired advances are deemed uncollectible and subsequently written off and are a direct reduction to the allowance for unrecoverable advances. Subsequent recoveries, if any, of Member advances written-off are recorded as a reduction to Member advances, resulting in a reduction to the allowance for unrecoverable advances and a corresponding reduction to the provision for unrecoverable advances in the consolidated statements of operations when collected.

Processing and Servicing Fees

Processing and servicing fees consist of fees paid to Dave’s processing partners for the recovery of advances, tips, expedited processing fees and subscriptions. These expenses also include fees paid for services to connect Members’ bank accounts to Dave’s application. Except for processing and servicing fees associated with advance disbursements which are recorded against revenue, all other processing and service fees are expensed as incurred.

Advertising and Marketing

Advertising and marketing expenses consist primarily of fees Dave pays to its platform partners. Dave incurs advertising and marketing expenses for online, social media and television advertising and for partnerships and promotional advertising. Advertising and marketing expenses are recognized as incurred and typically deliver a benefit over an extended period of time. All advertising and marketing costs are expensed as incurred.

Compensation and Benefits

Compensation and benefits expenses represent the compensation, inclusive of stock-based compensation and benefits, that Dave provides to our employees and the payments Dave makes to third-party contractors. While Dave has an in-house customer service function, Dave employs third-party contractors to conduct call center operations and handle routine customer service inquiries and support.

Other Operating Expenses

Other operating expenses consist primarily of technology and infrastructure (third-party SaaS), commitments to charity, transaction based costs (program expenses, association fees, processor fees, losses from Member-disputed transactions, and fraud), depreciation and amortization of property and equipment and intangible assets, general and recurring legal fees, rent, certain sales tax related costs, office related expenses, public relations costs, professional service fees, travel and entertainment, and insurance. Costs associated with technology and infrastructure, rent, depreciation and amortization of our property and equipment and intangible assets, professional service fees, travel and entertainment, public relations costs, utilities, office-related expenses and insurance technology and infrastructure (third-party subscriptions), depreciation and amortization of property and equipment and intangible assets, general and recurring legal fees, rent, office-related expenses, public relations costs, professional service fees, travel and entertainment and insurance vary based upon Dave’s investment in infrastructure, business development, risk management and internal controls and are generally not correlated with our operating revenues or other transaction metrics.

Dave expects its operating expenses to increase for the foreseeable future with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Other (income) expenses

Other (income) expenses consist of interest income, interest expense, gain on conversion of convertible notes, loss on the derivative liability associated with convertible notes, legal settlement, litigation expenses, derivative asset fair value adjustments, other strategic financing and transactional expenses, and warrant liability fair value adjustments.

Provision for income taxes

Provision for income taxes consists of the federal and state corporate income taxes accrued on income resulting from the sale of our services. On March 27, 2020, the CARES Act was signed into law, which among other things, includes certain income tax provisions for corporations; however, these benefits did not impact Dave’s current tax provision.

Results of Operations

Comparison of the Nine Months Ended September 30, 2021 and 2020

Operating revenues

	For the Nine Months Ended September 30, (unaudited)		Change
(in thousands, except for percentages)			$	%
	2021	2020	2021/2020	2021/2020
Service based revenue, net
Processing fees, net	$57,410	$47,705	$9,705	20%
Tips	33,067	25,042	8,025	32%
Subscriptions	13,055	12,337	718	6%
Other	610	530	80	15%
Transaction based revenue, net	7,711	730	6,981	956%

Total	$111,853	$86,344	$25,509	30%

Service based revenue, net—

Processing Fees, net

Processing fees, net of processor costs associated with advance disbursements, for the nine months ended September 30, 2021 increased by approximately $9.7 million, or 20%, compared to the nine months ended September 30, 2020. The increase was primarily attributable to increases in advance volume of approximately $711.9 million to approximately $961.7 million along with a higher average advance amount period over period. Processing fees tend to increase as advance volume increases, but may not always trend ratably as processing fees vary depending on the total amount of the advance. Approximately 99% and 98% of Members chose to pay a processing fee to expedite an advance for the nine months ended September 30, 2021 and 2020, respectively. The average processing fees paid to expedite these advances were approximately $5.08 and $4.51, for the nine months ended September 30, 2021 and 2020, respectively.

Tips

Tips for the nine months ended September 30, 2021 increased by approximately $8.0 million, or 32%, compared to the nine months ended September 30, 2020. The increase was primarily attributable to increases in advance volume of approximately $711.9 million to approximately $961.7 million period over period. Tips tend to increase as advance volume increases, but may not always trend ratably as tips often vary depending on the total amount of the advance. Approximately 79.8% and 78.7% of Members chose to leave a tip for the nine months ended September 30, 2021 and 2020, respectively. The average amount of tip Members chose to leave was approximately $4.48 and $3.62, for the nine months ended September 30, 2021 and 2020, respectively.

Subscriptions

Subscriptions for the nine months ended September 30, 2021 increased by approximately $0.7 million, or 6%, compared to the nine months ended September 30, 2020. The increase was primarily attributable to an increase in the number of paying Members on Dave’s platform.

Other

Other revenue for the nine months ended September 30, 2021 increased by approximately $0.08 million, or 15%, compared to the nine months ended September 30, 2020. The increase was primarily attributable to increases in leads related to Dave’s Side Hustle advertising partners.

Transaction based revenue, net—Transaction based revenue, net for the nine months ended September 30, 2021 increased by approximately $7.0 million or 956%, compared to the nine months ended September 30, 2020. This increase was primarily attributable to the growth in Members engaging with Dave’s Checking Product and corresponding growth in the number of transactions initiated by Members.

Operating expenses

	For the Nine Months Ended September 30, (unaudited)		Change
(in thousands, except for percentages)			$	%
	2021	2020	2021/2020	2021/2020
Provision for unrecoverable advances	$21,693	$14,311	$7,382	52%
Processing and servicing fees	16,920	15,696	1,224	8%
Advertising and marketing	38,844	22,642	16,202	72%
Compensation and benefits	34,685	14,898	19,787	133%
Other operating expenses	31,987	10,032	21,955	219%

Total	$144,129	$77,579	$66,550	86%

Provision for unrecoverable advances—The provision for unrecoverable advances totaled approximately $21.7 million for the nine months ended September 30, 2021, compared to approximately $14.3 million for the nine months ended September 30, 2020. The increase of approximately $7.4 million, or 52%, was primarily attributable to increases in provision expense related to Member advances aged over 120 days and those that have become uncollectible based on information available to Dave.

The increase in provision expense related to Member advances aged over 120 days and those which have become uncollectible based on information available to Dave, period over period, was driven primarily by aged receivables and the increase in advance volume from approximately $711.9 million to approximately $961.7 million for the nine months ended September 30, 2020 and 2021, respectively. All impaired advances deemed uncollectible are subsequently written-off and are a direct reduction to the allowance for unrecoverable advances.

Overall, the Company had improved loss and collections experience period over period. The changes to the Company’s historical loss and collections experience directly affected the historical loss rates utilized in the calculation of the allowance for uncollectible advances. The changes in the allowance for unrecoverable advances, period over period, had a direct impact on the provision for unrecoverable advances.

For information on the aging of Member cash advances and a rollforward of the allowance for unrecoverable advances, refer to the tables in Note 3 to the condensed consolidated financial statements of Dave beginning on page F-41 of this prospectus.

Processing and service fees—Processing and servicing fees totaled approximately $16.9 million for the nine months ended September 30, 2021, compared to approximately $15.7 million for the nine months ended September 30, 2020. The increase of approximately $1.2 million, or 8%, was primarily attributable to the increase in advance volume from $711.9 million to $961.7 million for the nine months ended September 30, 2020 and 2021, respectively, inclusive of cost savings due to volume associated discounts from our processors.

Advertising and marketing—Advertising and marketing for the nine months ended September 30, 2021 increased by approximately $16.2 million or 72%, compared to the nine months ended September 30, 2020. This increase was primarily attributable to increased marketing efforts and promotions across various social media platforms and television.

Compensation and benefits—Compensation and benefits for the nine months ended September 30, 2021 increased by approximately $19.8 million or 133%, compared to the nine months ended September 30, 2020. This increase was primarily attributable to the following:

•	an increase in payroll and related costs of approximately $8.9 million, primarily due to hiring and increased headcount throughout the business;

•

an increase in consultants and contractor costs of approximately $5.4 million, primarily due to Dave’s need to supplement recruiting efforts, increase IT security, marketing, and augmenting customer service resources; and

•

an increase in stock-based compensation of approximately $5.4 million, primarily due to an increase of approximately $2.1 million from new stock option grants related to increased headcount to support the growth of the business and an increase of approximately $3.2 million from certain stock options modifications.

Other operating expenses—Other operating expenses totaled approximately $32.0 million for the nine months ended September 30, 2021 compared to approximately $10.0 million for the nine months ended September 30, 2020. The increase of approximately $22.0 million or 219%, was primarily attributable to the following:

•	an increase in expenses related to Dave’s Checking Product of approximately $13.3 million, primarily attributable to the growth in Members and the number of transactions processed;

•

an increase in chargeback related expenses of approximately $4.0 million, primarily due to non-recurring fraudulent activity in relation to Dave’s Checking Product (see “Risk Factors—Risks related to Dave’s Business and Industry—Fraudulent and other illegal activity involving our products and services could lead to reputational damage to us, reduce the use of our platform and services and may adversely affect our financial position and results of operations.”);

•	an increase in charitable contribution expenses of approximately $1.2 million, primarily due to increased amounts pledged to charitable meal donations related to increased Members’ tips;

•

an increase in technology and infrastructure expenses of approximately $1.8 million, primarily due to increased spending to support the growth of Dave’s business and development of new products and features

•	an increase in depreciation and amortization of $0.8 million, primarily due to equipment purchases for increased headcount and amortization of internally developed software; and

•	an increase in rent expense of $0.5 million, primarily due to additional leased office space.

Other (income) expense

	For the Nine Months Ended September 30, (unaudited)		Change
(in thousands, except for percentages)			$	%
	2021	2020	2021/2020	2021/2020
Interest income	$(610)	$(339)	$(271)	80%
Interest expense	1,494	3	1,491	49700%
Legal settlement and litigation expenses	952	948	4	0%
Other strategic financing and transactional expenses	253	1,305	(1,052)	-81%
Changes in fair value of derivative asset on loans to stockholders	(33,043)	—	(33,043)	100%
Changes in fair value of warrant liability	3,480	—	3,480	100%

Total	$(27,474)	$1,917	$(29,391)	-1533%

Interest income—Interest income totaled approximately $0.6 million for the nine months ended September 30, 2021, compared to $0.3 million for the nine months ended September 30, 2020. The increase of approximately $0.3 million, or 80%, was primarily attributable to a fair value adjustment associated with a promissory note issued in connection with the $15 million pre-funding of Alameda Research’s PIPE Investment.

Interest expense—The increase of approximately $1.5 million was primarily attributable to interest paid related to Dave’s $100.0 million Senior Secured Loan Facility with Victory Park Management, LLC.

Legal settlement and litigation expenses—Legal settlement and litigation expenses totaled approximately $1.0 million, for the nine months ended September 30, 2021, compared to approximately $0.9 million for the nine months ended September 30, 2020. See “Business —Legal and Regulatory Proceedings” for more information regarding pending legal actions.

Other strategic financing and transactional expenses—Other strategic financing and transactional expenses totaled approximately $0.3 million for the nine months ended September 30, 2021, compared to approximately $1.3 million for the nine months ended September 30, 2020. The decrease of approximately $1.0 million, or 81%, was primarily attributable reduced spend on audit and compliance related expenses associated with potential strategic financing alternatives.

Derivative asset on loans to stockholders—Changes in fair value of derivative asset on loans to stockholders totaled approximately $33.0 million for the nine months ended September 30, 2021, compared to $0 for the nine months ended September 30, 2020. The increase of approximately $33.0 million, or 100%, was primarily attributable to fair value adjustments associated with options issued in connection with loans to stockholders resulting from an increase in the fair value of Dave’s common stock.

Changes in fair value of warrant liability—Changes in fair value of warrant liability totaled approximately $3.5 million for the nine months ended September 30, 2021, compared to $0 for the nine months ended September 30, 2020. The increase of approximately $3.5 million, or 100%, was primarily attributable to fair value adjustments associated with certain warrants issued in connection with the Existing Financing Agreement.

Provision for income taxes

	For the Nine Months Ended September 30, (unaudited)		Change
(in thousands, except for percentages)			$	%
	2021	2020	2021/2020	2021/2020
Income tax benefit	$(1)	$(20,805)	$20,804	-100%

Total	$(1)	$(20,805)	$20,804	-100%

Changes in income tax benefit—Income tax benefit for the nine months ended September 30, 2021 decreased by $20.8 million or 100%, compared to the nine months ended September 30, 2020. This decrease was primarily attributable to a year-to-date pre-tax loss in 2021 relative to year-to-date pre-tax income in 2020, resulting in an increase in the valuation allowance on deferred tax assets in 2021 relative to a decrease in the valuation allowance in 2020. The decrease was partially offset by the 2021 nontaxable mark-to-market gain on the derivative asset related to stockholder loans.

Comparison of the Years Ended December 31, 2020 and 2019

Operating revenues

	For the Years Ended December 31,		Change
(in thousands, except for percentages)			$	%
	2020	2019	2020/2019	2020/2019
Service based revenue, net
Processing fees, net	$66,969	$45,093	$21,876	49%
Tips	36,189	20,684	15,505	75%
Subscriptions	16,678	9,185	7,493	82%
Other	759	1,232	(473)	-38%
Transaction based revenue, net	1,201	33	1,168	3539%

Total	$121,796	$76,227	$45,569	60%

Service based revenue, net—

Processing Fees, net

Processing fees, net of processor costs associated with advance disbursements, for the year ended December 31, 2020 increased by approximately $21.9 million, or 49%, compared to the year ended December 31, 2019. The increase was primarily attributable to the increases in advance volume of approximately $665.4 million to approximately $1,007.0 million along with a higher average advance amount period over period. Processing fees tend to increase as advance volume increases, but may not always trend ratably as processing fees vary depending on the total amount of the advance. Approximately 98% of Members chose to pay a processing fee to expedite the advance for the years ended December 31, 2021 and 2020, respectively. The average processing fees paid to expedite these advances were approximately $4.56 and $4.34, respectively.

Tips

Tips for the year ended December 31, 2020 increased by approximately $15.5 million, or 75%, compared to the year ended December 31, 2019. The increase was primarily attributable to increases in advance volume of approximately $665.4 million to approximately $1,007.0 million period over period. Tips tend to increase as advance volume increases, but may not always trend ratably as tips often vary depending on the total amount of the advance. Approximately 81% and 80% of Members chose to leave a tip for the year ended December 31, 2020 and 2019, respectively. The average amount of tip Members chose to leave were approximately $3.72 and $3.21, respectively.

Subscriptions

Subscriptions for the year ended December 31, 2020 increased by approximately $7.5 million, or 82%, compared to the year ended December 31, 2019. The increase was primarily attributable to an increase in paying Members on Dave’s platform.

Other

Other revenue for the year ended December 31, 2020 decreased by approximately $0.5 million, or 38%, compared to the year ended December 31, 2019. The decrease was primarily attributable to decreases in average revenue per lead related to Dave’s Side Hustle advertising partners.

Transaction based revenue, net—Transaction based revenue, net for the year ended December 31, 2020 increased by approximately $1.2 million or 3,539%, compared to the year ended December 31, 2019. This increase was primarily attributable to the growth in Members engaging with Dave’s Checking Product and corresponding growth in the number of transactions initiated by Members.

Operating expenses

	For the Year Ended December 31,		Change
(in thousands, except for percentages)			$	%
	2020	2019	2020/2019	2020/2019
Provision for unrecoverable advances	$25,539	$19,688	$5,851	30%
Processing and servicing fees	21,646	15,216	6,430	42%
Advertising and marketing	38,019	22,934	15,085	66%
Compensation and benefits	22,210	9,242	12,968	140%
Other operating expenses	15,763	7,370	8,393	114%

Total	$123,177	$74,450	$48,727	65%

Provision for unrecoverable advances—The provision for unrecoverable advances totaled approximately $25.5 million for the year ended December 31, 2020, compared to approximately $19.7 million for the year ended December 31, 2019. The increase of approximately $5.9 million, or 30%, was primarily attributable to increases in provision expense related to Member advances aged over 120 days and those that have become uncollectible based on information available to Dave of approximately $8.7 million, offset by a decrease in the provision expense related to Member advances aged 120 days and under of approximately $2.9 million.

The increase in provision expense related to Member advances, aged over 120 days and those that have become uncollectible based on information available to Dave was driven primarily by aged receivables and the increase in advance volume from approximately $665.4 million to approximately $1,007.0 million for the years ended December 31, 2019 and 2020, respectively. All impaired advances deemed uncollectible are subsequently written-off and are a direct reduction to the allowance for unrecoverable advances.

The decrease in provision expense related to Member advances aged 120 days and under, was primarily attributed to the advance volume growth from 2018 to 2019 that significantly outpaced the advance volume growth from 2019 to 2020, resulting in a higher increase to the allowance for unrecoverable advances and corresponding higher provision for unrecoverable advances expense during the year ended December 31, 2019 as compared to December 31, 2020. In addition, Dave also had improved loss and collections experience year over year which directly affected the historical loss rates utilized in the calculation of the allowance for recoverable advances. The changes in the allowance for unrecoverable advances, period over period, had a direct impact on the provision for unrecoverable advances.

For information on the aging of Member cash advances and a rollforward of the allowance for unrecoverable advances, refer to the tables in Note 5 to the consolidated financial statements of Legacy Dave beginning on page F-41 of this prospectus.

Processing and servicing fees—Processing and servicing fees totaled approximately $21.6 million for the year ended December 31, 2020, compared to approximately $15.2 million for the year ended December 31, 2019. The increase of approximately $6.4 million, or 42%, was primarily attributable to the increase in advance volume from $665.4 million to $1,007.0 million for the years ended December 31, 2019 and 2020, respectively, offset by volume associated discounts and cost savings due to price reductions from our processors.

Advertising and marketing—Advertising and marketing totaled approximately $38.0 million for the year ended December 31, 2020, compared to approximately $22.9 million for the year ended December 31, 2019. The increase of approximately $15.1 million, or 66%, was primarily attributable to increased marketing efforts and promotions across various social media platforms and television.

Compensation and benefits—Compensation and benefits increased approximately 140% to approximately $22.2 million for the year ended December 31, 2020 from approximately $9.2 million for the year ended December 31, 2019. The increase of approximately $13.0 million is primarily attributable to the following:

•	an increase in payroll and related costs of approximately $10.9 million, primarily due to hiring and increased headcount throughout the business;

•

an increase in consultants and contractor costs of approximately $1.0 million, primarily due to Dave’s need to supplement recruiting efforts, increase IT security, marketing, and augmenting customer service resources; and

•	an increase in stock-based compensation of approximately $1.1 million, primarily due to new grants related to increased headcount to support the growth of the business.

Other operating expenses—Other operating expenses increased approximately 114% to approximately $15.8 million for the year ended December 31, 2020 from approximately $7.4 million for the year ended December 31, 2019. The increase of approximately $8.4 million is primarily attributable to the following:

•	an increase in expenses related to Dave’s Checking Product of approximately $2.5 million, primarily attributable to the growth in Members and the number of transactions processed;

•	an increase in charitable contribution expenses of approximately $2.4 million, primarily due to increased amounts pledged to charitable tree and meal donations related to increased Members’ tips;

•

an increase in technology and infrastructure expenses of approximately $1.9 million, primarily due to increased spending to support the growth of our business and development of new products and features;

•	an increase in depreciation and amortization of $0.9 million, primarily due to equipment purchases for increased headcount and amortization of internally developed software; and

•	an increase in fines and penalties of $0.2 million, primarily attributable to fines and penalties related to sales tax filings in certain states.

Other (income) expense

	For the Year Ended December 31,		Change
(in thousands, except for percentages)			$	%
	2020	2019	2020/2019	2020/2019
Interest income	$(409)	$(429)	$20	-5%
Interest expense	17	852	(835)	-98%
Gain on conversion of 2018 convertible notes	—	(841)	841	-100%
Derivative liability	—	536	(536)	-100%
Legal settlement and litigation expenses	4,467	327	4,140	1266%
Other strategic financing and transactional expenses	1,356	—	1,356	100%

Total	$5,431	$445	$4,986	1120%

Interest expense—Interest expense totaled approximately $.02 million for the year ended December 31, 2020, compared to approximately $0.8 million for the year ended December 31, 2019. The decrease of approximately $0.8 million, or 98%, was primarily attributable to interest expense related to the convertible promissory notes issued in 2018.

Gain on conversion of 2018 convertible notes—The decrease of approximately $0.8 million, or 100%, was related to the 2019 conversion of the convertible promissory notes issued in 2018 to B-2 preferred shares.

Derivative liability—Derivative liability totaled $0 for the year ended December 31, 2020, compared to approximately $0.5 million for the year ended December 31, 2019. The decrease of approximately $0.5 million, or 100%, was primarily attributable to the extinguishment of the derivative liability associated with 2018 convertible notes that converted during 2019.

Legal settlement and litigation expenses—Legal settlement and litigation expenses totaled approximately $4.5 million for the year ended December 31, 2020, compared to $0.3 million for the year ended December 31, 2019. The increase of approximately $4.1 million, or 1,266%, was primarily attributable to an accrual made relating to Dave’s class action lawsuit settlement, net of estimated insurance reimbursements and professional fees associated with various legal matters.

Other strategic financing and transactional expenses—Other strategic financing and transactional expenses totaled approximately $1.4 million for the year ended December 31, 2020, compared to $0 for the year ended December 31, 2019. The increase of approximately $1.4 million, or 100%, was primarily attributable to fees associated with the evaluation of financing and strategic alternatives.

Provision for income taxes

	For the Year Ended December 31,		Change
(in thousands, except for percentages)			$	%
	2020	2019	2020/2019	2020/2019
Provision for income taxes	$145	$545	$(400)	-73%

Total	$145	$545	$(400)	-73%

Provision for income taxes for the year ended December 31, 2020 decreased by approximately $0.4 million or 73%, compared to the year ended December 31, 2019. This relative decrease was primarily attributable to the pre-tax income in 2019 relative to the pre-tax loss in 2020. The relative decrease was partially offset by the fact that federal and state net operating losses were utilized for the year ended December 31, 2019, while similar loss carryforwards were no longer available for the year ended December 31, 2020. The relative decrease was also partially offset by the significant increase in the valuation allowance for the year ended December 31, 2020, relative to the increase for the year ended December 31, 2019, primarily attributable to increases in the deferred tax assets associated with the allowance for member advances and accrued expenses.

Non-GAAP Financial Measures

In addition to Dave’s results determined in accordance with GAAP, Dave believes the following non-GAAP measures are useful in evaluating its operational performance. Dave uses the following non-GAAP measures to evaluate its ongoing operations and for internal planning and forecasting purposes. Dave believes that non-GAAP financial information, when taken collectively, may be helpful in assessing its operating performance and are more indicative of our operational performance and facilitate an alternative comparison among fiscal periods. These non-GAAP financial measures are not, and should not be viewed as, substitutes for GAAP reporting measures.

Adjusted EBITDA

“Adjusted EBITDA” is defined as net (loss) income adjusted for interest expense (income), income tax benefit, depreciation and amortization, stock-based compensation and other discretionary items determined by management. Adjusted EBITDA is intended as a supplemental measure of Dave’s performance that is neither required by, nor presented in accordance with, GAAP. Dave believes that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Dave’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating Adjusted EBITDA Dave may incur future expenses similar to those excluded when calculating these measures. In addition, Dave’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Dave’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Dave compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. The reconciliation of net loss to Adjusted EBITDA below should be reviewed and no single financial measure should be relied upon to evaluate Dave’s business.

The following table reconciles net (loss) income to Adjusted EBITDA for the nine months ended September 30, 2021 and 2020, respectively:

	For the Nine Months Ended September 30,
(in thousands)	2021	2020
Net (loss) income	$(4,801)	$27,653
Interest expense (income), net	884	(336)
Income tax benefit	(1)	(20,805)
Depreciation and amortization	2,059	1,219
Stock-based compensation	6,342	932
Legal settlement and litigation expenses	952	948
Other strategic financing and transactional expenses	253	1,305
Changes in fair value of derivative asset on loans to stockholders	(33,043)	—
Changes in fair value of warrant liability	3,480	—

Adjusted EBITDA	$(23,875)	$10,916

The following table reconciles net (loss) income to Adjusted EBITDA for the years ended December 31, 2020 and 2019, respectively:

	For the Year Ended December 31,
(in thousands)	2020	2019
Net (loss) income	$(6,957)	$787
Interest (income) expense, net	(392)	423
Provision for income taxes	145	545
Depreciation and amortization	1,718	805
Stock-based compensation	1,525	446
Legal settlement and litigation expenses	4,467	327
Other strategic financing and transactional expenses	1,356	—
Gain on conversion of 2018 convertible notes	—	(841)
Derivative liability	—	536

Adjusted EBITDA	$1,862	$3,028

Liquidity and Capital Resources

Since inception, Legacy Dave has financed its operations primarily from the issuance of preferred stock through its Series A and Series B funding rounds, issuances of convertible notes, and funds from borrowings under the Existing Financing Agreement. As of September 30, 2021 and December 31, 2020, Legacy Dave’s cash and marketable securities balances were $35.4 million (unaudited) and $22.7 million, respectively.

As an early-stage company, the expenses Legacy Dave has incurred since inception are consistent with Dave’s strategy and approach to capital allocation. Dave expects to incur net losses in accordance with Dave’s operating plan as Dave continues to expand and improve upon its financial platform.

Dave’s ability to access capital when needed is not assured and, if capital is not available to Dave when, and in the amounts needed, Dave could be required to delay, scale back or abandon some or all of Dave’s development programs and other operations, which could materially harm Dave’s business, prospects, financial condition and operating results.

Dave believes that its cash on hand should be sufficient to meet its working capital and capital expenditure requirements for a period of at least 12 months from the date of this prospectus and sufficient to fund its operations. Dave may raise additional capital through follow-on public offerings or debt financings. The amount and timing of Dave’s future funding requirements, if any, will depend on many factors, including the pace and results of Dave’s research and development efforts. No assurances can be provided that additional funding will be available at terms acceptable to Dave, if at all. If Dave is unable to raise additional capital it may significantly curtail its operations, modify existing strategic plans and/or dispose of certain operations or assets.

Cash Flows Summary

	(unaudited)
Total cash (used in) provided by:	For the Nine Months Ended September 30,		For the Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Operating activities	$(22,099)	$(4,320)	$(9,146)	$(10,928)
Investing activities	(220)	2,682	3,422	(19,695)
Financing activities	38,876	179	4,241	33,867

Net increase (decrease) in cash and cash equivalents and restricted cash	$16,557	$(1,459)	$(1,483)	$3,244

Cash Flows From Operating Activities

Legacy Dave recorded a net loss of approximately $4.8 million for the nine months ended September 30, 2021 and net income of approximately $27.7 million for the nine months ended September 30, 2020. Legacy Dave reported cash used in operating activities of approximately $22.1 million and $4.3 million for the nine months ended September 30, 2021 and 2020, respectively.

Net cash used in operating activities for the nine months ended September 30, 2021 included net loss of approximately $4.8 million adjusted for non-cash items of approximately $33.0 million for the increase in fair value of derivative assets, approximately $21.7 million for the provision for unrecoverable advances, approximately $6.3 million for stock-based compensation expense, approximately $3.5 million for the change in fair value of warrant liabilities, approximately $2.1 million for depreciation and amortization expense, and approximately $0.6 million in non-cash interest. Further changes in cash flows from operations included an increase in Member advances of approximately $27.8 million, a decrease in other current liabilities of approximately $2.0 million, and a decrease in prepaid expenses and other current assets of approximately $0.6 million. These changes were partially offset by an increase in accrued expenses of approximately $4.5 million, an increase in accounts payable of approximately $6.0 million and a decrease in prepaid income taxes of approximately $1.3 million.

Net cash used in operating activities for the nine months ended September 30, 2020, included net income of approximately $27.7 million adjusted for non-cash items of approximately $14.3 million for the provision for unrecoverable advances, approximately $1.2 million for depreciation and amortization, approximately $0.9 million for stock-based compensation, and approximately $0.2 million in non-cash interest from loans to stockholders. Further changes in cash flows from operations included an increase in Member advances of approximately $20.9 million, an increase in prepaid expenses and other current assets of approximately $2.8 million, and a decrease in accounts payable of approximately $1.3 million. These changes were partially offset by increases in accrued expenses of approximately $1.3 million and increases in other current and non-current liabilities of approximately $0.7 million.

Legacy Dave recorded a net loss of approximately $7.0 million for the year ended December 31, 2020 and net income of approximately $0.8 million for the year ended December 31, 2019. Legacy Dave reported negative cash flows from operating activities of approximately $9.1 million and $10.9 million for the years ended December 31, 2020 and 2019, respectively.

Net cash used in operating activities for the year ended December 31, 2020 included a net loss of approximately $7.0 million, adjusted for non-cash items of approximately $25.5 million for provision for unrecoverable advances, approximately $1.7 million for depreciation and amortization and approximately $1.5 million for stock-based compensation expense. Further changes in cash flows from operations included an increase in Member advances of approximately $35.2 million, an increase in prepaid income taxes of approximately

$4.0 million, an increase in prepaid expenses and other current assets of approximately $2.6 million, and a decrease in income taxes payable of approximately $0.5 million. These changes were offset primarily by an increase in accrued expenses of approximately $3.4 million, an increase in other current liabilities of approximately $2.5 million, an increase in accounts payable of approximately $2.0 million, and an increase in legal settlement accrual of approximately $3.2 million.

Net cash used in operating activities for the year ended December 31, 2019, included net income of approximately $0.8 million, adjusted for non-cash items of approximately $19.7 million for provision for unrecoverable advances, approximately $0.8 million for depreciation and amortization, approximately $0.4 million for stock-based compensation expense, and approximately $0.5 million for changes in fair value of derivative assets and liabilities. These non-cash items were offset by an approximately $0.8 million gain on conversion related to the 2018 Convertible Notes. Further changes in cash flows from operations included an increase in Member advances of approximately $39.3 million and an increase in prepaid expenses and other current assets of approximately $1.2 million. These changes were primarily offset by an increase in accounts payable of approximately $4.9 million, an increase in accrued expenses of approximately $1.7 million, an increase in income taxes payable of approximately $0.5 million, and an increase in interest payable, convertible notes of approximately $0.5 million.

Cash Flows From Investing Activities

During the nine months ended September 30, 2021, net cash used in investing activities was approximately $0.2 million. This included the sale of marketable securities of approximately $3.9 million, partially offset by payments for internally developed software costs of approximately $3.9 million and the purchase of property and equipment of approximately $0.2 million.

During the nine months ended September 30, 2020, net cash provided by investing activities was approximately $2.7 million. This included payments for internally developed software costs of approximately $2.8 million, the purchase of property and equipment of approximately $0.2 million, and the purchase of marketable securities of approximately $0.1 million, partially offset by the sale of marketable securities of $5.8 million.

During the year ended December 31, 2020, net cash provided by investing activities was approximately $3.4 million. This included the sale of marketable securities of approximately $7.8 million, partially offset by the capitalization of internally developed software costs of approximately $4.0 million, the purchase of property and equipment of approximately $0.2 million and the purchase of marketable securities of approximately $0.1 million.

During the year ended December 31, 2019, net cash used in investing activities was approximately $19.7 million. This included the purchase of marketable securities of approximately $32.9 million, capitalization of internally developed software costs of approximately $1.7 million, the purchase of a derivative asset on Loans to Stockholders (as defined below) of approximately $0.5 million, and the purchase of property and equipment of approximately $0.4 million, partially offset by the sale of marketable securities of approximately $15.8 million.

Cash Flows From Financing Activities

During the nine months ended September 30, 2021, net cash provided by financing activities was approximately $38.9 million, which consisted of proceeds from borrowings of approximately $45.0 million and proceeds from the exercise of stock options of approximately $1.4 million, partially offset by the repayment of borrowings under Dave’s line of credit of approximately $3.9 million and payment of deferred issuance costs of approximately $3.6 million.

During the nine months ended September 30, 2020, net cash provided by financing activities was approximately $0.2 million, which consisted of approximately $0.2 million in proceeds from the exercise of stock options.

During the year ended December 31, 2020, net cash provided by financing activities was approximately $4.2 million, which consisted of $3.9 million in line of credit borrowings and approximately $0.3 million in proceeds from issuance of common stock for stock option exercises, including early exercises.

During the year ended December 31, 2019, net cash provided by financing activities was approximately $33.9 million, which consisted of approximately $49.7 million from proceeds from issuance of preferred stock, $1.5 million in line of credit borrowings, and approximately $0.7 million in proceeds from issuance of convertible debt, partially offset by approximately $14.4 million in loans to stockholders, $2.0 million in repayment of convertible debt, $1.5 million in line of credit repayments, and other insignificant fluctuations.

Contractual Obligations and Commitments

Contractual obligations represent future cash commitments and liabilities under agreements with third parties and exclude contingent liabilities for which Dave cannot reasonably predict future payment. Dave’s contractual obligations result from leases for office space and the principal and interest owed under the Existing Financing Agreement it entered into with Victory Park Management, LLC, an affiliate of VPCC. Dave also has unrecognized tax benefits that, if recognized, would affect the effective tax rate at December 31, 2020. Dave does not have tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefit will significantly increase or decrease within 12 months of the reporting date. Additionally, the expected timing of payment of the obligations presented below is estimated based on current information.

The following table summarizes Dave’s contractual obligations and other commitments as of December 31, 2020 and the years in which these obligations are due:

	Payments Due By Period
As of December 31, 2020 (in thousands)	Total	Less than 1 year	1-3 Years	3-5 years
Operating lease obligations	$1,829	$525	$698	$606
Line of credit	3,910	3,910	—	—

Total	$5,739	$4,435	$698	$606

At September 30, 2021, $30.0 million of term loans under the Existing Financing Agreement were outstanding. For more information on the facility, see “—Recent Developments.”

Off-Balance Sheet Arrangements

Dave does not have any “off-balance sheet arrangements,” as defined by the SEC regulations.

Critical Accounting Policies and Estimates

Legacy Dave’s consolidated financial statements have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires Dave to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported revenues and expenses incurred during the reporting periods. Dave’s estimates are based on its historical experience and on various other factors that Dave believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Dave’s critical accounting estimates and assumptions are evaluated on an ongoing basis including those related to the: (i) realization of tax assets and estimates of tax liabilities; (ii) valuation of equity securities; (iii) fair value of derivatives; (iv) valuation of notes payable and warrant liabilities; and (v) allowance for unrecoverable advances.

Actual results may differ from these estimates under different assumptions or conditions. Dave believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While Dave’s significant accounting policies are described in the notes to its audited consolidated financial statements, Dave believes that the following accounting policies require a greater degree of judgment and complexity and are the most critical to understanding its financial condition and historical and future results of operations.

Fair Value of Financial Instruments

Dave is required to account for certain financial instruments at fair value with changes in fair value reported in earnings, and may elect fair value accounting for certain other financial instruments in accordance with GAAP.

Financial instruments carried at fair value include marketable securities, derivative assets related to loans to stockholders, warrant liability and the derivative liability related to Dave’s convertible notes.

Dave applies the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards (“ASC”) ASC 820, Fair Value Measurements and Disclosures, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. Fair value represents the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Dave uses the following hierarchy in measuring the fair value of Dave’s assets and liabilities, focusing on the most observable inputs when available:

•	Level 1. Quoted prices in active markets for identical assets or liabilities.

•

Level 2. Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3. Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

Derivative Asset

Dave recorded a derivative asset related to the call option on loans to stockholders. The derivative asset is carried at estimated fair value on Dave’s consolidated balance sheets. Changes in the estimated fair value of the derivatives are reported as (gain) loss on derivatives in the accompanying consolidated statements of operations. Dave utilizes the binomial option pricing model to compute the fair value of the derivative asset and to mark to market the fair value of the derivative at each balance sheet date. The binomial option-pricing model considers a range of assumptions related to the fair value of common stock (see below Fair Value of Common Stock for further details), volatility, dividend yield and risk-free interest rate. The binomial option pricing model includes subjective input assumptions that can materially affect the fair value estimates.

Warrant Liability

Dave recorded a warrant liability associated with the $100.0 million Existing Financing Agreement with Victory Park Management, LLC. The warrant liability is carried on Dave’s consolidated balance sheets as a long-term liability estimated at fair value. Changes in the estimated fair value of the warrant liability are reported as (gain) loss in the accompanying consolidated statements of operations. Dave utilizes the binomial option-pricing model to compute the fair value and to mark to market the fair value of the warrant liability at each consolidated balance sheet date. The binomial option-pricing model considers a range of assumptions related to the fair value of common stock (see below Fair Value of Common Stock for further details), volatility, dividend yield and risk-free interest rate. The binomial option pricing model includes subjective input assumptions that can materially affect the fair value estimates.

Note Payable

The Company has elected to measure the note payable debt instrument at fair value using the fair value option of ASC 825-10. Dave identified an embedded derivative related to a convertible feature in its promissory note with Alameda Research and in accordance with ASC 815-15-25-1 criterion (b), since the Company has elected to apply the fair value option to the debt, the Contingently Exercisable Share Settled Put/Call Option and any other embedded features will not be separated from the debt host. The note payable is carried on Dave’s consolidated balance sheets as a current liability estimated at fair value with changes in fair value reflected in earnings. Dave used a market yield approach to determine the fair value of the promissory note. The market yield approach model includes subjective input assumptions that can materially affect the fair value estimates.

Derivative Liability

Dave identified an embedded derivative related to a convertible feature in the 2018 convertible notes. The embedded derivative is carried on Dave’s consolidated balance sheets as a bifurcated embedded derivative liability estimated at fair value. Changes in the estimated fair value of the derivatives are reported as (gain) loss on derivatives in the accompanying consolidated statements of operations. Dave determined the fair value of certain embedded derivatives on issued convertible notes using Level 3 inputs, including expected maturity or conversion date, discount rate, and probability. Significant increases or decreases in the inputs would result in different fair value measurements for the embedded feature.

Please refer to Note 3 in the accompanying audited consolidated financial statements of Dave for the year ended December 31, 2020 included elsewhere in this prospectus.

Allowance for Unrecoverable Advances

Dave maintains an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in outstanding Member advances. Dave currently estimates the allowance balance required using historical loss and collections experience, and, if relevant, the nature and volume of the portfolio, economic conditions, and other factors. Interpretations of the nature of volume of the portfolio and projections of future economic conditions involve a high degree of subjectivity. Changes to the allowance have a direct impact on the provision for unrecoverable advances in the consolidated statement of operations.

Dave considers advances over 120 days past due or which become uncollectible based on information available to us as impaired. All impaired advances are deemed uncollectible and subsequently written-off and are a direct reduction to the allowance for unrecoverable advances. Subsequent recoveries of Member advances written-off, if any, are recorded as a reduction to Member advances when collected, resulting in a reduction to the allowance for unrecoverable advances and a corresponding reduction to the provision for unrecoverable advances expense in the consolidated statements of operations.

Income Taxes

Dave follows ASC 740, Income Taxes (“ASC 740”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more-likely-than-not that the asset will not be realized.

In order to determine the Company’s interim provisions for income taxes, the Company uses an estimated annual effective tax rate for the full fiscal year, which is based on expected annual income and statutory tax rates in the various jurisdictions in which the Company operates, adjusted for discrete items recognized during the interim period. Certain significant or unusual items are separately recognized in the quarter during which they occur and can cause the effective tax rate to vary from quarter to quarter.

ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not, the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination, including compromise settlements. For tax positions not meeting the more-likely-than-not threshold, no tax benefit is recorded. Dave has estimated approximately $0.1 million and $0 of uncertain tax positions as of September 30, 2021 and 2020, respectively. The estimated uncertain tax positions as of December 31, 2020 were approximately $0.1 million.

Dave’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense within the statement of operations. Dave recognized approximately $0.004 million and $0 million of interest expense and penalties as a component of income tax expense during the nine-month periods ended September 30, 2021 and 2020, respectively. There was approximately $0.006 million and $0 of accrued interest and penalties as of September 30, 2021 and 2020, respectively. There was approximately $0.003 million of accrued interest and penalties as of December 31, 2020.

Dave is subject to income tax in jurisdictions in which it operates, including the United States. For U.S. income tax purposes, Dave is taxed as a C-corporation.

Dave recognizes deferred taxes for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. Dave recorded a valuation allowance against its deferred tax assets, net of certain deferred tax liabilities, at September 30, 2021 and 2020, as well as at December 31, 2020. Based upon management’s assessment of all available evidence, Dave has concluded that it is more-likely-than-not that the deferred tax assets, net of certain deferred tax liabilities, will not be realized.

Emerging Growth Company Status

Dave is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Dave expects to remain an emerging growth company and to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. Dave expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date Dave (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare Dave’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 3 of the accompanying audited consolidated financial statements and Note 2 of the accompanying unaudited condensed consolidated financial statements of Dave included elsewhere in this prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021.

In addition, Dave intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Dave intends to rely on such exemptions, Dave is not required to, among other things: (a) provide an auditor’s attestation report on Dave’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd- Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Dave will remain an emerging growth company under the JOBS Act until the earliest of (1) the last day of the fiscal year (a) following March 4, 2026, (b) in which Dave has total annual gross revenue of at least $1.07 billion, (c) in which Dave is deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Dave has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recently Issued Accounting Standards

Refer to Note 3, “Significant Accounting Policies,” of Dave’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of the impact of recent accounting pronouncements.

Internal Control Over Financial Reporting

In connection with the audit of Legacy Dave’s consolidated financial statements for the years ended December 31, 2020 and 2019, material weaknesses in Legacy Dave’s internal control over financial reporting were identified. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Legacy Dave’s annual or interim financial statements will not be prevented or detected on a timely basis. For more information concerning the material weaknesses identified, see section titled “Risk Factors—Legacy Dave identified material weaknesses in its internal control over financial reporting, which for the years ended December 31, 2020 and 2019 resulted in a restatement of its financial statements. If Dave is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Dave’s business and share price.”

Quantitative and Qualitative Disclosures about Market Risk

Dave is exposed to a variety of market and other risks, including the effects of changes in interest rates and inflation, as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

Dave holds cash and cash equivalents and marketable securities for working capital purposes. Dave does not have material exposure to market risk with respect to investments, as any investments Dave enters into are primarily highly liquid investments. As of September 30, 2021, Dave had cash and cash equivalents and marketable securities of $35.4 million, consisting of operating, savings and money market accounts which are not materially affected by changes in the general level of U.S. interest rates. Furthermore, all of the Convertible Notes issued by Dave accrue interest at a fixed rate.

Dave also has interest rate exposure as a result of its outstanding term loans under the Existing Financing Agreement. As of September 30, 2021, the aggregate outstanding principal amounts of the term loans was $30.0 million. The term loans bear interest at an annual rate equal to 6.95% plus a base rate defined as the greater of three-month LIBOR (as of the last day of each calendar month) and 2.55%. If overall interest rates increase by 100 basis points, our interest expense would not be materially affected.

Credit Risk

Financial instruments that potentially subject Dave to credit risk consist of cash, Member advances and deposits. Dave maintains its cash with major financial institutions. At times, cash account balances with any one financial institution may exceed FDIC insurance limits ($250 per depositor per institution). Dave believes the financial institutions that hold Dave’s cash are financially sound and, accordingly, minimal credit risk exists with respect to cash. The Member advances are also subject to credit risk. See “Risk Factors—Risk Related to Dave’s Business and Industry—Our non-recourse cash advances expose us to credit risk of our Members and if our underwriting criteria for making advances is not sufficient to mitigate against this risk, our financial condition and operating results could be adversely affected if a substantial number of our Members fail to repay the cash advance they receive.”

Inflation Risk

Dave does not believe that inflation has had, or currently has, a material effect on its business.

BUSINESS

Overview

In the story of David vs. Goliath, the small underdog is able to outsmart and defeat his larger adversary. This is the spirit behind the name “Dave.” We have built an integrated financial services online platform that provides millions of Americans with seamless access to a variety of intuitive financial products at a fraction of the cost and with much higher speed to value than that of the legacy financial services incumbents, such as traditional banks and other financial institutions. Our mission is to create financial opportunity that advances America’s collective potential.

Based on the Company’s observation and analysis of data gathered from its Members, legacy financial institutions charge high fees for financial banking products, which disproportionately burdens tens of millions of Americans who need it most. We see this dynamic playing out with our Members who we believe are on average paying between $300-$400 in overdraft, maintenance and other fees to their existing bank for basic checking services.

According to a report by the Center for Financial Services Innovation (“CFSI”), legacy financial institutions charge approximately $30 billion in fees annually. The Consumer Financial Protection Bureau (“CFPB”) reports that more than 50 million Americans overdraft multiple times per year. According to the Financial Health Network, by 2023 approximately 45 million Americans will be “financially vulnerable,” 65 million Americans will be unbanked or underbanked and 185 million Americans will fall into the low or volatile income and credit-challenged category. Given these dynamics, our potential Member opportunity is significant. We estimate that our total addressable market consists of between 150 million to 180 million Americans who are in need of financial stability and are either not served or underserved by legacy financial institutions.

Dave offers a suite of innovative financial products aimed at helping our Members improve their financial health. Our budgeting tool helps Members manage their upcoming bills to avoid overspending. To help Members avoid punitive overdraft fees, Dave offers cash advances through its flagship 0% interest ExtraCash product. We also help Members generate extra income for spending or emergencies through our Side Hustle product, where we present Members with supplemental work opportunities. Through Dave Banking, we provide a modern checking account experience with valuable tools for building long-term financial health.

Market research conducted by Dave found that legacy financial institutions commonly require a more extensive banking relationship and days or even weeks of wait times to access their features and services, which can potentially be more onerous in order to obtain premium features (e.g., access to increased interest rates requires direct deposit or higher minimum daily balances). Even new challenger banks often take multiple days or even weeks before allowing members to access certain premium features, according to the same research. In contrast, Members are able to utilize all of Dave’s products individually and instantly, whether or not their banking relationship is with us. As an example, our ExtraCash product allows new Members to access up to $250 to cover an overdraft at their existing bank. We are able to do this by leveraging our proprietary machine learning engine that analyzes a Member’s prior transaction history at their existing bank. This flexible approach to Member choice and speed to value has been a key driver of our growth and best-in-Class brand favorability. According to market research conducted by Dave in June 2021 through a third-party using a quantitative online survey of 2,021 respondents across the United States 73% of respondents rated Dave in the two highest favorable categories (42% very favorable and 30% somewhat favorable) compared to other bank innovators.

We have only begun to address the many inequities in financial services, but our progress to date demonstrates the demand for Dave to rewire the financial system for the everyday person. Since inception and through the date of this prospectus, approximately 10 million Members have registered on the Dave app and over five million of them have used at least one of our current products. We have added more than one million new banking relationships over the last 12 months, and we believe that we have a substantial opportunity to grow our Member base going forward. We believe the value proposition of our platform approach will continue to accelerate as a result of our data-driven perspective of our Members, allowing us to introduce products and services that address their changing life circumstances.

Our Strategy

Americans have been underserved by existing financial products. We take a unique approach to serving our large addressable market with the following strategy:

•	Offering a suite of products that help solve critical Member pain points, driving low acquisition costs.

•	Creating frictionless access to a suite of financial products.

•	Leveraging data to offer ExtraCash at unbeatable prices and speed to value.

•	Focusing on community building with our Member base.

•	Generating a “flywheel” by cross-selling existing Members to new products at no additional Member acquisition costs, resulting in lower consumer pricing.

Offering products to solve critical Member pain points: One in five Americans are either unbanked (no checking account) or underbanked (access to a checking account, but pay significant fees or have limited access to credit). Household financial insecurity is even more pervasive. Today, more than 150 million Americans are financially vulnerable, with 40% unable to afford a one-time $400 emergency expense and nearly 69% of full-time workers are living paycheck-to-paycheck, according to results from the 2020 “Getting Paid in America” survey conducted by the American Payroll Association (APA).

Retail banks—large-scale depository institutions, regional banks, credit unions and other traditional financial institutions—are largely set up to serve Americans who are financially stable. For these Americans, existing financial services offerings largely address their needs; they offer mortgages, savings accounts, credit cards, wealth management and more. To the contrary, low-income or low-balance consumers are discouraged from participating through overdraft fees, minimum account balance fees, minimum credit score requirements and other requirements. Historically, Members have incurred an average of $300-400 per year in fees from their legacy banks.

At Dave, we have built an online platform that offers the following financial products to directly address the financial instability that these Americans face:

Insights: As spending and earning dynamics have become more complex over time, we offer a personal financial management tool to support Members with budgeting, wherever someone banks. These insights help people to manage their income and expenses between paychecks, helping them to spend and save in a smarter way and avoid liquidity jams that may cause them to overdraft.

ExtraCash: Many Americans are often unable to maintain a positive balance between paychecks, driving a reliance on overdraft as an expensive form of credit to put food on the table or gas in their car. Traditional banks charge up to $34 for access to as little as $5 of overdraft, whereas many others in the financial services sector don’t allow for overdraft at all. Dave invented a free overdraft alternative called ExtraCash, which allows Members to advance funds to their account and avoid a fee altogether. Members may receive an advance of up to $100 and Dave Banking Members may receive an advance of up to $200.

Side Hustle: Dave seeks to help Members improve their financial health by presenting new job opportunities to them. Through our partnership with leading employers—including Doordash, Airbnb, Lyft, Rover and more—Members can quickly submit applications and improve their income with flexible employment. Members have generated more than $157 million of new income through applications submitted using Dave’s Side Hustle product since it was launched in 2018.

Dave Banking: Dave offers a full-service digital checking account through our partnership with Evolve Bank and Trust. We do not have overdraft and minimum balance fees, we allow for early paycheck payment and help our Members build credit with their rent and utility payments. Dave Banking Members also have access to Insights and higher ExtraCash limits.

Creating frictionless access to high-impact products: In order to access the financial tools many retail banks offer, consumers are often first required to establish a checking account with that bank. Banks may also require a direct deposit relationship, creating friction to discourage switching banks. Innovators in the consumer banking space have largely retained this model, requiring a primary banking relationship in order to access their tools around financial health.

At Dave, we have seen that this approach is exclusionary and discourages participation in the banking system for tens of millions of Americans. As part of our philosophy of solving critical financial pain points for consumers, we intentionally offer each of our products on a standalone basis, meeting Members where they are and allowing them to engage with Dave on their own terms. Members do not need to have a Dave Banking account to access our Insights, ExtraCash or Side Hustle products. We believe that smart, high-impact products that are easy to access will engender Member loyalty and engagement across multiple products.

Leveraging data to offer high impact products quickly and at advantageous pricing: We offer our high impact ExtraCash and Insights products to Members in a matter of minutes. When a Member connects their existing bank account to Dave, we analyze up to several years of historical spending and income data using our proprietary machine-learning algorithms. To date, we have analyzed more than 30 billion Member transactions. This allows us to offer immediate budgeting insights such as an upcoming utility bill and rapidly approve Members for up to $100 of ExtraCash (up to $200 of ExtraCash for Dave Banking Members). While early wage access and cash advance products have become increasingly common across banking innovators, these products typically depend on multiple direct deposits into a new bank account—often requiring multiple weeks and pay cycles. At Dave, a Member can receive free budgeting advice and much-needed cash in a matter of minutes, without signing up for a new bank account.

This wealth of data, combined with our machine-learning capabilities and underwriting excellence are competitive advantages that will increase with Member scale. We expect to continue to develop these technologies and use them for product expansion in the future.

Focusing on community building with our Members: We take our mission to advance America’s collective potential seriously. That’s why we have developed financial products that address the needs of more than 150 million Americans.

To date, we have helped our Members avoid approximately $1 billion in overdraft fees from their legacy bank relationships through our ExtraCash product. Through our charity program, we have delivered 13 million meals and pledged approximately $7 million to Feeding America and other causes. Members have submitted one million job applications through our Side Hustle product and generated $157 million in income to supplement their income. Dave is consistently recognized as one of the best startup employers in Los Angeles, and was voted #1 in 2020 by Forbes.

Generating a virtual “flywheel”: Our aim is to create the most trusted, integrated financial services platform that will generate a cycle whereby positive Member experiences will lead to more products adopted per Member and enhanced profitability for each additional product at no additional acquisition cost. We refer to this cycle as our “Dave Flywheel”. Ten million Americans have downloaded and registered accounts on the Dave app, and more than five million Americans have connected their existing bank accounts to Dave. We have accomplished this significant Member scale with only $61 million of equity capital raised, reflecting our highly efficient and profitable growth model.

This Member acquisition efficiency is a testament to Dave’s product-market fit and trusted brand. Dave enjoys the highest user impression among competing brands—73% in the two highest favorable categories—with other bank innovators at 45-50% based on Dave’s market research. Our unique ability to offer an immediate short-term solution to near-term financial instability, without requiring a bank account, has proven highly compelling to a broad range of Members. Further, our digitally-native interface and the community impact of our products creates a compelling Member experience that paves the way to offer additional products within our ecosystem. Since the full launch of Dave Banking in December 2020, more than one million of our existing Members have opened a Dave Banking account, significantly broadening their relationship with us. Importantly, this growth has been driven almost entirely organically. To date, these Members have more than doubled their revenue contribution to Dave. This increase in revenue is driven by both new Transaction revenue and also increased engagement with existing products, highlighting the power of our flywheel.

Our Product Platform

Our intuitive and Member-friendly app provides a fast, seamless experience across all of our products. We are committed to delivering a delightful Member experience; we continuously listen to our Members’ feedback and implement improvements on a rapid release cycle. As of September 30, 2021, we had received nearly one million ratings across all app stores, with a 4.8 average on Apple and a 4.5 average on Android.

Dave’s current product platform includes:

Advice and Financial Wellness: “Insights”

We believe that understanding and visibility are core to a Member’s financial health. That’s why we began our product offering with Insights, a tool that helps Members understand their spending and savings habits and learn better financial management.

This automated financial management tool leverages historical bank account data to help Members understand both recurring and commonly occurring charges, helping Members create forward looking budgets and understand potential upcoming pain points. Insights notifies Members when there is a chance of an overdraft, and allows Members to opt into Dave’s ExtraCash feature for up to $100 of additional liquidity (or $200 in the case of Dave Banking Members). We charge a $1 monthly subscription for access to the Insights product.

Overdraft Protection: “ExtraCash”

ExtraCash is our 0% APR advance product that gives Members access to much-needed liquidity to avoid overdraft fees or bridge themselves to their next paycheck. Members do not need a bank account with Dave to access ExtraCash but they do need to have a checking account with another financial institution. No credit check is required and eligibility for ExtraCash is based on the verification of the Member’s checking account and the Member’s identity. Once a Member connects his or her bank account to the Dave app, data regarding the Member’s account is gathered and analyzed. The amount of the advance available to a Member is a function of a proprietary machine-learning algorithm that analyzes historical spending, savings and earnings patterns based on data gathered from the Member’s bank account, among other data points. This process is fully automated unless there are any issues flagged via our Member identification processes. Timing of the repayment of the advance is determined when the advance is made and is based on the estimated date that the Member will receive his or her next paycheck, which typically ranges from seven to 10 days from when they apply for an advance. A Member is limited to one ExtraCash advance per pay period and may only have one advance outstanding at any given time. The maximum term for an ExtraCash advance is 14 days. Dave develops and manages the entire risk management and decisioning process associated with issuing and servicing ExtraCash advances. Since the payback date is an estimate of the Member’s next paycheck date, we primarily manage repayment performance in the 30 days following the estimated repayment date. Specifically, we assess dollars repaid relative to dollars owed over this period. The table below summarizes repayment performance over the historical period.

	For Years Ended December 31,		For Nine Months Ended September 30,
	2019	2020	2020	2021
30-Day Repayment Rate	95.9%	95.4%	96.0%	95.8%

There are no fees associated with the delivery of ExtraCash funds to a checking account (typically delivered within two to five business days) via ACH. Should a Member wish to receive their funds on an expedited basis (guaranteed within eight hours, though often significantly faster), there is an optional instant transfer fee. The instant transfer fee ranges from $1.99 to $5.99, depending on the size of the advance taken. Use of this expedited transfer feature is entirely optional. Further, we give Members the option to leave a tip based on what they think is fair when they use ExtraCash if they feel we have provided substantial value to them.

On the agreed upon repayment date, we trigger an automated withdrawal from the Member’s account for the ExtraCash advance amount plus the optional instant transfer fee and optional tip, if a Member opted for those services. We take a consumer-friendly approach to the withdrawal process by attempting to check Member balances before initiating all withdrawals. In the event there are insufficient funds to cover the repayment amount, we do not attempt the withdrawal and will wait until the Member has a sufficient balance before initiating the transaction, which will typically be no more than 14 days, but varies based on each Member’s paycheck cycle. In select circumstances where Member balance information is unavailable, we may elect to initiate a withdrawal. Consistent with our reserve methodology, we deem a Member advance that has been outstanding for more than 120 days to be uncollectible and is therefore written off.

Job Application Portal: “Side Hustle”

Side Hustle is our streamlined job application portal for Dave Members to find supplemental or temporary work. We focus on “gig economy,” part-time, seasonal, remote and other flexible types of employment opportunities. Members can apply to dozens of jobs in-app using saved information and credentials. A side hustle can be an important part of a Member’s long-term financial health, as it allows Members to quickly address unexpected expenses or cash needs with incremental income.

Demand Deposit Account: “Dave Banking”

Dave Banking is our FDIC-insured digital demand deposit account with zero minimums, premium features, and rewards. Our Dave Banking demand deposit accounts are currently issued by Evolve Bank & Trust (“Evolve”), an Arkansas-based, nationally chartered bank owned by Evolve Bancorp, Inc.

Members can open a Dave Banking account in minutes through the Dave mobile application, add funds to their account and begin spending using a Dave Banking virtual debit card. Dave Banking accounts also include a physical Dave Debit MasterCard that can be used at any of the 37,000 MoneyPass ATM network locations to make no-fee withdrawals at these in-network ATMs.

Dave Banking accounts can be funded with a direct deposit, an external debit card, an external bank account, or mobile check capture. There are no fees for a Dave Banking account, making it accessible for people of all financial situations.

Our Dave Banking account includes some of the best features and rewards in banking, including:

•	Zero account minimums;

•	37,000 MoneyPass ATM network locations to make no-fee withdrawals;

•	Paychecks delivered up to two days earlier than the scheduled payment date with direct deposit into the Dave Banking account, a feature accessible with no additional mandatory fees;

•	Access to mobile wallets such as Apple Pay and Google Pay;

•	Access to a free credit-building membership, where Members can build credit based on rent and utility payments made from their account; and

•	Up to $200 in ExtraCash capacity for short-term emergencies.

Dave Banking offers robust security controls such as multi-factor authentication, contactless payment, instant card lock and robust protection against unauthorized purchases if cards are lost or stolen.

Our Dave Banking demand deposit accounts are currently issued by Evolve. Evolve is also the issuer of all Dave Banking debit cards and sponsors access to debit networks for payment transactions, funding transactions and associated settlement of funds under a sponsorship agreement with Dave. Evolve also provides sponsorship and support for ACH and associated funds settlement. Under the agreement between Dave Banking and Evolve, Evolve receives all of the program revenue and transaction fees, and passes them on to Dave, minus any obligations owed to Evolve. Dave pays all payment network fees and other program-specific expenses associated with Dave Banking. These payment network fees are set directly by the various payment networks and based on the transactions processed on their respective network. See “Our Business Model” below for additional information.

Our Business Model

We offer a range of financial products and services through a single platform delivered via a mobile application.

Our revenue is primarily broken into the following categories:

•	Service Revenue: in 2020, 99% of revenue, approximately $120.6 million in revenue

•	Insights (subscription fee)

•	ExtraCash (optional instant transfer convenience fees and optional tips)

•	Other (Side Hustle lead)

•	Transaction Revenue: in 2020, 1% of revenue, approximately $1.2 million in revenue

•	Dave Banking (interchange fees, out-of-network ATM fees)

We originate ExtraCash advances directly pursuant to applicable exemptions across various states in the U.S., and we service all the advances that we originate.

ExtraCash advances have historically been funded through balance sheet cash. Beginning in January 2021, subsequent to the formation of Dave OD Funding, a subsidiary of Dave which is consolidated in Dave’s financial statements, ExtraCash advances have been funded through a combination of balance sheet cash and funding available under Dave OD Funding’s credit facility with Victory Park Capital, an affiliate of VPCC. Advances are originated at Dave and transferred to Dave OD Funding for servicing. Cash is transferred back from Dave OD Funding to Dave through the acquisition of newly originated advance receivables and by distributions following the repayment of advances by Members. Proceeds of borrowings under the credit facility are used by Dave OD Funding to purchase advance receivables. The Company, through Dave OD Funding, continues to service all advances that it originates.

In addition, we depend on certain key third-party partners to provide certain of our products and services. Our Dave Banking demand deposit accounts and associated debit cards are currently issued by Evolve. We are party to a Bank Services Agreement with Evolve, which has an initial two-year term ending on July 13, 2022, which automatically renews for successive one-year periods unless either party provides written notice of non-renewal, which may be provided without cause to the other party at least 180 days prior to the end of any such term. In addition, upon the occurrence of certain early termination events, either we or Evolve may terminate the agreement immediately upon written notice to the other party. The Bank Services Agreement does not prohibit Evolve from working with our competitors or from offering competing services, nor does it prevent us from working with other banks to provide similar services. Our partnership with Evolve allows us to provide deposit accounts and debit cards while complying with various federal, state, and other laws. Evolve also sponsors access to debit networks and ACH for payment transactions, funding transactions and associated settlement of funds.

In connection with our arrangements with Evolve, we have also entered into a multi-year service agreement with Galileo Financial Technologies, LLC (f/k/a Galileo Financial Technologies, Inc.) (“Galileo”), a payment processing platform, in which Galileo has agreed to process all of our transactions for our Dave Banking accounts and debit cards, and to handle corresponding payments and adjustments. Galileo also maintains cardholder information, implements certain fraud control processes and procedures, and provides related services in connection with the Dave Banking accounts and debit cards. We pay the greater of actual fees or the minimum monthly fee for these services. Following the initial four-year term, the service agreement renews for successive one-year periods unless either party provides written notice of non-renewal, which may be provided without cause, to the other party at least four months prior to the end of any such term. The occurrence of certain events would provide each party with an early termination right under the agreement.

Our Growth Strategy

We believe we are in the early stages of realizing the full value of our existing platform. We seek to capitalize on the structural advantages inherent in being a digitally native, customer-centric, and built-to-scale platform as we continue capturing market share and economic gains. Our multi-pronged growth strategy is designed to continue building upon the momentum we have generated to date to create even greater value for consumers:

•	Continue penetrating our large addressable market;

•	Accelerate cross-sell into Dave Banking;

•	Scale new Dave Banking Members;

•	Deliver new products and features to cross-sell to Members; and

•	Evaluate additional strategic acquisitions.

Continue penetrating our large addressable market: More than 150 million Americans are in need of more financial stability. Approximately 10-15 million Americans are “unbanked”—without access to a checking account. Approximately 20 million of the most vulnerable Americans have access to a checking account, but overdraft their accounts 10-20 times each year. Another 20-25 million incur multiple overdraft fees per year, and are underserved by existing bank relationships. Beyond these populations, another 100 million people or more are living paycheck-to-paycheck, have significant debt or need more from their banking relationship. Framed differently, 40% of Americans are unable to afford a one-time $400 emergency and more than 75% of full-time workers are living paycheck-to-paycheck. Therefore, while we have achieved significant user scale, there remains significant runway for growth in our core product markets.

With the over $350 million in cash raised from the Business Combination (including approximately $210 million in cash held in the Trust Account immediately prior to Closing and an additional $250 million in cash proceeds received at Closing from the PIPE Investment, less, among other things, transaction expenses, redemptions, and cash consideration paid at Closing to the Legacy Dave Stockholders of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $210,000,000.00 and (B) $60,000,000.00), we will have the ability to substantially increase our marketing spend versus our historical expenditure levels. We believe we have developed a highly efficient Member acquisition approach that will allow us to effectively deploy the expanded marketing spend and drive new Member growth.

Accelerate cross-sell into Dave Banking: The rapid scaling of Dave Banking to date, with more than one million signups since the fourth quarter of 2020, highlights the strong intrinsic demand for the product. To date, these users have come entirely from Dave’s existing Member base, with minimal marketing spend. This user scale reflects a 31% penetration rate of the total Dave connected account population (the population of Members who have connected their external bank account to the Dave app). We believe there remains significant penetration opportunity in the existing Dave Member base. Furthermore, as we continue to help new Members solve challenging pain financial pain points, we believe Dave Banking will be an attractive additional product over time.

Scale Dave Banking adoption and monetization: In addition to penetration of Dave’s existing Member base and cross-selling to existing Members, we will launch our first scaled marketing campaigns targeting the core checking account. We believe this will attract higher-intent bank users, accelerating growth in the Transaction segment. In an effort to attract higher-spending Members within this user population, we plan to offer various incentives and promotions to Members who deposit most or all of their paychecks into a Dave Banking account.

Deliver new products and features: Our product development teams, inclusive of Product Management, Engineering, Design and Data Science, are constantly innovating. We are continually optimizing our current products, while also developing new features and solutions. We build products for our Members that we believe not only impact their daily financial lives, but are also intuitive and easy to use. While at the same time, we design our products to drive value for our business and be technically scalable.

Leveraging both quantitative and qualitative Member data, we seek to solve Member financial challenges and drive greater engagement. We begin by listening to our Members and then flowing through our phases of product development—research and development, prototyping and design, Member validation and Member testing, development and launch—and then ongoing learning and iterating.

In 2021, we are developing several new products and services to continue our mission to better serve our Members. We are focusing on products that have particularly strong Member engagement characteristics. We believe that a scaled, highly engaged Member population will provide a strong setup for monetization through ExtraCash and Dave Banking over time. Examples of new products and services are:

•

Goals-Based Savings (“Goals”): Goals will further Dave’s mission of making financial health easy, accessible and rewarding. Members will have the ability to establish financial goals—for large purchases, rainy day funds or small indulgences. As Goals increases in popularity, we expect that it will encourage Members to check their Dave apps more often, invite friends to the app and improve their own savings habits.

•

Peer-to-Peer Money Transfer (“P2P”): P2P will leverage community to enhance the financial health of Members, while also increasing the frequency and depth of engagement with the Dave app. P2P will allow Members to send money to one another quickly and easily, with commentary and messages. These funds could be used for repayment or bill splitting, but also to help a friend in need.

Evaluate Additional Strategic Acquisitions: We believe acquisitions will be an important tool to accelerate realization of our strategic roadmap going forward. We plan to be intentional in evaluating opportunities to serve larger populations with our leading products, to enhance value-add and engagement with our current Members and to enter new product spaces.

Marketing

Member acquisition relies primarily on paid and organic online advertising and social media. Dave also relies on television (streaming and linear), paid search, organic web traffic and e-mail marketing. Referrals and spend incentives drive incremental acquisition and engagement. Marketing creative content and online ads feature Member-generated content produced and edited by a lean, experienced, in-house team, well-versed in tailoring messages for our target segments.

Product marketing efforts are aimed at increasing Member engagement, through-funnel conversion and, retention at a very low cost.

Competitive Landscape

Consumer financial services is a large, fragmented, and competitive market, and we compete in varying degrees with a range of existing providers of consumer-focused banking, lending, commerce and other financial products. Our competitors are generally large, well-capitalized financial services companies. Some of our current and potential competitors have longer operating histories, particularly with respect to financial products similar to what we offer, significantly greater financial, technical, marketing and other resources, and a larger Member base. These competitors include:

•

Banking Competitors: Traditional banks and credit unions (e.g., Bank of America, Chase, Wells Fargo), new entrants obtaining banking licenses (e.g., Varo Money), and other non-bank digital providers that white-label regulated products, offering banking-related services (e.g., Chime).

•

Lending and Earned Income Advance Competitors: Traditional banks and credit unions, specialty finance and other non-bank providers, offering consumer lending-related or advance products (e.g., Upstart, MoneyLion).

•

Innovators in Consumer Finance: Consumer-oriented commerce enablement platforms (e.g., Affirm, Afterpay), finance-oriented social networks (e.g., CashApp, Venmo), and lending platforms (e.g., OpenLending, LendingClub).

We believe other market participants do not adequately meet the needs of an estimated 150 to 180 million Americans who make up our target market. We believe our ease of access, speed-to-value, data-driven approach and powerful flywheel will allow us to continue to efficiently scale and generate strong returns.

Management

Leadership talent and vision are core priorities at Dave. We have carefully built our team to include experts who will help develop our unique and innovative solutions. Our founding team includes serial entrepreneurs, experienced designers and technology experts. Sourcing from some of the largest and most successful companies in consumer and financial technology, we have hired leaders in People, Product and Commercial. Our Legal and Regulatory functions are led by veterans from high-growth financial services firms. We will continue to focus on building our leadership team as we grow and diversify our business.

Customer Service

Our mission is to deliver a “center of excellence” utilizing the voice of our Members to ensure they have successful interactions with our platform. We are customer centric and devoted to providing transformational experiences. We offer omni channel support guided by Member data and artificial intelligence to augment all of our responses via chatbot, chatting with an agent, contacting us by phone, emailing with us or reaching out via social media. We use seamless tools to give us a 360-degree view of our Members’ journeys with the goal of offering the right resolutions to the right problems. Our 24/7 knowledge center provides best practices to empower Members to employ our tools and services effectively. We also review feedback from Members via Member satisfaction surveys, net promoter score tracking and app ratings to guide process updates and optimize our products. Our approach enables us to resolve a large variety of inquiries with ease, customization and efficiency.

Employees and Culture

Every day, our small but mighty team works together to create financial opportunities for our Members that advance America’s collective potential. It’s this mission and the opportunity to impact the lives of millions of current and future Members that gets us out of bed each day. But, being mission driven alone is not enough to attract great talent. We’ve made significant strides towards setting the foundation to becoming a great place to work.

We know that great people leaders have a multiplying effect on what a business is able to achieve. This insight has led us to invest very early in defining what it means to be a great leader at Dave. Our leaders aspire to create purpose, foster growth, lead through change, communicate with clarity and consistency and prioritize Dave-wide success. We are embedding this definition of leadership into all aspects of the employee experience at Dave to ensure that over time, we’re building the cadre of high performing leaders that inspire their teams to deliver our mission and business results.

Because of our mission, we’ve also invested early on in social impact. At Dave, we define social impact as removing the tension between profit vs. purpose and creating positive business outcomes through positive social outcomes. Our Head of Social works across our team to build the internal and external capacity to scale Dave’s industry leadership as a mission driven brand through innovative partnerships, strategic philanthropy, impact measurement and reporting, and thought leadership. In support of and closely aligned to Dave’s social impact work, we work to ensure diversity, equity, inclusion and belonging are a way of doing business through diagnostics, strategy and goal setting and program development.

Over the last year, we’ve made significant updates to our compensation, benefits and wellness programs. When we decided to go Virtual First, meaning Dave employees can live and work anywhere in the United States (including U.S. territories), excluding Hawaii for the time being, we also decided to have one pay scale that we will apply nationally and will be based on the California labor market. This decision recognizes that regardless of where Dave employees choose to live, their time and effort is of equal value to Dave. Given our mission, we also invested early on in supporting the financial wellness of our own team by not only ensuring we’re paying market competitive compensation but also providing a 401k match and implementing a benefits offering that allows all Dave employees to access to a personal financial advisor.

Finally, as a fintech company working to reinvent so many aspects of our legacy financial system, we’re no strangers to the unknown. We acknowledge that building a company and culture that employees can be proud of and recommend to their closest friends is not always linear. As such, we have mechanisms in place, including quarterly engagement pulse surveys, to track how we’re doing so that we can listen, learn and course correct.

As of September 30, 2021, we had approximately 225 employees across all locations. None of our employees are represented by a labor union or covered by a collective bargaining agreement.

Regulatory Environment

We operate in a complex regulatory environment consisting of U.S. federal and state laws that is rapidly evolving. These laws cover most aspects of our business and include laws, regulations, rules and guidance relating to, among other things, consumer finance and protection, privacy and data protection, banking, and payments. For example, with respect to our non-recourse cash advance product, certain state laws may, if applicable, regulate the charges or fees we can assess and how we may obtain repayment from our Members. In addition, other federal and state laws, public policy, and general principles of equity, such as laws prohibiting unfair and deceptive acts or practices, may apply to our activities in banking, non-recourse cash advances, payments, and other areas. These laws and regulations impact our business both directly and indirectly, including by way of our partnership with Evolve, which provides deposit accounts and debit cards to our Members. Ensuring ongoing compliance with these laws and regulations imposes significant burdens on our business operations. See “Risk Factors—We operate in an uncertain regulatory environment and may from time to time be subject to governmental investigations or other inquiries by state, federal and local governmental authorities” and “—Our business is subject to extensive regulation and oversight in a variety of areas, including registration and licensing requirements under federal, state and local laws and regulations.”

In addition, we may become subject to additional legal or regulatory requirements we are not subject to today if laws or regulations change in the jurisdictions in which we operate, or if we were to release new products or services. In addition, the regulatory framework for our products and services is evolving and uncertain and specifically the framework that applies to our non-recourse cash advance business, as federal and state governments and regulators consider the application of existing laws and potential adoption of new laws. The potential for new laws and regulations, as well as ongoing uncertainty regarding the application of existing laws and regulations to our current products and services, may negatively affect our business. This could include the need to modify the way in which we generate revenue from certain business lines, obtain new licenses, or comply with additional laws and regulations in order to conduct our business.

State licensing requirements and regulation

We believe that none of our current business lines require us to obtain any state licenses. However, the application of state licensing requirements (including those applicable to consumer lenders) to our business model is not always clear and state regulators may request or require that we obtain licenses or otherwise comply with additional requirements in the future, which may result in changes to our business practices. In addition, if we are found to have engaged in activities subject to state licensure for which we lack the requisite license, or in activities that are otherwise deemed to be in violation of state lending laws, the relevant state authority may impose fines, impose restrictions on our operations in the relevant state, or seek other remedies for activities conducted in the state.

U.S. federal consumer protection requirements

Here we summarize several of the material federal consumer protection and other laws applicable to our business. Many states have laws and regulations that are similar to the federal laws described, but the degree and nature of such laws and regulations vary from state to state. We must comply with various federal consumer protection regimes, both pursuant to the financial products and services we provide directly and as a service provider to our Evolve.

We are subject to regulation by the CFPB, which oversees compliance with and enforces federal consumer financial protection laws. The CFPB directly and significantly influences the regulation of consumer financial products and services, including the products and services we provide. The CFPB has substantial power to regulate such products and services and the banks and non-bank entities that provide them, as well as their respective third-party service providers. This power includes rulemaking authority in enumerated areas of federal law such as truth in lending, credit discrimination, electronic fund transfers and truth in savings. Under Title X of the Dodd-Frank Act, the CFPB also has the authority to pursue enforcement actions against companies that offer or provide consumer financial products or services that engage in unfair, deceptive or abusive acts or practices, commonly referred to as “UDAAPs.” The CFPB may also seek a range of other remedies, including restitution, refunds of money, disgorgement of profits or compensation for unjust enrichment, civil money penalties, rescission of contracts, public notification of the violation, and restrictions on the target’s conduct, activities and functions. Moreover, where a company has violated Title X of the Dodd-Frank Act or CFPB regulations under Title X, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions to enforce such laws and regulations.

Our business activities, either directly or indirectly through our partnership with Evolve, are also subject to applicable requirements under other federal statutes and regulations, including but not limited to:

•

Federal Trade Commission Act. The Federal Trade Commission Act prohibits unfair and deceptive acts and practices in business or commerce and grants the FTC and bank regulators enforcement authority to prevent and redress violations of this prohibition. Whether a particular act or practice violates these laws or the prohibition against UDAAPs enforced by the CFPB frequently involves a highly subjective and/or fact-specific judgment.

•

Truth in Savings Act. The federal Truth in Savings Act (“TISA”) and Regulation DD which implements it require that consumers be provided various disclosures concerning terms and conditions of deposit accounts. They also impose disclosure requirements and restrictions on advertising regarding deposit accounts. TISA and Regulation DD apply to the demand deposit accounts opened by our Members at Evolve.

•

Electronic Fund Transfer Act and NACHA Rules. The federal Electronic Fund Transfer Act (“EFTA”) and Regulation E which implements it provide guidelines and restrictions on the provision of electronic fund transfer services to consumers, and on making an electronic transfer of funds from consumers’ bank accounts. EFTA also limits consumers’ liability for unauthorized electronic fund transfers and requires banks and other financial services companies to comply with certain transaction error resolution procedures. Electronic fund transfers within the scope of EFTA include ACH transfers and debit card transfers. In addition, transfers performed by ACH are subject to specific authorization, timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (“NACHA”). NACHA operating rules further imposes maximum tolerances on the volume of ACH transfers that may be returned as unauthorized or for other reasons. Exceeding those tolerances may result in limitations being imposed on our ability to initiate ACH transactions. Many transfers of funds in connection with the provision and repayment of our non-recourse cash advances are performed by electronic fund transfers, including ACH transfers. We also facilitate the electronic transfer of funds requested by our Members between their deposit accounts with Evolve and their accounts at other financial institutions.

•

Payday, Vehicle Title, and Certain High-Cost Installment Loans Final Rule. In 2017, the CFPB issued a final rule intended to provide various consumer protections with respect to certain short-term credit products. The rule was later stayed by federal district court order in an industry challenge to the rule, and the effective date of many provisions of the rule were separately delayed by the CFPB in June 2019. A section pertaining to underwriting was subsequently rescinded in July 2020. The CFPB may engage in rulemaking in the future to amend the regulation and implement new underwriting and other requirements and restrictions that could negatively impact our business and require us to change our practices should they be deemed to apply to us. However, certain nonrecourse advance products, including ours, are currently excluded from coverage by the rule provided certain consumer contract requirements are met and the advance provider does not engage in certain activities with respect to such products. We must comply with those exclusion-related requirements and restrictions to maintain our exclusion from the substantive portions of the rule.

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Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act (“GLBA”) imposes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties. In certain circumstances, GLBA requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information, and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities, as well as to safeguard personal Member information.

Given our novel business model and products, and the subjective nature of certain laws and regulations such as the prohibition against UDAAPs, we have been and may in the future become subject to regulatory scrutiny or legal challenge with respect to our compliance with these and other regulatory requirements. Additional or different requirements may also apply to our business in the future as the regulatory framework in which we operate is evolving and uncertain. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, we may not have been, and may not always be, in compliance with these and other laws. No assurance is given that our compliance policies and procedures have been or will be effective or adequate as laws change or are applied to us in a new manner.

Regulation of our bank partnership model

Pursuant to our partnership with Evolve, we offer our Members FDIC-insured, non-interest-bearing deposit accounts and debit cards that Members can use to access their account balances. These deposit accounts and debit cards are provided by Evolve. Under the terms of our agreement with Evolve, as well as the agreements between our Members and Evolve, each Member that chooses to open a deposit account has a deposit account at Evolve and a debit card issued by Evolve. With respect to these deposit accounts and debit cards, we act as the program manager and service provider to Evolve to provide customer support and technology features to Members using their Evolve accounts through our platform.

Evolve is a state-chartered bank chartered in Arkansas and is subject to regulation and supervision by the Federal Reserve and the Federal Deposit Insurance Corporation (“FDIC”). Many laws and regulations that apply directly to Evolve indirectly impact us (and our products) as Evolve’s service provider. As such, our partnership with Evolve is subject to the supervision and enforcement authority of the Federal Reserve, Evolve’s primary banking regulator.

Other regulatory requirements

In addition to the requirements described above, we are subject to and work to comply with other state and federal laws and regulations applicable to consumer financial products and services. These laws and regulations may be enforced by various state banking and consumer protection agencies, state attorneys general, the CFPB, and private litigants, among others.

Bank Secrecy Act and Anti-Money Laundering. Given our involvement in payments, banking transactions, and our arrangements with Evolve, we are subject to compliance obligations related to U.S. anti-money laundering (“AML”) laws and regulations. We have developed and currently operate an AML program designed to prevent our products from being used to facilitate money laundering, terrorist financing, and other financial crimes. Our program is also designed to prevent our products from being used to facilitate business in certain countries or territories, or with certain individuals or entities, including those on designated lists promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Controls and other U.S. and non-U.S. sanctions authorities. Our AML and sanctions compliance programs include policies, procedures, reporting protocols, and internal controls. Our programs are designed to address these legal and regulatory requirements and to assist in managing risks associated with money laundering and terrorist financing.

Privacy and Information Security Laws. We collect, store, use, disclose, and otherwise process a wide variety of information and data, including personally identifiable information (“PII”) that we acquire in connection with our Members’ use of our products and services, for various purposes in our business, including to help ensure the integrity of our services and to provide features and functionality to our Members. This aspect of our business is subject to numerous privacy, cybersecurity, and other laws and regulations in the United States, including the federal GLBA and various state laws such as the California Consumer Privacy Act (“CCPA”). Accordingly, we publish our privacy policies and terms of service, which describe our practices concerning the collection, storage, use, disclosure, transmission, processing, and protection of information.

The legal and regulatory framework for privacy and security issues is rapidly evolving, and, although we endeavor to comply with these laws and regulations and our own policies and documentation, we may fail to do so or be alleged to have failed to do so. Any actual or perceived failure to comply with legal and regulatory requirements applicable to us, including those relating to privacy or security, or any failure to protect the information that we collect from our Members from cyberattacks, or any similar actual or perceived failure by our third-party service providers and partners, may result in private litigation, regulatory or governmental investigations, administrative enforcement actions, sanctions, civil and criminal liability, and constraints on our ability to continue to operate, among other things. Please see the section titled “Risk Factors—Risks Relating to Dave’s Business and Industry—Stringent and changing laws and regulations relating to privacy and data protection could result in claims, harm our results of operations, financial condition, and future prospects, or otherwise harm our business”.

Laws Governing Marketing and Member Communications. In addition, there are federal and state laws and regulations on marketing activities conducted over the internet, through email, or by mail or telephone, including the federal Telephone Consumer Protection Act (“TCPA”), the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act (“CAN-SPAM Act”), FTC regulations and guidelines that implement, among other things, the FTC’s Do-Not-Call Registry and other requirements in connection with telemarketing activities, and state telemarketing laws. Our marketing activities may subject us to some or all of these laws and regulations.

New Laws and Regulations. Various federal and state regulatory agencies in the United States continue to examine a wide variety of issues that are applicable to us and may impact our business. These issues include consumer protection, cybersecurity, privacy, electronic transfers, state licensing, and the regulation of nonrecourse advances. As we continue to develop and expand, we monitor for additional rules and regulations that may impact our business.

Intellectual Property

Intellectual property and proprietary rights are important to the success of our business. We rely on a combination of patent, copyright, trademark, and trade secret laws in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements, and other contractual protections, to establish and protect our intellectual property and proprietary rights, including our proprietary technology, software, know-how, and brand. However, these laws, agreements, and procedures provide only limited protection. As of September 30, 2021, we own five registered trademarks in the United States and have seven pending trademark applications in various stages of review by the PTO. Although we take steps to protect our intellectual property and proprietary rights, we cannot be certain that the steps we have taken will be sufficient or effective to prevent the unauthorized access, use, copying, or the reverse engineering of our technology and other proprietary information, including by third parties who may use our technology or other proprietary information to develop services that compete with ours. Moreover, others may independently develop technologies or services that are competitive with ours or that infringe on, misappropriate, or otherwise violate our intellectual property and proprietary rights. Policing the unauthorized use of our intellectual property and proprietary rights can be difficult. The enforcement of our intellectual property and proprietary rights also depends on any legal actions we may bring against any such parties being successful, but these actions are costly, time-consuming, and may not be successful, even when our rights have been infringed, misappropriated, or otherwise violated. In addition, aspects of our platform and services include software covered by open source licenses. The terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our services.

Although we rely on intellectual property and proprietary rights, including patents, copyrights, trademarks, and trade secrets, as well as contractual protections, in our business, we also seek to preserve the integrity and confidentiality of our intellectual property and proprietary rights through appropriate technological restrictions, such as physical and electronic security measures. We believe that factors such as the technological and creative skills of our personnel and frequent enhancements to our network are also essential to establishing and maintaining our technology leadership position.

See the section titled “Risk Factors—Risks Related to Dave’s Business and Industry” for a more comprehensive description of risks related to our intellectual property and proprietary rights.

Facilities

We operate out of our headquarters in Los Angeles, California. We maintain approximately 36,000 square feet of general office space in West Hollywood, California pursuant to a multi-year lease, as well as a sublease agreement for approximately 3,500 square feet located in Los Angeles, California. The lease for the West

Hollywood property is scheduled to expire in March 2026 and the sublease for the Los Angeles space is scheduled to expire in October 2023.

Legal and Regulatory Proceedings

We may, from time to time, be subject to various claims and legal proceedings in the ordinary course of business, including arbitrations, class actions and other litigation. We are also the subject of various actions, inquiries, investigations, and proceedings by regulatory and other governmental agencies. The outcomes of the legal and regulatory matters discussed below are inherently uncertain and some of these matters may result in adverse judgments or awards, including penalties, injunctions or other relief, and could materially and adversely impact our business, financial condition, operating results and cash flows.

State Regulatory Investigations

In August 2019, the New York Department of Financial Services notified us that it and ten other state regulators (collectively, the “States”) were requesting information concerning our non-recourse cash advance product as part of a broader investigation of companies offering nonrecourse advance and early wage access products. The investigation seeks to understand whether such products constitute activity subject to state licensure and consumer credit laws. In April 2020, we received a request for additional information and notice that an additional seven states had joined the broader inquiry. We have responded to all information requests and the States have not further engaged with us or communicated any conclusions or investigative findings.

In December 2021, we entered into a Memorandum of Understanding (“MOU”) with the California Department of Financial Protection and Innovation (“CA DFPI”). The MOU requires us to provide the CA DFPI with certain information as requested by the CA DFPI and adhere to certain best practices in connection with our non-recourse cash advance product (including certain disclosures related to us not being licensed by the CA DFPI).

We have received inquiries from the states of Washington (2018) and Kentucky (2020) related to our non-recourse cash advance business and whether our activities are subject to each state’s consumer credit laws. We responded to all requests from these states and have received no further communications from them.

Class Action Lawsuit

On September 16, 2020, a class action lawsuit, Stoffers v. Dave Inc. was filed in Los Angeles Superior Court in connection with the data breach we experienced in June 2020. For more information about the data breach, see the section titled “Risk Factors—Cyberattacks and other security breaches or disruptions suffered by us or third parties upon which we rely could have a materially adverse effect on our business, harm our reputation and expose us to public scrutiny and liability.” Dave is in the process of settling this matter and estimates the settlement to be approximately $3.2 million, which is included with legal settlement expenses, net of insurance reimbursements, within the statements of operations for the year ended December 31, 2020.

Other Legal Matters

Martinsek v. Dave Inc.

In January 2020, a former employee of the Company, Zachary Martinsek, filed a complaint in the California Superior Court for the County of Los Angeles against the Company and the Company’s Chief Executive Officer, asserting claims for, among other things, breach of contract, breach of fiduciary duty, conversion, and breach of the implied covenant of good faith and fair dealing. The complaint alleges that the Company and the Chief Executive Officer misappropriated approximately 6.8 million shares (as adjusted for a 10:1 forward stock split in November 2020) by rescinding a stock option agreement and a restricted stock purchase agreement between the

Company and Mr. Martinsek under which such shares were issued and repurchasing the shares. The Company rescinded the agreements for failure of consideration. The Company and the Chief Executive Officer answered, denying all claims and asserting defenses. Discovery has commenced, but no trial date has been set. The Company is vigorously defending against this claim.

Whalerock v. Dave Inc.

Whalerock Industries Holding Company, LLC (“Whalerock”) filed an unlawful detainer action against the Company on or about August 4, 2020, which was dismissed by Whalerock on March 18, 2021. On or about March 29, 2021, Whalerock initiated new litigation against the Company seeking declaratory relief. The Company and Whalerock entered into a sublease in May 2020 whereby the Company would sublease certain space from Whalerock located in West Hollywood, California. This matter involves a dispute between the Company and Whalerock over when the 18-month sublease commenced. The Company believes the lease commencement date was June 15th, 2021, when the California stay-at home order was lifted and the Company was legally allowed to use the sublease premises. The total rent payments in dispute total approximately $1.8 million. The Company is actively litigating this matter and cannot reasonably estimate the most likely outcome at this time.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information, including ages as of February 2, 2022, of our executive officers and members of our board of directors (the “Board”).

Name	Age	Position
Executive Officers
Jason Wilk	36	Chief Executive Officer, President and Director
Kyle Beilman	34	Chief Financial Officer and Secretary
Non-Employee Directors
Brendan Carroll	44	Director(1)(3)
Andrea Mitchell	50	Director(2) (3)
Michael Pope	55	Director(1)
Dan Preston	36	Director(1)(2)

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Information about Executive Officers and Directors

Executive Officers

Jason Wilk. Mr. Wilk has served as Chief Executive Officer since the Closing. Mr. Wilk is the co-founder and has served as Chief Executive Officer of Dave since May 2016. Mr. Wilk has over 15 years of experience building digital companies. In April 2010, Mr. Wilk founded WriteyBoard, an international whiteboard and furniture solution for startup companies and small businesses, where he still acts as current advisor. Prior to WriteyBoard, from January 2010 to July 2016, Mr. Wilk founded and served as Chief Executive Officer of AllScreen.TV, a technology platform that enabled large media outlets to syndicate their digital content to over 500 publishers. Mr. Wilk began his career as the founder and Chief Executive Officer of 1DaySports.com, which was acquired in 2008. Mr. Wilk holds a B.B.A. from Loyola Marymount University, College of Business Administration where he studied international business and technology.

Kyle Beilman. Mr. Beilman has served as Chief Financial Officer since the Closing and prior to this, has served as Dave’s Chief Financial Officer since January 2021. Mr. Beilman served as Dave’s Chief Operating Officer from October 2019 to January 2021 and Chief Financial Officer from July 2017 to October 2019. Since January 2021, Mr. Beilman has served as Vice President of Dave OD Funding I, LLC, a wholly owned subsidiary of Dave. Prior to Dave, Mr. Beilman worked in corporate strategy at Red Bull from January 2016 to July 2017. Mr. Beilman began his career in investment banking at Centerview Partners from August 2013 to January 2016 and Moelis & Company from May 2012 to August 2013. Mr. Beilman holds a B.S. from the University of Southern California Marshall School of Business.

Non-Employee Directors

Brendan Carroll. Mr. Carroll serves as a member of the board of directors of the Company. Mr. Carroll joined Dave as a director upon the Closing. Mr. Carroll is a Senior Partner at Victory Park Capital Advisors, LLC (“Victory Park”), which he co-founded in 2007. He is responsible for strategic initiatives and firm operations in addition to sourcing, evaluating and executing investment opportunities. Mr. Carroll also oversees marketing, fundraising, business development and investor relations for the firm. Mr. Carroll has served as member of the board of directors of Victory Park portfolio company, johnnie-O, since 2015, and has served as a member of the board of directors and as the Co-Chief Executive Officer of each of VPC Impact Acquisition Holdings II (Nasdaq: VPCB), a special purpose acquisition company founded by an affiliate of Victory Park, and, prior to the Closing, VPCC since January 2021. From 2005 to 2007, Mr. Carroll was a member of the Solutions Group at Magnetar Capital LLC, where he specialized in direct financings to lower middle market companies. He has held various investment banking positions at William Blair and Robertson Stephens, specializing in corporate finance and mergers and acquisitions. Mr. Carroll received a B.A. in government from Georgetown University and an MBA from Harvard Business School. He speaks frequently on debt and private equity investing issues and has served as a guest lecturer and panelist at the University of Chicago’s Booth Global School of Business, Northwestern University’s Kellogg School of Management and Harvard Business School. Mr. Carroll is a member of the Finance Council of the Archdiocese of Chicago and Loyola Press and previously served on the Board of Regents at Georgetown University. He is also a director on the board of the Ann & Robert H. Lurie Children’s Hospital of Chicago and is also a member of the board’s Finance Committee.

Andrea Mitchell. Ms. Mitchell serves as a member of the board of directors of the Company. Ms. Mitchell joined Dave as a director upon the Closing. Ms. Mitchell is the Managing Partner and a founding member of Mitchell Sandler LLC, a nationally recognized law firm in banking and finance law, since May 2019. Prior to joining Mitchell Sandler, Ms. Mitchell was a partner at the law firm of BuckleySandler from January 2011 to April 2019, which she joined in April 2009 as an associate. Prior to BuckleySandler, Ms. Mitchell served as Counsel in the Legal Division at the Federal Reserve Board from September 2007 to April 2009, where she worked on numerous consumer regulations, advised supervised entities on queries related to consumer protection statutes, and participated in several interagency task forces. Ms. Mitchell received her J.D. from American University and a bachelor’s degree in political science from the University of Wisconsin-Madison.

Michael Pope. Mr. Pope serves as a member of the board of directors of the Company. Mr. Pope joined Dave as a director in January 2022. Mr. Pope served as Chief Financial Officer and Senior Vice President at Shutterfly, Inc. from October 2015 until his retirement in November 2019. He has over 25 years of financial experience having served as Chief Financial Officer at numerous technology companies, including Clean Power Finance, Inc., MarketTools Inc., Network General Corporation, DigitalThink, Inc., Arlo Technologies, Inc. and Dionex Corporation. He previously served as a member of the board of directors and audit committee chairman at both Arlo Technologies, Inc. and Dionex Corporation. Mr. Pope holds a B.A. in Quantitative Economics from Stanford University and an M.B.A. from the Haas School of Business at the University of California at Berkeley.

Dan Preston. Mr. Preston serves as a member of the board of directors of the Company. Mr. Preston joined Dave as a director upon the Closing. Mr. Preston has served as the Chief Executive Officer and Director of Metromile, an automobile insurance company offering usage-based insurance policies, since 2014, where he previously served as Chief Technology Officer since joining in 2013. Prior to joining Metromile, Mr. Preston was the co-founder and Chief Technology Officer of AisleBuyer, a mobile retail innovator that was acquired by Intuit in April 2012. Mr. Preston received a bachelor’s degree in Computer Science from Brandeis University and a master’s degree in Computer Science with a specialization in Artificial Intelligence, Machine Learning and Computer Vision from Stanford University.

Family Relationships

There are no familial relationships among the Dave directors and executive officers.

Corporate Governance

Board Composition

The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to Dave’s management. When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Board is expected to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business. The Board is divided into the following three classes, with members of each class serving staggered three-year terms:

•	Class I, which consists of Michael Pope, whose term will expire at Dave’s first annual meeting of stockholders to be held in 2022;

•	Class II, which consists of Dan Preston and Andrea Mitchell, whose terms will expire at Dave’s second annual meeting of stockholders to be held in 2023; and

•	Class III, which consists of Jason Wilk and Brendan Carroll, whose terms will expire at Dave’s third annual meeting of stockholders to be held in 2024.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in the Dave’s control or management. Dave’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of Dave’s voting stock.

Director Independence

The Board has determined that each of the directors on the Board other than Jason Wilk and Andrea Mitchell, qualifies as independent directors, as defined under Nasdaq listing rules, and the Board consists of a majority of “independent directors,” as defined under the Nasdaq listing rules. In addition, Dave is subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

As a “controlled company” within the meaning of the Nasdaq corporate governance standards, however, Dave may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to the Dave as long as it remains a controlled company. Based on the “controlled company” exemption, the Company’s Nominating and Corporate Governance Committee and Compensation Committee will initially be composed of independent and non-independent directors.

Board Leadership Structure

The Board has determined that it should maintain the flexibility to select the Chairman of the board of directors and adjust its board leadership structure based on circumstances existing from time to time and based on criteria that are in Dave’s best interests and the best interests of its stockholders, including the composition, skills, diversity and experience of the Board and its members, specific challenges faced by Dave or the industry in which it operates and governance efficiency. Jason Wilk has been elected to serve as chairperson of the Board. The Board has adopted Corporate Governance Guidelines, which provide for the appointment of a lead independent director at any time when the chairperson is not independent. Brendan Carroll serves as the initial lead independent director.

Board Role in Risk Oversight

One of the key functions of the Board is informed oversight of Dave’s risk management process. This oversight function is administered directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and Dave’s audit committee will have the responsibility to consider and discuss the Dave’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. The compensation committee also assesses and monitors whether Dave’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee will monitor the effectiveness of Dave’s governance guidelines.

Controlled Company Exemption

Mr. Wilk owns a majority of the voting power of all outstanding shares of Common Stock. As a result, Dave is a “controlled company” within the meaning of Nasdaq listing rules. Under Nasdaq rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that director nominees must either be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating committee comprised solely of independent directors. For at least some period, Dave will utilize these exemptions, during which time you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If Dave ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, Dave will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, Dave may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Committees of the Board of Directors

Dave has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by the Board. Rule 10A-3 of the Exchange Act requires that the audit committee of a listed company be comprised solely of independent directors. Each committee operates under a charter approved by Dave. Copies of each charter are posted on the Investor Relations section of Dave’s website at www.Dave.com. Dave’s website and the information contained on, or that can be accessed through, Dave’s website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

Audit Committee

Dave’s Audit Committee is comprised of Brendan Carroll, Dan Preston and Michael Pope, who each meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. Mr. Pope serves as chairperson. In addition, Messrs. Carroll and Pope each qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The audit committee’s responsibilities include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing Dave’s independent registered public accounting firm;

•	reviewing the adequacy of Dave’s system of internal controls and the disclosure regarding such system of internal controls contained in Dave’s periodic filings;

•	pre-approving all audit and permitted non-audit services and related engagement fees and terms for services provided by Dave’s independent auditors;

•	reviewing with Dave’s independent auditors their independence from management;

•	reviewing, recommending and discussing various aspects of the financial statements and reporting of the financial statements with management and Dave’s independent auditors; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Dave’s Compensation Committee is comprised of Dan Preston and Andrea Mitchell. Mr. Preston serves as chairperson. Each member of the committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee is responsible for, among other things:

•	setting the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviewing and approving the compensation of the other executive officers of Dave;

•	reviewing on a periodic basis and making recommendations regarding non-employee director compensation to the Board;

•	reviewing on a periodic basis and discussing with the Chief Executive Officer and the Board regarding the development and succession plans for senior management positions;

•	administering Dave’s cash and equity-based incentive plans that are stockholder-approved and/or where participants include Dave’s executive officers and directors; and

•	providing oversight of and recommending improvements to Dave’s overall compensation and incentive plans and benefit programs.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Dave’s Nomination and Corporate Governance Committee is comprised of Brendan Carroll and Andrea Mitchell. The nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and making recommendations to the Board regarding nominees for election to the board of directors and its committees;

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters;

•	overseeing the Dave’s corporate governance practices;

•	reviewing the Dave’s code of business conduct and ethics and approve any amendments or waivers on a periodic basis;

•	overseeing the evaluation and the performance of the Board and individual directors; and

•	contributing to succession planning.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has been at any time one of Dave’s officers or employees. None of Dave’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of Dave’s Board or compensation committee.

Code of Ethics

The board of Dave have adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of Dave’s website. In addition, Dave posted on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Limitation on Liability and Indemnification of Officers and Directors

Dave’s Charter limits Dave’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Dave’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Dave Bylaws, which became effective upon the consummation of the Business Combination, provide that the Dave will, in certain situations, indemnify Dave’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Dave entered into separate indemnification agreements with Dave’s directors and officers. These agreements, among other things, require Dave to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Dave’s directors or officers or any other company or enterprise to which the person provides services at Dave’s request. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against Dave’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit Dave and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Dave pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Dave also plans to maintain a directors’ and officers’ insurance policy pursuant to which Dave’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that the provisions in the Dave Charter, Dave Bylaws, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for Dave’s named executive officers who appear in the “2021 Summary Compensation Table” below. In 2021, the “named executive officers” and their positions with Dave were as follows:

•	Jason Wilk: Chief Executive Officer

•	Kyle Beilman: Chief Financial Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for each of the last two or fewer fiscal years during which such individuals were determined to be named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Jason Wilk	2021	$384,719	—	(4)	—	$10,508,000	—	$13,654	(5)	$10,906,373
Chief Executive Officer	2020	$311,538	$42,750	(3)	—	—	$92,250	—		$446,538
Kyle Beilman	2021	$371,154	—	(4)	—	—	—	$14,231	(5)	$385,385
Chief Financial Officer	2020	$311,538	$21,375	(3)	—	$453,154	$46,125	—		$832,192

(1)

Stock awards and option awards are reported at aggregate grant date fair value in the year granted, as determined in accordance with the provisions of FASB ASC Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense for 2021 and 2020, please see Note 14 of the Dave financial statements for the nine months ended September 30, 2021 and Note 1 of the Dave financial statements for the year ended December 31, 2020, respectively.

(2)

Represents the annual performance cash bonus that, in each case, was earned by the named executive officers for the applicable year of service based on actual performance. Actual performance for the 2020 fiscal year was achieved at 61.5% of target performance. As of the date of this prospectus, the Board has not yet determined whether any bonuses will be awarded for the fiscal year ended December 31, 2021.

(3)

Actual performance for the 2020 fiscal year was achieved at 61.5% of target performance. In consideration of the challenges posed by COVID-19 during the 2020 fiscal year, the Dave board of directors determined to adjust the annual performance payout for 2020 to 90% achievement of target performance. The amounts in this column represent the difference between the amount each named executive officer earned based on actual performance over the actual annual performance payout for 2020 assuming 90% achievement of target performance.

(4)	As of the date of this prospectus, the Board has not yet determined whether any bonuses will be awarded for the fiscal year ended December 31, 2021.
(5)	Represents Company matching contributions to the named executive officer’s contributions to the Company’s 401(k) plan.

Salaries

In fiscal year 2021, Mr. Wilk and Mr. Beilman received an annual base salary of $384,719 and $371,154, respectively, to compensate them for services rendered to Dave. In fiscal year 2020, each of the named executive officers received an annual base salary of $311,538 to compensate them for services rendered to Dave. The base salary payable to each of Mr. Wilk and Mr. Beilman was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Bonuses

As of the date of this prospectus, the Board has not yet determined whether any bonuses will be awarded for the fiscal year ended December 31, 2021.

In fiscal year 2020, Mr. Wilk and Mr. Beilman were eligible to earn annual cash bonuses targeted at $150,000 and $75,000, respectively, based on Legacy Dave’s achievement of established performance metrics weighted in accordance with the table below.

Metrics	Target Performance	Weighting	Actual Achievement
Non-GAAP Revenue(1)	$170,000,000	50%	50.5%
Non-GAAP Gross Margin(2)	52.5%	30%	102.8%
Banking TPV	175,000,000	20%	27.2%

(1)	Non-GAAP revenue was calculated using GAAP service based revenue, adjusted for period-end revenue deferrals and processor costs associated with advance disbursements.
(2)

Non-GAAP gross margin is non-GAAP gross profit divided by non-GAAP revenues. Non-GAAP gross profit was calculated using non-GAAP revenue, less processor costs associated with the disbursement and collection of advances and the provision for unrecoverable advances, calculated using actual unrecovered amounts for historical periods and assumed default amounts for periods where advance recoveries were still anticipated.

Actual performance for the 2020 fiscal year was achieved at 61.5% of target performance. In consideration of the challenges posed by COVID-19 during the 2020 fiscal year, the Legacy Dave board of directors determined to adjust the annual performance cash bonus payout for 2020 to 90% achievement of target performance. The actual annual performance cash bonuses awarded to each named executive officer for 2020 performance are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Equity Awards

In fiscal year 2020, Mr. Beilman received a stock option to purchase 1,050,000 shares of Legacy Dave Common Stock, which vested monthly over the 48 month-period following the vesting commencement date, subject to his continued employment through each vesting date. On March 3, 2020, Mr. Beilman exercised his stock option to purchase all 1,050,000 shares pursuant to an early exercise feature. The shares received by Mr. Beilman pursuant to the exercise of the then-unvested portion of his stock option remained subject to the same vesting conditions as applied to the stock option prior to exercise.

For additional information regarding a stock option grant made to Mr. Wilk in fiscal year 2021, please see the section below titled “Potential Payments Upon Termination or Change in Control — Wilk 2021 Option Grant” in this Current Report on Form 8-K.

Legacy Dave 2017 Stock Plan

General. Legacy Dave’s board of directors originally adopted, and Legacy Dave’s stockholders approved, the Dave Inc. 2017 Stock Plan (the “Legacy Dave Stock Plan”) in 2017. The Legacy Dave Stock Plan provided for the grant of incentive stock options to Dave employees (and employees of any parent or subsidiary of Dave) and for the grant of non-statutory stock options, restricted stock and restricted stock purchase rights to Dave. The Legacy Dave board of directors terminated the Legacy Dave Stock Plan, effective as of and contingent upon the Closing.

Following termination of the Legacy Dave Stock Plan, no new awards will be granted under such plan, but previously granted awards will continue to be subject to the terms and conditions of the Legacy Dave Stock Plan and the stock award agreements pursuant to which such awards were granted.

Plan Administration. The Legacy Dave board of directors has administered the Legacy Dave Stock Plan.

Types of Awards. The Legacy Dave Stock Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock and restricted stock purchase rights.

Stock Options. The Legacy Dave board of directors granted stock options under the Legacy Dave Stock Plan. The exercise price per share applicable to such options was equal to at least the fair market value per share of Legacy Dave Common Stock on the date of grant. The term of options granted under the Legacy Dave Stock Plan did not exceed 10 years; provided, however, that any incentive stock option granted to a participant who owned more than 10% of the total combined voting power of all classes of Dave stock, or of certain of Dave’s subsidiary corporations, did not have a term in excess of five years and had an exercise price per share of at least 110% of the fair market value per share of Legacy Dave Common Stock on the grant date. Subject to the provisions of the Legacy Dave Stock Plan, the Legacy Dave board of directors determined the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases except for a termination for cause, the option will generally remain exercisable for 90 days following the termination of service. In the event of a termination for cause, the option will immediately terminate. However, in no event may an option be exercised later than the expiration of its term.

Non-transferability of Awards. The Legacy Dave Stock Plan generally did not allow for the transfer of awards or shares acquired pursuant to an award and only the recipient of an option may exercise such an award during his or her lifetime.

Certain Adjustments. In the event of certain corporate events or changes in Dave’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Legacy Dave Stock Plan, the Dave compensation committee will make adjustments to the number of shares reserved for issuance under the Legacy Dave Stock Plan, the exercise prices of and number of shares subject to each outstanding stock option and the purchase prices of and number of shares subject to each other outstanding stock award.

Corporate Transaction. The Legacy Dave Stock Plan provides that in the event of certain significant corporate transactions, including: (i) a transfer of all or substantially all of Dave’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of Dave with or into another corporation, entity or person, or (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of Dave’s then outstanding capital stock, each outstanding award will be treated as the Dave compensation committee determines.

Amendment or Termination. Dave’s board of directors may amend or terminate the Legacy Dave Stock Plan at any time, provided such action does not impair the rights of any participant without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws. The Legacy Dave board of directors terminated the Legacy Dave Stock Plan, effective as of and contingent upon the Closing. Following termination of the Legacy Dave Stock Plan, no new awards will be granted under such plan, but previously granted awards will continue to be subject to the terms and conditions of the Legacy Dave Stock Plan and the stock award agreements pursuant to which such awards were granted.

Benefits

In 2021, Dave provided benefits to its named executive officers on the same basis as provided to all of its employees, including medical, dental, vision, life and AD&D, and short- and long-term disability insurance, flexible spending accounts, vacation and paid holidays. The named executive officers are also eligible to participate in Dave’s 401(k) plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised stock option or unvested stock award held by each named executive officer as of December 31, 2021.

	Option awards(1)						Stock awards(2)
Name	Grant Date		Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)(3)	Option expiration date ($)	Number of shares that have not vested (#)		Market value of shares that have not vested ($)(4)
Jason Wilk	3/3/2021		—	11,456,061	$.0.72	3/2/2031	—		—
Kyle Beilman	11/14/2018	(5)	720,813	173,841	$.04	11/13/2028
	3/3/2020	(6)					533,290	(7)	$4,252,500

(1)

All stock options listed above cover shares of Class A Common Stock following the consummation of the Business Combination and were granted under the Legacy Dave Stock Plan. All stock options listed above are immediately exercisable upon the date of grant pursuant to an early exercise feature.

(2)

All restricted shares listed above cover shares of Class A Common Stock following the Business Combination and were issued pursuant to the early exercise of stock options granted under the Legacy Dave Stock Plan.

(3)	This column represents the fair market value of a share of Legacy Dave Common Stock on the date of grant, as determined by the Dave board of directors.
(4)

This column represents the number of unvested restricted shares outstanding as of December 31, 2021, multiplied by $10.80, which is the per share value of Legacy Dave Common Stock as of December 31, 2021, divided by the exchange ratio of 1.354387513.

(5)

The option grant is subject to a 4-year vesting schedule, with 25% of the shares vesting on July 15, 2019 and 1/48th of the shares vesting monthly thereafter, subject to the option holder’s continuous service through each vesting date.

(6)	Represents the date the restricted stock was issued pursuant to early exercise of stock options.
(7)

The restricted stock is subject to a 4-year vesting schedule, with 1/48th of the shares vesting on July 27, 2019 and monthly thereafter, subject to the option holder’s continuous service through each vesting date. The restricted stock was issued upon early exercise of a stock option granted on February 4, 2020. The restricted stock is also subject to acceleration in the event of a qualifying termination in connection with a change in control (as described below).

Executive Compensation Arrangements

Jason Wilk Employment Agreement

On January 3, 2022, Dave entered into an employment agreement with Dave’s Chief Executive Officer, Jason Wilk, effective January 3, 2022, pursuant to which Mr. Wilk is entitled to an annual base salary of $425,000 per year and an annual target cash incentive bonus, which shall be equal to 100% of base salary, based upon the achievement of certain objective or subjective criteria determined by the Board, the Dave compensation committee, or a delegate thereof.

Mr. Wilk is eligible to participate in Dave’s employee benefits plans maintained by Dave and generally made available to similarly situated employees. Mr. Wilk’s employment is “at-will” and may be terminated by either party at any time.

Under Mr. Wilk’s employment agreement, if Mr. Wilk’s employment is terminated by Dave without “cause” (as such term is defined in his employment agreement) and Mr. Wilk executes a release of claims, Mr. Wilk will be entitled to (i) semi-monthly continuing payments of severance pay at a rate equal to his base salary, payable over a 12 month period from the date of his termination and (ii) reimbursements equal to the portion of the monthly health premiums paid by Dave on his behalf and that of his eligible dependents immediately preceding the date that his employment terminates until the earlier of (a) 12 months following the date of termination and (b) the date that Mr. Wilk and his eligible dependents become ineligible for COBRA coverage.

In addition, Mr. Wilk’s employment agreement provides that if his employment is terminated by Dave without “cause” or by Mr. Wilk for “good reason” (as such terms are defined in his employment agreement) in the period beginning three months prior to and ending 12 months following a “change in control” (as defined in his employment agreement) and Mr. Wilk executes a release of claims, he will be entitled to receive (i) a lump sum payment in the aggregate amount of 18 months of his base salary plus one and one-half times his target annual bonus, (ii) reimbursements equal to the portion of the monthly health premiums paid by Dave on his and his eligible dependents’ behalf immediately preceding the date that his employment terminates until the earlier of (a) 18 months following the date of termination and (b) the date that Mr. Wilk and his eligible dependents become ineligible for COBRA coverage, and (iii) except with respect to the 8,458,481 stock options granted to Mr. Wilk on March 3, 2021 (which will be governed by the terms of the applicable award agreement), his outstanding unvested equity awards will vest in full.

Mr. Wilk will continue to be employed by Dave under the terms of his employment agreement with Dave.

Kyle Beilman Employment Agreement

On January 31, 2022, the Company entered into an amended and restated employment agreement with Kyle Beilman, its Chief Financial Officer, effective January 4, 2021, pursuant to which Mr. Beilman is entitled to an annual base salary of $425,000 per year and an initial annual target cash incentive bonus of up to 75% of his base salary, based upon the achievement of certain objective or subjective criteria determined by the Board, the Compensation Committee, or a delegate thereof.

Mr. Beilman is also eligible to receive restricted stock units (“RSUs”) with a grant date fair market value of $12 million, subject to approval by the Board, the Compensation Committee or a delegate thereof. The RSUs will be settled in shares of the Company’s common stock with the number of shares being determined based on the 30 day trailing average stock price of a share of Common Stock in the 30 day period prior to the date of grant. Subject to any acceleration rights Mr. Beilman may have, the RSUs will vest as to 3/16th of the shares subject to the RSU award on March 1, 2022 and 1/16th of the shares will vest on each three-month anniversary thereafter and will become fully vested on June 1, 2025, subject to Mr. Beilman continuing to provide services to the Company through each vesting date. He will also be entitled to reimbursement for legal fees incurred in negotiating his agreement up to a maximum amount of $20,000.

Mr. Beilman is eligible to participate in the Company’s employee benefits plans maintained by the Company and generally made available to similarly situated employees. Mr. Beilman’s employment is “at will” and may be terminated by either party at any time.

If Mr. Beilman’s employment is terminated by the Company without “cause” (as such term is defined in his employment agreement), he will be entitled to (i) semi-monthly continuing payments of severance pay at a rate equal to his base salary, payable over a 12-month period from the date of his termination and (ii) reimbursements equal to the portion of the monthly health premiums paid by the Company on his behalf and that of his eligible dependents immediately preceding the date that his employment terminates until the earlier of (a) 12 months following the date of termination and (b) the date that Mr. Beilman and his eligible dependents become ineligible for COBRA coverage.

In addition, Mr. Beilman’s employment agreement provides that if his employment is terminated by Dave without “cause” or by Mr. Beilman for “good reason” (as such terms are defined in his employment agreement)

in the period beginning three months prior to and ending 12 months following a “change in control” (as defined in his employment agreement) and Mr. Beilman executes a release of claims, he will be entitled to receive (i) a lump sum payment in the aggregate amount of 12 months of his base salary and the product of his cash incentive bonus and his base salary, in each case, as in effect immediately prior to the date of the termination of employment, and (ii) reimbursements equal to the portion of the monthly health premiums paid by the Company on his and his eligible dependents’ behalf immediately preceding the date that his employment terminates until the earlier of (a) 12 months following the date of termination and (b) the date that Mr. Beilman and his eligible dependents become ineligible for COBRA coverage, and his outstanding unvested equity awards will vest in full.

Mr. Beilman will continue to be employed by the Company under the terms of his amended and restated employment agreement with Dave.

Potential Payments Upon Termination or Change in Control

Wilk 2021 Option Grant

On March 3, 2021, Jason Wilk received a stock option grant to purchase 8,458,481 shares of Legacy Dave Class A Common Stock. Subject to the occurrence of a “public listing” or “corporation transaction” (as defined in the Legacy Dave Stock Plan) (the “liquidity requirement”), the option will vest and become exercisable as to a particular tranche of shares set forth in the table below (i) upon the achievement of the corresponding stock price milestone as to such tranche of shares (the “milestone requirement”) and (ii) subject to his continuous employment by Dave or its successor as its Chief Executive Officer, Executive Chair or another C-suite position as an officer of Dave reporting to the board or the then-chief executive officer through the date such stock price milestone is achieved (the “service requirement”). Notwithstanding the foregoing, following a public listing of Legacy Dave Common Stock, no portion of the option may be exercised (even if vested) unless and until the date that the existing stockholders of Dave as of the date of grant are not subject to any lock up restrictions imposed in connection with such public listing and their shares are freely tradable under a registration statement, Rule 144 (without regard to volume limitations) or other exemption from registration.

A milestone requirement will only be deemed satisfied if the Dave board of directors or its delegate certifies that the stock price milestone has been achieved as of a particular date (which certification will be done within 30 days after any stock price milestone has been achieved). The achievement of a stock price milestone will also satisfy the achievement of any unachieved stock price milestone for a lower-numbered tranche. Once a stock price milestone has been achieved, it is forever deemed achieved and it cannot be achieved again.

Milestone Table
Tranche	Stock Price Milestone	Fraction of Total Shares Eligible to Vest
1	Stock Price of $7.26 or more	1/3rd
2	Stock Price of $10.89 or more	1/12th
3	Stock Price of $14.52 or more	1/12th
4	Stock Price of $18.15 or more	1/12th
5	Stock Price of $21.78 or more	1/12th
6	Stock Price of $25.41 or more	1/12th
7	Stock Price of $29.04 or more	1/12th
8	Stock Price of $32.67 or more	1/12th
9	Stock Price of $36.30 or more	1/12th

Mr. Wilk’s stock option provides that if Mr. Wilk’s employment is terminated without cause or Mr. Wilk resigns for “good reason,” the stock option will remain outstanding and exercisable in accordance with its terms until the earlier of (i) the 4-year anniversary of the termination date, (ii) March 2, 2031 or (iii) such earlier date as provided or permitted under the Legacy Dave Stock Plan. Upon a termination of employment for any other reason (other than for cause), the stock option will terminate with respect to unvested shares subject to the stock option 90 days following the termination date (or March 2, 2031 if earlier).

Notwithstanding the foregoing, if Mr. Wilk’s employment as the Chief Executive Officer, Executive Chair or another C-suite position as an officer of Dave reporting to the Dave board of directors or the then-chief executive officer of Dave (or any successor) is terminated without cause or Mr. Wilk resigns for “good reason,” the service requirement will be deemed satisfied and the stock option (to the extent it is then outstanding and unexercised) will remain outstanding and will vest when and if the liquidity and milestone requirements are met until the earlier to occur of (i) the date that is 2 years following Mr. Wilk’s termination date or (ii) the stock option’s earlier termination. If requested by Dave, Mr. Wilk will execute a general release of claims in connection with Mr. Wilk’s termination.

“Good reason” generally includes the occurrence of the following without Mr. Wilk’s consent: (a) a decrease of more than 20% in Mr. Wilk’s total annual cash compensation (excluding any equity-related or long-term incentive compensation opportunity) other than a reduction applied equally to all executives or (b) a requirement that Mr. Wilk hold a position other than Chief Executive Officer, Executive Chair or another C-suite position as an officer reporting to the Dave board of directors or the then-chief executive officer of Dave.

For purposes of Mr. Wilk’s stock option, a “public listing” occurs when (i) Dave shares (or shares of any successor or parent company thereof) becomes publicly traded on an internationally-recognized stock exchange or (ii) a transfer or conversion of shares is made pursuant to a statutory merger or statutory consolidation of Dave with or into another corporation and the common stock of the surviving corporation or any direct or indirect parent corporation thereof is registered under the Exchange Act or is otherwise publicly traded on an internationally-recognized stock exchange (as determined by the Dave board of directors). The Transactions will constitute a “public listing” and a “corporate transaction” for purposes of Mr. Wilk’s stock option.

For purposes of Mr. Wilk’s stock option, “stock price” means as of a specified date: (a) in the event of a corporate transaction, the per share consideration payable to holders of Legacy Dave Common Stock in connection with such corporate transaction based on the gross proceeds payable in such corporation transaction (as may be readjusted to reflect any additional gross proceeds distributed after the consummation of the corporate transaction); or (b) after a public listing, the per share value of Dave’s outstanding shares based on the mean of the closing prices of the shares for the 30 consecutive trading days immediately preceding such date of determination, commencing as of the trading day that is 29 trading days prior to the six month anniversary of the public listing.

Beilman Option Grants and Early Exercises

On November 14, 2018, Mr. Beilman received a stock option grant to purchase 880,140 shares of Legacy Dave Common Stock. The stock option vested on July 15, 2019 and 1/48th monthly thereafter, subject to Mr. Beilman’s continuous service through each vesting date. Mr. Beilman’s stock option provides that if Mr. Beilman’s continuous service terminates, the vested portion of Mr. Beilman’s option will remain exercisable until the earliest to occur of (i) 90 days following the termination date (10 days if the termination is for cause or 12 months if the termination is due to death or disability) or (ii) November 13, 2028.

On February 4, 2020, Mr. Beilman received a stock option grant to purchase 1,050,000 shares of Legacy Dave Common Stock. The stock option vested 1/48th on July 27, 2019 and monthly thereafter, subject to Mr. Beilman’s continuous service through each vesting date. If Mr. Beilman’s employment is terminated without cause within 120 days of a change of control, then 50% of the then unvested shares subject to the stock option will immediately vest as of the date of such termination. On March 3, 2020, Mr. Beilman exercised the stock option pursuant to an early exercise feature. To the extent the stock option was unvested at the time of exercise, shares of Legacy Dave Common Stock issued to Mr. Beilman upon such exercise remain subject to the same vesting conditions as applied to the unvested portion of the stock option prior to the exercise.

2021 Equity Incentive Plan

As previously disclosed, at the Special Meeting, on January 4, 2022, the stockholders of the Company considered and approved the 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan was previously approved, subject to stockholder approval, by the Board on January 4, 2022. The 2021 Plan became effective immediately upon the Closing.

Purpose

The 2021 Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders, and (iii) promote the success of our business.

Types of Equity Awards

The 2021 Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, and stock bonus awards (all such types of awards, collectively, “equity awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2021 Plan, the maximum aggregate number of shares of Company common stock that may be issued under the 2021 Plan will not exceed 36,767,056 shares of Class A Common Stock. The shares may be authorized, but unissued, or reacquired Company common stock. Furthermore, subject to adjustments as set forth in the 2021 Plan, in no event will the maximum aggregate number of shares that may be issued under the 2021 Plan pursuant to incentive stock options exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the 2021 Plan.

The number of shares available for issuance under the 2021 Plan will be increased on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2032 fiscal year, in each case, in an amount equal to the lessor or (i) five percent (5%) of the outstanding shares on the last day of the immediately preceding fiscal year (calculated on a fully-diluted and as-converted basis) (ii) the number of shares initially reserved for issuance under the 2021 Plan and (iii) such smaller number of shares determined by the Board.

Lapsed Awards

To the extent an equity award or existing plan award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program (as defined in the 2021 Plan), the unissued shares that were subject thereto will continue to be available under the 2021 Plan for issuance pursuant to future equity awards. In addition, any shares which we retain upon exercise of an equity award or existing plan award in order to satisfy the exercise or purchase price for such equity award or existing plan award or any withholding taxes due with respect to such equity award or existing plan award will be treated as not issued and will continue to be available under the 2021 Plan for issuance pursuant to future equity awards. Shares issued under the 2021 Plan or any existing plan award and later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including without limitation upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) will again be available for future grants under the 2021 Plan. To the extent an equity award under the 2021 Plan or existing plan award is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2021 Plan.

Assumption or Substitution of Awards by the Company.

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under the 2021 Plan or (b) granting an award under the 2021 Plan in substitution of such other company’s award. Any awards that are assumed or substituted under the 2021 Plan will not reduce the number of shares authorized for grant under the 2021 Plan or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2021 Plan. Incentive stock options may only be granted to employees of ours or of our parents or subsidiaries.

Administration

The 2021 Plan will be administered by the Company board of directors or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Plan Administrator”).

Subject to the terms of the 2021 Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the 2021 Plan; (ii) select the service providers to whom equity awards may be granted under the 2021 Plan; (iii) determine the number of shares to be covered by each equity award granted under the 2021 Plan; (iv) approve forms of equity award agreements for use under the 2021 Plan; (v) determine the terms and conditions, not inconsistent with the terms of the 2021 Plan, of any equity award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2021 Plan (subject to stockholder approval); (vii) construe and interpret the terms of the 2021 Plan and equity awards granted pursuant to the 2021 Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the 2021 Plan, any equity award or any equity award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the 2021 Plan; (x) modify or amend each equity award (subject to the terms of the 2021 Plan); (xi) adjust performance goals applicable to a participant with respect to an equity award to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary events or circumstances; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2021 Plan; (xiii) authorize any person to execute on our behalf any instrument required to effect the grant of an equity award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under an equity award; and (xv) make all other determinations deemed necessary or advisable for administering the 2021 Plan.

However, to the extent permitted by applicable law and listing requirements, the Company board of directors or a committee thereof may delegate to one or more of our directors or officers who may be (but are not required to be) Insiders, the authority to (a) designate employees who are not Insiders to be recipients of equity awards and determine the number of shares subject to equity awards granted to such designated employees, subject to certain restrictions that are set forth in the 2021 Plan and (b) take any and all actions on behalf of the Company board of directors or a committee thereof other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to us or our affiliates.

Members of the Plan Administrator and its delegates are indemnified and held harmless by the Company from any costs that are imposed on or incurred by such persons in connection with claims due to actions or omissions under the 2021 Plan not attributable to willful misconduct.

Stock Options

Each stock option will be designated in the equity award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

The term of each stock option will be stated in the equity award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the equity award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the equity award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in, and in a manner consistent with, Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may vest or be exercised. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Plan Administrator will determine the acceptable form of consideration at the time of grant.

If a participant ceases to be a service provider other than for “cause” (as defined in the 2021 Plan), the participant may exercise his or her stock option within such period of time as is specified in the equity award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the equity award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability, and three months following a termination for any other reason. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety upon the participant being first notified of his or her termination for cause and the participant will be prohibited from exercising his or her stock option from and after the date of such notification.

Stock Appreciation Rights (SARs)

The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of Company common stock on the date of grant. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash, in shares of equivalent value, or in some combination thereof, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of Company common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Company common stock. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Plan Administrator in the form of cash, shares, or a combination of both.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such an equity award, the Plan Administrator may impose whatever conditions on vesting and such other terms as it determines to be appropriate.

During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the Plan Administrator determines otherwise. All such dividends or distributions will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the shares of restricted stock with respect to which they were paid and shall not be paid or distributed unless and until such related Shares have vested and been earned.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof. Absent a contrary provision in an award agreement, such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the RSUs with respect to which the dividend equivalents accrue and shall not be paid or settled unless and until the related RSUs have vested and been earned.

Stock Bonus Awards

A stock bonus award is an award of shares to a participant without a purchase price that is not subject to any restrictions. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award and any other terms applicable to such stock bonus award. A stock bonus award may be paid in cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Plan Administrator.

Performance Awards

The Plan Administrator may grant stock options, SARs, restricted stock and RSUs that are subject to the satisfaction of specified performance criteria. The Plan Administrator determines the terms surrounding performance awards, including the required levels of performance with respect to specified business criteria (including any adjustment(s) thereto that will be applied in determining the achievement of such performance criteria), the corresponding amounts payable upon achievement of such levels of performance, and the termination and forfeiture provisions; provided that all performance criteria must be determined when the achievement of such criteria remains substantially uncertain.

The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to an equity award. In the Plan Administrator’s discretion, one or more of the following performance goals may apply: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets, return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share; (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, or completion of critical staff training initiatives; (26) objective goals relating to projects; and (27) enterprise resource planning. Equity awards issued to participants may take into account other criteria (including subjective criteria).

Performance goals may differ from participant to participant, performance period to performance period and from equity award to equity award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to us), (iii) on a per share and/or share per capita basis, (iv) against the performance of us as a whole or against any of our affiliate(s), a particular segment(s), a business unit(s) or a product(s) of ours or an individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.

Outside Director Limitations

Equity awards granted during a single fiscal year under the 2021 Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Company board of directors, will not exceed $750,000 in total value for any outside director, except with respect to the first year of service in which case any equity awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such equity awards, in each case, based on the grant date fair value of such equity awards for financial reporting purposes). Such applicable limit will include the value of any equity awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Equity awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an outside director will not count for purposes of these limits.

Leaves of Absence/Transfer Between Locations; Time Commitment Change

The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of equity awards will be suspended during any leave of absence; provided that in the absence of such determination, vesting of equity awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any of our affiliates. If an employee holds an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee will be deemed terminated on the first day following such three month period and the incentive stock option will thereafter automatically be treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.

If a participant’s regular level of time commitment in performing services to us or an affiliate of ours is reduced after an equity award is granted, the Plan Administrator has the discretion, subject to applicable laws, to (i) proportionately reduce the number of shares or cash amount subject to equity awards that vest or become payable after such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting schedule of the equity award. If the Plan Administrator makes such a reduction, the participant will no longer have any rights to the portion of the equity award that is so reduced.

Nontransferability of Equity Awards

Unless determined otherwise by the Plan Administrator, an equity award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will, by the laws of descent or distribution, or if we so permit, by beneficiary designation, and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes an equity award transferable, such equity award will contain such additional terms and conditions as the Plan Administrator deems appropriate provided, however, that in no event may any equity award be transferred for consideration to a third-party financial institution.

Clawback/Recovery

The Plan Administrator may specify in an equity award agreement that the participant’s rights, payments, and/or benefits with respect to an equity award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an equity award. Notwithstanding any provisions to the contrary under the 2021 Plan, an equity award granted under the 2021 Plan will be subject to any clawback policy as may be established and/or amended from time to time by us. The Plan Administrator may require a participant to forfeit or return to and/or reimburse us for all or a portion of the equity award and/or shares issued under the equity award, any amounts paid under the equity award, and any payments or proceeds paid or provided upon disposition of the shares issued under the equity award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of the Company common stock or other securities of us or other significant corporate transaction, or other change affecting the Company common stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2021 Plan and/or the number, class, kind and price of securities covered by each outstanding equity award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Code (“Section 409A”).

Dissolution or Liquidation

In the event of the proposed winding up, dissolution or liquidation of us, the Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an equity award will terminate immediately prior to the consummation of such proposed action.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock, or (iv) a “Change in Control” (as defined in the 2021 Plan) each outstanding equity award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding equity awards (if we are the surviving corporation); (b) the assumption of such outstanding equity awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such equity awards; (d) the cancellation of such equity awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such equity awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the equity award; provided that such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, (subject to applicable laws); (e) the full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding equity award, lapse of our right to repurchase or re-acquire shares acquired under an equity award or lapse of forfeiture rights with respect to shares acquired under an equity award; (f) the opportunity for participants to exercise their stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto or (g) the cancellation of such outstanding equity awards in exchange for no consideration.

Change in Control

An equity award may be subject to additional acceleration of vesting and exercisability upon or after a “change in control” (as defined in the 2021 Plan) as may be provided in the equity award agreement for such equity award or as may be provided in any other written agreement between us or any of our affiliates and the participant, but in the absence of such provision, no such acceleration will occur.

Amendment, Termination and Duration of the 2021 Plan

The 2021 Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves the 2021 Plan or the approval of the 2021 Plan by the Company’s stockholders, unless terminated earlier under the terms of the 2021 Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2021 Plan. No awards may be granted under the 2021 Plan while the 2021 Plan is suspended or after it is terminated.

2021 Employee Stock Purchase Plan

As previously disclosed, at the Special Meeting on January 4, 2022, the stockholders of the Company considered and approved the 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP was previously approved, subject to stockholder approval, by the Board on January 4, 2022. The ESPP became effective immediately upon the Closing.

Purpose

The ESPP provides a means by which eligible employees and/or eligible service providers of either our company or designated related corporations or affiliates (“Designated Companies”) may be given an opportunity to purchase shares of Company common stock. The ESPP permits us to grant a series of purchase rights to eligible employees and eligible service providers. By means of the ESPP, we seek to (i) retain and assist our related corporations and affiliates in retaining the services of such eligible employees and eligible service providers, (ii) secure and retain the services of new eligible employees and eligible service providers and (iii) provide incentives for such persons to exert maximum efforts for our success and that of our related corporations and affiliates.

Qualified and Non-Qualified Offerings Permitted

The ESPP includes two components: a “423 Component” and a “Non-423 Component.” We intend the 423 Component to qualify as an “employee stock purchase plan” pursuant to Section 423 of the Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation, to extend and limit ESPP participation in a uniform and non-discriminating basis. In addition, the Employee Stock Purchase Plan authorizes grants of purchase rights under the Non-423

Component that do not meet the requirements of an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the ESPP Administrator (as defined below), the Non-423 Component will be operated and administered in the same manner as the 423 Component. Eligible employees will only be able to participate in the 423 Component or Non-423 Component of the ESPP. Eligible service providers will only be able to participate in the Non-423 Component of the ESPP.

Administration

The Company board of directors has the power to delegate administration of the ESPP to a committee composed of not fewer than one member of the Company board of directors. The ESPP will be administered by the Company board of directors or a committee thereof (the “ESPP Administrator”). The ESPP Administrator has the final power to construe and interpret both the ESPP and the rights granted under it. The ESPP Administrator has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase Company common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the 423 Component or Non-423 Component of the ESPP. Whether or not the Company board of directors has delegated administration of the ESPP to a committee, the Company board of directors will have the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP.

Restart

The Board will have the discretion to structure an offering so that if the fair market value of a share on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share on the offering date for that offering, then (i) that offering will terminate immediately as of that first trading day and (ii) the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new offering period and purchase period.

Stock Subject to ESPP

Subject to adjustments as provided in the ESPP, the maximum number of shares of Company common stock that may be issued under the ESPP will not exceed 7,353,411 shares of Class A Common Stock, plus the number of shares of Company Class A Common Stock that are automatically added on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2032 fiscal year, in each case, in an amount, in each case, equal to the lesser of (i) one percent (1%) of the total number of shares of Company common stock outstanding on the last day of the calendar month prior to the date of such automatic increase (calculated on a fully-diluted and as-converted basis) and (ii) 7,353,411 shares of Company Class A Common Stock initially reserved for issuance under the ESPP, unless the ESPP Administrator determines prior to the first day of any fiscal year that there will be no increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year will be a lesser number of shares of Company common stock. If any purchase right granted under the ESPP terminates without having been exercised in full, the shares of Company common stock not purchased under such purchase right will again become available for issuance under the ESPP.

Offerings

The ESPP is implemented by offerings of rights to all eligible employees and eligible service providers from time to time. Offerings may be comprised of one or more purchase periods. The maximum length for an offering under the ESPP is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of Company common stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of Company common stock, subject to certain limitations.

Eligibility

Purchase rights may be granted only to our employees, employees of designated related corporations or, solely with respect to the Non-423 Component, employees of designated affiliates (other than a designated related corporation) or eligible service providers. The ESPP Administrator may provide that employees will not be eligible to be granted purchase rights under the 423 Component if, on the offering date, the employee (i) has not completed at least 2 years of service since the employee’s last hire date (or such lesser period as the ESPP Administrator may determine), (ii) customarily works not more than 20 hours per week (or such lesser period as the ESPP Administrator may determine), (iii) customarily works not more than 5 months per calendar year (or such lesser period as the ESPP Administrator may determine), (iv) is a highly compensated employee within the meaning of the Code, or (v) has not satisfied such other criteria as the ESPP Administrator may determine consistent with Section 423 of the Code. Unless otherwise determined by the ESPP Administrator for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee customarily works more than 20 hours per week and more than 5 months per calendar year.

No employee will be eligible for the grant of any purchase rights under the 423 Component if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any related corporation. An eligible employee may be granted purchase rights under the 423 Component only if such purchase rights, together with any other rights granted under all our and any related corporations’ employee stock purchase plans, do not permit such eligible employee’s rights to purchase stock to accrue in excess of $25,000 worth of stock in any calendar year.

Participation in the ESPP

On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares of Company common stock purchasable either with a percentage or with a maximum dollar amount, as designated by the ESPP Administrator; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 15% of such employee’s earnings during the period that begins on the offering date (or such later date as the ESPP Administrator determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.

Purchase Price

The purchase price of shares of Company common stock acquired pursuant to purchase rights will be not less than the lesser of (i) 85% of the fair market value of the shares of Company common stock on the offering date; or (ii) 85% of the fair market value of the shares of Company common stock on the applicable purchase date (i.e. the last day of the applicable purchase period).

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with our general funds. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or regulations or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner we direct.

Purchase of Stock

The Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of Company common stock will be purchased in accordance with such offering. In connection with each offering, the ESPP Administrator may specify a maximum number of shares of Company common stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of Company common stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any ESPP Administrator action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of Company common stock available will be made in as nearly a uniform manner as will be practicable and equitable.

Withdrawal

During an offering, a participant may cease making contributions and withdraw from the offering by delivering to us or any third party designated by us a company provided withdrawal form. We may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.

Termination of Eligibility

Purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (i) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. We will have the exclusive discretion to determine when a participant is no longer actively providing services and the date of the termination of employment or service for purposes of the ESPP. As soon as practicable, we will distribute to such individual all of his or her accumulated but unused contributions without interest.

Leave of Absence.

A participant will not be deemed to have terminated employment or failed to remain continuously employed by us or a Designated Company in the case of sick leave, military leave, or any other leave of absence approved by us; provided that such leave is for a period of not more than three months or reemployment upon the expiration of such leave is guaranteed by contract or statute. We will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment, regardless of any notice period or garden leave required under local law. Where the period of leave exceeds three months and an employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three months and one day following the commencement of such leave.

Employment Transfers.

Unless otherwise determined by the ESPP Administrator, a participant whose employment transfers or whose employment terminates with an immediate rehire with no break in service by or between us and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the ESPP or an offering; however, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. In the event that a participant’s purchase right is terminated under the ESPP, we will distribute as soon as practicable to such individual all of his or her accumulated but unused contributions.

Restrictions on Transfer

During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if we so permit, by a beneficiary designation.

Exercise of Purchase Rights

On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of Company common stock, up to the maximum number of shares of Company common stock permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the offering, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of Company common stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.

No purchase rights may be exercised to any extent unless and until the shares of Company common stock to be issued on such exercise under the ESPP are covered by an effective registration statement pursuant to the Securities Act, and the ESPP is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control, and other laws applicable to the ESPP. If, on the purchase date, as delayed to the maximum extent permissible, the shares of Company common stock are not registered and the ESPP is not in material compliance with all applicable laws or regulations, as determined by us in our sole discretion, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest.

Capitalization Adjustments

In the event of a capitalization adjustment, the ESPP Administrator will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the ESPP, (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to the ESPP, (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding offerings and purchase rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing offering.

Dissolution or Liquidation

In the event of our company’s dissolution or liquidation, the ESPP Administrator will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The ESPP Administrator will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.

Effect of Certain Corporate Transactions

In the event of:

•	a transfer of all or substantially all of our company’s assets;

•	a merger, consolidation or other capital reorganization or business combination transaction of our company with or into another corporation, entity or person; or

•	the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding capital stock;

then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of Company common stock prior to the corporate transaction under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The ESPP Administrator will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.

Spin-Off

In the event of a spin-off or similar transaction involving us, the ESPP Administrator may take actions deemed necessary or appropriate in connection with an ongoing offering and subject to compliance with applicable laws (including the assumption of purchase rights under an ongoing offering by the spun-off company, or shortening an offering and scheduling a new purchase date prior to the closing of such transaction). In the absence of any such action by the ESPP Administrator, a participant in an ongoing offering whose employer ceases to qualify as a related corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the participant had terminated employment.

Amendment, Termination or Suspension of the ESPP

The Board may amend the ESPP at any time in any respect the ESPP Administrator deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the ESPP for which stockholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (i) increases the number of shares of Company common stock available for issuance under the ESPP, (ii) expands the class of individuals eligible to become participants and receive purchase rights, (iii) materially increases the benefits accruing to participants under the ESPP or reduces the price at which shares of Company common stock may be purchased under the ESPP, (iv) extends the term of the ESPP, or (v) expands the types of awards available for issuance under the ESPP, but in each case only to the extent stockholder approval is required by applicable laws.

The ESPP Administrator may suspend or terminate the ESPP at any time. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.

Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the ESPP will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation and indemnification arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•	we, VPCC or Legacy Dave have been or are to be a participant;

•	the amounts involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Repurchase Agreement

Concurrently with the execution of the Merger Agreement, VPCC, Legacy Dave, Mr. Wilk and Kyle Beilman, the Chief Financial Officer of Legacy Dave (“Mr. Beilman” and together with Mr. Wilk, the “Selling Holders”), entered into the Repurchase Agreement, pursuant to which, among other things, VPCC agreed to repurchase a certain number of shares of Common Stock from the Selling Holders (including shares of Class V Common Stock issued to Mr. Wilk in connection with the Transactions), at a purchase price of $10.00 per share, on the business day immediately following the effective time of the Second Merger (the “Repurchase”). The Repurchase was contingent on the amount of cash held in the Company’s Trust Account following (i) the election of eligible holders of shares of VPCC Class A Common Stock to redeem all or a portion of those shares held by such holder at a per-share price, equal to the aggregate amount on deposit in the Trust Account as of two business days prior to Closing divided by the number of outstanding shares of VPCC Class A Common Stock (the “Share Redemption”), plus (ii) the amount of funds available outside of the Trust Account at the Closing, plus (iii) the proceeds of the PIPE Investment being in excess of $300 million (the “Available Cash”). Because the Available Cash was less than $300 million, the Repurchase did not occur. Mr. Wilk is one of the Company’s current directors and is the Chief Executive Officer, and Kyle Beilman is the Chief Financial Officer and Secretary of the Company.

Stockholder Support Agreement

The Written Consent Parties and certain transferees entered into Support Agreements with VPCC pursuant to which, among other things, each Written Consent Party agreed to (i) vote their Legacy Dave equity interests in favor of the Transactions, including by agreeing to execute a written consent constituting the Requisite Legacy Dave Stockholder Approval within two business days of the registration statement on Form S-4 becoming effective, and (ii) not transfer their Legacy Dave equity interests prior to the Closing. The Support Agreements were terminated as of the Effective Time of the Business Combination pursuant to the terms thereof.

Investor Rights Agreement and Lock-Up Arrangements

In connection with the Closing, the Company, VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”), Janet Kloppenburg, Peter Offenhauser and Kurt Summers (collectively, the “Prior Independent Directors”, and together with the Sponsor, the “Founder Holders”), and certain holders of Legacy Dave Capital Stock, in each case who received Common Stock pursuant to the Merger Agreement, entered into an investor rights agreement (the “Investor Rights Agreement”) in respect of the shares of Common Stock held by the Founder Holders and such Legacy Dave Stockholders following the Closing. Pursuant to the Investor Rights Agreement, among other things, such holders and their permitted transferees are entitled to certain customary registration rights, including, among other things, demand, shelf and piggy-back rights, subject to cut-back provisions. Pursuant to the Investor Rights Agreement, the Founder Holders and such Legacy Dave Stockholders agree that they will not sell, transfer, pledge or otherwise dispose of shares of Dave Class A Common Stock, shares of Dave Class V Common Stock or other securities exercisable therefor (as applicable), other than in connection with certain permitted transfers specified in the Investor Rights Agreement, for (i) in respect of the Legacy Dave Stockholders, six months following the Closing (the “Dave Stockholders Lock-Up”) or (ii) in respect of the Founder Holders, the earlier of (x) 12 months following the Closing, (y) the date, which is on or after the 150-day anniversary of the Closing Date on which the Dave Class A Common Stock achieves a trading price of at least $12.00 (as such trading price may be adjusted for any dividend, subdivision, stock split or similar event, and as determined by reference to the volume-weighted average price achieved for at least 20 trading days within any 30 consecutive trading days) for any 30-trading day period commencing on or after the 150-day anniversary of the Closing, and (z) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction resulting in all of the stockholders of the Company having the right to exchange their shares of Common Stock for cash, securities or other property.

Pre-Business Combination Related Party Transactions of VPCC

Founder Shares

On January 19, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of Dave in consideration for 6,468,750 Founder Shares. On January 22, 2021, the Sponsor transferred an aggregate of 60,000 Founder Shares to members of VPCC’s board of directors, resulting in the Sponsor holding 6,408,750 Founder Shares. In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 124,600 Founder Shares were forfeited and 719,150 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 6,344,150 Founder Shares issued and outstanding prior to the Closing. The Founder Shares were identical to the shares of VPCC Class A Common Stock included in the Units sold in the Initial Public Offering except that the Founder Shares are shares of VPCC Class B Common Stock which automatically converted into shares of VPCC Class A Common Stock at the time of the Business Combination and are subject to certain transfer restrictions, as described in more detail below.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the Business Combination, the closing price of the Dave Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 10 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (B) the date following the completion of the Business Combination on which Dave completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Dave Class A Common Stock for cash, securities or other property.

Private Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased from VPCC an aggregate of 5,100,214 Private Warrants at a price of $1.50 per Private Warrant, or $7,650,320 in the aggregate. Each Private Warrant is exercisable to purchase one share of Dave Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. The Private Warrants are non-redeemable for cash and exercisable on a cashless basis.

These Private Warrants are not exercisable until March 4, 2022.

Related Party Notes

On January 14, 2021, the Sponsor issued an unsecured promissory note to VPCC (the “Promissory Note”), pursuant to which VPCC could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $88,142 was repaid at the closing of the Initial Public Offering on March 9, 2021. Borrowings under the Promissory Note are no longer available.

Administrative Services Agreement

VPCC entered into an agreement, commencing on March 4, 2021, to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination, the Company ceased paying these monthly fees. For the three months ended September 30, 2021 and for the period from January 14, 2021 (inception) through September 30, 2021, the Company incurred $30,000 and $70,000 in fees for these services, respectively, of which $60,000 is included in accrued expenses in the accompanying balance sheet as of September 30, 2021. The agreement terminated upon the consummation of the Business Combination.

Pre-Business Combination Related Party Transactions of Legacy Dave

Financing Agreement

In January 2021, Dave OD, a wholly owned subsidiary of Dave, entered into the Existing Financing Agreement with Victory Park Management, LLC, an affiliate of VPCC, which provides Dave OD with a $100 million senior secured loan facility. Borrowings under the facility bear interest at 6.95% plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. The facility, which contains multiple tranches, allows Dave OD to draw on the facility based upon eligible receivables outstanding and qualified cash. Warrants were also issued by Dave OD in connection with the facility. In November 2021, Dave OD entered into an amendment of the Existing Financing Agreement which added a $20 million credit line which has an interest rate of 8.95% annually, plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. As of December 31, 2021, $55.0 million has been drawn under the facility.

Promissory Notes and Loan, Pledge and Option Agreements

In connection with early exercises of two option grants, Kyle Beilman, Dave’s Chief Financial Officer and Secretary, executed two promissory notes for the exercise price in January 2018 and March 2020 in the principal amounts of $34,325 and $981,750, respectively. The notes bore interest at 2.0% and 1.53% and were to mature on March 12, 2023 and March 3, 2025 (or earlier upon certain specified events), respectively, and were secured by a pledge of certain shares held by Mr. Beilman.

In August 2019, Legacy Dave entered into loan, pledge, and option agreements with Jason Wilk, its Chief Executive Officer and Director, and Mr. Beilman in connection with loans by Legacy Dave to Mr. Wilk and Mr. Beilman related to the early exercise of stock options. Legacy Dave received Non-Recourse Promissory Notes in exchange for these loans and an option which allows Legacy Dave to acquire shares held by these stockholders. The notes were collateralized by a pledge of certain shares held by Mr. Wilk and Mr. Beilman. The entire unpaid principal balance of these loans, together with all accrued but unpaid interest, was due and payable upon the earlier of (i) August 12, 2026; (ii) a liquidity event; or (iii) upon the exercise of the call option by Legacy Dave. These loans carried a stated interest rate of 1.87%, which was compounded annually. The outstanding balance of the loans, inclusive of interest, was approximately $9.7 million, $9.6 million and $9.4 million as of September 30, 2021, December 31, 2020 and December 31, 2019, respectively.

On January 2, 2022, Legacy Dave exercised its option to repurchase the shares with respect to Mr. Wilk. On January 3, 2022, Legacy Dave exercised its option to repurchase the shares with respect to Mr. Beilman, and each such promissory note was cancelled in consideration for the Repurchase, and the pledged shares were released.

Lease Agreements

In December 2018, Legacy Dave and PCJW Properties LLC (“PCJW Properties”) entered into a sublease agreement (the “PCJW Sublease”), and in January 2019, Legacy Dave and PCJW Properties entered into a net lease (the “Net Lease”), in each case for commercial office space in Los Angeles, California. Jason Wilk, a Director and Chief Executive Officer of Dave, is a partner at PCJW Properties. Monthly rent under the PCJW Sublease is approximately $5,000, subject to an annual escalation of 4%. The monthly rent under the Net Lease is approximately $19,000, subject to an annual escalation of 5%. During the years ended December 31, 2021, 2020, and 2019, Legacy Dave paid approximately $320,000, $240,000 and $305,000, respectively, under these lease agreements. The Company assumed Legacy Dave’s obligations under the Net Lease and PCJW Sublease.

Right of First Refusal Agreement

In August 2019, Legacy Dave entered into a right of first refusal and co-sale agreement (the “ROFR and Co-Sale Agreement”) with certain Legacy Dave Stockholders including Jason Wilk. Pursuant to the ROFR and Co-Sale Agreement, certain parties thereto have agreed to grant Legacy Dave a right of first refusal on certain transfers of Legacy Dave’s equity securities, with other investors party thereto entitled to a secondary right of first refusal and a right of co-sale on transfers by other applicable holders, subject to certain exceptions, each in accordance with the terms thereof. The ROFR and Co-Sale Agreement were terminated in connection with the Closing of the Business Combination.

Voting Agreement

Legacy Dave is a party to the Founder Holder Agreement, dated as of June 3, 2021, pursuant to which certain Legacy Dave Stockholders, including entities affiliated with Victory Park Management, LLC, which is affiliated with Brendan Carroll, who will serve as a director of the Combined Company, have agreed to vote their shares of Legacy Dave Capital Stock on certain matters, including with respect to the election of directors. This agreement was terminated as of the Effective Time of the Business Combination pursuant to the terms thereof.

Legal Services

The law firm of Mitchell Sandler LLC, of which director nominee Andrea Mitchell is a partner, has provided legal services to Dave for which the firm received payments which exceeded 5% of the firm’s revenues in the past three fiscal years. As a consequence, Ms. Mitchell is not an independent director of Dave following the consummation of the Business Combination.

Indemnification Agreements

The Dave Charter contains provisions limiting the liability of directors, and the Dave Bylaws provide that Dave will indemnify each of its directors to the fullest extent permitted under Delaware law. Our charter documents also provide the Board with discretion to indemnify officers and employees when determined appropriate by the Board.

Dave has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that Dave will indemnify each of its directors and executive officers against any and all expenses incurred by such director or executive officer because of his or her status as one of Dave’s directors or executive officers, to the fullest extent permitted by Delaware law and the Organizational Documents. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, Dave will advance all expenses incurred by its directors and executive officers in connection with a legal proceeding involving his or her status as a director or executive officer. For more information regarding these indemnification agreements, see the section entitled “Management After the Business Combination—Limitation on Liability and Indemnification of Officers and Directors.”

Related Party Transactions Policy

Dave has adopted a new written related party transaction policy. The policy provides that officers, directors, holders of more than 5% of any class of Dave’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with Dave without the prior consent of the audit committee, or other independent members of the Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for Dave to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of Common Stock following the consummation of the Business Combination and the PIPE Financing on January 5, 2022 by:

•	each person known by Dave to be the beneficial owner of more than 5% of the Common Stock;

•	each of Dave’s executive officers and directors; and

•	all executive officers and directors of Dave as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of the Common Stock is based on 372,000,500 shares of Common Stock outstanding as of the January 5, 2022, comprised of 323,549,861 shares of Dave Class A Common Stock and 48,450,639 shares of Dave Class V Common Stock outstanding as of January 5, 2022. Shares of Common Stock that may be acquired by an individual or group within 60 days of the Closing Date pursuant to the exercise of options or warrants that are currently exercisable or exercisable within 60 days of the Closing Date are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

Unless otherwise indicated, the address for each Dave stockholder listed is: 1265 South Cochran Avenue, Los Angeles, CA 90019.

Name and Address of Beneficial Owners	Number of shares of Class A Common Stock	%	Number of shares of Class V Common Stock	%	% of Total Voting Power
Five Percent Holders
Norwest Venture Partners XIV, LP(1)	18,645,614	5.8%	—	—	2.3%
Paras Chitrakar	31,802,210	9.8%	—	—	3.9%
Section 32 Fund 1, LP(2)	98,114,926	30.3%	—	—	12.1%
Current Directors and Named Executive Officers
Jason Wilk	—	—	48,450,639	100%	60.0%
Kyle Beilman(3)	3,430,338	1.1%	—	—	*
Brendan Carroll	—	—	—	—	—
Andrea Mitchell	—	—	—	—	—
Michael Pope	—	—	—	—	—
Dan Preston(4)	772,000	*	—	—	*
All executive officers and directors of the Combined Company as a group (6 individuals)	4,202,338	1.3%	48,450,639	100%	62.5%

*	Less than one percent.
(1)

The general partner of Norwest Venture Partners XIV, L.P. is Genesis VC Partners XIV, LLC. The managing member of Genesis VC Partners XIV, LLC is NVP Associates, LLC. Promod Haque, Jeffrey Crowe and Jon Kossow are co-chief executive officers of NVP Associates, LLC. Each of these individuals has shared voting and investment power over the shares held by Norwest Venture Partners XIV, L.P. The address of Norwest Venture Partners XI, L.P. is 525 University Avenue, Suite 800, Palo Alto, CA 94301-1922.

(2)

The general partner of Section 32 Fund 1, LP is Section 32 GP 1, LLC. The general partner of Section 32 Fund 1, LP, may be deemed to have voting and dispositive power over the shares held by Section 32 Fund 1, LP. Investment decisions with respect to the shares held by Section 32 Fund 1, LP are made by the managing member of Section 32 GP 1, LLC, William J. Maris, and, therefore, Mr. Maris may be deemed to be the beneficial owner of all shares held by Section 32 Fund 1, LP. Mr. Maris disclaims beneficial ownership of all shares held by Section 32 Fund 1, LP except to the extent of his pecuniary interest therein. The address for all entities and individuals affiliated with Section 32 Fund 1, LP is 171 Main St. #671, Los Altos, CA 94022.

(3)	Consists of (a) 2,489,980 shares of Class A Common Stock and (b) 940,358 shares of Class A Common Stock issuable upon exercise of options within 60 days of the Closing Date.
(4)	Consists of 772,000 shares of Class A Common Stock issuable upon exercise of options within 60 days of the Closing Date.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 319,960,376 shares of our Dave Class A Common Stock and 5,100,214 Private Warrants. The Sponsor acquired the Founder Shares and Private Warrants in connection with the IPO. Certain of the Founder Shares were subsequently transferred to the Prior Independent Directors. In connection with the transactions contemplated by the Merger Agreement, certain Legacy Dave stockholders who were officers, directors or otherwise affiliates of Legacy Dave acquired Dave Class A Common Stock and Jason Wilk, our Chief Executive Officer, acquired Dave Class V Common Stock.

A description of our relationships with certain of the Selling Securityholders and their affiliates is set forth in “Certain Relationships and Related Transactions.”

The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights that have been granted to certain of the Selling Securityholders in respect of the securities described above. For additional information regarding these registration rights, see the section titled “Description of Securities—Investor Rights.”

The following table sets forth certain information as of January 5, 2022, concerning the shares of Dave Class A Common Stock and Private Warrants that may be offered from time to time by each Selling Securityholder under this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

Up to 6,344,150 shares of Dave Class A Common Stock issuable upon exercise of the Public Warrants are not included in the table below, unless specifically indicated in the footnotes thereto.

	Shares of Dave Class A Common Stock				Private Warrants to Purchase Dave Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Alameda Research Ventures LLC(1)	1,500,000	1,500,000	—	—	—	—	—	—
Charles S Paul(2)	16,100,524	16,100,524	—	—	—	—	—	—
Clarence Jones	2,595	2,595	—	—	—	—	—	—
Dan Preston(3)	772,000	772,000	—	—	—	—	—	—
Funds advised by Corbin Capital Partners, L.P.(4)	3,000,000	3,000,000	—	—	—	—	—	—
Funds advised by Luxor Capital Group, LP(5)	500,000	500,000	—	—	—	—	—	—
Affiliates of Tiger Global Management, LLC(6)	15,000,000	15,000,000	—	—	—	—	—	—
Funds advised by Wellington Management Company LLP(7)	1,000,000	1,000,000	—	—	—	—	—	—
JAK II LLC(8)	6,830,122	6,830,122	—	—	—	—	—	—
Janet Kloppenburg	17,000	17,000	—	—	—	—	—	—
Jason Wilk(9)	59,906,700	59,906,700	—	—	—	—	—	—
KPC Venture Capital LLC(10)	5,238,791	5,238,791	—	—	—	—	—	—
Kurt Summers	17,000	17,000	—	—	—	—	—	—
Kyna Payawal	52,592	52,592	—	—	—	—	—	—
Kyle Beilman(11)	3,384,634	3,384,634	—	—	—	—	—	—
Lauryn Nwankpa	58,971	58,971	—	—	—	—	—	—
Mark Cuban	772,000	772,000	—	—	—	—	—	—
Norwest Venture Partners XIV, LP(12)	18,645,614	18,645,614	—	—	—	—	—	—
Olivia Caggiano	4,740	4,740	—	—	—	—	—	—
Paras Chitrakar	31,802,210	31,802,210	—	—	—	—	—	—
Peter Offenhauser	17,000	17,000	—	—	—	—	—	—
Radical Investments LP(13)	6,385,608	6,385,608	—	—	—	—	—	—
Richard Fickling	23,701	23,701	—	—	—	—	—	—
Section 32 Fund 1, LP(14)	98,114,926	98,114,926	—	—	—	—	—	—
SV Angel VI LP(15)	6,550,747	6,550,747	—	—	—	—	—	—
TCG Digital, LLC(16)	7,777,432	7,777,432	—	—	—	—	—	—
The Jonathan A. Kraft 1996 Family Trust(17)	1,091,155	1,091,155	—	—	—	—	—	—
The Kiel Family Trust under the Jason Wilk 2021 Irrevocable Trust(18)	913,859	913,859	—	—	—	—	—	—
The Residual Trust under the Jason Wilk 2021 Irrevocable Trust(19)	25,260,031	25,260,031	—	—	—	—	—	—
The Wilk Family Trust under the Jason Wilk 2021 Irrevocable Trust(20)	913,859	913,859	—	—	—	—	—	—
Timur Minnakhmetov	25,536	25,536	—	—	—	—	—	—
TWO R LLC(21)	2,939,501	2,939,501	—	—	—	—	—	—
VPC Impact Acquisition Holdings Sponsor III(22)	10,441,742	10,441,742	—	—	5,100,214	5,100,214	—	—

*	Represents beneficial ownership of less than 1%.
(1)	Samuel Bankman-Fried has voting and investment control of the shares held by Alameda Research Ventures LLC and may be deemed to beneficially own the securities owned by Alameda Research Ventures LLC.

(2)

Consists of (i) 772,000 shares of Dave Class A Common Stock held by Charles Paul and (ii) 15,328,524 shares of Dave Class A Common Stock held by the Charles S Paul Living Trust (the “Living Trust”), of which Mr. Paul is the trustee and has sole voting and investment power over such shares. As such, Mr. Paul may be deemed to be the beneficial owner of such shares. Mr. Paul disclaims any beneficial ownership of the shares held by the Living Trust, except to the extent of his pecuniary interest therein. Mr. Paul is a former director of Dave.

(3)	Consists of 772,000 shares of Dave Class A Common Stock underlying Legacy Dave Options.
(4)

Consists of (i) 1,230,000 shares of Dave Class A Common Stock held by Corbin ERISA Opportunity Fund, Ltd., (ii) 540,000 shares of Dave Class A Common Stock held by Corbin Opportunity Fund, L.P. and (iii) 1,230,000 shares of Dave Class A Common Stock held by Pinehurst Partners, L.P. Corbin Capital Partners, L.P. (“CCP”) is the investment manager of each of Corbin Opportunity Fund, L.P., Corbin ERISA Opportunity Fund, Ltd., and Pinehurst Partners, L.P. (collectively, the “Corbin Funds”). CCP and its general partner, Corbin Capital Partners GP, LLC, may be deemed beneficial owners of the Company securities being registered hereby for sale by the Corbin Funds. Craig Bergstrom, as the Chief Investment Officer of CCP, makes voting and investment decisions for the Corbin Funds, and may be deemed to beneficially own Dave Class A Common Stock owned directly by the Corbin Funds. The address for each of these entities and individuals is 590 Madison Avenue, 31st Floor, New York, NY 10022.

(5)

Consists of (i) 187,736 shares of Dave Class A Common Stock held by Luxor Capital Partners Offshore Master Fund, LP (“Offshore Master Fund”) and (ii) 312,264 shares of Dave Class A Common Stock held by Luxor Capital Partners, LP (“Onshore Fund”). Luxor Capital Partners Offshore, Ltd. (“Offshore Feeder Fund”), as the owner of a controlling interest in Offshore Master Fund, may be deemed to beneficially own the securities owned directly by Offshore Master Fund. Each of LCG Holdings, LLC (“LCG Holdings”), and Luxor Capital Group, LP (“Luxor Capital Group”), as the general partner and investment manager, respectively, of Offshore Master Fund, may be deemed to beneficially own the securities owned directly by Offshore Master Fund. Luxor Management, LLC (“Luxor Management”), as the general partner of Luxor Capital Group, and Christian Leone, as the managing member of each of LCG Holdings and Luxor Management, may be deemed to beneficially own the securities owned directly by Offshore Master Fund. Each of LCG Holdings and Luxor Capital Group, as the general partner and investment manager, respectively, of Onshore Fund, may be deemed to beneficially own the securities owned directly by Onshore Fund. Luxor Management, as the general partner of Luxor Capital Group, and Christian Leone, as the managing member of each of LCG Holdings and Luxor Management, may be deemed to beneficially own Dave Class A Common Stock owned directly by Onshore Fund. The address for each of these entities and individuals is 1114 Avenue of the Americas, 28th Floor, New York, NY 10036.

(6)

Consists of 15,000,000 shares of Dave Class A Common Stock held by Tiger Global Investments, L.P., Tiger Global Long Opportunities Master Fund, L.P. and/or certain persons and entities affiliated with Tiger Global Management, LLC. All such shares are controlled by Tiger Global Management, LLC, Chase Coleman and Scott Shleifer. The address for each of these entities and individuals is 9 West 57th Street, 35th Floor, New York, NY, 10019.

(7)

Consists of (i) 114,405 shares of Dave Class A Common Stock held by Bay Pond Investors (Bermuda) L.P. (“Bay Pond Investors Bermuda”), (ii) 774,951 shares of Dave Class A Common Stock held by Bay Pond Partners, L.P. (“Bay Pond Partners”), and (iii) 110,644 shares of Dave Class A Common Stock held by Ithan Creek Master Investors (Cayman) L.P. (“Ithan Creek” and, together with Bay Pond Investors (Bermuda) and Bay Pond Partners, the “Wellington Funds”). Wellington Management Company LLP (“WMC”), as an investment adviser, has been delegated investment control and investment management authority (including voting) with respect to the Wellington Funds’ assets under management. WMC has the power to vote and dispose of the securities pursuant to WMC’s investment management relationship with the Wellington Funds. WMC is a subsidiary of Wellington Management Group LLP (“WMG”), a Massachusetts limited liability partnership that is privately held by 172 partners (as of July 1, 2020). No single partner owns or has the right to vote more than 5% of the partnership’s capital under management.

(8)	Jonathan A. Kraft has voting and investment control of the shares held by JAK II LLC and may be deemed to beneficially own the securities owned directly by JAK II LLC.
(9)	Consists of (i) 48,450,639 shares of Dave Class A Common Stock underlying shares of Dave Class V Common Stock and (ii) 11,456,061 shares of Dave Class A Common Stock underlying Legacy Dave Options.
(10)

KPC Venture Capital LLC is managed by Chestnut Hill Management Corp. Each of Robert K. Kraft and Jonathan A. Kraft has voting and investment control of the shares held by KPC Venture Capital LLC and may be deemed to beneficially own the securities owned directly by KPC Venture Capital LLC.

(11)	Consists of (i) 2,489,980 shares of Dave Class A Common Stock registered for resale under this prospectus and (ii) 894,654 shares of Dave Class A Common Stock underlying Legacy Dave Options.
(12)

The general partner of Norwest Venture Partners XIV, L.P. is Genesis VC Partners XIV, LLC. The managing member of Genesis VC Partners XIV, LLC is NVP Associates, LLC. Promod Haque, Jeffrey Crowe and Jon Kossow are co-chief executive officers of NVP Associates, LLC. Each of these individuals has shared voting and investment power over the shares held by Norwest Venture Partners XIV, L.P. The address of Norwest Venture Partners XI, L.P. is 525 University Avenue, Suite 800, Palo Alto, CA 94301-1922.
(13)

Radical Investments Management LLC, a Delaware limited liability company, is the sole general partner of Radical Investments LP. Both Radical Investments LP and Radical Investments Management LLC are beneficially owned by Mark Cuban and Mr. Cuban may be deemed to have voting and dispositive power over the securities held by Radical Investments LP.

(14)

Section 32 GP 1, LLC, the general partner of Section 32 Fund 1, LP, may be deemed to have voting and dispositive power over the shares held by Section 32 Fund 1, LP. Investment decisions with respect to the shares held by Section 32 Fund 1, LP are made by the managing member of Section 32 GP 1, LLC, William J. Maris, and, therefore, Mr. Maris may be deemed to be the beneficial owner of all shares held by Section 32 Fund 1, LP. Mr. Maris disclaims beneficial ownership of all shares held by Section 32 Fund 1, LP except to the extent of his pecuniary interest therein. The address for all entities and individuals affiliated with Section 32 Fund 1, LP is 171 Main Street, #671, Los Altos, CA 94022.

(15)	SV Angel VI LP is managed by SV Angel GP VI LLC.
(16)	TCG Digital, LLC is managed by TCG, LLC, which is managed by The Chernin Group, LLC.
(17)

The Jonathan A. Kraft 1996 Family Trust—Robert K. Kraft is the trustee for The Jonathan A. Kraft 1996 Family Trust and has sole voting and investment power over the shares of Dave Class A Common Stock held by The Jonathan A. Kraft 1996 Family Trust. As such, Mr. Kraft may be deemed to be the beneficial owner of such shares.

(18)

The Kiel Family Trust under the Jason Wilk 2021 Irrevocable Trust is a corporate trust, with Premier Trust, Inc. appointed as the corporate trustee with investment authority. The address for the Kiel Family Trust under the Jason Wilk 2021 Irrevocable Trust is 4465 South Jones Boulevard, Las Vegas, NV 89103.

(19)

The Residual Trust under the Jason Wilk 2021 Irrevocable Trust is a corporate trust, with Premier Trust, Inc. appointed as the corporate trustee with investment authority. The address for the Residual Trust under the Jason Wilk 2021 Irrevocable Trust is 4465 South Jones Boulevard, Las Vegas, NV 89103.

(20)

The Wilk Family Trust under the Jason Wilk 2021 Irrevocable Trust is a corporate trust, with Premier Trust, Inc. appointed as the corporate trustee with investment authority. The address for the Wilk Family Trust under the Jason Wilk 2021 Irrevocable Trust is 4465 South Jones Boulevard, Las Vegas, NV 89103.

(21)	Robert K. Kraft has voting and investment control of the shares held by TWO R LLC and may be deemed to beneficially own the securities owned directly by TWO R LLC.
(22)

Consists of (i) 5,341,528 shares of Dave Class A Common Stock, (ii) 5,100,214 shares of Dave Class A Common Stock issuable upon exercise of Private Warrants and (iii) 5,100,214 Private Warrants. VPC Impact Acquisition Holdings Sponsor III, a Delaware LLC, is managed by Victory Park Management, LLC. Victory Park Management LLC is managed by Victory Park Capital Advisors, LLC, a Delaware limited liability company, which is managed by Jacob Capital, L.L.C., an Illinois limited liability company. Richard Levy is the sole member of Jacob Capital, L.L.C. and may be deemed to have beneficial ownership of Dave Class A Common Stock held directly by the Sponsor.

DESCRIPTION OF SECURITIES

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to the Dave Charter, our Bylaws and the Investor Rights Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Dave Charter, the Dave Bylaws and the Investor Rights Agreement in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Pursuant to the terms of the Dave Charter, our authorized capital stock consists of:

•	500,000,000 shares of Dave Class A Common Stock, $0.0001 par value per share;

•	100,000,000 shares of Dave Class V Common Stock, $0.0001 par value per share; and

•	10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

As of January 5, 2022, there were (i) 323,549,861 shares of Dave Class A Common Stock outstanding held by 17 holders of record, (ii) 48,450,639 shares of Dave Class V Common Stock outstanding held by one holder of record and (iii) no shares of Preferred Stock outstanding.

Dave Class A Common Stock and Class V Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Dave Charter, the holders of Common Stock possess or will possess, as applicable, all voting power for the election of directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Each holder of Dave Class V Common Stock has the right to ten votes per share of Dave Class V Common Stock held of record by such holder on all matters submitted to a vote of the stockholders. The holders of shares of Dave Class A Common Stock and Dave Class V Common Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders; provided, however, that, except as otherwise required by law, holders of shares of Dave Class A Common Stock and Dave Class V Common Stock shall not be entitled to vote on any amendment to the Dave Charter (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Dave Charter (including any certificate of designation relating to any series of preferred stock).

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under both the Dave Charter and under the DGCL, holders of Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of Dave, the holders of Common Stock will be entitled to receive all the remaining assets of Dave available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them, after the rights of creditors of Dave and the holders of the preferred stock, if any, have been satisfied.

Preemptive or Other Rights

The holders of Common Stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Common Stock.

Conversion

The Dave Class V Common Stock will be convertible into shares of Dave Class A Common Stock on a one-to-one basis at the option of the holders of the Dave Class V Common Stock at any time upon written notice to Dave. In addition, the Dave Class V Common Stock will automatically convert into shares of Dave Class A Common Stock immediately prior to the close of business on the earliest to occur of certain events specified in the Dave Charter.

Exclusive Forum

To the fullest extent permitted by law, unless Dave otherwise consents in writing, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any action brought (1) any derivative action or proceeding brought on behalf of Dave, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Company, (3) any action asserting a claim against Dave arising pursuant to any provision of the DGCL, the Dave Charter or Dave Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Dave Charter or Dave Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine.

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any claim for which the U.S. federal courts have exclusive jurisdiction. The Dave Charter will further provide that, unless Dave consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

The Dave Charter provides that a state or federal court located within the state of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with Dave or its directors, officers, employees, or stockholders. If any other court of competent jurisdiction were to find either exclusive-forum provision in the Dave Charter to be inapplicable or unenforceable, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could adversely affect our business, financial condition and results of operations. In addition, although the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum selection clause.

Election of Directors

The Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to Dave’s first annual meeting of stockholders) serving a three-year term. Under the Dave Charter, the term of office of the Class I director will expire at the first annual meeting of stockholders. The term of office of the Class II directors will expire at the second annual meeting of stockholders. The term of office of the Class III directors will expire at the third annual meeting of stockholders.

Under the Dave Charter, there is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by holders of Common Stock.

Dave Preferred Stock

The Dave Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of Dave entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation designating a series of Preferred Stock.

The Board is able to, subject to limitations prescribed by Delaware law, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Dave Class A Common Stock and Dave Class B Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock without stockholder approval, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Dave or the removal of Dave’s management and may adversely affect the market price of Dave Class A Common Stock and the voting and other rights of the holders of Dave. Dave had no Preferred Stock outstanding at the date the Dave Charter became effective. Although our Board does not currently intend to issue any shares of Preferred Stock, we cannot assure you that our Board will not do so in the future.

Warrants

Public Warrants

Upon the Closing, the Units separated into Dave Class A Common Stock and Public Warrants. No fractional Public Warrants were issued upon separation of the Units, and only whole Public Warrants trade. The Warrants may only be exercised for a whole number of shares which will become exercisable on March 4, 2022, provided that we have an effective registration statement under the Securities Act covering the Dave Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under certain circumstances). We have agreed that as soon as practicable, but in no event later than 20 business days after the Closing, we will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Dave Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to the Dave Class A Common Stock until the warrants expire or are redeemed, as specified in the Warrant Agreement, and we have filed a registration statement (of which this prospectus is a part) with the SEC . If a registration statement covering the Dave Class A Common Stock issuable upon exercise of the warrants is not effective 60 business days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Dave Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the Closing or earlier upon redemption or liquidation. In addition, if we had issued additional Dave Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of Dave Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants would have adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Once the warrants become exercisable, we may redeem the outstanding warrants for cash (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of the Dave Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Dave Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to the Dave Class A Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Once the warrants become exercisable, we may redeem the outstanding warrants for Dave Class A Common Stock:

•	in whole and not in part;

•

at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Dave Class A Common Stock except as otherwise described below;

•

if, and only if, the closing price of Dave Class A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•

if the closing price of Dave Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Dave Class A Common Stock means the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. In no event will we be required to net cash settle any warrant. In no event will we be required to net cash settle any warrant.

Private Warrants

The Private Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Warrants and the Dave Class A Common Stock issuable upon exercise of the Private Warrants will not be transferrable, assignable or saleable until March 4, 2022, subject to certain limited exceptions. Additionally, the Private Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Exercise of Warrants

A holder of Public Warrants or Private Warrants may exercise its Public Warrants or Private Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Public Warrants or Private Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such Public Warrants or Private Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and the warrant agent for our Dave Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Organizational Documents

We will not opt out of Section 203 of the DGCL under our Organizational Documents. Under Section 203 of the DGCL, Dave will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of Dave (the “acquisition”), except if:

•	the Board approved the acquisition prior to its consummation;

•	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•	the business combination is approved by the Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Dave for a three-year period. This may encourage companies interested in acquiring Dave to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves the acquisition which results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Under our Organizational Documents, subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of Dave must be effected at a duly called annual or special meeting of stockholders of Dave and may not be effected by any consent in writing by such stockholders.

Special Meeting of Stockholders

Under our Organizational Documents, special meetings of stockholders of Dave may be called only by the chairperson of the Board, the chief executive officer or president of Dave or the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under the Dave Bylaws, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of Dave shall be given in the manner and to the extent provided the Dave Bylaws.

Investor Rights

Pursuant to the Investor Rights Agreement, Dave has filed a resale registration statement (of which this prospectus is a part) with the SEC (at Dave’s sole cost and expense), and Dave will use its commercially reasonable best efforts to have the registration statement declared effective as soon as reasonably practicable in accordance with the Investor Rights Agreement. In certain circumstances, certain of the holders of registration rights can demand up to three underwritten offerings, and all of the holders of registration rights will be entitled to customary piggyback registration rights. The Investor Rights Agreement does not provide for the payment of any cash penalties by Dave if it fails to satisfy any of its obligations under the Investor Rights Agreement. For more information on the Investor Rights Agreement, please see the section entitled “Certain Relationships and Related Transactions—Investor Rights Agreement and Lock-Up Arrangements.”

Listing of Securities

The Dave Class A Common Stock and Dave Warrants are listed on Nasdaq under the symbols “DAVE” and “DAVEW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock or Dave Warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of Dave Class A Common Stock or Dave Warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such Dave securities then-outstanding; or

•	the average weekly reported trading volume of such Dave securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will not be able to sell their Common Stock pursuant to Rule 144 without registration until one year after the Closing although these shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.

PLAN OF DISTRIBUTION

The Selling Securityholders may offer and sell, from time to time, their respective shares of Dave Class A Common Stock and Private Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144, if available, rather than pursuant to this prospectus. See “Securities Act Restrictions on Resale of Common Stock—Rule 144—Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies.”

Further, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling

Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Securityholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.

We have agreed to indemnify the Selling Securityholders party to the Investor Rights Agreement against certain civil liabilities, including certain liabilities under the Securities Act, relating to the registration of the shares of Dave Class A Common Stock or Private Warrants offered by them pursuant to this prospectus, and such Selling Securityholders will be entitled to contribution from us with respect to those liabilities. The Selling Securityholders party to the Investor Rights Agreement will indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Securityholders with respect to those liabilities. In addition, we or the Selling Securityholders party to the Investor Rights Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. For additional information regarding the Investor Rights Agreement, see the section entitled “Description of Securities—Investor Rights.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Dave Class A Common Stock and Dave Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A common stock or warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code, and that acquire our Dave Class A Common Stock and Dave Warrants for cash pursuant to this prospectus. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX

CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Dave Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Dave Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Dave Class A Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Dave Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Dave Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Dave Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Dave Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Dave Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Dave Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Dave Class A Common Stock (or, in the case of Dave Class A Common Stock received upon exercise of a Dave Warrant, the U.S. Holder’s initial basis for such Dave Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Dave Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. The U.S. Holder’s initial tax basis in the share of our Dave Class A Common Stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Dave Class A Common Stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Dave Class A Common Stock received generally should equal the holder’s adjusted tax basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Dave Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Dave Class A Common Stock generally would include the holding period of the warrant.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the warrants being exercised having a value equal to the exercise price of such warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such warrants. In this case, a U.S. Holder’s initial tax basis in the Dave Class A Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Dave Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Dave Class A Common Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Dave Class A Common Stock), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the warrant. A U.S. Holder’s adjusted tax basis in its warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of warrants for Dave Class A Common Stock described in this prospectus under “Description of Securities—Warrants—Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Dave Class A Common Stock. Your aggregate initial tax basis in the shares of Dave Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Dave Class A Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Dave Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Dave Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Dave Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders—Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Dave Class A Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Dave Class A Common Stock and Dave Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Dave Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders—Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Dave Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Dave Class A Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Dave Class A Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Dave Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Dave Class A Common Stock and Warrants.”

Redemption of Warrants for Dave Class A Common Stock

A redemption of Dave Warrants for Dave Class A Common Stock described in this prospectus under “Description of Securities—Warrants—Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Dave Class A Common Stock. Your aggregate initial tax basis in the shares of Dave Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Dave Class A Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Gain on Sale, Exchange or Other Taxable Disposition of Dave Class A Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Dave Class A Common Stock or Dave Warrants or an expiration or redemption of our warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Dave Class A Common Stock or Dave Warrants and, in the case where shares of our Dave Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Dave Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Dave Class A Common Stock. There can be no assurance that our Dave Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Dave Class A Common Stock or Dave Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Dave Class A Common Stock or Dave Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Dave Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Dave Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Dave Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders—Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Dave Class A Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Dave Class A Common Stock and Dave Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Dave Inc. and subsidiary as of December 31, 2020 and 2019, and for the years then ended, included in this prospectus, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement). Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of VPC Impact Acquisition Holdings III, Inc. as of January 22, 2021 and for the period from January 14, 2021 (inception) to January 22, 2021 have been included herein and in the registration statement in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Dave Class A Common Stock and Dave Warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Dave Class A Common Stock and Dave Warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.dave.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
VPC IMPACT ACQUISITION HOLDINGS III, INC.
Report of Independent Registered Public Accounting Firm	F-2
Condensed Balance Sheet as of January 22, 2021	F-3
Condensed Statement of Operations for the period from January 14, 2021 (inception) through January 22, 2021	F-4
Condensed Statements of Changes in Stockholders’ Equity for the period from January 14, 2021 (inception) through January 22, 2021	F-5
Condensed Statements of Cash Flows for the period from January 14, 2021 (inception) through January 22, 2021	F-6
Notes to Condensed Financial Statements	F-7

Condensed Consolidated Balance Sheet as of September 30, 2021 (unaudited)	F-17
Condensed Consolidated Statements of Operations for the period from January 14, 2021 (inception) through September 30, 2021 (unaudited)	F-18
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the period from January 14, 2021 (inception) through September 30, 2021 (unaudited)	F-19
Condensed Consolidated Statements of Cash Flows for the period from January 14, 2021 (inception) through September 30, 2021 (unaudited)	F-20
Notes to the Unaudited Condensed Consolidated Financial Statements	F-21

DAVE INC.

Financial statements (unaudited)
Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020	F-41
Consolidated Statements of Operations for the nine months ended September 30, 2021 and 2020	F-42
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for December 31, 2020 to September 30, 2021 and December 31, 2019 to September 30, 2020	F-43
Consolidated Statements of Cash Flows for the nine months ended September 30, 2021 and 2020	F-44
Notes to Financial Statements for the nine months ended September 30, 2021 and 2020	F-45

Financial statements (audited)
Report of Independent Registered Public Accounting Firm	F-68
Financial Statements:
Restated Consolidated Balance Sheets as of December 31, 2020 and 2019	F-69
Restated Statements of Operations for the years ended December 31, 2020 and 2019	F-70
Restated Statements of Stockholders’ Equity for the years ended December 31, 2020 and 2019	F-71
Restated Statements of Cash Flows for the years ended December 31, 2020 and 2019	F-72
Restated Notes to the Financial Statements for the years ended December 31, 2020 and 2019	F-73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

VPC Impact Acquisition Holdings III, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of VPC Impact Acquisition Holdings III, Inc. (the “Company”) as of January 22, 2021, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 14, 2021 (inception) through January 22, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 22, 2021, and the results of its operations and its cash flows for the period from January 14, 2021 (inception) through January 22, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

January 29, 2021

VPC IMPACT ACQUISITION HOLDINGS III, INC.

BALANCE SHEET

January 22, 2021

ASSETS
Deferred offering costs	$100,000

TOTAL ASSETS	$100,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued expenses	$604

Accrued offering costs	$75,000

Total Current Liabilities	75,604

Commitments and Contingencies
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,468,750 shares issued and outstanding(1)	647
Additional paid-in capital	24,353
Accumulated deficit	(604)

Total Stockholders’ Equity	24,396

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$100,000

(1)	Includes up to 843,750 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6).

The accompanying notes are an integral part of these financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

STATEMENT OF OPERATIONS

For the period from January 14, 2021 (inception) through January 22, 2021

Formation and operating costs	$604

Net loss	$(604)

Weighted average shares outstanding, basic and diluted(1)	5,625,000

Basic and diluted net loss per common stock	$(0.00)

(1)	Excludes 843,750 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6).

The accompanying notes are an integral part of these financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the period from January 14, 2021 (inception) through January 22, 2021

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance—January 14, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	6,468,750	647	24,353	—	25,000
Net loss	—	—	—	(604)	(604)

Balance—January 22, 2021	6,468,750	$647	$24,353	$(604)	$24,396

(1)	Includes up to 843,750 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6).

The accompanying notes are an integral part of these financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

STATEMENT OF CASH FLOWS

For the period from January 14, 2021 (inception) through January 22, 2021

Cash Flows from Operating Activities:
Net loss	$(604)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued Expense	604

Net cash used in operating activities	—

Net Change in Cash	—
Cash—Beginning of period	—

Cash—End of period	$—

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$75,000

Deferred offering costs paid by Sponsor in exchange for the issuance of Class B common stock	$25,000

The accompanying notes are an integral part of these financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

VPC Impact Acquisition Holdings III, Inc. (the “Company”) is a blank check company incorporated in Delaware on January 22, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of January 22, 2021, the Company had not commenced any operations. All activity for the period from January 14, 2021 (inception) through January 22, 2021 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 22,500,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (or 25,875,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 4,716,667 warrants (or 5,166,667 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC, a Delaware limited liability company (the “Sponsor”) that will close simultaneously with the Proposed Public Offering (see Note 4).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Warrants to the Sponsor, will be held in a trust account (“Trust Account”) located in the United States, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide the holders (the “Public Stockholders”) of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Proposed Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The

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NOTES TO FINANCIAL STATEMENTS

Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

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NOTES TO FINANCIAL STATEMENTS

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s Independent Registered Public Accounting Firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor and the Sponsor has the financial wherewithal to provide such funds that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the date of issuance of these financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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NOTES TO FINANCIAL STATEMENTS

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture. Weighted average shares at January 22, 2021 were reduced for the effect of an aggregate of 843,750 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). At January 22, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences

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NOTES TO FINANCIAL STATEMENTS

attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed to be de minimis as of January 22, 2021.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for the interest and penalties as of January 22, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from January 14, 2021 (inception) through January 22, 2021.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company will offer for sale 22,500,000 units (or 25,875,000 Units if the underwriters’ over-allotment option is exercised in full at a price of $10.00 per Unit. Each Unit will consist of one share of Class A common stock, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On January 19, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 6,468,750 shares of Class B common stock (the “Founder Shares”). On January 22, 2021, the Sponsor transferred an aggregate of 60,000 Founder Shares to members of the Company’s board of directors, resulting in the Sponsor holding 6,408,750 Founder Shares. The Founder Shares include an aggregate of up to 843,750 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.

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NOTES TO FINANCIAL STATEMENTS

The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor has agreed to purchase an aggregate of 4,716,667 Private Placement Warrants (or 5,166,667 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.50 per Private Placement Warrant ($7,075,000 in the aggregate, or $7,750,000 if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each whole Private Placement Warrant will be exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

Promissory Note—Related Party

On January 14, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Proposed Public Offering. As of January 22, 2021, and through the date of filing, the Company has not borrowed any amount under the Note.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of January 22, 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company will enter into an agreement that will provide that, commencing on the date that the Company’s securities are first listed on New York Stock Exchange and continuing until the earlier of the

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NOTES TO FINANCIAL STATEMENTS

Company’s consummation of a Business Combination and the Company’s liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team.

Note 5—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of Proposed Public Offering to purchase up to 3,375,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price, less the underwriting discounts and commissions.

The underwriters will be entitled to an underwriting discount of $0.20 per Unit, or $4,500,000 in the aggregate (or $5,175,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, $0.35 per Unit, or $7,875,000 in the aggregate (or $9,056,250 in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6—Stockholders’ Equity

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of January 22, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of January 22, 2021, there were no shares of Class A common stock issued or outstanding.

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NOTES TO FINANCIAL STATEMENTS

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of January 22, 2021 there were 6,468,750 shares of Class B common stock issued and outstanding, of which an aggregate of up to 843,750 shares are subject to forfeiture, to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on March 4, 2022; provided that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act).

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable

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NOTES TO FINANCIAL STATEMENTS

blue sky laws to the extent an exemption is not available. The warrants have an exercise price of $11.50 per share, subject to adjustments and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

Redemption of warrants for when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” (as defined below) of the Class A common stock; and

•

if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective

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NOTES TO FINANCIAL STATEMENTS

issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until March 4, 2022, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 7—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to January 29, 2021, the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 22, 2021, the Sponsor transferred an aggregate of 60,000 Founder Shares to director nominees of the Company’s board of directors, resulting in the Sponsor holding 6,408,750 Founder Shares.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2021

(UNAUDITED)

ASSETS
Current Assets
Cash	$119,603
Prepaid expenses	917,988
Total Current Assets	1,037,591
Investments held in Trust Account	253,782,146

Total Assets	$254,819,737

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$2,268,718
Total Current Liabilities	2,268,718
Warrant Liabilities	21,811,105
Deferred underwriting fee payable	8,881,809

Total Liabilities	32,961,632

Commitments
Class A common stock subject to possible redemption 25,376,598 shares at redemption value of $10.00 per share	253,765,980
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding at September 30 2021	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,344,150 shares issued and outstanding	634
Accumulated deficit	(31,908,509)

Total Stockholders’ Deficit	(31,907,875)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$254,819,737

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30, 2021	For The Period from January 14, 2021 (Inception) Through September 30, 2021
Formation and operational costs	$1,319,447	$3,401,685

Loss from operations	(1,319,447)	(3,401,685)
Other expense:
Changes in fair value of warrant liability	(1,360,659)	(3,819,820)
Transaction costs allocated to warrant liabilities	—	(600,571)
Interest earned on marketable securities held in Trust Account	3,266	16,166

Total other expense, net	(1,357,393)	(4,404,225)
Net loss	$(2,676,840)	$(7,805,910)

Weighted average shares outstanding of Class A common stock	25,376,598	20,481,452

Basic and diluted net loss per share, Class A	$(0.08)	$(0.29)

Weighted average shares outstanding of Class B common stock(1)	6,344,150	6,207,710

Basic and diluted net loss per share, Class B	$(0.08)	$(0.29)

(1)

In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining overallotment option on March 9, 2021, 124,600 Founder Shares were forfeited and 719,150 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 6,344,150 Founder Shares outstanding at September 30, 2021. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture. If forfeited, they have been excluded from the calculation of weighted average shares outstanding.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

PERIOD FROM JANUARY 14, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021

(UNAUDITED)

	Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance - January 14, 2021 (Inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	6,468,750	647	24,353	—	25,000
Accretion for Class A common shares to redemption amount	—	—	(24,353)	(24,102,599)	(24,126,952)
Forfeiture of Founder Shares	(124,600)	(13)	—	—	(13)
Net loss	—	—	—	(1,650,406)	(1,650,406)

Balance - March 31, 2021 (unaudited)	6,344,150	$634	$—	$(25,753,005)	$(25,752,371)
Net loss	—	—	—	(3,478,664)	(3,478,664)

Balance - June 30, 2021 (unaudited)	6,344,150	$634	$—	$(29,231,669)	$(29,231,035)
Net loss	—	—	—	(2,676,840)	(2,676,840)

Balance - September 30, 2021 (unaudited)	6,344,150	$634	$—	$(31,908,509)	$(31,907,875)

(1)

In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining overallotment option on March 9, 2021, 124,600 Founder Shares were forfeited and 719,150 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 6,344,150 Founder Shares outstanding at September 30, 2021.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

PERIOD FROM JANUARY 14, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021

(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(7,805,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(16,166)
Changes in fair value of warrant liability	3,819,820
Transaction costs allocated to warrant liabilities	600,571
Changes in operating assets and liabilities:
Prepaid expenses	(917,988)
Accrued expenses	2,268,718

Net cash used in operating activities	(2,050,955)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(253,765,980)

Net cash used in investing activities	(253,765,980)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	248,690,660
Proceeds from sale of Private Placements Warrants	7,650,320
Repayment of promissory note - related party	(88,142)
Payment of offering costs	(316,300)

Net cash provided by financing activities	255,936,538

Net Change in Cash	119,603
Cash - Beginning of period	—

Cash - End of period	$119,603

Non-cash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of founder shares	$25,000

Offering costs paid through promissory note	$88,142

Deferred underwriting fee payable	$8,881,809
Forfeiture of Founder Shares	$(13)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

VPC Impact Acquisition Holdings III, Inc. (the “Company”) is a blank check company incorporated in Delaware on January 14, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity through September 30, 2021 relates to the Company’s formation and its initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on March 4, 2021. On March 9, 2021, the Company consummated the Initial Public Offering of 25,376,598 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment options in the amount of 2,876,598 Units, at $10.00 per Unit, generating gross proceeds of $253,765,980, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,100,214 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”), generating gross proceeds of $7,650,321, which is described in Note 5.

Transaction costs amounted to $14,386,571, consisting of $5,075,320 of underwriting fees, $8,881,809 of deferred underwriting fees and $429,442 of other offering costs.

Following the closing of the Initial Public Offering on March 9, 2021, an amount of $253,765,980 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Initial Business Combination

On June 7, 2021, the Company, a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Bear Merger Company I Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“First Merger Sub”), Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs”), and Dave Inc., a Delaware corporation (“Dave”),

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

pursuant to which, among other things: (a) First Merger Sub will merge with and into Dave (the “First Merger”), with Dave being the surviving corporation of the First Merger (such company, in its capacity as the surviving corporation of the First Merger, the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger. The transactions contemplated by the Merger Agreement (the “Transactions”), including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s existing amended and restated certificate of incorporation.

Merger Consideration

Pursuant to the Merger Agreement, the stockholders of Dave, including holders of restricted shares of the Dave’s Common Stock (“Dave Restricted Stock”) (such holders, collectively, the “Dave Stockholders”) and holders of vested Dave Options (as defined below), will receive aggregate merger consideration with an implied value of $3,500,000,000 (the “Equity Value”), consisting of a number of shares of Company Common Stock (as defined and more fully described below), with each deemed to have a value of $10.00 per share, equal to the Equity Value divided by $10.00 (the “Aggregate Stock Consideration”).

For more detailed information about the Merger Agreement and the proposed business combination, see our Current Report on Form 8-K filed with the SEC on June 7, 2021 (File No. 001-40161) and the prospectus included in our Registration Statement on Form S-4 filed with the SEC on October 6, 2021 (File No. 333-260083) (the “Form S-4”), as amended, and other filings that the Company makes with the SEC discussing the proposed Transactions. Unless specifically stated, this Quarterly Report does not give effect to the proposed Transactions and does not contain the risks associated with the proposed Transactions. Such risks and effects relating to the proposed Transactions are included in the Form S-4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Company’s outstanding shares of Class A common stock (the “Public Stockholders”), par value $0.0001 per share, sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Business Combination with respect to the Company’s warrants. The Public Shares will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by March 9, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of September 30, 2021, the Company had $119,603 in its operating bank accounts and working capital of deficit $1,231,127.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover for certain formation and offering costs in exchange for the issuance of the Founder Shares and the loan of up to $300,000 from the Sponsor pursuant to the Note (see Note 6).

On March 9, 2021, the Company consummated the Initial Public Offering of 25,376,598 Units, which includes the partial exercise by the underwriters of their over-allotment options in the amount of 2,876,598 Units, at $10.00 per Unit, generating gross proceeds of $253,765,980, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,100,214 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,650,321, which is described in Note 5.

Transaction costs amounted to $14,386,571, consisting of $5,075,320 of underwriting fees, $8,881,809 of deferred underwriting fees and $429,442 of other offering costs.

Following the closing of the Initial Public Offering on March 9, 2021, an amount of $253,765,980 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in the Trust Account.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

For the period from January 14, 2021 through September 30, 2021, cash used in operating activities was $2,050,955. Net loss of $7,805,910 was affected by interest earned on marketable securities held in the Trust Account of $16,166, changes in fair value of warrant liability of $3,819,820, and transaction costs allocated to warrant liabilities of $600,571. Changes in operating assets and liabilities provided $1,350,730 of cash for operating activities.

As of September 30, 2021, the Company had $119,603 in its operating bank accounts and working capital of deficit $1,231,127. As of September 30, 2021, the Company had marketable securities held in the Trust Account of $253,782,146 consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by the Company to pay taxes. Through September 30, 2021, the Company has not withdrawn any interest earned from the Trust Account.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete a Business Combination. To the extent that the Company’s capital stock or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue growth strategies.

The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required (see Note 6). If we complete a Business Combination, the Company would repay such loaned amounts. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of September 30, 2021, the Company had no borrowings under the Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s financial statements as of September 30, 2021, management determined it should restate its previously reported financial statements. During the quarter ended September 30,

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

2021, the Company determined that at the closing of the Company’s Initial Public Offering (including the sale of the shares issued pursuant to the exercise of the underwriters’ overallotment) it had improperly classified its Class A common stock subject to possible redemption at the closing of the Company’s Initial Public Offering and the closing of the sale of shares pursuant to the exercise of the underwriters’ overallotment, it had improperly classified certain of its Class A common stock subject to possible redemption. The Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per Class A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Class A common stock issued during the Initial Public Offering and pursuant to the exercise of the underwriters’ overallotment can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that temporary equity should include all Class A common stock subject to possible redemption, resulting in the Class A common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.

In connection with the change in presentation for the Class A common stock subject to redemption, the Company also revised its earnings per share calculation to allocate net income (loss) evenly to Class A and Class B common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income (loss) of the Company.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Form 8-K filed with the SEC on March 16, 2021 (the “Post-IPO Balance Sheet”), Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “Affected Quarterly Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Post-IPO Balance Sheet and Affected Quarterly Periods should be restated to present all Class A common stock subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company is reporting these restatements to those periods in this quarterly report.

There has been no change in the Company’s total assets, liabilities or operating results.

The impact of the restatement on the Company’s previously issued financial statements is reflected in the following tables.

Balance Sheet as of March 9, 2021 (audited)	As Previously Reported	Adjustment	As Restated
Class A common stock subject to possible redemption	$222,685,780	$31,080,200	$253,765,980
Class A common stock	$311	$(311)	$—
Additional paid-in capital	$6,977,293	$(6,977,293)	$—
Accumulated deficit	$(1,978,231)	$(24,102,596)	$(26,080,827)
Total shareholders’ equity (deficit)	$5,000,007	$(31,080,200)	$(26,080,193)

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Balance Sheet as of March 31, 2021 (unaudited)	As Previously Reported	Adjustment	As Restated
Class A common stock subject to possible redemption	$223,013,600	$30,752,380	$253,765,980
Class A common stock	$308	$(308)	$—
Additional paid-in capital	$6,649,473	$(6,649,473)	$—
Accumulated deficit	$(1,650,406)	$(24,102,599)	$(25,753,005)
Total shareholders’ equity (deficit)	$5,000,009	$(30,752,380)	$(25,752,371)

Balance Sheet as of June 30, 2021 (unaudited)
Class A common stock subject to possible redemption	$219,534,940	$34,231,040	$253,765,980
Class A common stock	$343	$(343)	$—
Additional paid-in capital	$10,128,098	$(10,128,098)	$—
Accumulated deficit	$(5,129,070)	$(24,102,599)	$(29,231,669)
Total shareholders’ equity (deficit)	$5,000,005	$(34,231,040)	$(29,231,035)

Statement of Cash Flows for The Period from January 14, 2021 (Inception) Through March 31, 2021 (unaudited)
Initial classification of Class A common stock subject to possible redemption	$222,685,780	$31,080,200	$253,765,980
Change in value of Class A common stock subject to possible redemption	$327,820	$(327,820)	$—

Statement of Cash Flows for The Period from January 14, 2021 (Inception) Through June 30, 2021 (unaudited)
Initial classification of Class A common stock subject to possible redemption	$222,685,780	$31,080,200	$253,765,980
Change in value of Class A common stock subject to possible redemption	$(3,150,840)	$3,150,840	$—

Statement of Operations for The Period from January 14, 2021 (Inception) Through March 31, 2021 (unaudited)
Weighted average shares outstanding of Class A common stock redeemable shares	25,376,598	(17,513,427)	7,863,171
Basic and diluted net loss per common share, Class A common stock redeemable shares	$—	$(0.12)	$(0.12)
Weighted average shares outstanding of Class B common stock non-redeemable shares	5,851,019	80,357	5,931,376
Basic and diluted net loss per common share, Class B common stock non-redeemable shares	$(0.28)	$0.16	$(0.12)

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Statement of Operations for the three months ended June 30, 2021 (unaudited)	As Previously Reported	Adjustment	As Restated
Weighted average shares outstanding of Class A common stock redeemable shares	25,376,598	—	25,376,598
Basic and diluted net loss per common share, Class A common stock redeemable shares	$—	$(0.11)	$(0.11)
Weighted average shares outstanding of Class B common stock non-redeemable shares	6,344,150	—	6,344,150
Basic and diluted net loss per common share, Class B common stock non-redeemable shares	$(0.55)	$0.44	$(0.11)

Statement of Operations for The Period from January 14, 2021 (Inception) Through June 30, 2021
Weighted average shares outstanding of Class A common stock redeemable shares	25,376,598	(7,675,638)	17,700,960
Basic and diluted net loss per common share, Class A common stock redeemable shares	$—	$(0.22)	$(0.22)
Weighted average shares outstanding of Class B common stock non-redeemable shares	6,129,745	(3,116)	6,126,629
Basic and diluted net loss per common share, Class B common stock non-redeemable shares	$(0.84)	$0.62	$(0.22)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on March 8, 2021. The interim results for the three months ended September 30, 2021 and for the period from January 14, 2021 (inception) through September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the condensed consolidated statements of operations. Offering costs associated with the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering. Offering costs amounting to

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

$13,786,001 were charged to stockholders’ equity upon the completion of the Initial Public Offering, and $600,570 of the offering costs were related to the warrant liabilities and charged to the statement of operations.

Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815 We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption, if any, are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021, 25,376,598 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s unaudited condensed consolidated balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

At September 30, 2021, the Class A common stock reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$253,765,980
Less:
Proceeds allocated to Public Warrants	$(10,340,965)
Class A common stock issuance costs	$(13,786,000)
Plus:
Accretion of carrying value to redemption value	$24,126,965
Class A common stock subject to possible redemption	$253,765,980

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed to be de minimis as of September 30, 2021.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for the interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The provision for income taxes was deemed to be de minimis for the periods ended September 30, 2021.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per share of Class A common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 16,516,041 shares of Class A common stock in the aggregate. As of September 30, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net loss per share is the same as basic net loss per share for the periods presented.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The following table reflects the calculation of basic and diluted net income (loss) per share (in dollars, except per share amounts):

	Three Months Ended September 30, 2021		For the Period from January 14, 2021 (Inception) Through September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common shares
Numerator:
Allocation of net loss, as adjusted	$(2,141,472)	$(535,368)	$(5,990,311)	$(1,815,599)
Denominator:
Basic and diluted weighted average common shares outstanding	25,376,598	6,344,150	20,481,452	6,207,710
Basic and diluted net loss per common shares	$(0.08)	$(0.08)	$(0.29)	$(0.29)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying condensed consolidated balance sheet, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,376,598 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 2,876,598 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 9).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,100,214 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, or $7,650,320 in the aggregate, which includes the partial exercise by the underwriters of their over-allotment options in the amount of 2,876,598 Units, at $10.00 per Unit, generating gross proceeds of $253,765,980. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On January 19, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 6,468,750 shares of Class B common stock (the “Founder Shares”). On January 22, 2021, the Sponsor transferred an aggregate of 60,000 Founder Shares to members of the Company’s board of directors, resulting in the Sponsor holding 6,408,750 Founder Shares. The Founder Shares included an aggregate of up to 843,750 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 124,600 Founder Shares were forfeited and 719,150 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 6,344,150 Founder Shares issued and outstanding.

The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 10 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property.

Promissory Note - Related Party

On January 14, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $88,142 was repaid at the closing of the Initial Public Offering on March 9, 2021. Borrowings under the Promissory Note are no longer available.

Administrative Services Agreement

The Company entered into an agreement, commencing on March 4, 2021, to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended September 30, 2021 and for the period from January 14, 2021 (inception) through September 30, 2021, the Company incurred $30,000 and $70,000 in fees for these services, respectively, of which $60,000 is included in accrued expenses in the accompanying balance sheet as of September 30, 2021.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021, the Company had no borrowings under the Working Capital Loans.

NOTE 7. COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or closing on the merger agreement, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on March 4, 2021, the holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Subscription Agreements

On June 7, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investors have agreed to purchase an aggregate of 21,000,000 shares of the Company’s Class A Common Stock in a private placement for $10.00 per share (the “Private Placement”). The proceeds from the Private Placement will be partially used to fund the Repurchase and for general working capital purposes following the Closing.

Each Subscription Agreement will terminate upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the mutual written agreement of the parties to such Subscription Agreement, and (c) February 3, 2022, if the Closing has not occurred by such date.

On August 17, 2021, Alameda Research agreed to pre-fund its obligation under the Subscription Agreement between the Company and Alameda Research (the “Alameda Subscription Agreement”) to subscribe for 1,500,000 shares of Class A Common Stock for $15,000,000 of the aggregate proceeds of the Private

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Placement. In connection therewith, Alameda Research received a promissory note, dated August 17, 2021, issued by Dave in the principal amount of $15,000,000 (the “Promissory Note”), and the Company and Alameda Research entered into an amendment to the Alameda Subscription Agreement, dated August 17, 2021 (the “Subscription Agreement Amendment”), to (i) correct a scrivener’s error in with respect to the name of Alameda Research reflected therein and (ii) provide for the satisfaction of Alameda Research’s obligation to pay the $15,000,000 purchase price under the Alameda Subscription Agreement by way of a full discharge of Dave’s obligations to pay the principal under the Promissory Note, which full discharge will automatically occur upon the Company’s issuance to Alameda Research of the shares of Class A Common Stock at the closing of the Private Placement. As of the date hereof, all of the PIPE Investors have consented to the Subscription Agreement Amendment and the transactions contemplated thereby.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,881,809 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock - The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. At September 30, 2021, there were 25,376,598 Class A common stock issued and outstanding which are presented as temporary equity.

Class B Common Stock - The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At September 30, 2021, there were 6,344,150 shares of Class B common stock issued and outstanding.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 9. WARRANT LIABILITIES

As of September 30, 2021, there are 6,344,150 Public Warrants outstanding and 5,100,214 Private Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on March 4, 2022; provided that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act).

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

Redemption of warrants for when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” (as defined below) of the Class A common stock; and

•

if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

As of September 30, 2021, there were 5,100,214 Private Placement Warrants outstanding. The Private Placement Warrants will be identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until March 4, 2022, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

At September 30, 2021, assets held in the Trust Account were comprised of $253,782,146 in money market funds which are invested primarily in U.S. Treasury Securities. Through September 30, 2021, the Company withdrew no interest earned on the Trust.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	September 30, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account - U.S. Treasury Securities Money Market Fund	$253,782,146	$253,782,146	$—	$—

Liabilities:
Warrant Liability - Public Warrants	$10,785,054	$10,785,054	$—	$—

Warrant Liability - Private Placement Warrants	$11,026,051	$—	$—	$11,026,051

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the period from January 14, 2021 (inception) through ended March 31, 2021.

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.

The Private Placement Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public

VPC IMPACT ACQUISITION HOLDINGS III, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Black Scholes Model was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the warrants from the Units, the close price of the public warrant price was used as the fair value as of each relevant date.

The key inputs into the Monte Carlo simulation model Public Warrants and the Black-Scholes-Merton model for the Private Placement Warrants were as follows:

	January 12, 2021
	(Initial Measurement)		September 30, 2021
	Public	Private	Private
Input	Warrants	Warrants	Warrants
Stock Price	$10.00	$9.59	$9.91
Exercise Price	$11.50	$11.50	$11.50
Volatility	26.9%	26.0%	29.0%
Term (years)	5.00	5.00	5.00
Dividend Yield	0.00%	0.00%	0.00%
Risk Free Rate	1.21%	1.21%	0.98%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

Private Placement
Fair value as of January 14, 2021 (inception)	$—
Initial measurement on March 9, 2021	9,027,379
Change in valuation inputs or other assumptions	(204,009)
Transfer to Level 1
Fair value as of March 31, 2021	$8,823,370
Change in valuation inputs or other assumptions	1,603,320
Fair value as of June 30, 2021	$10,426,690
Change in valuation inputs or other assumptions	599,361
Fair value as of September 30, 2021	$11,026,051

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Dave Inc. Condensed Consolidated Balance Sheets (in thousands; except share data)
	As of September 30,	As of December 31,
	2021	2020
	(unaudited)	(as restated)
Assets
Current assets:
Cash and cash equivalents	$21,307	$4,789
Marketable securities	13,755	17,666
Member advances, net of allowance for unrecoverable advances of $11,340 and $12,580 as of September 30, 2021 and December 31, 2020, respectively	44,868	38,744
Prepaid income taxes	2,701	4,008
Restricted cash, current	—	83
Deferred issuance costs	3,469	—
Prepaid expenses and other current assets	3,478	4,062

Total current assets	89,578	69,352
Property and equipment, net	636	516
Lease right-of-use assets (related party of $1,026 and $1,184 as of September 30, 2021 and December 31, 2020, respectively)	3,169	1,378
Intangible assets, net	6,504	4,505
Derivative asset on loans to stockholders	33,505	457
Debt facility commitment fee, long-term	145	—
Restricted cash, net of current portion	319	197

Total assets	$133,856	$76,405

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$14,577	$8,492
Accrued expenses	9,836	5,324
Line of credit	—	3,910
Lease liabilities, short-term (related-party of $233 and $205 as of September 30, 2021 and December 31, 2020, respectively)	1,898	400
Legal settlement accrual	3,201	3,201
Note payable	14,608	—
Other current liabilities	777	2,853

Total current liabilities	44,897	24,180
Lease liabilities, long-term (related-party of $886 and $1,065 as of September 30, 2021 and December 31, 2020, respectively)	1,484	1,088
Long-term debt facility	30,000	—
Convertible debt, long-term	695	695
Interest payable, convertible notes	22	13
Warrant liability	3,586	—
Other non-current liabilities	545	585

Total liabilities	81,229	26,561

Commitments and contingencies (Note 8)
Convertible preferred stock
Series A convertible preferred stock, par value per share $0.000001, 133,216,940 shares authorized; 133,216,940 shares issued and outstanding at September 30, 2021 and December 31, 2020; $130,686 liquidation preference at September 30, 2021 and December 31, 2020	9,881	9,881
Series B-1 convertible preferred stock, par value per share $0.000001, 13,326,050 shares authorized; 13,326,050 shares issued and outstanding at September 30, 2021 and December 31, 2020; $50,000 liquidation preference at September 30, 2021 and December 31, 2020	49,675	49,675
Series B-2 convertible preferred stock, par value per share $0.000001, 3,991,610 shares authorized; 3,991,610 shares issued and outstanding at September 30, 2021 and December 31, 2020; $11,981 liquidation preference at September 30, 2021 and December 31, 2020	12,617	12,617

Total convertible preferred stock	72,173	72,173

Stockholders’ deficit:
Common stock, par value per share $0.000001, 290,000,000 shares authorized at September 30, 2021 and December 31, 2020; 105,460,096 and 103,062,319 shares issued at September 30, 2021 and December 31, 2020, respectively; 102,620,971 and 100,223,194 shares outstanding at September 30, 2021 and December 31, 2020, respectively	0.1	0.1
Treasury stock	(5)	(154)
Additional paid-in capital	13,285	5,493
Loans to stockholders	(15,121)	(14,764)
Accumulated deficit	(17,705)	(12,904)

Total stockholders’ deficit	(19,546)	(22,329)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$133,856	$76,405

See accompanying notes to the unaudited condensed consolidated financial statements.

Dave Inc. Condensed Consolidated Statements of Operations (in thousands, except per share data) (unaudited)
	For the Nine Months Ended September 30,
	2021	2020
Operating revenues:
Service based revenue, net	$104,142	$85,614
Transaction based revenue, net	7,711	730

Total operating revenues, net	111,853	86,344

Operating expenses:
Provision for unrecoverable advances	21,693	14,311
Processing and servicing fees	16,920	15,696
Advertising and marketing	38,844	22,642
Compensation and benefits	34,685	14,898
Other operating expenses	31,987	10,032

Total operating expenses	144,129	77,579

Other (income) expenses:
Interest income	(610)	(339)
Interest expense	1,494	3
Legal settlement and litigation expenses	952	948
Other strategic financing and transactional expenses	253	1,305
Derivative asset on loans to stockholders	(33,043)	—
Changes in fair value of warrant liability	3,480	—

Total other (income) expense, net	(27,474)	1,917

Net (loss) income before provision for income taxes	(4,802)	6,848
Income tax benefit	(1)	(20,805)

Net (loss) income	$(4,801)	$27,653

Net (loss) income per share:
Basic	$(0.05)	$0.08
Diluted	$(0.05)	$0.08
Weighted-average shares used to compute net (loss) income per share
Basic	100,176,295	88,943,115
Diluted	100,176,295	99,364,554

See accompanying notes to the unaudited condensed consolidated financial statements.

Dave, Inc.

Condensed Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

(unaudited)

	Series A convertible preferred stock		Series B-1 convertible preferred stock		Series B-2 convertible preferred stock		Common stock		Additional paid-in capital	Loans to stockholders	Treasury stock	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	100,223,194	$0.1	$5,493	$(14,764)	$(154)	$(12,904)	$(22,329)
Issuance of common stock for stock option exercises	—	—	—	—	—	—	2,353,547	—	1,375	—	—	—	1,375
Vesting of stock option early exercises	—	—	—	—	—	—	—	—	75	—	—	—	75
Stockholder loans	—	—	—	—	—	—	44,230	—	—	(357)	149	—	(208)
Stock-based compensation	—	—	—	—	—	—	—	—	6,342	—	—	—	6,342
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,801)	(4,801)

Balance at September 30, 2021	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	102,620,971	$0.1	$13,285	$(15,121)	$(5)	$(17,705)	$(19,546)

	Series A convertible preferred stock		Series B-1 convertible preferred stock		Series B-2 convertible preferred stock		Common stock		Additional paid-in capital	Loans to stockholders	Treasury stock	Accumulated (deficit) retained earnings	Total stockholders’ (deficit) equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	133,216,940	$9,881	13,326,050	$49,675	$3,991,610	$12,617	99,449,310	$0.1	$3,712	$(14,492)	$(154)	$(5,947)	$(16,881)
Issuance of common stock for stock option exercises	—	—	—	—	—	—	1,013,543	—	178	—	—	—	178
Issuance of common stock for stock option early exercises	—	—	—	—	—	—	322,917	—	—	—	—	—	—
Stockholder loans interest	—	—	—	—	—	—	—	—	—	(204)	—	—	(204)
Stock-based compensation	—	—	—	—	—	—	—	—	932	—	—	—	932
Net income	—	—	—	—	—	—	—	—	—	—	—	27,653	27,653

Balance at September 30, 2020	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	100,785,770	$0.1	$4,822	$(14,696)	$(154)	$21,706	$11,678

See accompanying notes to the unaudited condensed consolidated financial statements.

Dave Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Operating activities
Net (loss) income	$(4,801)	$27,653
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	2,089	1,219
Provision for unrecoverable advances	21,693	14,311
Changes in fair value of derivative assets	(33,043)	—
Changes in fair value of warrant liability	3,480	—
Stock-based compensation	6,342	932
Non-cash interest expense	(605)	(204)
Non-cash lease expense	103	12
Changes in fair value of marketable securities	—	(8)
Changes in operating assets and liabilities:
Member advances	(27,817)	(20,875)
Prepaid income taxes	1,307	(22,904)
Prepaid expenses and other current assets	635	(2,784)
Accounts payable	6,038	(1,292)
Accrued expenses	4,512	1,324
Income taxes payable	—	(508)
Other current liabilities	(2,001)	181
Other non-current liabilities	(40)	471
Deferred tax asset	—	(1,857)
Interest payable, convertible notes	9	9

Net cash used in operating activities	(22,099)	(4,320)

Investing activities
Payments for internally developed software costs	(3,915)	(2,762)
Purchase of property and equipment	(216)	(204)
Purchase of marketable securities	(4)	(132)
Sale of marketable securities	3,915	5,780

Net cash (used in) provided by investing activities	(220)	2,682

Financing activities
Repayment on line of credit	(3,910)	—
Proceeds from issuance of common stock for stock option exercises	1,375	179
Payment of issuance costs	(3,589)	—
Proceeds from borrowings	45,000	—

Net cash provided by financing activities	38,876	179

Net increase (decrease) in cash and cash equivalents and restricted cash	16,557	(1,459)
Cash and cash equivalents and restricted cash, beginning of period	5,069	6,552

Cash and cash equivalents and restricted cash, end of period	$21,626	$5,093

Supplemental disclosure of non-cash investing and financing activities
Operating lease right of use assets recognized	$2,514	$—
Operating lease liabilities recognized	$2,514	$—
Property and equipment purchases in accounts payable	$47	$14
Amendment to loan to stockholder	$145	$—
Supplemental disclosure of cash (received) paid for:
Income taxes	$(1,271)	$2,773
Interest	$1,222	$—

The following table provides a reconciliation of cash and cash equivalents, and restricted cash reported within the condensed consolidated balance sheet with the same as shown in the condensed consolidated statement of cash flows.

Cash and cash equivalents	$21,307	$4,813
Restricted cash	319	280

Total cash, cash equivalents, and restricted cash, end of period	$21,626	$5,093

See accompanying notes to the unaudited condensed consolidated financial statements.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 1 Business and Basis of Presentation

Business

Dave Inc. (the “Company” or “Dave”) is a Delaware corporation formed in October 2015 and headquartered in Los Angeles, California. The Company’s business is to provide its members (“Members”) a suite of financial software and services related to personal finance. In December 2020, the Company formed Dave OD Funding I, LLC (“Dave OD”), a Delaware LLC, and wholly owned subsidiary of Dave Inc. All operating activities, revenues earned, and expenses incurred were generated in the United States of America.

On June 7, 2021, the Company announced it has entered into a definitive agreement for a business combination with VPC Impact Acquisition Holdings III, Inc. (NYSE: VPCC) (“VPCC”), a special purpose acquisition company sponsored by Victory Park Capital, which is an affiliate of Victory Park Management, LLC. The business combination will result in Dave becoming a publicly traded company listed on the Nasdaq Capital Market under the ticker symbol “DAVE.”

The proposed business combination has been unanimously approved by the Boards of Directors of the Company and VPCC, and is subject to approval by VPCC’s stockholders, regulatory approvals and other customary closing conditions. The business combination is expected to close in the first quarter of 2022.

Dave’s Personal Financial Management Service

Dave’s personal financial management service enables Members to monitor their bank account balances to avoid overdraft fees and build budgets to assist in short-term financial planning. When a Member signs up for the Company’s mobile application, Dave connects to the Member’s checking account and then monitors and analyzes the Member’s typical spending and saving behavior. Based on this analysis, Dave identifies upcoming expenses, such as a car or rent payment, and likely future spending based on historical spending habits that enables Members to more effectively manage their finances. The Members are charged a $1 monthly fee for this software monitoring service.

Dave’s Advance Service

Many of Dave’s Members are at risk of having liquidity shortfalls before they receive their next paycheck. To help these Members avoid incurring costly overdraft fees, Dave offers them the ability to obtain a non-recourse cash advance of up to $200 (an “Advance”).

Members need not pay a fee to obtain an Advance, as Members can always obtain Advances via automated clearing house (“ACH”) payment for free, which generally arrive within three business days. However, many Members choose to pay an optional instant transfer fee to obtain the Advance within eight hours. Members may also choose to pay a voluntary tip to compensate the Company for use of its Advance service.

Dave’s Job Portal Service

As an additional tool to help prevent over drafting and improve cash flow, Dave helps connect Members to open local jobs. Dave’s job portal service, referred to as “Side Hustle,” enables Members to view potential opportunities for supplemental work, primarily in flexible, part-time roles. Side Hustle allows Members to submit applications to a repository of job openings with various partner companies, which include various ride share platforms and food delivery companies. Dave generates referral fees from partner companies for facilitating contacts between them and the application’s Members.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Dave’s Checking Product

Dave offers a free, no minimum, no overdraft-fee mobile checking account to its Members in partnership with a federally insured banking institution. Members can fund their accounts with direct deposit from their payroll or make manual cash and electronic deposits, spend via a debit card, access ATMs, and transfer funds between accounts at other banks and to third parties online, all through Dave’s mobile application. Other industry-first features include automated budgeting, advances, access to the Company’s exclusive job board, and the ability to build credit with on-time rent payments.

Basis of Presentation

These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and are unaudited.

These unaudited condensed consolidated financial statements do not include all disclosures that are normally included in annual audited financial statements prepared in accordance with U.S. GAAP and should be read in conjunction with the Company’s consolidated financial statements. The unaudited condensed consolidated balance sheet as of December 31, 2020, has been derived from the Company’s annual audited consolidated financial statements.

In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of September 30, 2021 and December 31, 2020, its results of operations for the nine months ended September 30, 2021 and 2020 and cash flows for the nine months ended September 30, 2021 and 2020. The unaudited condensed consolidated financial statements at December 31, 2020, have been derived from the Company’s annual audited consolidated financial statements, but do not contain all of the footnote disclosures from the Company’s annual audited consolidated financial statements.

Principles of Consolidation

The Company consolidates financial statements of all entities in which the Company has a controlling financial interest, including the accounts of any Variable Interest Entity (“VIE”) in which the Company has a controlling financial interest and for which it is the primary beneficiary. All intercompany transactions and balances have been eliminated upon consolidation.

Variable Interest Entities

The Company is considered the primary beneficiary of Dave OD, as it has the power over the activities that most significantly impact the economic performance of Dave OD and has the obligation to absorb expected losses and the right to receive expected benefits that could be significant, in accordance with accounting guidance. As a result, the Company consolidated Dave OD and all intercompany accounts have been eliminated.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

The carrying value of Dave OD’s assets and liabilities, after elimination of any intercompany transactions and balances, in the unaudited condensed consolidated balance sheet as of September 30, 2021 are as follows:

Assets
Cash and cash equivalents	$9,518
Member advances, net of allowance for unrecoverable advances of $2,825 as of September 30, 2021	38,447
Debt facility commitment fee, current	52
Debt facility commitment fee, long-term	145

Total assets	$48,162

Liabilities and stockholder’s deficit
Long-term debt facility	$30,000
Warrant liability	3,586
Equity contributed	0.01
Accumulated deficit	(7,785)

Total liabilities and stockholder’s deficit	$25,801

Note 2 Significant Accounting Policies

Use of Estimates

The preparation of these condensed consolidated financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements, as well as the reported revenues and expenses incurred during the reporting periods. The Company’s estimates are based on its historical experience and on various other factors that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company’s critical accounting estimates and assumptions are evaluated on an ongoing basis including those related to the: (i) allowance for unrecoverable advances; (ii) realization of tax assets and estimates of tax liabilities; (iii) valuation of equity securities; (iv) fair value of derivatives; and (v) valuation of note payable and warrant liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Service Based Revenue, Net:

Service based revenue, net primarily consists of tips, express processing fees, and subscriptions charged to Members, net of processor costs associated with advance disbursements. Member advances are treated as financial receivables under Accounting Standards Codification (“ASC”) 310 Receivables (“ASC 310”).

The Company encourages but does not contractually require its Members who receive a cash advance to leave a discretionary tip. The Company treats tips as an adjustment of yield to the advances and are recognized over the average term of advances.

Express processing fees apply when a Member requests an expedited cash advance. At the Member’s election, the Company expedites the funding of advance funds within eight hours, as opposed to the customary three business days, of the advance request. Express fees are nonrefundable loan origination fees and are recognized as revenues over the expected contractual term of the advance.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Costs incurred by the Company to fund cash advances are treated as direct loan origination costs. These direct loan origination costs are netted against advance-related income over the expected contractual term of the advance. Direct origination costs recognized as a reduction of advance-related income during the periods ended September 30, 2021 and 2020, was $2.9 million and $2.6 million, respectively.

The Company accounts for subscriptions in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company must identify the contract with a Member, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the Company satisfies the performance obligations. The Company’s primary sources of revenue are derived from fees earned on advances, and other financial instruments that are not within the scope of ASC 606. The Company has evaluated the nature of its contracts with Members and determined that further disaggregation of revenue from contracts with Members into categories beyond what is presented in the condensed consolidated statements of operations was not necessary. For revenue sources that are within the scope of Topic 606, the Company fully satisfies its performance obligations and recognizes revenue in the period it is earned as services are rendered. Transaction prices are typically fixed, charged on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying ASC 606 that significantly affects the determination of the amount and timing of revenue from contracts with the Company’s Members. Sources of revenue from contracts with Members that are in the scope of ASC 606 include subscription fees, lead generation fees, and reward program fees.

Subscription fees of $1 are received on a monthly basis from Members who subscribe to the Company’s application. The Company continually fulfills its obligation to each Member over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. The Company recognizes revenue ratably as the Member receives and consumes the benefits of the platform throughout the contract period.

Price concessions granted to Members who have insufficient funds when subscription fees are due are forms of variable consideration under the Company’s contracts with Members. For price concessions, the Company has elected, as an accounting policy, to account for price concessions for the month at the end of the reporting month based on the actual amount of concessions granted as the impact.

Service based revenue also consists of lead generation fees from the Company’s Side Hustle advertising partners. The Company is entitled to receive these lead generation fees when Members of the application sign up for jobs with the Company’s various partners. Lead generation contracts contain a single performance obligation. Lead generation revenue is recognized at a point in time upon satisfaction and completion of the single performance obligation. The Company also receives cash monthly as part of a rewards program for those Dave debit card Members who choose to spend funds with selected vendors. The cash received by the Company is recorded as unearned revenue and recognized as revenue as the subscription credits are earned by the Members.

Transaction Based Revenue, Net:

Transaction based revenue, net primarily consists of interchange and ATM revenues from Dave’s Checking Product, net of ATM-related fees, and are recognized at the point in time the transactions occur, as the performance obligation is satisfied. ATM-related fees recognized as a reduction of transaction based revenue during the periods ended September 30, 2021 and 2020, was $0.6 million and $0.03 million, respectively.

Member Advances

Member advances include non-recourse cash advances, fees, and tips, net of certain direct origination costs and allowance for unrecoverable advances. Management’s intent is to hold advances until maturity or payoff. Members’ cash advances are treated as financial receivables under ASC 310.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Advances to Members are not interest-bearing. The Company recognizes these advances at the advanced amount and does not use discounting techniques to determine present value of advances due to their short-term average maturity. The consequent discount impact under the imputed interest rate method does not result in a significant impact to the consolidated financial statements.

The Company does not provide modifications to Member advances.

Allowance for Unrecoverable Advances

The Company maintains an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in the outstanding Member advances. Management currently estimates the allowance balance required using historical loss and collections experience, and, if relevant, the nature and volume of the portfolio, economic conditions, and other factors. Interpretations of the nature and volume of the portfolio and projections of future economic conditions involve a high degree of subjectivity. Changes to the allowance have a direct inpact on the provision for unrecoverable advances in the condensed consolidated statements of operations.

The Company considers advances over 120 days past due or which become uncollectible based on information available to the Company as impaired. All impaired advances are deemed uncollectible and subsequently written-off and are a direct reduction to the allowance for unrecoverable advances. Subsequent recoveries of Member advances written-off, if any, are recorded as a reduction to Member advances when collected, resulting in a reduction to the allowance for unrecoverable advances and a corresponding reduction to the provision for unrecoverable advances expense in the condensed consolidated statements of operations.

Internally Developed Software

Internally developed software is capitalized when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Capitalized costs consist of salaries and other compensation costs for employees incurred for time spent on upgrades and enhancements to add functionality to the software and fees paid to third-party consultants who are directly involved in development efforts. These capitalized costs are included on the condensed consolidated balance sheets as intangible assets, net. Other costs are expensed as incurred and included within Other general and administrative expenses in the condensed consolidated statements of operations. Capitalized costs for the nine month periods ended September 30, 2021 and 2020, were approximately $3.9 million and $2.8 million, respectively.

Amortization of internally developed software commences when the software is ready for its intended use (i.e., after all substantial testing is complete). Internally developed software is amortized over its estimated useful life of 3 years. Amortization expense for the nine month periods ended September 30, 2021 and 2020, was approximately $1.9 million and $1.1 million, respectively.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurement (“ASC 820”), provides a single definition of fair value and a common framework for measuring fair value as well as disclosure requirements for fair value measurements used in financial statements. Under ASC 820, fair value is determined based upon the exit price that would be received by a company to sell an asset or paid by a company to transfer a liability in an orderly transaction between market participants, exclusive of any transaction costs. Fair value measurements are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company uses the most advantageous market, which is the market from which the Company would receive the highest selling

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement. ASC 820 creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below, with Level 1 having the highest priority and Level 3 having the lowest.

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Following are the major categories of assets and liabilities measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020, using quoted prices in active markets for identical assets (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3) (in thousands):

September 30, 2021	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$13,755	$—	$—	$13,755
Derivative asset on loans to stockholders	—	—	33,505	33,505

Total assets	$13,755	$—	$33,505	$47,260

Liabilities
Warrant liability	$—	$—	$3,586	$3,586
Note payable	—	—	14,608	14,608

Total liabilities	$—	$—	$18,194	$18,194

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$17,666	$—	$—	$17,666
Derivative asset on loans to stockholders	—	—	457	457

Total assets	$17,666	$—	$457	$18,123

The Company had no assets and liabilities measured at fair value on a non-recurring basis as of September 30, 2021 and December 31, 2020.

The Company also has financial instruments not measured at fair value. The Company has evaluated cash and cash equivalents, Member advances, net, restricted cash, accounts payable, and accrued expenses, and believes the carrying value approximates the fair value due to the short-term nature of these balances. The fair value of the debt facility, convertible debt, and line of credit approximate their carrying values.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Marketable Securities:

The Company evaluated the quoted market prices in active markets for its marketable securities and has classified its securities as Level 1. The Company’s investments in marketable securities are exposed to price fluctuations. The fair value measurements for the securities are based upon the quoted prices of similar items in active markets multiplied by the number of securities owned.

Derivative Asset Related to Loans to Stockholders:

In relation to certain loans to stockholders, the Company purchased call options which grant the Company the right to acquire a fixed number of the Company’s common stock, par value $0.000001 per share (“Common Stock”), held by such stockholders over the exercise period (four years). However, the exercise price per share is not fixed. The approximate $3.273 exercise price per share increases by a nominal amount of approximately $0.005 for each month that lapses from the call option issuance date. As of September 30, 2021, the exercise price per share was approximately $3.408. The Company understands that this variability in the exercise price of the call option is tied to the passage of time, which is not an input to the fair value of the Company’s shares per ASC 815, Derivatives and Hedging (“ASC 815”). Therefore, the Company does not believe the call option meets the scope exception under ASC 815. As the scope exception is not met, the call option is accounted for as a derivative instrument. Accordingly, the call option is measured at fair value and presented as a derivative asset on loans to stockholders on the Company’s condensed consolidated balance sheets. Interest earned on the non-recourse promissory notes will be reported as interest income and changes in the fair value of the call option will be reported as other income or expense in the period incurred. The call option is measured at fair value at the end of each reporting period with change in fair value recorded in earnings. The fair value of the call option as of September 30, 2021 and December 31, 2020, was approximately $33.5 million and $0.5 million, respectively.

A roll-forward of the Level 3 derivative asset on loans to stockholders is as follows (dollars in thousands):

Ending value at December 31, 2019	$457
Change in fair value during the period	—

Ending value at December 31, 2020	457
Amendment to loan to stockholder	5
Change in fair value during the period	33,043

Ending value at September 30, 2021	$33,505

The Company used a probability-weighted expected return method (“PWERM”) to weight the indicated call options value determined under the binomial option pricing model to determine the fair value of the call options. The following table presents the assumptions used to value the call options for the period ended September 30, 2021:

Expected volatility	57.0%
Risk-free interest rate	0.1—0.2%
Remaining term	0.1—1.8 Years

Warrant Liability Related to Debt Facility:

As discussed further in Note 7, Long-Term Debt Facility, in January 2021, the Company issued warrants contemporaneously with a debt facility that met the definition of a derivative under ASC 815. This warrant liability was initially recorded as a liability at fair value, with the offsetting entry recorded as a loan commitment fees asset. The derivative liability was subsequently recorded at fair value at each reporting period, with changes in fair value reflected in earnings. The loss related to the change in fair value of the warrant liability in the nine months ended September 30, 2021, was $3.5 million, which is presented within changes in fair value of warrant liability in the condensed consolidated statements of operations.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

A roll-forward of the Level 3 warrant liability is as follows (dollars in thousands):

Opening value at December 31, 2020	$—
Initial fair value at the original issuance date	106
Change in fair value during the period	3,480

Ending value at September 30, 2021	$3,586

The Company used a PWERM to weight the indicated warrant liability value determined under the binomial option pricing model to determine the fair value of the warrant liability. The following table presents the assumptions used to value the warrant liability for the period ended September 30, 2021:

Expected volatility	57.0%
Risk-free interest rate	0.1—0.2%
Remaining term	0.1—1.7 Years

Note Payable:

As discussed in Note 6, Note Payable, the Company has elected to measure the note payable at fair value using the fair value option of ASC 825-10. The Company identified an embedded derivative related to a convertible feature in its promissory note and in accordance with ASC 815-15-25-1 criterion (b), since the Company has elected to apply the fair value option to the debt embedded features will not be separated from the debt host. The note payable is carried on the Company’s unaudited condensed consolidated balance sheet as a current liability estimated at fair value with changes in fair value reflected in earnings. The Company did not record any unrealized gain related to the change in fair value of the promissory note for the nine months ended September 30, 2021.

A roll-forward of the Level 3 promissory note is as follows (dollars in thousands):

Opening value at December 31, 2020	$—
Initial fair value at the original issuance date	14,608
Change in fair value during the period	—

Ending value at September 30, 2021	$14,608

The Company used a market yield approach to determine the fair value of the promissory note. The market yield assumption used to estimate the fair value of the promissory note as of September 30, 2021, was 3.73%.

There were no other assets or liabilities that were required to be measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020.

Fair Value of Common Stock

The Company is required to estimate the fair value of the Common Stock underlying the Company’s share-based awards. The fair value of the Common Stock underlying the Company’s stock-based awards has been determined, in each case, based on a valuation model as discussed further below, and was approved by the Company’s Board of Directors. The Company’s Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the ordinary share underlying those stock options on the date of grant.

In the absence of a public market for the Common Stock, the valuation of the Common Stock has been determined using a market approach, income approach, and subject company transaction method. The allocation

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

of equity value was determined using the option pricing method. The valuation was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The Company considered various objective and subjective factors to determine the fair value of its Common Stock as of each grant date, including:

•	Historical financial performance;

•	The Company’s business strategy;

•	Industry information, such as external market conditions and trends;

•	Lack of marketability of the Common Stock;

•

Likelihood of achieving a liquidity event, such as an initial public offering, special-purpose acquisition company (“SPAC”) merger, or strategic sale given prevailing market conditions and the nature and history of the Company’s business;

•	Prices, privileges, powers, preferences, and rights of our convertible preferred stock relative to those of the Common Stock;

•	Forecasted cash flow projections for the Company;

•	Illiquidity of stock-based awards involving securities in a private company; and

•	Macroeconomic conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event and the derived discount rate are significant assumptions used to estimate the fair value of the Common Stock. If the Company had used different assumptions or estimates, the fair value of the Common Stock and the Company’s stock-based compensation expense could have been materially different.

During 2019 and 2020, the Company’s estimated fair value of its Common Stock remained relatively consistent, fluctuating between $0.935 per share as of August 5, 2019 (“August 2019 Valuation”), and $0.981 per share as of August 30, 2020 (“August 2020 Valuation”). The August 2019 Valuation and August 2020 Valuation utilized the income and market approaches in estimating the fair value.

In 2021, the Company’s management team contemplated a SPAC merger (refer to Note 1, Business and Basis of Presentation), which was incorporated in a June 7, 2021 valuation that resulted in a fair value for the Company’s Common Stock of $8.67 per share as of June 7, 2021 (“June 2021 Valuation”). The June 2021 Valuation used the hybrid method, wherein a PWERM incorporated an expected near term SPAC exit scenario as well as an option pricing model (“OPM”).

The increase in the fair value of Dave’s common stock between the August 2019 Valuation and August 2020 Valuation and the June 2021 Valuation was due to the Company’s progress towards completing the SPAC merger that was not known or knowable at the earlier valuation dates.

Loans to Stockholders

In 2019, the Company entered into loan, pledge, and option agreements with various employees, who are also stockholders, to provide those employees cash in exchange for non-recourse promissory notes and call options, which allow the Company to acquire shares held by these stockholders. Following ASC 310, the Company

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

recorded the note as a reduction to shareholders’ equity and will do so until it is repaid, or the associated call option is exercised and the Company reacquires the collateralized shares. Interest earned and accrued on the notes also increases this contra-equity account balance.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the nine months ended September 30, 2021 and 2020, was approximately $34.1 million and $21.4 million, respectively, and is presented within advertising and marketing in the condensed consolidated statements of operations.

Income Taxes

The Company follows ASC 740, Income Taxes (“ASC 740”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more-likely-than-not that the asset will not be realized.

ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not, the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination, including compromise settlements. For tax positions not meeting the more-likely-than-not threshold, no tax benefit is recorded. The Company has estimated approximately $0.1 million of uncertain tax positions as of September 30, 2021 and December 31, 2020, related to state income taxes.

The Company’s policy is to recognize interest expense and penalties accrued on any unrecognized tax benefits as a component of income tax expense within the statement of operations. The Company recognized approximately $0.004 million and $0 of interest expense and penalties as a component of income tax expense during the nine months ended September 30, 2021 and 2020, respectively. There was approximately $0.006 million and $0.003 million of accrued interest expense and penalties as of September 30, 2021 and December 31, 2020, respectively.

Segment Information

The Company determines its operating segments based on how its chief operating decision makers manage operations, make operating decisions, and evaluate operating performance. The Company has determined that the Chief Operating Decision Maker (“CODM”) is a joint role shared by is the Chief Executive Officer and Chief Financial Officer. Based upon the way the CODM reviews financial information and makes operating decisions and considering that the CODM reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance, the service-based and transaction-based operations constitute a single operating segment and one reportable segment.

Net (Loss) Income Per Share Attributable to Stockholders

The Company has five classes of participating securities (Series A preferred stock, par value $0.000001 per share (“Series A Preferred Shares”), Series B-1 preferred stock, par value $0.000001 per share (“Series B-1 Preferred Shares”), and Series B-2 preferred stock, par value $0.000001 per share (“Series B-2 Preferred Shares”) and, together with the Series A Preferred Shares and the Series B-1 Preferred Shares, the “Preferred Stock”), unvested Restricted Stock Awards (“RSA”) and early exercised stock options) issued and outstanding as of September 30,

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

2021 and 2020. The Company used the two-class method to compute net (loss) income per common share, because it had issued multiple classes of participating securities. The two-class method requires earnings for the period to be allocated between multiple classes of participating securities based upon their respective rights to receive distributed and undistributed earnings. The Company used the two-class method to compute net (loss) income per common share. Losses are not attributed to participating securities as holders of Preferred Stock, unvested RSAs, and early exercise stock options are not contractually obligated to share in the Company’s losses.

Basic net (loss) income attributable to holders of Common Stock per share is calculated by dividing net (loss) income attributable to holders of Common Stock by the weighted-average number of shares outstanding, excluding shares issued in relation to unvested RSAs and vested early exercise options funded by non-recourse notes (refer to Note 12 Related-Party Transactions for further details on the Company’s Loans to Stockholders).

Diluted net (loss) income per share attributable to holders of Common Stock adjusts the basic net (loss) income per share attributable to stockholders and the weighted-average number of shares outstanding for the potentially dilutive impact of stock options, warrants and restricted stock using the treasury stock method and convertible preferred stock using the as-if-converted method.

The following table sets forth the computation of the Company’s basic and diluted net (loss) income per share attributable to holders of Common Stock (in thousands, except share data):

	For the Nine Months September 30,
	2021	2020
	(unaudited)
Numerator
Net (loss) income	$(4,801)	$27,653
Less: noncumulative dividend to convertible preferred stockholders	—	(6,464)
Less: undistributed earnings to participating securities	—	(13,756)

Net (loss) income attributed to common stockholders—Basic	(4,801)	7,433
Add: undistributed earnings reallocated to common stockholders	—	732

Net (loss) income attributed to common stockholders—Diluted	$(4,801)	$8,165
Denominator
Weighted average shares of common stock—basic	100,176,295	88,943,115
Dilutive effect of equity incentive awards	—	10,421,439

Weighted average shares of common stock—diluted	100,176,295	99,364,554
Net (loss) income per share
Basic	$(0.05)	$0.08
Diluted	$(0.05)	$0.08

The following potentially dilutive shares were excluded from the computation of diluted net (loss) income per share for the periods presented because including them would have been antidilutive:

	For the Nine Months September 30,
	2021	2020
	(unaudited)
Equity incentive awards	28,364,683	18,120,547
Convertible preferred stock	150,534,600	150,534,600
Series B-1 warrants	1,722,640	—

Total	180,621,923	168,655,147

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduced a new credit loss methodology, the Current Expected Credit Losses (“CECL”) methodology, which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The CECL methodology utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to maturity debt securities, trade receivables and other receivables measured at amortized cost at the time the financial asset is originated or acquired. Subsequent to the issuance of ASU 2016-13, the FASB issued several additional ASUs to clarify implementation guidance, provide narrow-scope improvements and provide additional disclosure guidance. In November 2019, the FASB issued an amendment making this ASU effective for public companies for the fiscal year beginning after December 15, 2019. In February 2020, the FASB issued an amendment providing a description of the measurement process for current expected credit losses. Early adoption is permitted. The Company plans to adopt the standard on January 1, 2023, provided it remains an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended. The Company is currently evaluating the impact of the adoption of this standard on its condensed consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. The amendments in ASU 2019-12 remove certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of U.S. GAAP. This ASU is effective for public companies for annual periods beginning after December 15, 2020. Early adoption is permitted. The Company plans to adopt the standard on January 1, 2022, provided it remains an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended. The Company is currently evaluating the impact of the adoption of this standard on its condensed consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for accounting for contracts, hedging relationships, and other transactions affected by reference rate reform, if certain criteria are met. The provisions of this standard are available for election for all companies through December 31, 2022. The Company is currently evaluating the impact of the adoption of this standard on its condensed consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The guidance in ASU 2020-06 simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendments in the ASU 2020-06 also simplify the guidance in ASC Subtopic 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring use of the if-converted method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The amendments in ASU 2020-06 are effective for public companies for fiscal years beginning after December 15, 2021. Early adoption is permitted. The guidance must be adopted as of the beginning of the fiscal year of adoption. The

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Company is currently evaluating the impact of the adoption of this standard on its condensed consolidated financial statements and related disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40), which addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. The amendment in this update are effective for all companies for annual periods beginning after December 15, 2021. The new standard will be effective for the Company on January 1, 2022. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its condensed consolidated financial statements and related disclosures.

Recently Adopted Accounting Pronouncements:

In October 2020, the FASB issued ASU 2020-10, Codification Improvements (“Codification”). The update provides incremental improvements on various topics in the Codification to provide clarification, correct errors in, and simplification on a variety of topics. Among other things, the guidance includes presentation disclosures for the amount of income tax expense or benefit related to other comprehensive income. The amendments are effective for public entities in fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted the standard effective January 1, 2021. The Company has evaluated the effect that the updated standard had on its internal processes, condensed consolidated financial statements and related disclosures, and has determined that the adoption did not have a significant impact on its condensed consolidated financial statements and related disclosures.

Note 3 Member Cash Advances, Net

Below is a detail of Member cash advances, net as of September 30, 2021 (in thousands):

Days From Origination	Gross Member Advances	Allowance for Unrecoverable Advances	Member Advances, Net
	(unaudited)	(unaudited)	(unaudited)
1-10	$32,881	$(2,030)	$30,851
11-30	10,469	(1,340)	9,129
31-60	4,934	(2,547)	2,387
61-90	4,162	(2,681)	1,481
91-120	3,762	(2,742)	1,020

Total	$56,208	$(11,340)	$44,868

Below is a detail of Member cash advances, net as of December 31, 2020 (in thousands):

Days From Origination	Gross Member Advances	Allowance for Unrecoverable Advances	Member Advances, Net
1-10	$27,948	$(1,367)	$26,581
11-30	8,380	(1,205)	7,175
31-60	5,489	(3,009)	2,480
61-90	6,088	(4,284)	1,804
91-120	3,419	(2,715)	704

Total	$51,324	$(12,580)	$38,744

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Member advances, net, represent outstanding advances, tips, and processing fees, net of direct origination costs, less an allowance for unrecoverable advances.

The roll-forward of the allowance for unrecoverable advances is as follows (dollars in thousands):

Ending allowance balance at December 31, 2020	$12,580
Plus: provision for unrecoverable advances	21,693
Less: amounts written-off	(22,933)

Ending allowance balance at September 30, 2021 (unaudited)	$11,340

Ending allowance balance at December 31, 2019	$9,355
Plus: provision for unrecoverable advances	14,311
Less: amounts written-off	(14,104)

Ending allowance balance at September 30, 2020 (unaudited)	$9,562

Note 4 Accrued Expenses

Accrued expenses consisted of the following (dollars in thousands):

	(unaudited) September 30, 2021	December 31, 2020
Accrued charitable contributions	$6,057	$3,364
Accrued compensation	1,498	875
Sales tax payable	1,422	991
Other	859	94

Total	$9,836	$5,324

Accrued charitable contributions include amounts the Company has pledged related to charitable tree and meal donations. The Company uses a portion of tips received to make a charitable cash donation to third parties who use the funds to plant trees or provide meals to those in need. For the nine month periods ended September 30, 2021 and 2020, the Company pledged approximately $3.6 million (unaudited) and $2.4 million (unaudited) related to charitable donations, respectively. These costs are expensed as incurred and are presented within other general and administrative expenses in the condensed consolidated statements of operations.

Accrued compensation includes accrued bonuses and one half of the portion of employer Social Security payroll taxes deferred under the CARES Act. Other accrued expenses include accrued professional fees, legal fees, and accrued banking and program fees.

Note 5 Line of Credit

In November 2017, the Company entered into a line of credit agreement with UBS (the “UBS Agreement”). Issuance costs related to this transaction were not significant. There is no stated maturity date, there are no financial covenants and the amount of line of credit is solely dependent upon the total amount of assets the Company holds with UBS at any given point. During 2021, the Company repaid $3.9 million (unaudited) and the UBS Agreement was terminated in March 2021. As of December 31, 2020, the Company had an outstanding balance of $3.9 million, which included $0.01 million of accrued interest. The interest incurred related to this borrowing is included in Interest expense within the condensed consolidated statement of operations.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 6 Note Payable

In August 2021, VPCC entered into an amendment to the private investment in public equity (“PIPE”) subscription agreement (“PIPE Amendment”) it previously entered into with Alameda Research Ventures LLC (“Alameda Research”) in connection with the proposed business combination with the Company (refer to Note 1, Business and Basis of Presentation). The PIPE Amendment calls for a $15.0 million pre-funding, which was facilitated through the issuance of an unsecured promissory note by the Company to Alameda Research. The Company’s obligations to repay the principal amount of the promissory note will be discharged through the issuance of 1.5 million shares of VPCC to Alameda Research at the closing of the business combination. The promissory note bears an interest rate of the applicable short-term Federal rate and is due at the earlier of (i) the one-year anniversary of the promissory note or (ii) an event of default.

The Company has elected to measure the note payable debt instrument at fair value using the fair value option of ASC 825-10. The Company determined that the feature to settle the promissory note with shares at the closing of the business combination is a contingently exercisable share settled put option that represents an embedded derivative instrument that requires bifurcation from the host promissory note. Additionally, the feature to redeem the promissory note upon a default event is a contingently exercisable call option and represents an embedded derivative instrument that requires bifurcation from the host promissory note. However, in accordance with ASC 815-15-25-1 criterion (b), since the Company has elected to apply the fair value option to the debt, the embedded features will not be separated from the debt host. The fair value of the promissory note was $14.6 million (unaudited) as of the issuance date and September 30, 2021.

Note 7 Long-Term Debt Facility

2021 Debt Facility:

In January 2021, Dave OD Funding I, LLC (“Borrower”) entered into a Senior Secured Loan Facility (the “Debt Facility”) with Victory Park Management, LLC (“Agent”), allowing the Borrower to draw up to $100 million from various lenders associated with Victory Park Management, LLC (the “Lenders”). The Debt Facility has an interest rate of 6.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. Interest is payable monthly in arrears. The Debt Facility has certain financial covenants, including a requirement to maintain a minimum cash, cash equivalents, or marketable securities balance of $10.0 million and as of September 30, 2021, the Company was in compliance with all covenants. Payments of the loan draws are due at the following dates: (i) within five business days after the date of receipt by the Borrower and the Company (“Credit Party”) or any of their subsidiaries of any net cash proceeds in excess of $250 thousand in the aggregate during any fiscal year from any asset sales (other than certain permitted dispositions), the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to 100% of such net cash proceeds; (ii) within five business days after the date of receipt by any Credit Party or any of their subsidiaries, or the Agent as loss payee, of any net cash proceeds from any destruction or taking, the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to 100% of such net cash proceeds; (iii) within three business days after the date of receipt by any Credit Party or any of their subsidiaries of any net cash proceeds from the incurrence of any indebtedness of any Credit Party or any of their subsidiaries (other than with respect to permitted indebtedness), the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to 100% of such net cash proceeds; and (iv) (a) if extraordinary receipts are received by any Credit Party in the aggregate amount in any fiscal year in excess of $250 thousand or (b) if an event of default has occurred and is continuing at any time when any extraordinary receipts are received by any Credit Party, then within five business days of the receipt by any Credit Party of any such extraordinary receipts, the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to (x) 100% of such extraordinary receipts in excess of $250 thousand in respect of clause (a) above and (y) 100% of such extraordinary receipts in respect of clause (b) above. As of September 30, 2021, the Company has drawn $30.0 million (unaudited) on the Debt Facility and has made no repayments.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

In November 2021, Dave OD entered into an amendment of the Debt Facility which added a $20 million credit line (as amended, the “Credit Facility”) which has an interest rate of 8.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%.

Contemporaneously with the execution of the Debt Facility, the Company issued warrants to the Lenders as consideration for entering into the Debt Facility, representing a loan commitment fee. The warrants vest and become exercisable based on the Company’s aggregated draw on the Debt Facility in incremental $10.0 million tranches and terminate upon the earliest to occur of (i) the fifth anniversary of the occurrence of a qualified financing event and (ii) the consummation of a liquidity event. The holders of the warrants have the ability to exercise their right to acquire a number of common shares equal to 0.2% of the fully diluted equity of the Company as of the closing date (“Closing Date”) of the Company’s next equity financing with proceeds of at least $40.0 million (“Qualified Financing Event”) or immediately prior to the consummation of a liquidity event. The exercise price of the warrants is the greater of (i) 80% of the fair market value of each share of Common Stock at the Closing Date and (ii) $3.752050 per share, subject to certain down-round adjustments. The warrants meet the definition of a derivative under ASC 815 and will be accounted for as a liability at fair value and subsequently remeasured to fair value at the end of each reporting period with the changes in fair value recorded in the condensed consolidated statement of operations. The initial offsetting entry to the warrant liability was an asset recorded to reflect the loan commitment fee. The loan commitment fee asset will be amortized to interest expense over the commitment period of four years. The Company estimated the fair value of the warrants at the issuance date to be $0.1 million using the Black-Scholes option-pricing model. Determining the fair value of these warrants under this model requires subjective assumptions. These estimates involve inherent uncertainties and the application of management’s judgment. The following table presents the assumptions used to estimate the fair value of the warrants at the issuance date:

Expected volatility	55.0%
Risk-free interest rate	0.1—0.2%
Remaining term	0.6—2.9 Years

Note 8 Commitments and Contingencies

Litigation:

From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, management does not believe that any of these proceedings or claims will have a significant adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Stoffers v. Dave Inc. (filed September 16, 2020 in LA County Superior Court)

This is a purported class action lawsuit filed in connection with a July 2020 data breach. The Company is in the process of settling this matter; it estimates the settlement to be approximately $3.2 million and is included with Legal settlement accrual within the condensed consolidated balance sheets for the period ended September 30, 2021 and December 31, 2020.

Martinsek v. Dave Inc.

In January 2020, a former employee of the Company filed a complaint in the California Superior Court for the County of Los Angeles against the Company and the Company’s Chief Executive Officer, asserting claims for, among other things, breach of contract, breach of fiduciary duty, conversion, and breach of the implied covenant

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

of good faith and fair dealing. The complaint alleges that the Company and the Chief Executive Officer misappropriated approximately 6.8 million shares (as adjusted for a 10:1 forward stock split in November 2020) by rescinding a stock option agreement and a restricted stock purchase agreement between the Company and the former employee under which such shares were issued and repurchasing the shares. The Company rescinded the agreements for failure of consideration. The Company and the Chief Executive Officer answered, denying all claims and asserting defenses. Discovery has commenced, but no trial date has been set. The Company is vigorously defending against this claim.

Whalerock v. Dave Inc.

Whalerock Industries Holding Company, LLC (“Whalerock”) filed an unlawful detainer action against the Company on or about August 4, 2020, which was dismissed by Whalerock on March 18, 2021. On or about March 29, 2021, Whalerock initiated new litigation against the Company seeking declaratory relief. The Company and Whalerock entered into a sublease in May 2020 whereby the Company would sublease certain space from Whalerock located in West Hollywood, California. This matter involves a dispute between the Company and Whalerock over whether the 18-month sublease has commenced, and if so, when. The Company is actively litigating this matter and cannot estimate the likely outcome at this time.

Note 9 Leases

In June 2018, the Company entered into a lease agreement for a single general office space in Los Angeles, California. The initial term of the lease is nine months with a five-year extension option at the discretion of the lessee. Monthly rent is approximately $0.001 million, subject to an annual escalation of 3%.

In November 2018, the Company entered into a sublease agreement with PCJW Properties LLC (“PCJW”), controlled by Company’s founders (including the Company’s current CEO), for general office space next to the aforementioned leased property in Los Angeles, California. The lease term is five years subject to early termination by either party. Under the terms of the sublease, monthly rent is approximately $0.005 million, subject to an annual escalation of 4%.

In January 2019, the Company entered into a lease agreement with PCJW for office space located in Los Angeles, California. The lease term is seven years, beginning January 1, 2019 and ending December 31, 2025. Monthly rent is approximately $0.019 million, subject to an annual escalation of 5%.

In September 2019, the Company entered into a sublease for general office space in West Hollywood, California. The lease term is two years subject to early termination by either party. Under the terms of the lease, monthly rent is approximately $0.01 million, subject to an annual escalation of 3%. In December 2019, the Company entered into a lease amendment to increase the leased office space in exchange for monthly rent of approximately $0.23 million. The amendment also extended the lease term to October 31, 2021, and increased the annual escalation to 3.5%.

In May 2020, the Company entered into a sublease with Whalerock for general office space in West Hollywood, California. Under the terms of the sublease, the lease term is approximately 18-months and the monthly rent is approximately $0.14 million. The Company began utilizing the office space in June 2021.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

All leases were classified as operating and operating lease expenses are presented within other general and administrative expenses in the unaudited condensed consolidated statements of operations. The Company does not have any finance leases or sublease arrangements where the Company is the sublessor. The Company’s leasing activities are as follows (dollars in thousands):

For the Nine Months Ended September 30, 2021
Operating lease cost	$901
Short-term lease cost	—
Variable lease cost	—

Total lease cost	$901

Other information:
Cash paid for operating leases	$798
Right-of-use assets obtained in exchange for new operating lease liability	$2,514
Weighted-average remaining lease term—operating lease	2.22
Weighted-average discount rate—operating lease	10%

The future minimum lease payments as of September 30, 2021, were as follows (in thousands):

Year	3rd-Party Commitment	Related- Party Commitment	Total
2021 (remaining)	$466	$80	$546
2022	1,781	335	2,116
2023	159	339	498
2024	2	295	297
2025	—	309	309
Thereafter	—	—	—

Total minimum lease payments	$2,408	$1,358	$3,766

Less: imputed interest	(145)	(239)	(384)

Total lease liabilities	$2,263	$1,119	$3,382

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 10 Convertible Preferred Stock and Stockholders’ Deficit

The number of authorized, issued and outstanding stock, liquidation value, and carrying value as of September 30, 2021 and December 31, 2020, were as follows:

	(unaudited)
	As of September 30, 2021
	Authorized Shares	Issued Shares	Outstanding Shares	Liquidation Preference (in thousands)	Carrying Value (in thousands)
Series A Preferred Shares	133,216,940	133,216,940	133,216,940	$130,686	$9,881
Series B-1 Preferred Shares	13,326,050	13,326,050	13,326,050	$50,000	$49,675
Series B-2 Preferred Shares	3,991,610	3,991,610	3,991,610	$11,981	$12,617
Common Stock	290,000,000	105,460,096	102,620,971	$—	$0.1

	As of December 31, 2020
	Authorized Shares	Issued Shares	Outstanding Shares	Liquidation Preference (in thousands)	Carrying Value (in thousands)
Series A Preferred Shares	133,216,940	133,216,940	133,216,940	$130,686	$9,881
Series B-1 Preferred Shares	13,326,050	13,326,050	13,326,050	$50,000	$49,675
Series B-2 Preferred Shares	3,991,610	3,991,610	3,991,610	$11,981	$12,617
Common Stock	290,000,000	103,062,319	100,223,194	$—	$0.1

Convertible Preferred Shares:

Series A Preferred Shares

The Series A Preferred Shares are entitled to stockholder voting rights that equal the number of Common Stock into which the shares of Series A Preferred Shares are convertible, have a non-cumulative dividend rate of $0.0113, and are convertible at a 1:1 ratio based on a $0.141 per share conversion price, subject to adjustment, at the option of the holder and automatically upon various liquidity events. No dividends have been declared or paid as of either September 30, 2021 or December 31, 2020. The conversion price has not changed during the nine month period ended September 30, 2021.

Series B-1 Preferred Shares

The Series B-1 Preferred Shares are entitled to stockholder voting rights that equal the number of Common Stock into which the shares of Series B-1 Preferred Shares are convertible, have a non-cumulative dividend rate of $0.300164, and are convertible at a 1:1 ratio based on a $0.3752050 per share conversion price, subject to adjustment, at the option of the holder and automatically upon various liquidity events. No dividends have been declared or paid as of either September 30, 2021 or December 31, 2020. The conversion price has not changed during the nine month period ended September 30, 2021.

Series B-2 Preferred Shares

The Series B-2 Preferred Shares are entitled to stockholder voting rights that equal the number of Common Stock into which the shares of Series A Preferred Shares are convertible, have a non-cumulative dividend rate of $0.240131, and are convertible at a 1:1 ratio based on a $0.3001640 per share conversion price, subject to adjustment, at the option of the holder and automatically upon various liquidity events. No dividends have been declared or paid as of either September 30, 2021 or December 31, 2020. The conversion price has not changed during the nine month period ended September 30, 2021.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Common Stock:

The Common Stock are entitled to one vote per share and dividends are subject to the discretion of the Company’s Board of Directors. No dividends have been declared or paid as of either September 30, 2021 or December 31, 2020.

Note 11 Stock-Based Compensation

In 2017, the Company’s Board of Directors adopted the Dave Inc. 2017 Stock Plan (the “Plan”). The Plan authorizes the award of stock options, restricted stock, and restricted stock units. The Company has reserved shares of common stock for issuance under the Plan. The Company recognized approximately $6.3 million and $0.9 million of stock-based compensation expense arising from stock option and restricted stock grants which is recorded as a component of compensation and benefits in the condensed consolidated statements of operations for the nine months ended September 30, 2021, and 2020, respectively.

During the nine months ended September 30, 2021, in accordance with the terms of a former executive’s severance agreement, the Company modified share-based payment awards by accelerating the vesting. As a result of the modification, the Company recorded stock-based compensation of $2.1 million (unaudited) during the nine months ended September 30, 2021.

Stock Options:

Activity with respect to options granted under the Plan is summarized as follows:

	Shares	Weighted-Average Exercise Price
Options outstanding, December 31, 2020	23,025,382	$0.74
Granted	13,317,662	$0.98
Exercised	(2,433,761)	$0.61
Forfeited	(5,734,226)	$0.91
Expired	(47,874)	$0.90

Options outstanding, September 30, 2021, unaudited	28,127,183	$0.83

The Company allowed certain stock option holders to exercise unvested options to purchase shares of Common Stock. Shares received from such early exercises are subject to repurchase in the event of the optionee’s employment termination, at the original issuance price, until the options are fully vested. As of September 30, 2021 and 2020, 459,375 and 1,104,636 shares of Common Stock were subject to repurchase, respectively. As of September 30, 2021, there were 2,839,125 options exercised in exchange for non-recourse notes, of which 2,379,750 options were vested. As of September 30, 2020, there were 2,992,250 options exercised in exchange for non-recourse notes, of which 1,887,614 options were vested. The shares issued pursuant to unvested options and both vested and unvested options funded by non-recourse notes have been included in shares issued and outstanding on the condensed consolidated balance sheets as such shares are considered legally outstanding.

On March 3, 2021, the Company granted the Chief Executive Officer stock options to purchase up to 8,458,481 shares of Common Stock in nine tranches. Each of the nine tranches contain service, market, and performance conditions. Vesting commences on the grant date; however, no compensation charges are recognized until the performance condition is probable, which is upon the completion of a business combination. The market conditions relate to the achievement of certain specified price targets. As of September 30, 2021, the performance and market conditions have not been met and were not deemed probable. The options have a strike

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

price of $0.98 per share. The Company determined the fair value of the options on the grant date to be approximately $10.5 million (unaudited) using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free interest rate, and volatility. Each tranche will vest monthly over a derived service period.

The following table presents the key inputs and assumptions used to value options granted during the nine months ended September 30, 2021:

Expected volatility	40.0%
Risk-free interest rate	1.5%
Remaining term	10.0 Years
Expected dividend yield	0.0%

Restricted Stock Issued to Employees:

A summary of the Company’s restricted stock activity for employees for the nine months ended September 30, 2021, is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested shares at December 31, 2020	2,375,000	$0.93
Granted	—	$—
Vested	(2,137,500)	$0.93
Forfeited	—	$—

Nonvested shares at September 30, 2021, unaudited	237,500	$0.93

Restricted Stock Issued to Non-Employees:

A summary of the Company’s non-employee restricted stock activity for the nine months ended September 30, 2021, is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested shares at December 31, 2020	5,209	$0.93
Granted	—	$—
Vested	(5,209)	$0.93
Forfeited	—	$—

Nonvested shares at September 30, 2021, unaudited	—	$—

Note 12 Related-Party Transactions

Leasing Arrangements:

In November 2018, the Company entered into a sublease agreement with PCJW, controlled by Company’s founders (including the Company’s current CEO), for general office space next to the aforementioned leased property in Los Angeles, California. The lease term is five years subject to early termination by either party. Under the terms of the sublease, monthly rent is approximately $0.005 million, subject to an annual escalation of 4%.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

In January 2019, the Company entered into a lease agreement with PCJW for office space located in Los Angeles, California. The lease term is seven years, beginning January 1, 2019 and ending December 31, 2025. Monthly rent is approximately $0.019 million, subject to an annual escalation of 5%.

During the nine months ended September 30, 2021 and the year ended December 31, 2020, the Company paid approximately $0.2 million and $0.3 million, respectively, under lease agreements with PCJW for general office space in Los Angeles, California.

The following is a schedule of future minimum rental payments as of September 30, 2021, under Company’s sub-lease for the properties located in Los Angeles, California signed with PCJW (in thousands):

Year	Related-Party Commitment
2021 (remaining)	$80
2022	335
2023	339
2024	295
2025	309
Thereafter	—

Total minimum lease payments	$1,358

Less: imputed interest	(239)

Total lease liabilities	$1,119

The related-party components of the lease right-of-use assets, lease liabilities, short-term, and lease liabilities, long-term are presented as part of the right-of-use asset and lease liability on the condensed consolidated balance sheets.

Related-Party Exercise Receivable Promissory Notes:

During 2018, the Company issued non-recourse promissory notes with certain employees, which allowed for the early exercise of stock options, with the exercise price to be paid back to the Company at a later date. The notes for approximately $0.1 thousand were secured by a pledge of 1,942,250 shares.

During 2020, the Company issued a non-recourse promissory note with a certain executive, which allowed for the early exercise of stock options, with the exercise price to be paid back to the Company at a later date. The note for approximately $1.0 million was secured by a pledge of 1,050,000 shares.

The amounts due as of September 30, 2021 and December 31, 2020, was approximately $1.1 million. The promissory notes have a term of five years and carry stated interest rates between 1.5% and 2.0%, which are compounded annually.

Loans to Stockholders:

In 2019, the Company entered into loan, pledge, and option agreements (“Loans to Stockholders”) with various employees, who are also stockholders, to provide those employees cash in exchange for non-recourse promissory notes and call options, which allow the Company to acquire shares held by these stockholders. The entire unpaid principal balance of these Loans to Stockholders, together with all accrued but unpaid interest, is due and payable upon the earlier (i) of August 12, 2026; (ii) a liquidity event; or (iii) upon the exercise of the call option by the Company. These Loans to Stockholders carry stated interest rates of 1.87%, which are compounded annually.

Dave Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Also, inclusive of interest, the Loans to Stockholders were approximately $15.1 million (unaudited) and $14.8 million as of September 30, 2021 and December 31, 2020, respectively. Please refer to Note 2, Significant Accounting Policies, for further details on the fair value of the derivative asset related to the Loans to Stockholders.

Note 13 401(k) Savings Plan

The Company maintains a 401(k) savings plan for the benefit of its employees. Employees can defer up to 90% of their compensation subject to fixed annual limits. All current employees are eligible to participate in the 401(k) savings plan. Beginning January 2021, the Company is required to make matching contributions to the 401(k) savings plan equal to 100% of the first 4% of wages deferred by each participating employee. The Company incurred expenses for employer matching contributions of approximately $0.7 million (unaudited) and $0 million for the nine months ended September 30, 2021 and 2020, respectively.

Note 14 Subsequent Event

Subsequent events are events or transactions that occur after the condensed consolidated balance sheet date, but before condensed consolidated financial statements are available to be issued. The Company recognizes in the condensed consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the condensed consolidated balance sheet, including the estimates inherent in the process of preparing the condensed consolidated financial statements. The Company’s condensed consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the condensed consolidated balance sheet but arose after the condensed consolidated balance sheet date and before the condensed consolidated financial statements were available to be issued.

The Company has evaluated subsequent events through November 29, 2021, the date the condensed consolidated financial statements were available to be issued as approved by management. Except for as disclosed in Note 7, Long-Term Debt Facility, the Company is not aware of any other significant events that occurred subsequent to the condensed consolidated balance sheet date that would have a significant impact on its condensed consolidated financial statements other than what is disclosed above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and the Board of Directors of

Dave Inc. and subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Dave Inc. and subsidiary (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Restatement of Previously Issued Financial Statements

As discussed in Note 2, the accompanying consolidated financial statements have been restated.

/s/ Moss Adams, LLP

Los Angeles, California

July 29, 2021

(except for the effect of the restatement described in Note 2, as to which the date is September 30, 2021)

We have served as the Company’s auditor since 2018.

Dave Inc.

Restated Consolidated Balance Sheets

(in thousands; except share data)

	As of December 31,
	2020	2019
	As Restated	As Restated
Assets
Current assets:
Cash and cash equivalents	$4,789	$6,406
Marketable securities	17,666	25,305
Member advances, net of allowance for unrecoverable advances of $12,580 and $9,355 as of December 31, 2020 and 2019, respectively	38,744	29,042
Prepaid income taxes	4,008	—
Restricted cash, current	83	—
Prepaid expenses and other current assets	4,062	1,462

Total current assets	69,352	62,215
Property and equipment, net	516	421
Lease right-of-use assets (related party of $1,184 and $1,379 as of December 31, 2020 and 2019, respectively)	1,378	1,759
Intangible assets, net	4,505	2,090
Derivative asset on loans to stockholders	457	457
Restricted cash	197	146

Total assets	$76,405	$67,088

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$8,492	$6,502
Accrued expenses	5,324	1,890
Line of credit	3,910	—
Lease liabilities, short-term (related party of $205 and $171 as of December 31, 2020 and 2019, respectively)	400	369
Income taxes payable	—	508
Legal settlement accrual	3,201	—
Other current liabilities	2,853	306

Total current liabilities	24,180	9,575
Lease liabilities, long-term (related party of $1,065 and $1,270 as of December 31, 2020 and 2019, respectively)	1,088	1,488
Convertible debt, long-term	695	695
Interest payable, convertible notes	13	1
Other non-current liabilities	585	37

Total liabilities	26,561	11,796

Commitments and contingencies (Note 11)
Convertible preferred stock
Series A convertible preferred stock, par value per share $0.000001, 133,216,940 shares authorized; 133,216,940 shares issued and outstanding at December 31, 2020 and 2019; $130,686 and $124,558 liquidation preference at December 31, 2020 and 2019, respectively	9,881	9,881
Series B-1 convertible preferred stock, par value per share $0.000001, 13,326,050 shares authorized; 13,326,050 shares issued and outstanding at December 31, 2020 and 2019; $50,000 liquidation preference at December 31, 2020 and 2019	49,675	49,675
Series B-2 convertible preferred stock, par value per share $0.000001, 3,991,610 shares authorized; 3,991,610 shares issued and outstanding at December 31, 2020 and 2019; $11,981 liquidation preference at December 31, 2020 and 2019	12,617	12,617

Total convertible preferred stock	72,173	72,173

Stockholders’ deficit:
Common stock, par value per share $0.000001, 290,000,000 and 285,000,000 shares authorized at December 31, 2020 and 2019, respectively; 103,062,319 and 101,391,560 shares issued at December 31, 2020 and 2019, respectively; 100,223,194 and 99,449,310 shares outstanding at December 31, 2020 and 2019, respectively	0.1	0.1
Treasury stock	(154)	(154)
Additional paid-in capital	5,493	3,712
Loans to stockholders	(14,764)	(14,492)
Accumulated deficit	(12,904)	(5,947)

Total stockholders’ deficit	(22,329)	(16,881)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$76,405	$67,088

See accompanying notes to the consolidated financial statements.

Dave Inc.

Restated Consolidated Statements of Operations

(in thousands)

	For the Year Ended December 31,
	2020	2019
	As Restated	As Restated
Operating revenues:
Service based revenue, net	$120,595	$76,194
Transaction based revenue, net	1,201	33

Total operating revenues, net	121,796	76,227

Operating expenses:
Provision for unrecoverable advances	25,539	19,688
Processing and servicing fees	21,646	15,216
Advertising and marketing	38,019	22,934
Compensation and benefits	22,210	9,242
Other operating expenses	15,763	7,370

Total operating expenses	123,177	74,450

Other (income) expense:
Interest income	(409)	(429)
Interest expense	17	852
Gain on conversion of 2018 convertible notes	—	(841)
Derivative liability	—	536
Legal settlement and litigation expenses	4,467	327
Other strategic financing and transactional expenses	1,356	—

Total other expenses, net	5,431	445

Net (loss) income before provision for income taxes	(6,812)	1,332
Provision for income taxes	145	545

Net (loss) income	$(6,957)	$787

Net (loss) income per share:
Basic	$(0.08)	$0.00
Diluted	$(0.08)	$0.00
Weighted-average shares used to compute net income (loss) per share
Basic	90,986,048	76,918,167
Diluted	90,986,048	247,773,816

See accompanying notes to the consolidated financial statements.

Dave Inc.

Restated Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

	Series A convertible preferred stock		Series B-1 convertible preferred stock		Series B-2 convertible preferred stock		Common stock		Additional paid-in capital	Loans to stockholders	Treasury stock	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2019	133,216,940	$9,881	—	$—	—	$—	98,798,160	$0.1	$3,227	$—	$—	$(6,734)	$(3,507)
Issuance of restricted stock	—	—	—	—	—	—	14,500,000	—	—	—	—	—	—
Cancellation of restricted stock	—	—	—	—	—	—	(14,250,000)	—	—	—	—	—	—
Issuance of common stock for stock option exercises	—	—	—	—	—	—	446,830	—	39	—	—	—	39
Issuance of series B-1 convertible preferred stock, net of issuance costs of $325 thousand	—	—	13,326,050	49,675	—	—	—	—	—	—	—	—	—
Conversion of notes and accrued interest to series B-2 preferred stock	—	—	—	—	3,991,610	12,617	—	—	—	—	—	—	—
Treasury stock	—	—	—	—	—	—	(45,680)	—	—	—	(154)	—	(154)
Stockholder loans	—	—	—	—	—	—	—	—	—	(14,492)	—	—	(14,492)
Stock-based compensation—restricted stock	—	—	—	—	—	—	—	—	178	—	—	—	178
Stock-based compensation—stock options	—	—	—	—	—	—	—	—	268	—	—	—	268
Net income as restated	—	—	—	—	—	—	—	—	—	—	—	787	787

Balance at December 31, 2019 as restated	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	99,449,310	$0.1	$3,712	$(14,492)	$(154)	$(5,947)	$(16,881)

Issuance of common stock for stock option exercises	—	—	—	—	—	—	1,253,045	—	256	—	—	—	256
Issuance of common stock for stock option early exercises	—	—	—	—	—	—	403,131	—	—	—	—	—	—
Cancellation of common stock issued for stock option early exercise	—	—	—	—	—	—	(229,167)	—	—	—	—	—	—
Cancellation of restricted stock	—	—	—	—	—	—	(653,125)	—	—	—	—	—	—
Stockholder loans interest	—	—	—	—	—	—	—	—	—	(272)	—	—	(272)
Stock-based compensation—restricted stock	—	—	—	—	—	—	—	—	68	—	—	—	68
Stock-based compensation—stock options	—	—	—	—	—	—	—	—	1,457	—	—	—	1,457
Net loss as restated	—	—	—	—	—	—	—	—	—	—	—	(6,957)	(6,957)

Balance at December 31, 2020 as restated	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	100,223,194	$0.1	$5,493	$(14,764)	$(154)	$(12,904)	$(22,329)

See accompanying notes to the consolidated financial statements.

Dave Inc.

Restated Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2020	2019
	As Restated	As Restated
Operating activities
Net (loss) income	$(6,957)	$787
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,718	805
Provision for unrecoverable advances	25,539	19,688
Stock-based compensation—restricted stock	68	178
Stock-based compensation—stock options	1,457	268
Non-cash interest from loans to stockholders	(272)	(104)
Non-cash lease expense	12	86
Changes in fair value of marketable securities	(3)	(21)
Changes in fair value of derivative assets and liabilities	—	536
Gain on conversion of 2018 convertible notes	—	(841)
Accretion of debt discount	—	211
Changes in operating assets and liabilities:
Member advances	(35,240)	(39,266)
Prepaid income taxes	(4,008)	—
Prepaid expenses and other current assets	(2,600)	(1,247)
Accounts payable	1,983	4,858
Accrued expenses	3,433	1,743
Income taxes payable	(508)	508
Legal settlement accrual	3,201	—
Other current liabilities	2,472	306
Other non-current liabilities	547	37
Interest payable, convertible notes	12	540

Net cash used in operating activities	(9,146)	(10,928)

Investing activities
Payments for internally developed software costs	(3,989)	(1,746)
Purchase of derivative asset on loans to stockholders	—	(457)
Purchase of property and equipment	(231)	(382)
Sale of marketable securities	7,780	15,774
Purchase of marketable securities	(138)	(32,884)

Net cash provided by (used in) investing activities	3,422	(19,695)

Financing activities
Repayment of convertible debt	—	(2,000)
Loans to stockholders	—	(14,388)
Acquisition of treasury stock	—	(154)
Borrowings on line of credit	3,910	1,500
Repayment on line of credit	—	(1,500)
Proceeds from issuance of common stock for stock option exercises	256	39
Proceeds from issuance of common stock for stock option early exercises	75	—
Proceeds from issuance of preferred stock	—	49,675
Proceeds from issuance of convertible debt	—	695

Net cash provided by financing activities	4,241	33,867

Net (decrease) increase in cash and cash equivalents and restricted cash	(1,483)	3,244
Cash and cash equivalents and restricted cash, beginning of year	6,552	3,308

Cash and cash equivalents and restricted cash, end of year	$5,069	$6,552

Supplemental disclosure of non-cash investing and financing activities
2018 convertible notes and derivative liability settled with preferred shares	$—	$12,617
Operating lease right of use assets recognized	$—	$1,736
Operating lease liabilities recognized	$—	$1,736
Property and equipment purchases in accounts payable	$7	$14
Receivable from early exercise of stock options	$368	$—

Supplemental disclosure of cash paid for:
Income taxes	$2,798	$—
Interest	$—	$200

The following table provides a reconciliation of cash and cash equivalents, and restricted cash reported within the consolidated balance sheets with the same as shown in the consolidated statements of cash flows.

Cash and cash equivalents	$4,789	$6,406
Restricted cash	280	146

Total cash, cash equivalents, and restricted cash, end of year	$5,069	$6,552

See accompanying notes to the consolidated financial statements.

Dave Inc.

Notes to the Consolidated Financial Statements

Note 1 Business and Basis of Presentation

Business

Dave Inc. (the “Company” or “Dave”) is a Delaware corporation formed in October 2015 and headquartered in Los Angeles, California. The Company’s business is to provide its members (“Members”) a suite of financial software and services related to personal finance. All operating activities, revenues earned, and expenses incurred were generated in the United States of America.

Dave’s Personal Financial Management Service

Dave’s personal financial management service enables Members to monitor their bank account balances to avoid overdraft fees and build budgets to assist in short-term financial planning. When a Member signs up for the Company’s mobile application, Dave connects to the Member’s checking account and then monitors and analyzes the Member’s typical spending and saving behavior. Based on this analysis, Dave identifies upcoming expenses, such as a car or rent payment, and likely future spending based on historical spending habits, which enables Members to more effectively manage their finances. The Members are charged a $1 monthly fee for this software monitoring service.

Dave’s Advance Service

Many of Dave’s Members are at risk of having liquidity shortfalls before they receive their next paycheck. To help these Members avoid incurring costly overdraft fees, Dave offers them the ability to obtain a non-recourse cash advance of up to $100 and up to $200 for Dave Banking Members (an “Advance”).

Members need not pay a fee to obtain an Advance, as Members can always obtain Advances via ACH for free, which generally arrive within three business days. However, many Members choose to pay an optional instant transfer fee to obtain the Advance within eight hours. Members may also choose to pay a voluntary tip to compensate the Company for use of its Advance service.

Dave’s Job Portal Service

As an additional tool to help prevent overdrafting and improve cash flow, Dave helps connect Members to open local jobs. Dave’s job portal service, referred to as “Side Hustle,” enables Members to view potential opportunities for supplemental work, primarily in flexible, part-time roles. Side Hustle allows Members to submit applications to a repository of job openings with various partner companies, which include various ride share platforms and food delivery companies. Dave generates referral fees from partner companies for facilitating contacts between them and the application’s Members.

Dave’s Checking Product

Dave offers a free, no minimum, no overdraft-fee mobile checking account to its Members in partnership with a federally insured banking institution. Members can fund their accounts with direct deposit from their payroll or make manual cash and electronic deposits, spend via a debit card, access ATMs and transfer funds between accounts at other banks and to third parties online, all through Dave’s mobile application. Other industry-first features include automated budgeting, advances, access to the Company’s exclusive job board, and the ability to build credit with on-time rent payments.

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Dave Inc.

Notes to the Consolidated Financial Statements

On November 11, 2020, the Company effected a ten-for-one stock split to shareholders of record as of November 11, 2020. All shares, stock options, and restricted stock units have been retroactively adjusted to reflect the stock split.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and a variable interest entity (“VIE”).

In accordance with the provisions of Accounting Standards Codification (“ASC”) 810, Consolidation, the Company consolidates any VIE of which the Company is the primary beneficiary. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests. ASC 810 requires a variable interest holder to consolidate a VIE if that party has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company does not consolidate a VIE in which it has a majority ownership interest when it is not considered the primary beneficiary. The Company evaluates its relationships with its VIEs on an ongoing basis to ensure that the Company continues to be the primary beneficiary.

Variable Interest Entity:

On December 9, 2020, the Company formed Dave OD Funding I, LLC, a Delaware LLC, and wholly owned subsidiary of Dave Inc. Dave is considered the primary beneficiary of Dave OD Funding I, LLC and consolidates 100% of the entity. The subsidiary had no activity during 2020.

COVID-19 Impact

There are many uncertainties regarding the current global pandemic involving a novel strain of coronavirus (“COVID-19”), and the Company continues to closely monitor the impact of the pandemic on all aspects of its business, including how it has and may in the future impact its Members, employees, suppliers, vendors, and business partners. The duration and magnitude of the continuing effects of COVID-19 on the Company’s Members remain uncertain and dependent on various factors, including the continued severity and transmission rate of the virus, new variants of the virus, the nature of and duration for which preventative measures remain in place, the extent and effectiveness of containment and mitigation efforts, including vaccination programs, and the type of stimulus measures and other policy responses that the U.S. government may further adopt.

Beginning in March 2020, the Company’s business and operations were disrupted by the conditions caused by COVID-19, which adversely affected Members’ spending levels and disposable income. Governmental actions such as the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) helped mitigate the effects of COVID-19 on the Company’s Members. In particular, stimulus funds and incremental unemployment benefits provided under the CARES Act created additional financial support for the Company’s Members; however, the overall economic conditions potentially increase Members’ credit risk. The Company is concurrently evaluating its policies around the level and extent of Members’ cash advances and corresponding credit risk. The Company expects to continue to assess the evolving impact of the COVID-19 pandemic and intends to make adjustments to its responses accordingly.

Note 2 Restatement of Previously-Issued Financial Statements

In connection with the preparation of the Company’s June 30, 2021 unaudited condensed consolidated financial statements, management became aware of errors related to Member advances and the Allowance for unrecoverable advances.

Dave Inc.

Notes to the Consolidated Financial Statements

The Company evaluated the materiality of these errors both qualitatively and quantitatively in accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality and SAB No. 108, Considering the Effects of Prior Year Misstatements in Current Year Financial Statements, and determined the effect of these corrections was material to the consolidated financial statements as of and for the years ended December 31, 2020 and 2019. Accordingly, the Company has restated the consolidated financial statements as of and for the years ended December 31, 2020 and 2019 in accordance with ASC 250, Accounting Changes and Error Corrections.

Additionally, the Company identified an error related to Member advances, net of the allowance for unrecoverable advances in 2018, which was corrected through an out of period adjustment in the consolidated financial statements for the year ended December 31, 2019. The out of period adjustment decreased Member advances, net of the allowance for unrecoverable advances and increased the Provision for unrecoverable advances by approximately $0.3 million. The Company determined that this error was not material to the consolidated financial statements for the year ended December 31, 2018, nor was the impact of the out of period adjustment to correct the error material to the financial statements for the year ended December 31, 2019.

In addition to the adjustments made to correct the overstatement of Member advances, net of allowance for unrecoverable advances, and the understatement of the Provision for unrecoverable advances, the Company also made related adjustments to Prepaid income taxes, Income taxes payable, Other non-current liabilities and the Provision for income taxes. These adjustments did not affect operating revenues, total cash flows from operating activities, financing activities or investing activities for any period presented. In response to the errors, the Company redesigned its internal controls around the Member advances, net of allowances for unrecoverable advances to detect and prevent future errors.

	As of December 31,
	2020
Consolidated Balance Sheet:	As Reported	Adjustments	As Restated
Assets
Member advances, net of allowance for unrecoverable advances	$47,588	$(8,844)	$38,744
Prepaid income taxes	$1,576	$2,432	$4,008
Total current assets	$75,764	$(6,412)	$69,352
Total assets	$82,817	$(6,412)	$76,405

Liabilities, convertible preferred stock, and stockholders’ deficit
Other non-current liabilities	$735	$(150)	$585
Total liabilities	$26,711	$(150)	$26,561
Accumulated deficit	$(6,642)	$(6,262)	$(12,904)
Total stockholders’ deficit	$(16,067)	$(6,262)	$(22,329)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$82,817	$(6,412)	$76,405

	For the year ended December 31,
	2020
Consolidated Statement of Operations	As Reported	Adjustments	As Restated
Provision for unrecoverable advances	$19,441	$6,098	$25,539
Total operating expenses	$117,079	$6,098	$123,177
Net loss before provision for income taxes	$(714)	$(6,098)	$(6,812)
Provision for income taxes	$1,888	$(1,743)	$145
Net loss	$(2,602)	$(4,355)	$(6,957)
Net loss per share:
Basic	$(0.03)		$(0.08)
Diluted	$(0.03)		$(0.08)

Dave Inc.

Notes to the Consolidated Financial Statements

	For the year ended December 31,
	2020
Consolidated Statements of Cash Flows:	As Reported	Adjustments	As Restated
Net loss	$(2,602)	$(4,355)	$(6,957)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for unrecoverable advances	$19,441	$6,098	$25,539
Changes in operating assets and liabilities:
Prepaid income taxes	$(1,576)	$(2,432)	$(4,008)
Income taxes payable	$(1,348)	$840	$(508)
Other non-current liabilities	$698	$(151)	$547

	For the year ended December 31,
	2020
Consolidated Statement of Convertible Preferred Stock and Stockholder’s Deficit:	As Reported	Adjustments	As Restated
Net loss	$(2,602)	$(4,355)	$(6,957)
Accumulated deficit	$(6,642)	$(6,262)	$(12,904)
Total stockholders’ deficit	$(16,067)	$(6,262)	$(22,329)

	For the year ended December 31,
	2019
Consolidated Statement of Operations	As Reported	Adjustments	As Restated
Provision for unrecoverable advances	$16,941	$2,747	$19,688
Total operating expenses	$71,703	$2,747	$74,450
Net income (loss) before provision for income taxes	$4,079	$(2,747)	$1,332
Provision for income taxes	$1,385	$(840)	$545
Net income (loss)	$2,694	$(1,907)	$787

	As of December 31,
	2019
Consolidated Balance Sheet:	As Reported	Adjustments	As Restated
Assets
Member advances, net of allowance for unrecoverable advances	$31,789	$(2,747)	$29,042
Total current assets	$64,962	$(2,747)	$62,215
Total assets	$69,835	$(2,747)	$67,088
Income taxes payable	$1,348	$(840)	$508
Total current liabilities	$10,415	$(840)	$9,575
Total liabilities	$12,636	$(840)	$11,796
Accumulated deficit	$(4,040)	$(1,907)	$(5,947)
Total stockholders’ deficit	$(14,974)	$(1,907)	$(16,881)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$69,835	$(2,747)	$67,088

Dave Inc.

Notes to the Consolidated Financial Statements

	For the year ended December 31,
	2019
Consolidated Statements of Cash Flows:	As Reported	Adjustments	As Restated
Net income	$2,694	$(1,907)	$787
Adjustments to reconcile net income to net cash used in operating activities:
Provision for unrecoverable advances	$16,941	$2,747	$19,688

	For the year ended December 31,
	2019
Consolidated Statement of Convertible Preferred Stock and Stockholder’s Deficit:	As Reported	Adjustments	As Restated
Net income	$2,694	$(1,907)	$787
Accumulated deficit	$(4,040)	$(1,907)	$(5,947)
Total stockholders’ deficit	$(14,974)	$(1,907)	$(16,881)

Note 3 Significant Accounting Policies

Use of Estimates

The preparation of these consolidated financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported revenues and expenses incurred during the reporting periods. The Company’s estimates are based on its historical experience and on various other factors that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company’s critical accounting estimates and assumptions are evaluated on an ongoing basis including those related to the: (i) allowance for unrecoverable advances; (ii) realization of tax assets and estimates of tax liabilities; (iii) valuation of equity securities; and (iv) fair value of the derivative related to the Company’s 2018 convertible notes. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Service Based Revenue, Net:

Service based revenue, net primarily consists of tips, express processing fees, and subscriptions charged to Members, net of processor costs associated with advance disbursements.

Member advances are treated as financial receivables under ASC 310 Receivables (“ASC 310”). Advance-related income is reported net of direct loan origination costs.

The Company encourages but does not contractually require its Members who receive a cash advance to leave a discretionary tip. The Company treats tips as an adjustment of yield to the advances and are recognized over the average term of advances.

Express processing fees apply when a Member requests an expedited cash advance. At the Member’s election, the Company expedites the funding of advance funds within eight hours, as opposed to the customary three business days, of the advance request. Express fees are nonrefundable loan origination fees and are recognized as revenues over the expected contractual term of the advance.

Dave Inc.

Notes to the Consolidated Financial Statements

Costs incurred by the Company to fund cash advances are treated as direct loan origination costs. These direct loan origination costs are netted against advance-related income over the expected contractual term of the advance. Direct origination costs recognized as a reduction of advance-related income during the years ended December 31, 2020 and 2019, was $3.6 million and $2.1 million, respectively.

The Company accounts for subscriptions in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company must identify the contract with a Member, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the Company satisfies the performance obligations. The Company’s primary sources of revenue are derived from fees earned on advances, and other financial instruments that are not within the scope of ASC 606. The Company has evaluated the nature of its contracts with Members and determined that further disaggregation of revenue from contracts with Members into categories beyond what is presented in the consolidated statements of operations was not necessary. For revenue sources that are within the scope of Topic 606, the Company fully satisfies its performance obligations and recognizes revenue in the period it is earned as services are rendered. Transaction prices are typically fixed, charged on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying ASC 606 that significantly affects the determination of the amount and timing of revenue from contracts with the Company’s Members. Sources of revenue from contracts with Members that are in the scope of ASC 606 include subscription fees, lead generation fees and reward program fees.

Subscription fees of $1 are received on a monthly basis from Members who subscribe to the Company’s application. The Company continually fulfills its obligation to each Member over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. The Company recognizes revenue ratably as the Member receives and consumes the benefits of the platform throughout the contract period.

Price concessions granted to Members who have insufficient funds when subscription fees are due are forms of variable consideration under the Company’s contracts with Members. For price concessions, the Company has elected, as an accounting policy, to account for price concessions for the month at the end of the reporting month based on the actual amount of concessions granted as the impact.

Service based revenue also consists of lead generation fees from the Company’s Side Hustle advertising partners. The Company is entitled to receive these lead generation fees when Members of the application sign up for jobs with the Company’s various partners. Lead generation contracts contain a single performance obligation. Lead generation revenue is recognized at a point in time upon satisfaction and completion of the single performance obligation. The Company also receives cash monthly as part of a rewards program for those Dave debit card Members who choose to spend funds with selected vendors. The cash received by the Company is recorded as unearned revenue and recognized into revenue as the subscription credits are earned by the Members.

Transaction Based Revenue, Net:

Transaction based revenue, net primarily consists of interchange and ATM revenues from Dave’s Checking Product and are recognized at the point in time the transactions occur, as the performance obligation is satisfied.

Processing and Servicing Fees

Processor fees consist of fees paid to the Company’s processors for the recovery of advances, tips, processing fees, and subscriptions. These expenses also include fees paid for services to connect Member’s bank accounts to the Company’s application. Aside from processing and service fees associated with advance disbursements, all other processing and service fees are expensed as incurred are expensed as incurred.

Dave Inc.

Notes to the Consolidated Financial Statements

Cash and Cash Equivalents

The Company classifies all highly liquid instruments with an original maturity of three months or less as cash equivalents.

Restricted Cash

Restricted cash primarily represents cash held at financial institutions that is pledged as collateral for specific accounts that may become overdrawn. At December 31, 2020 and 2019, the Company had restricted cash in the amounts of $0.3 million and $0.1 million, respectively.

Marketable Securities

Marketable securities consist of a money market mutual fund. The fair value of marketable securities is determined by quoted prices in active markets and changes in fair value are recorded in other (income) expense in the statement of operations.

Member Advances

Member advances include non-recourse cash advances, fees, and tips net of certain direct origination costs and allowance for unrecoverable advances. Management’s intent is to hold advances until maturity or payoff. Members’ cash advances are treated as financial receivables under ASC 310.

Advances to Members are not interest-bearing. The Company recognizes these advances at face value and does not use discounting techniques to determine present value of advances due to their short-term average maturity. The consequent discount impact under the imputed interest rate method does not result in a significant impact to the financial statements.

The Company does not provide modifications to Member advances.

Allowance for Unrecoverable Advances

The Company maintains an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in the outstanding Member advances. Management currently estimates the allowance balance required using historical loss and collections experience, and, if relevant, the nature and volume of the portfolio, economic conditions, and other factors. Interpretations of the nature and volume of the portfolio and projections of future economic conditions involve a high degree of subjectivity. Changes to the allowance have a direct impact on the provision for unrecoverable advances in the consolidated statements of operations.

The Company considers advances over 120 days past due or which become uncollectible based on information available to the Company as impaired. All impaired advances are deemed uncollectible and subsequently written-off and are a direct reduction to the allowance for unrecoverable advances. Subsequent recoveries of Member advances written-off, if any, are recorded as a reduction to Member advances when collected, resulting in a reduction to the allowance for unrecoverable advances and a corresponding reduction to the provision for unrecoverable advances expense in the consolidated statements of operations.

Internally Developed Software

Internally developed software is capitalized when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Capitalized costs consist of salaries and other compensation costs for

Dave Inc.

Notes to the Consolidated Financial Statements

employees incurred for time spent on upgrades and enhancements to add functionality to the software and fees paid to third-party consultants who are directly involved in development efforts. These capitalized costs are included on the consolidated balance sheets as intangible assets, net. Other costs are expensed as incurred and included within Other operating expenses in the consolidated statements of operations.

Amortization of internally developed software commences when the software is ready for its intended use (i.e., after all substantial testing is complete). Internally developed software is amortized over its estimated useful life of 3 years.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation. Property and equipment are recorded at cost and depreciated over the estimated useful lives ranging from 3 to 7 years using the straight-line method. Maintenance and repair costs are charged to operations as incurred and included within Other operating expenses in the consolidated statements of operations.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets, primarily property and equipment and amortizable intangible assets, whenever events or changes in business circumstances indicate that carrying amounts of the assets may not be fully recoverable. If the sum of the expected undiscounted future cash flows from an asset is less than the carrying amount of the asset, the Company estimates the fair value of the assets. The Company measures the loss as the amount by which the carrying amount exceeds its fair value calculated using the present value of estimated net future cash flows.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurement (“ASC 820”), provides a single definition of fair value and a common framework for measuring fair value as well as disclosure requirements for fair value measurements used in financial statements. Under ASC 820, fair value is determined based upon the exit price that would be received by a company to sell an asset or paid by a company to transfer a liability in an orderly transaction between market participants, exclusive of any transaction costs. Fair value measurements are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company uses the most advantageous market, which is the market from which the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement. ASC 820 creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below, with Level 1 having the highest priority and Level 3 having the lowest.

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market

Dave Inc.

Notes to the Consolidated Financial Statements

participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Following are the major categories of assets and liabilities measured at fair value on a recurring basis as of December 31, 2020 and 2019, using quoted prices in active markets for identical assets (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3) (in thousands):

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$17,666	$—	$—	$17,666
Derivative asset on loans to stockholders	—	—	457	457

Total assets	$17,666	$—	$457	$18,123

December 31, 2019	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$25,305	$—	$—	$25,305
Derivative asset on loans to stockholders	—	—	457	457

Total assets	$25,305	$—	$457	$25,762

The Company had no assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2020 and 2019.

The Company also has financial instruments not measured at fair value. The Company has evaluated cash and cash equivalents, Member advances, net, restricted cash, accounts payable, and accrued expenses and believes the carrying value approximates the fair value due to the short-term nature of these balances. The fair value of convertible notes payable and line of credit approximate its carrying value.

Marketable Securities:

The Company evaluated the quoted market prices in active markets for its marketable securities and has classified its securities as Level 1. The Company’s investments in marketable securities are exposed to price fluctuations. The fair value measurements for the securities are based upon the quoted prices of similar items in active markets multiplied by the number of securities owned.

Derivatives:

Derivative Liability Related to Convertible Notes

As discussed further in Note 9 Convertible Debt, Net, the Optional Conversion upon a Qualified Financing feature included in the 2018 Convertible Notes was deemed to be, in substance, a put option settleable in a variable number of shares, that met the definition of a derivative under ASC 815, Derivatives and Hedging (“ASC 815”). This derivative liability was accounted for separately from the 2018 Convertible Notes and was initially recorded as a liability at fair value, with the offsetting entry treated as a reduction to the carrying value of the 2018 Convertible Notes. The derivative liability was subsequently recorded at fair value at each reporting period, with changes in fair value reflected in earnings. The loss related to the change in fair value of the derivative liability in 2019 was $0.5 million (presented within other (income)/expense on the consolidated statement of operations). All 2018 Convertible Notes were converted to Series B-2 preferred stock during 2019.

Dave Inc.

Notes to the Consolidated Financial Statements

A roll-forward of the Level 3 derivative liability is as follows (dollars in thousands):

Opening value at January 1, 2019	$940
Change in fair value during the period	536
Conversion into Series B-2 preferred stock	(1,476)

Ending value at December 31, 2019	$—

The Company used a discounted cash flow valuation technique to determine the fair value of the derivative liability. Unobservable inputs include terms in years, calibrated risk premiums, option adjusted spreads and risk-free rates.

Unobservable Inputs	Range
Term (in years)	0.63 to 1.10
Calibrated risk premium	2.46% to 5.50%
Option adjusted spread	6.62% to 11.04%
Risk-free rate	1.87% to 2.62%

Derivative Asset Related to Loans to Stockholders

In relation to certain loans to stockholders, the Company purchased call options which grant the Company the right to acquire a fixed number of the Company’s common stock, par value $0.000001 per share (“Common Stock”), held by such stockholders over the exercise period (four years). However, the exercise price per share is not fixed. The approximate $3.273 exercise price per share increases by a nominal amount of approximately $0.005 for each month that lapses from the call option issuance date. As of December 31, 2020, the exercise price per share was approximately $3.362. The Company understands that this variability in the exercise price of the call option is tied to the passage of time, which is not an input to the fair value of the Company’s shares per ASC 815. Therefore, the Company does not believe the call option meets the scope exception under ASC 815. As the scope exception is not met, the call option is accounted for as a derivative instrument. Accordingly, the call option is measured at fair value and presented as a derivative asset on loans to stockholders on the Company’s consolidated balance sheets. Interest earned on the non-recourse promissory notes will be reported as interest income and changes in the fair value of the call option will be reported as other income or expense in the period incurred. The call option is measured at fair value at the end of each reporting period with change in fair value recorded in earnings. The fair value of the call option as of December 31, 2020 and 2019, was approximately $0.5 million.

A roll-forward of the Level 3 derivative asset on loans to stockholders is as follows (dollars in thousands):

Opening value at January 1, 2019	$—
Initial fair value at the original issuance dates	457
Change in fair value during the period	—

Ending value at December 31, 2019	$457

Change in fair value during the period	—

Ending value at December 31, 2020	$457

Dave Inc.

Notes to the Consolidated Financial Statements

The Company used a binomial option pricing model to determine the fair value of the call option. The following table presents the assumptions used to value the call options for the year ended December 31 2020:

Expected volatility	61.5%
Risk-free interest rate	0.2%
Remaining term	3.0 Years

There were no other assets or liabilities that were required to be measured at fair value on a recurring basis as of December 31, 2020 and 2019.

Fair Value of Common Stock

The Company is required to estimate the fair value of the Common Stock underlying the Company’s share-based awards. The fair value of the Common Stock underlying the Company’s stock-based awards has been determined, in each case, based on a valuation model as discussed further below, and was approved by the Company’s Board of Directors. The Company’s Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the ordinary share underlying those stock options on the date of grant.

In the absence of a public market for the Common Stock, the valuation of the Common Stock has been determined using a market approach and subject company transaction method. The allocation of equity value was determined using the option pricing method. The valuation was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The Company considered various objective and subjective factors to determine the fair value of its Common Stock as of each grant date, including:

•	Historical financial performance;

•	The Company’s business strategy;

•	Industry information, such as external market conditions and trends;

•	Lack of marketability of the Common Stock;

•

Likelihood of achieving a liquidity event, such as an initial public offering, special-purpose acquisition company (“SPAC”) merger, or strategic sale given prevailing market conditions and the nature and history of the Company’s business;

•	Prices, privileges, powers, preferences and rights of the Company’s convertible preferred stock relative to those of the Common Stock;

•	Forecasted cash flow projections for the Company;

•	Illiquidity of stock-based awards involving securities in a private company; and

•	Macroeconomic conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event and the derived discount rate are significant assumptions used to estimate the fair value of the Common Stock. If the Company had used different assumptions or estimates, the fair value of the Common Stock and the Company’s stock-based compensation expense could have been materially different.

Dave Inc.

Notes to the Consolidated Financial Statements

During 2019 and 2020, the Company’s estimated fair value of its Common Stock remained relatively consistent, fluctuating between $0.935 per share as of August 5, 2019 (“August 2019 Valuation”) and $0.981 per share as of August 30, 2020 (“August 2020 Valuation”). The August 2019 Valuation and August 2020 Valuations utilized the income and market approaches in estimating the fair value.

Concentration of Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, principally consist of cash and cash equivalents, restricted cash, Member cash advances, and accounts receivable. The Company’s cash and cash equivalents and restricted cash in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limits were approximately $4.6 million and $5.7 million at December 31, 2020 and 2019, respectively. Also, the Company does not believe its marketable securities are exposed to any significant credit risk due to the quality and nature of the securities in which the money is held. Pursuant to the Company’s internal investment policy, investments must be rated A-1/P-1 or better by Standard and Poor’s Rating Service and Moody’s Investors Service at the time of purchase.

No Member individually exceeded 10% or more of the Company’s Member cash advances balances as of December 31, 2020 and 2019.

Convertible Debt

The Company accounts for convertible notes in accordance with ASC Topic 470-20, Debt with Conversion and Other Options. Convertible notes are classified as liabilities measured at amortized cost, net of debt discounts from the allocation of proceeds. Interest expense is recognized using the effective interest method over the expected term of the debt instrument pursuant to ASC Topic 835, Interest.

As discussed further in Note 9 Convertible Debt, Net, the Company issued 2018 convertible promissory notes (“2018 Convertible Notes”) and 2019 convertible promissory notes (“2019 Convertible Notes”) in 2018 and 2019, respectively.

Leases

ASC 842, Leases (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-of-use asset. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. Leases are classified as financing or operating which will drive the expense recognition pattern. Lease payments on short-term leases are recognized as expense on a straight-line basis over the lease term.

The Company leases office space under four separate leases, all of which are considered operating leases. One lease includes the option to renew and the exercise of the renewal option is at the Company’s sole discretion. Options to extend or terminate a lease are considered as part of calculating the lease term to the extent that the option is reasonably certain of exercise. The leases do not include the options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term. Covenants imposed by the leases include letters of credit required to be obtained by the lessee.

The incremental borrowing rate (“IBR”) represents the rate of interest the Company would expect to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. When determinable, the Company uses the rate implicit in the lease to determine the present value of lease payments. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments.

Dave Inc.

Notes to the Consolidated Financial Statements

Loans to Stockholders

In 2019, the Company entered into loan, pledge, and option agreements with various employees, who are also stockholders, to provide those employees cash in exchange for non-recourse promissory notes and call options, which allow the Company to acquire shares held by these stockholders. Following ASC 310, the Company recorded the note as a reduction to shareholders’ equity and will do so until it is repaid, or the associated call option is exercised and the Company reacquires the collateralized shares. Interest earned and accrued on the notes also increases this contra-equity account balance.

Stock-Based Compensation

Stock Option Awards:

ASC 718, Compensation-Stock Compensation (“ASC 718”), requires the estimate of the fair value of all share-based payments to employees, including grants of stock options, to be recognized in the statement of operations over the requisite service period. Under ASC 718, employee option grants are generally valued at the grant date and those valuations do not change once they have been established. The fair value of each option award is estimated on the grant date using the Black-Scholes Option Pricing Model. As allowed by ASC 718, the Company’s estimate of expected volatility is based on its peer company average volatilities, including industry, stage of life cycle, size, and financial leverage. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant valuation. The Company recognizes forfeitures as they occur.

Restricted Stock Awards:

Restricted stock awards (“RSAs”) are valued on the grant date and the fair value of the RSAs is equal to the estimated fair value of the Company’s Common Stock on the grant date. This compensation cost is recognized over the requisite service period. When the requisite service period begins prior to the grant date (because the service inception date occurs prior to the grant date), the Company is required to begin recognizing compensation cost before there is a measurement date (i.e., the grant date). The service inception date is the beginning of the requisite service period. If the service inception date precedes the grant date, accrual of compensation cost for periods before the grant date shall be based on the fair value of the award at the reporting date. In the period in which the grant is approved, cumulative compensation cost is adjusted to reflect the cumulative effect of the compensation cost based on fair value at the grant date rather than the service inception date. The Company recognizes forfeitures as they occur.

RSAs Issued to Non-Employees:

The Company issues shares of restricted stock to consultants for various advisory and consulting related services. The Company recognized this expense, measured as the estimated value of the shares issued, as a component of stock-based compensation expense, presented within compensation and benefits in the consolidated statements of operations.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2020 and 2019, was approximately $38.0 million and $22.9 million, respectively, and is presented within advertising and marketing in the consolidated statements of operations.

Income Taxes

The Company follows ASC 740, Income Taxes (“ASC 740”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial

Dave Inc.

Notes to the Consolidated Financial Statements

statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more-likely-than-not that the asset will not be realized.

ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not, the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination, including compromise settlements. For tax positions not meeting the more-likely-than-not threshold, no tax benefit is recorded. The Company has estimated $0.1 million of uncertain tax positions as of December 31, 2020, related to state income taxes. The Company had no unrecognized tax benefits as of December 31, 2019.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense within the statement of operations. The Company recognized $0.003 million of interest expense as a component of income tax expense during the year ended December 31, 2020. There was no interest or penalties recognized as a component of income tax expense for the year ended December 31, 2019. There was $0.003 million of accrued interest as of December 31, 2020, and no accrued interest or penalties as of December 31, 2019.

Segment Information

The Company determines its operating segments based on how its chief operating decision makers manage operations, make operating decisions and evaluate operating performance. The Company has determined that the Chief Operating Decision Maker, or “CODM”, is a joint role shared by the Chief Executive Officer and Chief Financial Officer. Based upon the way the CODM reviews financial information and makes operating decisions and considering that the CODM reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance, the service-based and transaction-based operations constitute a single operating segment and one reportable segment.

Net Loss (Income) Per Share Attributable to Stockholders

The Company has five classes of participating securities (Series A preferred stock, par value $0.000001 per share (“Series A Preferred Shares”), Series B-1 preferred stock, par value $0.000001 per share (“Series B-1 Preferred Shares”), and Series B-2 preferred stock, par value $0.000001 per share (“Series B-2 Preferred Shares”) and, together with the Series A Preferred Shares and the Series B-1 Preferred Shares, the “Preferred Stock”), unvested RSAs and early exercised stock options) issued and outstanding as of December 31, 2020 and 2019. The Company used the two-class method to compute net loss (income) per common share, because it had issued multiple classes of participating securities. The two-class method requires losses (earnings) for the period to be allocated between multiple classes of participating securities based upon their respective rights to receive distributed and undistributed losses (earnings). The Company used the two-class method to compute net loss (income) per common share. Losses are not attributed to participating securities as holders of Preferred Stock, unvested RSAs, and early exercise stock options are not contractually obligated to share in the Company’s losses.

Basic net loss (income) attributable to holders of Common Stock per share is calculated by dividing net loss (income) attributable to holders of Common Stock by the weighted-average number of shares outstanding, excluding shares issued in relation to unvested RSAs and vested early exercise options funded by non-recourse notes (refer to Note 15 Related-Party Transactions for further details on the Company’s Loans to Stockholders).

Diluted net loss (income) per share attributable to holders of Common Stock adjusts the basic net loss per share attributable to stockholders and the weighted-average number of shares outstanding for the potentially dilutive

Dave Inc.

Notes to the Consolidated Financial Statements

impact of stock options and restricted stock using the treasury stock method and convertible preferred stock using the as-if-converted method.

The following table sets forth the computation of the Company’s basic and diluted net loss (income) per share attributable to holders of Common Stock (in thousands, except share data):

	For the Year Ended December 31,
	2020	2019
Numerator
Net (loss) income	$(6,957)	$787
Less: noncumulative dividend to convertible preferred stockholders	—	(787)

Net (loss) income attributed to common stockholders—Basic	(6,957)	—
Add back: undistributed earnings allocated to noncumulative dividend to convertible preferred stockholders	—	2,694
Less: non-cumulative dividend to convertible preferred stockholders	—	(2,694)

Net (loss) income attributed to common stockholders—Diluted	(6,957)	—
Denominator
Weighted average shares of common stock—basic	90,986,048	76,918,167
Dilutive effect of equity incentive awards	—	33,647,099
Dilutive effect of Series A convertible stock	—	133,216,940
Dilutive effect of Series B-2 convertible stock	—	3,991,610

Weighted average shares of common stock—diluted	90,986,048	247,773,816
Net (loss) income per share
Basic	$(0.08)	$0.00
Diluted	$(0.08)	$0.00

The following potentially dilutive shares were excluded from the computation of diluted net loss (income) per share for the periods presented because including them would have been antidilutive:

	For the Year Ended December 31,
	2020	2019
Equity incentive awards	23,352,837	4,611,850
Convertible preferred stock	150,534,600	13,326,050

Total	173,887,437	17,937,900

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduced a new credit loss methodology, the Current Expected Credit Losses (“CECL”) methodology, which requires earlier recognition of credit losses, while also

Dave Inc.

Notes to the Consolidated Financial Statements

providing additional transparency about credit risk. The CECL methodology utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to maturity debt securities, trade receivables and other receivables measured at amortized cost at the time the financial asset is originated or acquired. Subsequent to the issuance of ASU 2016-13, the FASB issued several additional ASUs to clarify implementation guidance, provide narrow-scope improvements and provide additional disclosure guidance. In November 2019, the FASB issued an amendment making this ASU effective for public companies for the fiscal year beginning after December 15, 2019. Early adoption is permitted. The Company plans to adopt the standard on January 1, 2023, provided it remains an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. The amendments in ASU 2019-12 remove certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of U.S. GAAP. This ASU is effective for public companies for annual periods beginning after December 15, 2020. Early adoption is permitted. The Company plans to adopt the standard on January 1, 2022, provided it remains an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for accounting for contracts, hedging relationships, and other transactions affected by reference rate reform, if certain criteria are met. The provisions of this standard are available for election for all companies through December 31, 2022. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The guidance in ASU 2020-06 simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendments in the ASU 2020-06 also simplify the guidance in ASC Subtopic 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring use of the if-converted method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The amendments in ASU 2020-06 are effective for public companies for fiscal years beginning after December 15, 2021. Early adoption is permitted. The guidance must be adopted as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements. The update provides incremental improvements on various topics in the Codification to provide clarification, correct errors in, and simplification on a variety of topics. Among other things, the guidance includes presentation disclosures for the amount of income tax expense or benefit related to other comprehensive income. The amendments are effective for public entities in fiscal years beginning after December 15, 2020, including interim periods within those fiscal years.

Dave Inc.

Notes to the Consolidated Financial Statements

Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40), which addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. The amendment in this update is effective for all companies for annual periods beginning after December 15, 2021. The new standard will be effective for the Company on January 1, 2022. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

Recently Adopted Accounting Pronouncements:

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): Part 1—Accounting for Certain Financial Instruments with Down Round Features (“ASU 2017-11”). Part 1 of ASU 2017-11 addresses the complexity of accounting for certain financial instruments with down round features. Down round features are provisions in certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. The Company adopted the standard effective January 1, 2019. The Company has evaluated the effect that the updated standard had on its internal processes, consolidated financial statements and related disclosures, and has determined that the adoption did not have a significant impact on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement, which modifies certain disclosure requirements on fair value measurements. The Company adopted the standard effective January 1, 2020. The Company has evaluated the effect that the updated standard had on its internal processes, consolidated financial statements and related disclosures, and has determined that the adoption did not have a significant impact on its consolidated financial statements and related disclosures.

Note 4 Marketable Securities

Below is a detail of marketable securities (dollars in thousands):

	As of December 31,
	2020	2019
Marketable securities	$17,666	$25,305

Totals	$17,666	$25,305

The Company’s marketable securities consisted of a money market mutual fund. At December 31, 2020 and 2019, the fund’s money market instruments were comprised of primarily certificates of deposit and financial company/asset backed commercial paper. At December 31, 2020 and 2019, the investment portfolio had a weighted-average maturity of 46 days and 24 days, respectively. The fund is publicly traded with a ticker symbol SPPXX and the money market instruments were measured at fair market value at December 31, 2020 and 2019. Proceeds from sales and purchases of marketable securities during the year ended December 31, 2020 were approximately $7.8 million and $0.1 million, respectively. Proceeds from sales and purchases of marketable securities during the year ended December 31, 2019 were approximately $15.8 million and $32.9 million, respectively. The amount of gain recorded in connection with the investment in marketable securities for the years ended December 31, 2020 and 2019 was approximately $0.1 million and $0.3 million, respectively, and was recorded as a component of interest income in the consolidated statements of operations.

Dave Inc.

Notes to the Consolidated Financial Statements

Note 5 Member Cash Advances, Net

Below is a detail of Member cash advances, net (dollars in thousands):

Table as of December 31, 2020

Days From Origination	Gross Member Advances	Allowance for Unrecoverable Advances	Member Advances, Net
1-10	$27,948	$(1,367)	$26,581
11-30	8,380	(1,205)	7,175
31-60	5,489	(3,009)	2,480
61-90	6,088	(4,284)	1,804
91-120	3,419	(2,715)	704

Total	$51,324	$(12,580)	$38,744

Table as of December 31, 2019

Days From Origination	Gross Member Advances	Allowance for Unrecoverable Advances	Member Advances, Net
1-10	$25,529	$(1,027)	$24,502
11-30	4,263	(1,607)	2,656
31-60	3,277	(2,202)	1,075
61-90	2,930	(2,400)	530
91-120	2,398	(2,119)	279

Total	$38,397	$(9,355)	$29,042

Member advances, net, represent outstanding advances, tips, and processing fees, net of direct origination costs, less an allowance for unrecoverable advances. The allowances for unrecovered advances netted against gross Member cash advances total $12.6 million and $9.4 million at December 31, 2020 and 2019, respectively.

The roll-forward of the allowance for unrecoverable advances is as follows (dollars in thousands):

Opening allowance balance at January 1, 2019	$3,277
Plus: provision for unrecoverable advances	19,688
Less: amounts written-off	(13,610)

Ending allowance balance at December 31, 2019	9,355

Plus: provision for unrecoverable advances	25,539
Less: amounts written-off	(22,314)

Ending allowance balance at December 31, 2020	$12,580

Dave Inc.

Notes to the Consolidated Financial Statements

Note 6 Accrued Expenses

Accrued expenses consisted of the following (dollars in thousands):

	December 31, 2020	December 31, 2019
Accrued charitable contributions	$3,364	$1,026
Accrued compensation	875	360
Sales tax payable	991	332
Other	94	172

Total	$5,324	$1,890

Accrued charitable contributions include amounts the Company has pledged related to charitable tree and meal donations. The Company uses a portion of tips received to make a charitable cash donation to third parties who use the funds to plant trees or provide meals to those in need. For the years ended December 31, 2020 and 2019, the Company pledged approximately $3.8 million and $1.4 million related to charitable donations, respectively. These costs are expensed as incurred and are presented within other operating expenses in the consolidated statements of operations.

Accrued compensation includes accrued bonuses and one half of the portion of employer Social Security payroll taxes deferred under the CARES Act. Other accrued expenses include accrued professional fees, accrued banking and program fees.

Note 7 Property and Equipment, Net

Property and equipment, net consisted of the following (dollars in thousands):

	December 31, 2020	December 31, 2019
Computer equipment	$289	$79
Leasehold improvements	427	398
Furniture and fixtures	14	14

Total property and equipment	730	491
Less: Accumulated depreciation	(214)	(70)

Property and equipment, net	$516	$421

Depreciation expense for the years ended December 31, 2020 and 2019, was approximately $0.1 million. As of December 31, 2020 and 2019, the Company had outstanding commitments for the purchase of property and equipment totaling approximately $7 thousand and $14 thousand, respectively.

Note 8 Intangible Assets, Net

Company’s intangible assets, net consisted of the following (dollars in thousands):

	December 31, 2020	December 31, 2019
Internally developed software	$7,002	$3,013
Domain name	121	121
Less: accumulated amortization	(2,618)	(1,044)

Intangible Assets, net	$4,505	$2,090

Dave Inc.

Notes to the Consolidated Financial Statements

Future estimated amortization expenses (dollars in thousands):

December 31, 2020
2021	$2,000
2022	1,623
2023	816
2024	8
2025	8
Thereafter	50

Total future amortization	$4,505

Amortization expense for the years ended December 31, 2020 and 2019, was approximately $1.6 million and $0.8 million, respectively.

Note 9 Convertible Debt, Net

2018 Convertible Notes:

In 2018, the Company issued various convertible promissory notes with an aggregate principal amount of approximately $13.0 million, which were converted or paid in 2019. The interest rate was 8% per annum, computed as simple interest and was payable with each installment of principal. The convertible promissory notes had a maturity of 12 months from their respective issuance dates. Issuance costs related to this transaction were not significant.

The related principal and interest were convertible into shares of the Common Stock or a sub-class of Preferred Stock at the holder’s option if a qualified equity transaction were to take place (“2018 Optional Conversion upon a Qualified Financing”). A qualified equity transaction is defined as a financing transaction that raises at least $10.0 million through the issuance of Common Stock or Preferred Stock. The number of conversion shares would be determined based on 80% of the price paid as part of the qualified transaction.

The 2018 Optional Conversion upon a Qualified Financing feature was deemed to be, in substance, a put option settleable in a variable number of shares. This feature was accounted for as a derivative under ASC 815. Therefore, the Company bifurcated the derivative liability from the debt host and allocated value from the proceeds of the 2018 Convertible Notes to record the initial fair value of the derivative liability. This also resulted in a debt discount on the 2018 Convertible Notes that was amortized to interest expense over the contractual period of the notes using the effective interest rate method. The separated derivative liability was subsequently marked-to-estimated fair value each reporting period as presented in Fair Value of Assets and Liabilities of Note 3.

During 2019, upon the completion of a qualified equity transaction, $12.0 million in principal and interest related to the convertible promissory notes issued during 2018 was converted to 3,991,610 Series B-2 Preferred Shares. One of the holders of the 2018 Convertible Notes did not elect to convert; therefore, the holder’s principal and interest totaling $2.2 million was repaid to the holder. The derivative liability was marked-to-estimated fair value immediately prior to the 2018 Convertible Notes extinguishment accounting. The change in the derivative liability’s fair value between January 1, 2019 and August 12, 2019, was a $0.5 million loss which was reported within other expense in the consolidated statements of operations. The gain on conversion of $0.8 million is reported within other (income) expense in the consolidated statements of operations.

2019 Convertible Notes:

In 2019, the Company issued convertible promissory notes in an aggregate principal amount of approximately $0.7 million (the “2019 Convertible Notes”). The interest rate is 1.69% per annum, computed as simple interest

Dave Inc.

Notes to the Consolidated Financial Statements

and will accrue and be payable with each installment of principal. The 2019 Convertible Notes and accrued interest are due in full upon maturity, which is 36 months (2022) from the respective issuance dates. Issuance costs related to this transaction were not significant.

The 2019 Convertible Notes contained an embedded feature whereby the principal and interest are convertible into shares of the Common Stock or a sub-class of Preferred Stock at the holder’s option if a qualified equity transaction were to take place (“2019 Optional Conversion upon a Qualified Financing”). A qualified equity transaction is defined as a financing transaction that raises at least $40.0 million through the issuance of common or preferred shares. The Company determined that this embedded feature was, in substance, a put option settleable in a variable number of shares. However, it was determined that separate accounting under ASC 815 was not required because the put option was “clearly and closely related” to the host contract, as there was no significant discount or premium upon conversion. Therefore, the 2019 Convertible Notes and their embedded features were recorded as a single debt instrument. Additionally, the 2019 Convertible Notes contained a contingent beneficial conversion feature; however, the accounting for such feature is not recognized until the contingency associated with it is subsequently resolved.

As of December 31, 2020, no conversions of the 2019 Convertible Notes had occurred nor has the contingency associated with the beneficial conversion feature been resolved. The total outstanding principal and accrued interest balance is presented within convertible debt, long-term on the consolidated balance sheets.

The following table sets forth the interest expense recognized related to the 2019 Convertible Notes and 2018 Convertible Notes (dollars in thousands):

	Year Ended December 31,
	2020	2019
Contractual interest expense on 2019 Convertible Notes	$17	$1
Contractual interest expense on 2018 Convertible Notes	—	640
Amortization of debt discount on 2018 Convertible Notes	—	211

Total interest expense	$17	$852

Effective interest rate for 2019 Convertible Notes	1.7%	1.7%
Effective interest rate for 2018 Convertible Notes	—	3.8%

Note 10 Line of Credit

In November 2017, the Company entered into a line of credit agreement with UBS (the “UBS Agreement”). Issuance costs related to this transaction were not significant. There is no stated maturity date, there are no financial covenants and the amount of line of credit is solely dependent upon the total amount of assets the Company holds with UBS at any given point. As of December 31, 2020, the Company had $8.3 million of total borrowing availability and the interest rate was variable and based on 1.75% plus the 30-day LIBOR rate. During 2020, the Company borrowed $3.9 million. As of December 31, 2020, the Company had an outstanding balance of $3.9 million, which includes $10 thousand of accrued interest. The interest incurred related to this borrowing is included in interest expense within the consolidated statements of operations. As of December 31, 2019, the Company had no outstanding balance under the line of credit.

Note 11 Leases

In June 2018, the Company entered into a lease agreement for a single general office space in Los Angeles, California. The initial term of the lease is nine months with a five-year extension option at the discretion of the lessee. Monthly rent is approximately $1 thousand, subject to an annual escalation of 3%.

Dave Inc.

Notes to the Consolidated Financial Statements

In November 2018, the Company entered into a sublease agreement with PCJW Properties LLC (“PCJW”), controlled by Company’s founders (including the Company’s current CEO), for general office space next to the aforementioned leased property in Los Angeles, California. The lease term is five years subject to early termination by either party. Under the terms of the sublease, monthly rent is approximately $5 thousand, subject to an annual escalation of 4%.

In January 2019, the Company entered into a lease agreement with PCJW for office space located in Los Angeles, California. The lease term is seven years, beginning January 1, 2019 and ending December 31, 2025. Monthly rent is approximately $19 thousand, subject to an annual escalation of 5%.

In September 2019, the Company entered into a sublease for general office space in West Hollywood, California. The lease term is two years subject to early termination by either party. Under the terms of the lease, monthly rent is approximately $10 thousand, subject to an annual escalation of 3%. In December 2019, the Company entered into a lease amendment to increase the leased office space in exchange for monthly rent of approximately $23 thousand. The amendment also extended the lease term to October 31, 2021, and increased the annual escalation to 3.5%.

All leases were classified as operating and operating lease expenses are presented within Other operating expenses in the consolidated statements of operations. The Company does not have any finance leases or sublease arrangements where the Company is the sublessor. The Company’s leasing activities are as follows (dollars in thousands):

	For the Year Ended December 31,
	2020	2019
Operating lease cost	$546	$402
Short-term lease cost	—	40
Variable lease cost	—	—

Total lease cost	$546	$442

Other information:
Cash paid for operating leases	$534	$356
Right-of-use assets obtained in exchange for new operating lease liability	$—	$1,736
Weighted-average remaining lease term - operating lease	4.19	4.87
Weighted-average discount rate - operating lease	10%	10%

The future minimum lease payments as of December 31, 2020, were as follows (in thousands):

Year	3rd-Party Commitment	Related-Party Commitment	Total
2021	$205	$320	$525
2022	12	335	347
2023	12	339	351
2024	2	295	297
2025	—	309	309
Thereafter	—	—	—

Total minimum lease payments	$231	$1,598	$1,829

Less: imputed interest	(12)	(329)	(341)

Total lease liabilities	$219	$1,269	$1,488

Dave Inc.

Notes to the Consolidated Financial Statements

Note 12 Commitments and Contingencies

Litigation:

From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, management does not believe that any of these proceedings or claims will have a significant adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Stoffers v. Dave Inc. (filed September 16, 2020 in LA County Superior Court)

This is a purported class action lawsuit filed in connection with a July 2020 data breach. The Company is in the process of settling this matter; it estimates the settlement to be approximately $3.2 million and is included with Legal settlement expenses, net of insurance reimbursements within the statements of operations for the year ended December 31, 2020.

Whalerock v. Dave Inc.

Whalerock Industries Holding Company, LLC (“Whalerock”) filed an unlawful detainer action against the Company on or about August 4, 2020, which was dismissed by Whalerock on March 18, 2021. On or about March 29, 2021, Whalerock initiated new litigation against the Company seeking declaratory relief. The Company and Whalerock entered into a sublease in May 2020 whereby the Company would sublease certain space from Whalerock located in West Hollywood, California. This matter involves a dispute between the Company and Whalerock over when the 18-month sublease commenced. The Company is actively litigating this matter and cannot estimate the likely outcome at this time.

Note 13 Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock:

Series A Preferred Shares

As of December 31, 2020 and 2019, the Company had 133,216,940 authorized and outstanding Series A Preferred Shares with a par value of $0.000001 per share.

The Company’s Certificate of Incorporation (“Original Certificate”) and convertible preferred stock agreements specify the rights, preferences, and privileges of holders of the Company’s Series A Preferred Shares.

Series A Preferred Shares are entitled to dividends of $0.0113 per share per annum, subject to certain protection adjustments. Dividends are not cumulative and should be payable prior and in preference to any other dividends. No dividend may be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend is declared or paid on all outstanding Preferred Stock. No dividends have been declared or paid as of either December 31, 2020 or 2019.

Holders of Series A Preferred Shares can convert at their discretion, their Series A Preferred Shares into Common Stock. The conversion rate was set in October 2017 as 1:1. During August 2019, the conversion rate was amended in the Company’s Amended and Restated Certificate of Incorporation (“Restated Certificate”) by dividing the conversion price of the Series A Preferred Shares ($0.141 per share) by the applicable conversion price ($0.141 per share). Therefore, the conversion rate of 1:1 was not changed as part of the Restated Certificate. The conversion price is subject to adjustments as detailed in the Restated Certificate.

The Company’s Original Certificate stated that the Series A Preferred Shares would automatically convert into Common Stock under certain conditions including an initial public offering of the Company (“Company IPO”) at

Dave Inc.

Notes to the Consolidated Financial Statements

a price of at least $0.423 per share and gross proceeds of at least $50.0 million. Per the Restated Certificate amended in August 2019, Series A Preferred Shares will automatically convert into Common Stock under certain conditions, including a Company IPO with gross proceeds of at least $75.0 million. Automatic conversion will take place at the conversion rate calculated at the time of the conversion and using the conversion formula described in the preceding paragraph.

The Series A Preferred Shares contain deemed liquidation provisions that allow holders of the Series A Preferred Shares the option to redeem the Series A Preferred Shares for cash or other assets. The stockholders of the Company’s more subordinated equity instruments are not entitled to receive the same form of consideration as holders of the Series A Preferred Shares upon the occurrence of a liquidation event in which the Company does not affect the dissolution of the Company within 90 days after such deemed liquidation event. The preferential, ratable payment is made to preferred stockholders out of available assets determined as the higher of a) $0.141 per Series A Preferred Share, subject to adjustments as stated in the Restated Certificate, and b) amount that would have been payable if all Series A Preferred Shares were converted into Common Stock in accordance with the stated conversion rights. The total liquidation preference of Series A Preferred Shares was $130.7 million at December 31, 2020. The contingent redemption by holders of Series A Preferred Shares upon a deemed liquidation event resulted in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheets for the years ended December 31, 2020 and 2019.

Series A Preferred Shares are entitled to stockholder voting rights that are equal to the number of Common Stock into which Series A Preferred Shares are convertible. Series A Preferred Shares have special preferred protective voting rights to approve, by majority vote, certain corporate events and changes including merger, consolidation, liquidation, increase in the amount of authorized Preferred Stock or Common Stock shares, and payment of dividends.

The Company determined that none of the embedded features required bifurcation and separate accounting as derivatives under ASC 815. The Company also determined that no beneficial conversion feature existed at the issuance date of the Series A Preferred Shares. However, a contingent beneficial conversion feature existed related to the conversion upon deemed liquidation events and the adjustment to the conversion price for dilution and other events. A contingent beneficial conversion feature is not recognized until the contingency is resolved and the event occurs. There is no current impact to the consolidated financial statements in relation to this contingent beneficial conversion feature as the contingency was not resolved as of December 31, 2020.

Series B-1 Preferred Shares

As of December 31, 2020 and 2019, the Company had 13,326,050 authorized and outstanding Series B-1 Preferred Shares with a par value of $0.000001 per share. During 2019, the Company issued 13,326,050 Series B-1 Preferred Shares.

The Company’s Certificate of Incorporation and convertible preferred stock agreements specify the rights, preferences, and privileges of holders of the Series B-1 Preferred Shares.

Series B-1 Preferred Shares are entitled to dividends of $0.300164 per share per annum, subject to certain protection adjustments. The above dividends are not cumulative and are payable prior and in preference to any other dividends. No dividend may be declared or paid on any shares of Common Stock or convertible Preferred Stock unless at the same time an equivalent dividend is declared or paid on all outstanding convertible Preferred Stock. No dividends have been declared or paid as of December 31, 2020.

Holders of Series B-1 Preferred Shares can convert at their discretion, their Series B-1 Preferred Shares into Common Stock. The conversion rate was set in August 2019 in the Company’s Restated Certificate, by dividing

Dave Inc.

Notes to the Consolidated Financial Statements

the conversion price of the Series B-1 Preferred Shares ($0.3752050 per share) by the applicable conversion price ($0.3752050 per share). The conversion price is subject to adjustments as detailed in the Restated Certificate. There were no conversions to Common Stock or adjustments to the conversion price during 2019.

Series B-1 Preferred Shares will automatically convert into Common Stock under certain conditions, including a Company IPO with gross proceeds of at least $75.0 million. Automatic conversion will take place at the conversion rate calculated at the time of the conversion and using the conversion formula described in the preceding paragraph.

The Series B-1 Preferred Shares contain deemed liquidation provisions that allow holders of the Series B-1 Preferred Shares the option to redeem the Preferred Stock for cash or other assets. The stockholders of the Company’s more subordinated equity instruments are not entitled to receive the same form of consideration as holders of the Series B-1 Preferred Shares upon the occurrence of a liquidation event in which the Company does not affect the dissolution of the Company within 90 days after such deemed liquidation event. The preferential, ratable payment is made to preferred stockholders out of available assets determined as the higher of a) $3.752050 per Series B-1 Preferred Share, subject to adjustments as stated in the Restated Certificate, and b) the amount that would have been payable if all Series B-1 Preferred Shares were converted into Common Stock in accordance with the stated conversion rights. The total liquidation preference of the Series B-1 Preferred Shares was $50.0 million at December 31, 2020. The contingent redemption by holders of the Series B-1 Preferred Shares upon a deemed liquidation event resulted in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheets for the years ended December 31, 2020 and 2019.

Series B-1 Preferred Shares are entitled to stockholder voting rights that equal to the number of Common Stock into which the shares of Series B-1 Preferred Shares are convertible. Series B-1 Preferred Shares have special preferred protective voting rights to approve, by majority vote, certain corporate events and changes including merger, consolidation, liquidation, increase in the amount of authorized Preferred Stock or Common Stock shares, and payment of dividends.

The Company determined that none of the embedded features required bifurcation and separate accounting as derivatives under ASC 815. The Company also determined that no beneficial conversion feature existed at the issuance date of the Series B-1 Preferred Shares. However, a contingent beneficial conversion feature existed related to the conversion upon deemed liquidation events and the adjustment to the conversion price for dilution and other events. A contingent beneficial conversion feature is not recognized until the contingency is resolved and the event occurs. There is no current impact to the consolidated financial statements in relation to this contingent beneficial conversion feature as the contingency was not resolved as of December 31, 2020.

Series B-2 Preferred Shares

As of December 31, 2020 and 2019, the Company had 3,991,610 authorized and outstanding Series B-2 Preferred Shares with a par value of $0.000001 per share. During 2019, the Company issued 3,991,610 shares of Series B-2 Preferred Shares as a result of the 2018 Convertible Notes conversion as discussed further in Note 9 Convertible Debt, Net.

The Company’s Certificate of Incorporation and convertible preferred stock agreements specify the rights, preferences, and privileges of holders of the Company’s Series B-2 Preferred Shares.

Series B-2 Preferred Shares are entitled to dividends of $0.240131 per share per annum, subject to certain protection adjustments. The above dividends are not cumulative and should be payable prior and in preference to any other dividends. No dividend may be declared or paid on any shares of Common Stock or convertible Preferred Stock unless at the same time an equivalent dividend is declared or paid on all outstanding convertible Preferred Stock. No dividends have been declared or paid as of December 31, 2020.

Dave Inc.

Notes to the Consolidated Financial Statements

Holders of Series B-2 Preferred Shares can convert at their discretion, their Series B-2 Preferred Shares into Common Stock. The conversion rate was set in August 2019 in the Company’s Restated Certificate, by dividing the conversion price of the Series B-2 Preferred Shares ($0.3001640 per share) by the applicable conversion price ($0.3001640 per share). The conversion price is subject to adjustments as detailed in the Restated Certificate. There were no conversions to Common Stock or adjustments to the conversion price during 2019.

Series B-2 Preferred Shares will automatically convert into Common Stock under certain conditions, including a Company IPO with gross proceeds of at least $75.0 million. Automatic conversion will take place at the conversion rate calculated at the time of the conversion and using the conversion formula described in the preceding paragraph.

The Series B-2 Preferred Shares contain deemed liquidation provisions that allow holders of the Series B-2 Preferred Shares the option to redeem the Series B-2 Preferred Shares for cash or other assets. The stockholders of the Company’s more subordinated equity instruments are not entitled to receive the same form of consideration as holders of the Series B-2 Preferred Shares upon the occurrence of a liquidation event in which the Company does not affect the dissolution of the Company within 90 days after such deemed liquidation event. The preferential, ratable payment is made to preferred stockholders out of available assets determined as the higher of a) $3.00164 per Series B-2 Preferred Share, subject to adjustments as stated in the Restated Certificate, and b) amount that would have been payable if all Series B-2 Preferred Shares were converted into Common Stock in accordance with the stated conversion rights. The total liquidation preference of Series B-2 Preferred Shares was $12.0 million at December 31, 2020. The contingent redemption by holders of the Series B-2 Preferred Shares upon a deemed liquidation event resulted in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheets for the years ended December 31, 2020 and 2019.

Series B-2 Preferred Shares are entitled to stockholder voting rights that equal to the number of shares of Common Stock into which Series B-2 Preferred Shares are convertible. Series B-2 Preferred Shares have special preferred protective voting rights to approve, by majority vote, certain corporate events and changes including merger, consolidation, liquidation, increase in the amount of authorized shares of preferred stock or shares of Common Stock, and payment of dividends.

The Company determined that none of the embedded features required bifurcation and separate accounting as derivatives under ASC 815. The Company also determined that no beneficial conversion feature existed at the issuance date of the Series B-2 Preferred Shares. However, a contingent beneficial conversion feature existed related to the conversion upon deemed liquidation events and the adjustment to the conversion price for dilution and other events. A contingent beneficial conversion feature is not recognized until the contingency is resolved and the event occurs. There is no current impact to the consolidated financial statements in relation to this contingent beneficial conversion feature as the contingency was not resolved as of December 31, 2020.

Common Stock:

As of December 31, 2020 and 2019, the Company had 290,000,000 and 285,000,000 authorized shares of Common Stock with a par value $0.000001 per share, respectively. As of December 31, 2020 and 2019, there were 103,062,319 and 101,391,560 shares of Common Stock issued, respectively. As of December 31, 2020 and 2019, there were 100,223,194 and 99,449,310 shares of Common Stock outstanding, respectively.

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock. The Company’s Certificate of Incorporation specifies the rights, preferences, and privileges of holders of Common Stock.

Holders of Common Stock are entitled to one vote for each share of Common Stock held. Subject to dividend preferences that apply to the Preferred Stock, the holders of Common Stock are entitled to receive dividends out

Dave Inc.

Notes to the Consolidated Financial Statements

of funds legally available at the times and in the amounts that the Company’s Board of Directors may determine. Upon the Company’s liquidation, dissolution or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of the Company’s Common Stock and any participating convertible Preferred Stock outstanding at that time after payment of liquidation preferences on the outstanding shares of the Preferred Stock and payment of other claims of creditors.

Note 14 Stock-Based Compensation

In 2017, the Company’s Board of Directors adopted the Dave Inc. 2017 Stock Plan (the “Plan”). The Plan authorizes the award of stock options and restricted stock units. Options granted under the Plan generally vest over four years as follows: 25% of option shares vest on the first anniversary of the vesting commencement and 1/48th of the shares vest monthly over the remaining three years. Options expire 10 years from the date of grant. The Plan provides for the issuance of incentive stock options, non-statutory stock options, stock bonuses and rights to purchase restricted stock. The incentive stock options are expected to qualify within the meaning of Section 422 of the U.S. Tax Code and non-statutory stock options. The total number of shares available for grants under the Plan are 4,849,883 as of December 31, 2020.

Stock Options:

Management has valued stock options at their date of grant utilizing the Black-Scholes option pricing model. The fair value of the underlying shares was estimated by using a number of inputs, including recent arm’s length transactions involving the sale of the Company’s common stock.

The following table presents the weighted-average assumptions used to value options granted during the years ended December 31:

	2020	2019
Expected term	6.0 years	5.9 years
Risk-free interest rate	0.8%	1.9%
Expected dividend yield	0.0%	0.0%
Expected volatility	57.0%	48.6%

Expected term—The expected term represents the period of time that options are expected to be outstanding. As the Company does not have sufficient historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the contractual term of the option and its vesting period.

Risk free interest rate—The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.

Expected dividend yield—The Company bases the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends.

Expected volatility—Due to the Company’s limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption is based on historical volatilities of a peer group of similar companies whose share prices are publicly available. The Company identified a group of peer companies and considered their historical stock prices. In identifying peer companies, the Company considered the industry, stage of life cycle, size, and financial leverage of such other entities.

Dave Inc.

Notes to the Consolidated Financial Statements

Activity with respect to options granted under the Plan is summarized as follows:

	Shares (1)	Weighted- Average Exercise Price (1)	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Options outstanding, December 31, 2019	12,273,640	$0.38	9.1	$6,775
Granted	14,690,130	$0.96
Exercised	(1,441,795)	$0.18
Forfeited	(2,386,363)	$0.59
Expired	(110,230)	$0.94

Options outstanding, December 31, 2020	23,025,382	$0.74	8.7	$5,548

Nonvested options, December 31, 2020	17,524,327	$0.88	9.4	$1,844

Vested and exercisable, December 31, 2020	3,448,301	$0.37	7.6	$2,123

(1)	Prior period results have been adjusted to reflect the ten-for-one stock split in November 2020. See Note 1 Business and Basis of Presentation for details.

The weighted-average grant-date fair-value of the grants was $0.51 and $0.39 for the years ended December 31, 2020 and 2019, respectively.

The Company recognized approximately $1.5 million and $0.3 million of stock-based compensation expense arising from stock option grants which is recorded as a component of compensation and benefits in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively. There was approximately $7.1 million of total unrecognized compensation cost related to unvested stock options granted under the Plan as of the year ended December 31, 2020. The cost is expected to be recognized over the weighted-average remaining period of 3.2 years.

The Company allowed certain stock option holders to exercise unvested options to purchase shares of common stock. Shares received from such early exercises are subject to repurchase in the event of the optionee’s employment termination, at the original issuance price, until the options are fully vested. As of December 31, 2020 and 2019, 866,585 and 841,933 shares of common stock were subject to repurchase at weighted-average prices of $0.80 and $0.04 per share, respectively. As of December 31, 2020, the cash proceeds received for unvested shares of common stock of $88 thousand were recorded within other current liabilities on the consolidated balance sheets. As of December 31, 2019, there were no cash proceeds received for unvested shares of common stock. The Company historically has issued non-recourse notes secured by options to fund exercises to certain key employees. During 2020, the Company issued a non-recourse note for $1.0 million, which was secured by a pledge of 1,050,000 shares (see Note 15 Related-Party Transactions for details). The shares pledged are not considered outstanding for accounting purposes whether vested or unvested. As of December 31, 2020, there were 2,839,125 options exercised in exchange for non-recourse notes, of which 2,052,754 options were vested. As of December 31, 2019, there were 1,942,250 options exercised in exchange for non-recourse note, of which 1,195,317 options were vested. The shares issued pursuant to unvested options and both vested and unvested options funded by non-recourse notes have been included in shares issued and outstanding on the consolidated balance sheets and consolidated statements of convertible preferred stock and stockholders’ deficit as such shares are considered legally outstanding.

Restricted Stock Issued to Employees:

The Company did not issue shares of restricted stock to employees during the years ended December 31, 2020 and 2019, respectively.

Dave Inc.

Notes to the Consolidated Financial Statements

During the year ended December 31, 2019, the Company modified RSAs issued to two employees by extending the period over which the Company could exercise its repurchase rights. The modification did not result in any additional stock-based compensation expense recognized for the years ended December 31, 2020 and 2019.

The Company did not recognize any stock-based compensation expense related to restricted stock issued to employees for the years ended December 31, 2020 and 2019. Stock-based compensation expense is presented within compensation and benefits in the consolidated statements of operations.

There was no unrecognized compensation cost related to employee unvested restricted stock as of December 31, 2020.

A summary of the Company’s restricted stock activity for employees for the year ended December 31, 2020, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested shares at December 31, 2019	17,416,710	$0.37
Granted	—	$—
Vested	(14,388,585)	$0.26
Forfeited	(653,125)	$0.93

Nonvested shares at December 31, 2020	2,375,000	$0.93

Restricted Stock Issued to Non-Employees:

During 2020 and 2019, restricted stock issued to consultants for various advisory and consulting related services was 0 and 250,000 shares, respectively. The Company recognized approximately $0.1 million and $0.2 million of stock-based compensation expense related to restricted stock grants to non-employees for years ended December 31, 2020 and 2019, respectively. Stock based compensation expense is presented within compensation and benefits in the consolidated statements of operations.

There was approximately $4 thousand of total unrecognized compensation cost related to non-employee unvested restricted stock for the year ended December 31, 2020. The cost is expected to be recognized over the weighted-average remaining period of 0.8 years.

A summary of the Company’s non-employee restricted stock activity for the year ended December 31, 2020, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested shares at December 31, 2019	231,254	$0.93
Granted	—	—
Vested	(226,045)	0.30
Forfeited	—	—

Nonvested shares at December 31, 2020	5,209	$0.93

Note 15 Related-Party Transactions

Leasing Arrangements:

During 2020 and 2019, the Company paid approximately $0.3 million under lease agreements with PCJW for general office space in Los Angeles, California. Refer to Note 11 Leases for further details on the Company’s leasing arrangement with PCJW.

Dave Inc.

Notes to the Consolidated Financial Statements

The following is a schedule of future minimum rental payments as of December 31, 2020, under the Company’s sub-lease for the properties located in Los Angeles, California signed with PCJW, the entity controlled by the Company’s founders (in thousands):

Year	Related-Party Commitment
2021	$320
2022	335
2023	339
2024	295
2025	309
Thereafter	—

Total minimum lease payments	$1,598

Less: imputed interest	(329)

Total lease liabilities	$1,269

The related-party components of the lease right-of-use assets, lease liabilities, short-term, and lease liabilities, long-term are presented as part of the right-of-use asset and lease liability on the consolidated balance sheets.

Related-Party Exercise Receivable Promissory Notes:

During 2018, the Company issued non-recourse promissory notes with certain employees, which allowed for the early exercise of stock options, with the exercise price to be paid back to the Company at a later date. The notes for $0.1 thousand were secured by a pledge of 1,942,250 shares.

During 2020, the Company issued a non-recourse promissory note with a certain executive, which allowed for the early exercise of stock options, with the exercise price to be paid back to the Company at a later date. The note for $1.0 million was secured by a pledge of 1,050,000 shares.

The amounts due as of December 31, 2020 and 2019, were approximately $1.1 million and $0.1 million, respectively. The promissory notes have a term of five years and carry stated interest rates between 1.5% and 2.0%, which are compounded annually.

Loans to Stockholders:

In 2019, the Company entered into loan, pledge, and option agreements (“Loans to Stockholders”) with various employees, who are also stockholders, to provide those employees cash in exchange for non-recourse promissory notes and call options, which allow the Company to acquire shares held by these stockholders. The entire unpaid principal balance of these Loans to Stockholders, together with all accrued but unpaid interest, is due and payable upon the earlier of (i) August 12, 2026; (ii) a liquidity event; or (iii) the excercise of the call option by the Company. These Loans to Stockholders carry stated interest rates of 1.87%, which are compounded annually. Also, inclusive of interest, the Loans to Stockholders were approximately $14.8 million and $14.5 million as of December 31, 2020 and 2019, respectively. Please refer to Note 3, Significant Accounting Policies, for further details on the fair value of the derivative asset related to the Loans to Stockholders.

Dave Inc.

Notes to the Consolidated Financial Statements

Note 16 Income Taxes

The components of income tax expense for the years ended December 31, 2020 and 2019, were as follows (dollars in thousands):

	2020	2019
Current:
Federal	$19	$246
State	104	262

Total current	123	508
Deferred:
Federal	22	37
State	—	—

Total deferred	22	37

Provision for income taxes	$145	$545

A reconciliation between the Company’s federal statutory tax rate and its effective tax rate for the years ended December 31, 2020 and 2019, is as follows:

	2020	2019
Federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	6.5%	-1.5%
Permanent items—derivative liability	0.0%	-4.8%
Permanent items—stock-based compensation	-4.5%	6.3%
Permanent items—meals and entertainment	-0.1%	1.8%
Permanent items—penalties	-0.5%	0.0%
Permanent items—other	-0.1%	0.0%
Return to provision	-0.3%	0.0%
Research and development tax credit—federal	3.3%	-20.3%
Uncertain tax provision	-1.7%	0.0%
Change in valuation allowance	-25.7%	38.4%

Effective tax rate	-2.1%	40.9%

Dave Inc.

Notes to the Consolidated Financial Statements

The major components of the Company’s deferred tax assets and liabilities as of December 31, 2020 and 2019, consists of the following (dollars in thousands):

	2020	2019
Deferred tax assets:
Allowance for customer advances	$3,790	$2,962
Accrued expenses	1,216	—
Accrued compensation	369	—
Lease liability	448	588
Research and development tax credit	457	62
Other	33	148

Total deferred tax assets	6,313	3,760

Deferred tax liabilities:
Property and equipment	(1,380)	(665)
Right of use asset	(415)	(557)
State taxes	(287)	(131)
Prepaid expenses	(164)	(70)

Total deferred tax liabilities	(2,246)	(1,423)

Total net deferred tax assets before valuation allowance	4,067	2,337
Less: valuation allowance	(4,126)	(2,374)

Total net deferred tax liabilties	$(59)	$(37)

The realization of deferred tax assets is dependent upon future sources of taxable income. Available positive and negative evidence is considered in making this determination. Due to a history of losses and uncertainty as to future taxable income, realization of the deferred tax assets is limited to the anticipated reversal of certain deferred tax liabilities. Management determined that there were insufficient federal and state deferred tax liabilities to offset all of the federal and state deferred tax assets at December 31, 2020 and 2019. Therefore, management believes it is more-likely-than-not that the net federal and state deferred assets will not be fully realized and has recorded valuation allowances in the amounts of approximately $4.1 million and $2.4 million, as of December 31, 2020 and 2019, respectively.

A reconciliation of the Company’s gross unrecognized tax benefits as of December 31, 2020 and 2019 is as follows (dollars in thousands):

	2020	2019
Balance at beginning of year	$—	$—
Increases to prior positions	107	—
Decreases to prior positions	—	—
Increases for current year positions	7	—

Balance at end of year	$114	$—

As of December 31, 2020, the Company had $0.1 million of gross unrecognized tax benefits related to state income taxes. All of the unrecognized tax benefits as of December 31, 2020, would, if recognized, affect the effective tax rate. Although it is possible that the amount of unrecognized tax benefits with respect to the uncertain tax positions will increase or decrease in the next 12 months, the Company does not expect material changes.

Dave Inc.

Notes to the Consolidated Financial Statements

The Company recognized $4 thousand of interest expense as a component of income tax expense during the year ended December 31, 2020. There were no interest or penalties recognized as a component of income tax expense for the year ended December 31, 2019. There was $4 thousand of income tax related accrued interest as of December 31, 2020 and no accrued interest or penalties as of December 31, 2019.

On March 27, 2020, the CARES Act was enacted and signed into law. The CARES Act contains certain income tax relief provisions, including a modification to the limitation of business interest expense for tax years beginning in 2019 and 2020. In addition, the CARES Act permits net operating loss (NOL) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021, and allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The CARES Act also created a program of funding for small business, known as the Paycheck Protection Program (“PPP”). The Company has not had, nor does it anticipate, any material tax impacts from the CARES Act.

The Company is subject to examination by taxing authorities in the jurisdictions in which it files tax returns, including federal, California, and various other state jurisdictions. The federal statute of limitations remains open for the tax periods December 31, 2017 and thereafter. The California statute of limitations remains open for the tax periods December 31, 2016 and thereafter. The statute of limitations for the various other state jurisdictions remains open for the tax period December 31, 2019, the initial filing period in the other jurisdictions.

Note 17 401(k) Savings Plan

The Company maintains a 401(k) savings plan for the benefit of its employees. Employees can defer up to 90% of their compensation subject to fixed annual limits. The Company currently does not make matching contributions to the 401(k) savings plan. All current employees are eligible to participate in the 401(k) savings plan.

Note 18 Subsequent Event

Subsequent events are events or transactions that occur after the balance sheet date, but before consolidated financial statements are available to be issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before consolidated financial statements were available to be issued.

Debt Facility:

In January 2021, Dave OD Funding I, LLC a Delaware LLC, and subsidiary of Dave Inc., entered into a $100 million Senior Secured Loan Facility with Victory Park Management, LLC. The facility has an interest rate of 6.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. The facility, which contains multiple tranches, allows the Company to draw on the facility based upon eligible receivables outstanding and qualified cash. Warrants were also issued by the Company in connection with the facility. As of September 30, 2021, $30.0 million has been drawn on the facility.

Recent Legal Matters:

Refer to Note 12 Commitments and Contingencies for further details on the Company’s recent legal matters.

Dave Inc.

Notes to the Consolidated Financial Statements

Merger:

On June 7, 2021, the Company announced it has entered into a definitive agreement for a business combination with VPC Impact Acquisition Holdings III, Inc. (NYSE: VPCC) (“VPCC”), a special purpose acquisition company sponsored by Victory Park Capital, which is an affiliate of Victory Park Management, LLC. The business combination will result in Dave becoming a publicly traded company listed on the Nasdaq Capital Market under the ticker symbol “DAVE”.

The proposed business combination has been unanimously approved by the Boards of Directors of the Company and VPCC, and is subject to approval by VPCC’s stockholders, regulatory approvals and other customary closing conditions. The business combination is expected to close late in the third quarter or in the fourth quarter of 2021.

The Company has evaluated subsequent events through July 29, 2021 and September 30, 2021, the date the consolidated financial statements were available to be issued as approved by management. The Company is not aware of any other significant events that occurred subsequent to the balance sheet date that would have a significant impact on its consolidated financial statements other than what is disclosed above.